Form 10-K405, Exhibit 13
period 1997-12-31
LAFAYETTE BANCORPORATION
filed 1998-03-26
CIK 1035373

EXHIBIT 13

Managements Discussion and Analysis of
Financial Condition and Results of Operations


INTRODUCTION AND OVERVIEW OF OPERATIONS

Lafayette Bancorporation ("Corporation") is a one-bank holding company located in Lafayette, Indiana. The Corporation's wholly-owned subsidiary, Lafayette Bank and Trust Company ("Bank"), conducts business in thirteen offices located in Tippecanoe and White Counties, Indiana. The Bank is engaged in a variety of financial services, including accepting deposits; making commercial and consumer loans; originating mortgage loans; providing personal and corporate trust services; providing investment advisory and brokerage services; and providing auto, homeowners, and other insurance products.

The major components of the Corporation's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary.

(insert table 1)

The Corporation earned $4,808,000, or $2.22 per share, for 1997, compared to $4,091,000, or $1.89 per share, for 1996. The 17.5% earnings increase in 1997 compared to 1996 is largely due to an increase in net interest income. Realized gains on the sale of mortgage loans along with improved earnings from the Bank's investment brokerage department were also positive factors in the earnings increase. The increase in the loan loss provision and salaries and employee benefits were partially responsible for offsetting 1997 profits.

Earnings in 1996 were 21.2% higher than the $3,375,000, or $1.56 per share recorded in 1995. The first full year of operation of the secondary market mortgage department along with the decrease of the federal deposit insurance requirement were factors in the earnings increase. Items having a negative effect on earnings included increases in the required level of loan loss provision and in salaries and employee benefits, primarily as a result of the two supermarket banking facilities opened, in addition to the added personnel in the Monticello branch acquisition.

Return on average assets (ROA) was 1.15% and 1.08% for the periods ending December 31, 1997 and 1996, respectively, while return on average equity (ROE) was 13.16% and 12.35% for those same time periods.


NET INTEREST INCOME

Net interest income is the most significant component of the Corporation's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and the overall level of interest rates. Although there are a certain number of these factors which can be controlled by management policies and actions, certain other factors, such as the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws are beyond the control of management. Tables 1 through 4 are an integral part in analyzing the components of net interest income and the changes which have occurred between the time periods presented. Table 1 shows the Corporation's net interest income from 1993 through 1997. Table 2 - Average Balance Sheets and Interest Rates represent the major components of interest-earning assets and interest-bearing liabilities. For analytical purposes, interest income presented in the table has been adjusted to a tax equivalent basis assuming a 34% tax rate for all years. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets.

(insert table 2)

Table 3 - Net Interest Earning Assets illustrates net interest-earning assets and liabilities for 1997, 1996 and 1995.

(insert table 3)

Table 4 - Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1995 through 1997. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Nonaccrual loans were included in the average loan balances used in determining the yields.

Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal tax rate of 34%. Loan interest income includes loan fees of $912,000, $928,000, and $703,000 for 1997, 1996, and 1995,
respectively.

(insert table 4)

Net interest income on a tax equivalent basis for 1997 was 14.69% higher than that for 1996, while the net interest margin for 1997 was 4.36%, or 13 basis points higher than the prior year. Tax equivalent net interest income was 11.98% higher in 1996 compared to 1995, as the net interest margin increased 16 basis points to 4.23% from that of 1995.

The increase in 1997 net interest income was predominately due to the increase in the volume of earning assets, in addition to the continued shift from securities to loans in the earning asset mix. Increases in interest-bearing liabilities, primarily time deposits and long-term debt, partially offset the earning asset increases. The average earning asset yield increased 12 basis points to 8.37% in 1997 compared to the prior year, mainly as a result of the increased loan portfolio activity. This loan volume increase during the year more than adequately compensated for the decline in the overall loan yields to augment net interest income. Although the average yield on the securities portfolio increased 11 basis points to 6.26% during the year, management enhanced overall earnings through the higher yields gained in the loan portfolio. Total average interest-bearing liabilities increased during 1997 mainly as a result of the full year effect of the deposits acquired in the September 1996 Monticello branch acquisition, along with the increase in the
Corporation's long-term debt. Although the average balance of total interest-bearing liabilities increased during the year, lower interest rates paid on those deposits resulted in a reduction in the total interest-bearing rate of 4.58% for the year.

Net interest income in 1996 increased significantly compared to 1995 due to the combination of loan growth experienced by the Corporation in addition to the beginning of the shift in earning asset mix from securities to higher yielding loans. Management was able to effectively employ the deposits acquired in the Monticello branch transaction by lending those funds in a rather short time period after the branch transaction occurred. The earning asset yield increased 13 basis points to 8.25% in 1996 predominately as a result of this strategy. Like earning assets, interest-bearing liabilities increased during 1996, primarily as a result of the deposits acquired in the Monticello branch transaction. The deposit growth realized coupled with lower interest rates paid on certain deposits resulted in a 4.62% average interest-bearing liability yield, a decrease of 4 basis points from the prior year.


PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb possible losses that may be experienced in the credit portfolio. Factors considered in establishing an appropriate allowance include: a careful assessment of the financial condition of the borrower; a realistic determination for the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; a comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans.

The Corporation maintains a comprehensive loan review program to evaluate loan administration, credit quality, and loan documentation. This program also includes a regular review of problem loan reports, delinquencies, and charge-offs. The adequacy of the allowance for loan losses is evaluated on a quarterly basis. This evaluation focuses on specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions, and historical loss experience. Any one of the following conditions may necessitate a review of a specific loan: a question has been raised whether the customer's cash flow or net worth are sufficient to repay the loan; the loan has been criticized in a regulatory examination; the accrual of interest has been suspended; or other reasons where either the ultimate collectibility of the loan is in question, or the loan has other special or unusual characteristics which require special monitoring.

Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The recorded values of loans and leases actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. The Corporation's policy is to charge off loans, when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery.

(insert table 5)

Nonperforming assets and relative percentages to loan balances are presented in Table 6 - Nonperforming Assets. The level of nonperforming loans and leases is an important element in assessing asset quality and the relevant risk in the credit portfolio. Nonperforming loans include nonaccrual loans, restructured loans and loans delinquent 90 days or more. Loans are classified as nonaccrual when management believes that collection of interest is doubtful, typically when payments are past due over 90 days, unless well secured and in the process of collection. Another element associated with asset quality is other real estate owned (OREO), which represents properties acquired by the Corporation through loan defaults by customers.

(Insert Table 6)


The consolidated provision for loan losses was $620,000, $240,000, and $180,000 for 1997, 1996, and 1995, respectively. Management believes the overall asset quality of the loan portfolio continues to improve, as evidenced by the fact that total nonperforming loans were at a five year low in 1997, while the average loan portfolio increased 44.64% over that same five year period. Though management considers the level of net charge-offs to be manageable, the 1997 level is at its highest point since 1994, primarily as a result of the indirect lending function. Management plans to control and monitor growth of this particular area in an effort to reduce future charge-offs.

While overall asset quality continued to improve, the allowance as a percent of loans has declined over the last five years due to the combination of increased loan volume and the increase in the 1997 net charge-off amount as previously explained. The provision for loan losses was raised to $620,000 for 1997, primarily to keep pace with the Corporation's continued loan growth.

The $60,000 increase in the 1996 provision was attributed solely to the 10.07% average growth experienced in the overall loan portfolio. The amount of future year provisions for loan losses will be subject to adjustment based on the future evaluations of the loan loss reserve adequacy.

Total nonperforming loans and nonperforming loans as a percent of total loans have declined over the past five years, which has caused significant increases in the allowance as a percent of nonperforming loans. Although each component of nonperforming loans decreased as of December 31, 1997 from the prior year-end, nonaccrual and restructured loans have had the most significant reduction over the past five years, due in large part to by the rising farm prices and overall healthy farm economy.

Statements of Financial Accounting Standard No. 114 and 118, AAccounting by Creditors for Impairment of a Loan,@ became effective January 1, 1995. These statements change the way loan loss allowance estimates are made for problem loans. In general, when it is determined that all principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows.

Management believes three credits totaling approximately $127,000 as of December 31, 1997 met the criteria for an impaired loan. A specific reserve allocation has been made in the allowance for loan losses for the excess of the loan balance over the estimated future cash flows. Application of this statement has not had a material effect on Corporation's financial statements

The $114,000 increase in other real estate owned (AOREO@) relates to a valuation allowance account established in 1995 as a result of certain infrastructure obligations the Corporation agreed to pay on an existing OREO property. These obligations were honored and paid in-full during the course of 1997 which reversed the valuation allowance account, and ultimately increased the outstanding principal balance. As of December 31, 1997 there are only two parcels of other real estate held by the Corporation.

Management believes loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that are not included in nonperforming or impaired loans do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources.

In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition, or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch category loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower.

All watch list loans are subject to additional scrutiny and monitoring. The Corporation's philosophy encourages loan officers to identify borrowers that should be monitored in this fashion and believes this process ultimately results in the identification of problem loans in a more timely fashion.

At December 31, 1997, the Corporation had a total of $2,577,000 of loans on its watch list which were not included in impaired or nonperforming loans.



                         NONINTEREST INCOME AND EXPENSE

A listing of noninterest income and expense from 1995 through 1997 and percentage changes between years is included in Table 7 Noninterest Income and Expense.

(insert table 7)

Noninterest income increased 21.80% to $4,168,000 in 1997 compared to $3,422,000 in 1996. The primary sources of noninterest income were income from fiduciary activities, service charges on deposit accounts, and net gain on secondary market loan sales.

Income from fiduciary activities increased 8.99% due to the combination of new accounts opened and an increase in the fee structure. Service charges on deposit accounts increased 12.37%, primarily as a result of a higher volume of accounts being assessed fees, in addition to an increase in the deposit fee structure which was implemented November 1, 1997. Other operating income also posted a 24.98% increase over the prior year predominately as a result of two items. First, the Investment Center, a full service brokerage operation offered through Robert Thomas Securities, Inc., member NASD/SIPC, recorded an increase in fees of $104,000, or 64.28% over the prior year mainly due to an increase in volume during another exceptional year in the stock market. Also, ATM fee income increased $161,000, or 75.78% as a result of surcharges that were assessed beginning in May, 1997 on all non-bank customers conducting transactions at various ATM locations.

Net gain on secondary market loan sales posted an 84.92% increase over the prior year. Additional loan originators and support staff were added which led to a 71.16% increase in loan originations and a 86.15% increase in the dollar amount of loans sold during the year. Any increase from the origination and sales of mortgage loans is extremely dependent upon the current interest rate environment as well as customer demand. The Corporation has been developing relationships with builders and real estate agents, and, provided a stable or declining interest rate environment, management expects this area of activity to be a continued source of significant income. The statements in this paragraph relating to the secondary market mortgage department and its operations are forward-looking statements which may or may not be accurate due to the impossibility of predicting future economic and business events, and the level of future interest rates.

Noninterest income during 1996 increased 22.65% compared to 1995. Service charges on deposit accounts grew 11.94% as the number of fee-generating accounts at the supermarket banking facilities increased. Other operating income also increased 19.04%, attributable to increases in general ATM fees and fees generated at the Investment Center. Also included as part of other operating income was a $96,000 gain recorded on the sale of a branch facility.

Since 1996 was the first full year of operations for the secondary market mortgage department, net gain on loan sales soared 192.65% in that year compared to those recorded in 1995.

Total noninterest expense increased 12.21% to $12,557,000 in 1997 compared to $11,191,000 in 1996. As a percentage of total average assets, total noninterest expense was 3.01% and 2.96% for 1997 and 1996, respectively. Salaries and employee benefits increased 18.21% and represent not only the largest component of noninterest expense, but represent the largest increase from the prior year. The most significant reasons for this increase include the additional personnel added to the secondary market mortgage department, the addition of a marketing manager and private banking representative, the increase in commissions paid to secondary mortgage and Investment Center personnel as a result of their record efforts, the full year effect of personnel gained in the Monticello branch transaction, and the increased value of the stock appreciation rights granted to the executive management team.

Occupancy expense increased 5.76% during 1997, primarily as a result of higher depreciation and maintenance and repair costs associated with the first full year of the Monticello branch.

Equipment expense declined for a second straight year due to depreciation expense decreasing 17.26% from the prior year. Many of the items that became fully depreciated during 1996 were not replaced in 1997, therefore causing lower depreciation expense for the year.

Other noninterest expense increased 7.00% in 1997. Increase in general overhead operating expenses such as telephone and postage, in addition to higher expenses associated with marketing, repossession and collection expenses, and higher goodwill recorded account for 71.15% of the total increase for the year.

Noninterest expense increased 9.50% in 1996 compared to 1995 as a result of higher salary costs related to staffing needs required of the secondary market mortgage department, the partial year effect of the personnel obtained in the Monticello branch acquisition, and the increase in commissions paid as a result of the secondary market's first full year of operation. Occupancy and other noninterest expenses increased in 1996 primarily due to the secondary market mortgage department and the Monticello branch acquisition. Equipment expenses were relatively flat, while deposit insurance dramatically declined as a result of the Bank Insurance Fund (BIF) achieving its 1.25% capitalization level, as mandated by Congress, during the prior year.

                                  INCOME TAXES

The Corporation records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Corporation's financial statement income and the federal statutory rate of 34% is the result of interest on tax-exempt securities and loans.

The Corporation has regular tax and alternative minimum tax net operating loss carryforwards of $77,000 and $44,000, respectively. Utilization of these tax carryforwards are limited to $83,000 annually and expire in the year 2002.

The Corporation's effective tax rate was 34.82%, 33.95%, and 34.67% in 1997, 1996, and 1995, respectively. Further tax information regarding the Corporation can be found in Note 1 and Note 12 to the consolidated financial statements.


                             INTERIM FINANCIAL DATA

Table 8 - Interim Financial Data is a detailed summary on a quarterly basis of the results of operations for the years ended December 31, 1997 and 1996. For a fair and consistent presentation, these results contain all necessary restatements in connection with stock dividends that have occurred in the periods presented.

(insert table 8)






                               FINANCIAL CONDITION


                                   SECURITIES


Securities held-to-maturity are those which the Corporation has both the positive intent and ability to hold to maturity, and are reported at amortized cost. Securities available-for-sale are those which the Corporation may decide to sell if needed for liquidity, asset/liability management, or other reasons. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Corporation does not maintain any securities for trading purposes.

Table 9 - Securities and Securities Maturity Schedule summarizes the carrying values of securities from 1995 through 1997 and the maturity distribution at December 31, 1997, by classification. Interest on tax-exempt securities have been adjusted to a tax equivalent basis using a marginal federal tax rate of 34% for all years.

(insert table 9)


The majority of the securities portfolio is comprised of U. S. Treasury securities, federal agency securities, state municipal securities (tax exempt), mortgage-backed and asset-backed securities.

The securities portfolio carries varying degrees of risk. Investments in U. S. Treasury and Federal agency securities have little or no credit risk. Mortgage-backed and asset-backed securities are substantially issues of Federal agencies. Obligations of states and political subdivisions and corporate securities are the areas of highest potential credit exposure in the portfolio. This risk is minimized through the purchase of high quality investments. When purchased, obligations of states and political subdivisions and corporate bonds must have a rating of A or better. The majority of these investments were rated A or better at December 31, 1997. The risk of non-rated municipal bonds is minimized by limiting the amounts invested and by investing in local issues. Management believes the non-rated securities in the Corporation's portfolio are of high quality. No securities of an individual issuer, excluding U.S. government and its agencies, exceed 10% of the Corporation's shareholders' equity as of December 31, 1997. The Corporation does not use off-balance sheet derivative financial instruments as defined in SFAS No. 119, ADisclosure about Derivative Financial Instruments and Fair Value of Financial Instruments.@


Total securities were $71,845,000,  $94,362,000,  and $93,042,000 as of December
31, 1997, 1996, and 1995, respectively. As a result of the redeployment of securities to the loan portfolio, total investment securities in 1997 decreased $22,517,000, or 23.86% from the prior year. The majority of the decrease involved two sectors - U.S. Government agencies declined approximately $14,000,000, or 39.05%, while states and political subdivisions were reduced approximately $7,500,000, or 42.90% from the prior year.

The general level of interest rates increased during the first quarter of 1997 and then began to decline during the latter half of the year. This general decline in interest rates accounted for an increase in the liquidity of the investment portfolio, specifically with regard to callable bonds and prepayment activity associated with mortgage-related securities.

Approximately $9,000,000, or 64.29% of the total 1997 reduction in the government agency sector was the result of bonds called prior to maturity. The remaining 35.71%, or approximately $5,000,000 reduction in securities were scheduled maturities. Approximately one-half of the total state and political subdivision reduction that occurred during the year was due to scheduled maturities or called bonds. Additionally, a bond swap was executed during the first quarter of 1997 which involved selling $4,100,000 of municipal bonds with an average life of 4.7 years and reinvesting those proceeds into government and agency bonds. Because interest rates had been rising in the treasury markets, and given a lag in similar price declines for the municipal markets, the Corporation took advantage of the opportunity to increase credit quality, reduce the average life to 3.9 years, and increase the yield from 6.78% to 6.84% on the reinvested funds.

As of December 31, 1997, 1996, and 1995, the security portfolio held structured notes totaling $1,892,000, $3,000,000, and $4,000,000, respectively. The investment policy has specific guidelines describing total holdings, maturity, and price volatility parameters regarding these types of security instruments. All structured notes are U.S. government agency issues.

Management's security strategy includes utilizing short-term securities, adjustable rate instruments, and easily marketable securities to primarily fund the continuing growth of the loan portfolio. Tax-free and intermediate taxable bonds are used to further enhance earnings. As of December 31, 1997, approximately 93% of the total investment security portfolio was classified in the available-for-sale category, which allows flexibility in the asset/liability management function. As noted earlier, sell strategies are executed, on occasion, when the interest rate environment provides the opportunity to boost the overall portfolio performance.

Although the change in equity due to market value fluctuations in the available-for-sale portfolio are not used in the regulatory capital calculation, the change which occurred in the unrealized gain/loss on securities between 1997 and 1996 was a result of the swing in the interest rate environment during that time period, in conjunction with the change in the portfolio mix. Although there was a significant change in the unrealized gain/loss on securities between 1997 and 1996, management considers these changes to be temporary in nature. It is not likely the Corporation will realize any losses in the security portfolio to satisfy loan growth or liquidity needs. This paragraph includes forward-looking statements that are based on management's assumptions regarding future economic and business conditions. Such economic and business assumptions are inherently uncertain and subject to risk and may prove to be invalid, causing management to respond to the present circumstances and conditions.


                                      LOANS

The loan portfolio constitutes the major earning assets of the Corporation, and offers the best alternative for maximizing interest spread above the cost of funds. The Corporation's loan personnel have the authority to extend credit under guidelines established and approved by the board of directors. Any credit which exceeds the authority of the loan officer is forwarded to the Bank's loan committee for approval. The loan committee is comprised of various experienced loan officers and three bank directors -- the President, and two outside directors, one of which is the Chairman. Each outside director participates on this committee on a monthly rotating basis. All credits which exceed the loan committee's lending authority are presented to the full board of directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy, but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

The Corporation's primary lending area generally includes Northwest Indiana, specifically Tippecanoe and White Counties, and contiguous counties. The Corporation extends out-of-area credit only to borrowers who are considered to be low risk, and only on a very limited basis.

Table 10 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 3 to the consolidated financial statements.

(insert table 10)

The Corporation has achieved significant loan growth in the past two years. Specifically, total loans increased $43,287,000, or 16.10% in 1997, while 1996 saw a $40,297,000, or 17.62% increase from the prior year. The most significant loan portfolio increase in 1997 occurred in the real estate - mortgage category, where this loan type increased $30,667,000, or 29.33% compared to 1996. On a percentage basis, real estate - construction loans increased 40.37%, or $4,923,000 over the prior year. Substantially all of the loan growth in the last two years is linked to the ongoing development and expansion of the Greater Lafayette area. The installment loan area grew less than 1% in 1997, which was by design, as management did not actively pursue these types of loans in an attempt to control the level of net charge-offs that have been recently recorded. The loan portfolio has remained relatively well diversified by loan type, borrower, and industry, although loan balances have climbed in the last few years. There were no concentrations of credits in excess of 10% of loan balances as of December 31, 1997.

The real estate - mortgage loans were the largest segment of the loan portfolio as of December 31, 1997 and also at the end of the prior three years. Management believes these loans carry a lower degree of risk, as reflected by the $23,000 net recovery over the last five years. The commercial and agricultural and real estate - construction loan categories are both associated with a much higher degree of risk, simply by the nature of the credits. Management believes a higher degree of risk warrants a higher interest rate for assuming such risk and, as such, is able to receive a higher rate of return on these credits. At the same time, however, certain risks surrounding these two loan categories are mitigated by the lending practices, policies, and procedures that are currently in place. The indirect lending function is a significant portion of the consumer loan portfolio. A specific policy surrounding these loan types, including separate reporting requirements are in place for monitoring purposes. The total outstanding balance of indirect loans was approximately $38,000,000 and $39,000,000 as of December 31, 1997 and 1996, respectively, but established a lesser percentage of the overall loan portfolio.

Table 11 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule of commercial and agricultural loans. Also indicated are fixed and variable rate loans maturing after one year for the same loan categories.

                                (insert table 11)

                                    DEPOSITS

The Corporation offers a wide variety of deposit services to individual and commercial customers, such as noninterest-bearing and interest-bearing checking accounts, savings accounts, money market accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. Total deposits have shown steady growth of 10.24% and 6.70% during 1997 and 1996, respectively. A portion of the current year growth can be attributed to the full-year effect of the deposits acquired in the Monticello branch acquisition; however, the Corporation has experienced an upward trend in the number of new deposit accounts being opened notwithstanding that acquisition. Even with the $32,118,000 growth in the current year deposit base, the mix has remained relatively unchanged over the years. Time deposits, however, continue to be the largest single source of the Corporation's funds.

A five year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 12 - Deposit Information.

(insert table 12)


To provide temporary liquidity and as an alternative to borrowing federal funds, the Corporation will acquire, from time to time, large balance certificates of deposit, generally from public entities, for short-term time periods. There were no funds of this nature as of December 31, 1995; however, the December 31, 1997 and December 31, 1996 balances were $2,000,000 and $8,300,000, respectively.


                                   BORROWINGS

Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements which generally mature within thirty days, and U.S. Treasury demand notes.

(insert table 13)


As presented in Table 13 - Short-term Borrowings, the balance of the Corporation's short-term borrowings were comprised of retail repurchase agreements and a treasury tax open-end note as of December 31, 1997, 1996 and 1995. For the years presented, the retail repurchase agreements accounted for substantially the entire outstanding balance. As of December 31, 1997, the Corporation had overnight repurchase agreements of $5,300,000 with the Catholic Diocese of Lafayette which were scheduled to mature in January, 1998.

The Bank became a member of the Federal Home Loan Bank of Indianapolis (AFHLBI@) in 1992 and has the authority of the Board of Directors to borrow up to $40 million. Any and all borrowings are secured by a blanket collateral pledge of the Bank's U.S. Government and U.S. Government agency securities, along with one-to-four family residential loans. Long-term debt as of December 31, 1997 and 1996 was $19,886,000 and $9,265,000, respectively. Along with the annual mortgage advance principal repayments, the Corporation increased its borrowings from the FHLBI by $11,500,000 during 1997 primarily to fund the continued loan growth. The attractive interest rates along with the fixed rate feature of the advances made this a more desirable source of funds, as opposed to the short-term nature of certain repurchase agreement contracts. Additional information regarding short-term borrowings and long-term debt can be found in
Note 7 and Note 8 of the consolidated financial statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk of the Corporation encompasses exposure to both liquidity risk and interest rate risk and is reviewed quarterly by the asset/liability committee (AALCO@) and the Board of Directors.

The liquidity of the parent company is dependent on the receipt of dividends from the banking subsidiary. Certain restrictions exist regarding the transfer of funds from the subsidiary as explained in Note 14 to the consolidated financial statements. Management expects that in the aggregate, the banking subsidiary will continue to have the ability to dividend adequate funds to the parent company.

The banking subsidiary's source of funding is predominantly core deposits consisting of both commercial and individual deposits, maturities of securities, repayments of loan principal and interest, and federal funds purchased, securities sold under agreements to repurchase, and long-term borrowings from the FHLBI. The deposit base is diversified between individual and commercial accounts which helps avoid dependence on large concentrations of funds. The Corporation does not solicit certificates of deposits from brokers. Table 14 - Funding Uses and Sources details the main components of cash flows for 1997 and 1996.

(insert table 14)

The Corporation's interest rate risk is measured by computing estimated changes in net interest income and the net portfolio value (ANPV@) of its cash flows from assets and liabilities in the event of adverse movements in interest rates. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates. Another method also used to enhance the overall process is interest rate sensitivity gap analysis. This method is utilized to determine the repricing characteristics of the Corporation's assets and liabilities.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities. This particular analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 1% - 2% increase and decrease in interest rates. The Corporation's Board of Directors adopted an interest rate risk policy which established a 45% minimum and maximum increase and decrease in the NPV in the event of a sudden and sustained 1% - 2% increase or decrease in interest rates.

The following table represents the Corporation's projected change in NPV for the various rate shock levels as of December 31, 1997.


       -----------------------  Net Portfolio Value --------------------

Change                Dollar                  Dollar                Percentage
in Rates              Amount                  Change                  Change
--------              ------                  ------                  -------

+ 200               $ 26,229               $ (12,275)                 (31.88) %
+ 100                 32,288                  (6,216)                 (16.14)
 Base                 38,504                       -                       -
- 100                 42,111                   3,607                    9.37
- 200                 47,090                   8,586                   22.30

The above table indicates that as of December 31, 1997, the Corporation's estimated NPV would be expected to decrease in the event of sudden and sustained increases in prevailing interest rates. Conversely, in the event of sudden and sustained decreases in prevailing interest rates, the Corporation's estimated NPV would be expected to increase. As of December 31, 1997, the Corporation's estimated changes in NPV were within the approved guidelines established by the Board of Directors.

Computations of prospective effects of hypothetical interest rate changes are based on a number of assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. These computations do not contemplate any actions management may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing certain prepayment assumptions and market interest rates.

Certain shortcomings are inherent in the method of computing the estimated NPV. Actual results may differ from that information presented in the table above, should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

Used in conjunction with the NPV analysis is the interest rate sensitivity gap analysis. This analysis monitors the relationship between the maturity and repricing of interest earning assets and interest earning liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of maturing or repricing of interest earning assets and interest earning liabilities within specific and defined time frames. A positive gap occurs when the amount of interest rate sensitive assets exceed the amount of interest rate sensitive liabilities. Conversely, a gap is considered negative when the amount of interest rate liabilities exceed the interest rate sensitive assets. Generally, during a time of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would enhance net interest income. On the other hand, during a time period of falling interest rates, a negative gap would increase net interest income, while a positive gap would decrease net interest income. It is the ALCO's responsibility to maintain a reasonable balance between the exposure to interest rate fluctuations and earnings.


                                CAPITAL ADEQUACY

The Corporation and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

Tier 1 capital consists of shareholders' equity less goodwill and core deposit intangibles, as defined by bank regulators. The definition of Tier 2 capital includes the amount of allowance for loan losses which does not exceed 1.25% of gross risk weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under the capital guidelines are a 4.00% leverage ratio (Tier 1 capital divided by average assets less intangible assets and unrealized gains/losses), a 4.00% Tier 1 risk-based capital ratio (Tier 1 capital divided by risk-weighted assets), and a 8.00% total capital ratio (Tier 1 capital plus Tier 2 capital divided by risk-weighted assets).

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a Awell-capitalized@ institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Corporation's financial statements. If an institution is only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion is limited, in addition to the institution being required to submit a capital restoration plan.

Management believes the Corporation and the Bank met all the capital requirements as of December 31, 1997, as noted below in Table 15 - Capital Ratios, and was well capitalized under the guidelines established by the banking regulators. To be well capitalized, the Corporation and Bank must maintain the prompt corrective action capital guidelines described above.

Exclusive of the effect of the unrealized gains/losses on securities component, which is driven by the interest rate environment, the Corporation's shareholders' equity increased $3,602,000, or 10.30% in 1997 compared to the $3,099,000, or 9.73% increase posted in 1996. The amount of dividends paid by the Corporation increased to $1,201,000, or 21.44% above the prior year amount. The higher dividend payout, in addition to the continued stock dividends declared in the past few years, reflects management's effort to increase the value and return of each shareholder's investment in the Corporation.

At December 31, 1997, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Corporation's consolidated liquidity, capital resources or operations.

(insert table 15)





                                    INFLATION

For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in the prices of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

During periods of high inflation there are normally corresponding increases in the money supply. During such times, financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operation expenses. Over the last few years the inflation rate has been relatively low, and its impact on the balance sheets and increased levels of income and expense has been nominal.


                                    YEAR 2000

The Corporation is aware of the possible consequences the year 2000 may pose with regard to the computer systems utilized to conduct business on a daily basis. Management has assembled a formal AYear 2000 Committee@ to address and resolve such concerns as they relate to the Corporation. The committee has conducted a preliminary review of the Corporation's current systems. While the preliminary findings indicate the need to resolve certain issues as they relate to current operating systems, management does not believe the necessary steps will significantly impair the organization's ability to operate. The preliminary costs identified to remedy this situation are not expected to have a material impact on the Corporation's earnings.

Table 1 - FIVE YEAR FINANCIAL SUMMARY


                                                               For the years ended December 31,
                                             1997              1996             1995              1994              1993
SUMMARY OF OPERATIONS
Interest income - tax equivalent (1)       $  32,415         $  28,739        $  26,267         $  23,981         $  23,352
Interest expense                              15,525            14,012           13,115            11,016            10,810
                                              ------            ------          -------            ------            ------
Net interest income - tax equivalent (1)      16,890            14,727           13,152            12,965            12,542
Tax equivalent adjustment (1)                   (504)             (524)            (376)             (330)             (185)
                                              -------           -------         -------            -------           ------
Net interest income                           16,386            14,203           12,776            12,635            12,357
Provision for loan losses                       (620)             (240)            (180)             (600)           (1,136)
Noninterest income                             4,168             3,422            2,790             2,580             3,893
Noninterest expense                           12,557            11,191           10,220             9,689
                                              ------            ------           ------            ------            10,198
  Income before income taxes and cumulative
  effect of changes in accounting principles   7,377             6,194            5,166             4,926             4,916

Income tax expense                             2,569             2,103            1,791             1,693             1,736
                                              ------            ------           ------            ------            ------
Income before cumulative effect of changes
in accounting principles                       4,808             4,091            3,375             3,233             3,180
Cumulative effect of changes in
accounting principles                             --                --               --                --               (11)
                                              ------            ------           ------            ------             ------
NET INCOME                                  $  4,808           $ 4,091         $  3,375          $  3,233          $  3,169
                                              ======            ======           ======            ======            ======

PER SHARE DATA (2)
Income before cumulative effect of
changes in accounting principles               $2.22            $1.89            $1.56             $1.50              $1.47
Net income                                      2.22             1.89             1.56              1.50               1.46
Cash dividends                                  0.56             0.46             0.36              0.33               0.31
Shareholders' equity, end of year              17.80            16.03            14.75             13.09              12.36


SELECTED ACTUAL YEAR-END BALANCES
Total assets                                $439,029         $414,391         $372,265          $360,221           $340,402
Earning assets                               406,954          378,345          333,153           323,904            316,505
Investment securities available-for-sale      66,577           88,206           90,881            41,339              3,823
Investment securities held-to-maturity         5,268            6,156            2,161            53,554             81,287
Loans held for sale                            7,640            5,877            2,473                -                  -
Loans                                        312,227          268,940          228,643           224,680            217,784
Allowance for loan losses                     (3,464)          (3,198)          (3,200)           (3,309)            (3,459)
Total deposits                               355,195          341,550          308,652           296,763            285,363
Noninterest-bearing demand deposits           42,752           43,579           43,950            37,875             34,251
Interest-bearing demand deposits              47,054           47,945           46,940            49,081             50,039
Savings deposits                              96,974           87,938           77,287            67,607             69,028
Time deposits                                168,415          162,088          140,475           142,200            132,045
Long-term borrowings                          19,886            9,265            8,905             9,738             10,351
Shareholders' equity                          38,469           34,646           31,875            28,294             26,737


SELECTED AVERAGE BALANCES
Total assets                                $416,957        $377,623          $351,782          $338,537           $320,913
Earning assets                               387,277         348,218           323,495           313,684            292,102
Securities                                    80,606          91,802            90,749            88,697             79,222
Loans held for sale                            5,522           4,989             1,092                -                  -
Loans                                        289,197         242,286           220,117           213,722            199,943
Allowance for loan losses                     (3,254)         (3,210)           (3,269)           (3,461)            (2,938)
Total deposits                               345,739         313,621           293,916           282,746            274,084
Noninterest-bearing demand deposits           35,728          35,655            35,822            33,622             30,015
Interest-bearing demand deposits              47,945          45,086            45,614            46,757             43,274
Savings deposits                              94,360          82,535            71,406            69,558             66,883
Time deposits                                167,706         150,345           141,074           132,809            133,912
Long-term borrowings                          13,940           8,458             9,216            10,289              7,667
Shareholders' equity                          36,530          33,133            30,125            27,684             25,566


RATIOS BASED ON AVERAGE BALANCES
Loans to deposits (3)                         83.65%          77.25%            74.89%            75.59%             72.95%
Return on average assets                       1.15%           1.08%             0.96%             0.95%              0.99%
Return on average equity                      13.16%          12.35%            11.20%            11.68%             12.40%
Dividends payout ratio                        24.98%          24.18%            23.05%            21.81%             21.11%
Leverage capital ratio                         8.76%           8.59%             8.77%             8.27%              8.01%
Efficiency ratio (4)                          59.63%          61.66%            64.11%            62.33%             62.05%


OTHER DATA
Number of employees (FTE)                        213             205               192               185                163
Average common shares outstanding (2)      2,161,386       2,161,518         2,161,659         2,161,699          2,162,691
Cash dividends declared                       $1,201            $989              $778              $705               $669



(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles (GAAP), as reflected in the consolidated financial statements.

(2) Per share data has been retroactively adjusted to reflect stock dividends and splits. Amounts do not consider the dilutive effect of stock options outstanding.

(3) The loan to deposit ratio calculation excludes loans held for sale.

(4) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a fully tax equivalent basis, and noninterest income.

Table 2 - Average Balance Sheets and Interest Rates

                                                              Years ended December 31,
                                        1997                            1996                           1995
                             Average            Average      Average           Average        Average           Average
                             Balance  Interest   Rate        Balance  Interest   Rate         Balance  Interest   Rate
                             -------  -------   -------      -------  -------- -------        -------  -------- --------
ASSETS
Interest earning assets
  Securities
    Taxable                  $64,119  $3,857     6.02%       $71,716  $4,219    5.88%         $76,082  $4,538    5.96%
    Tax-exempt (1)            17,160   1,185     6.91%        20,805   1,424    6.84%          15,471   1,038    6.71%
    Unrealized loss on
     AFS securities            (673)      -                    (719)      -                     (804)      -
                              ------   -----     -----        ------   -----    -----          ------   -----    -----
      Total securities        80,606   5,042     6.26%        91,802   5,643    6.15%         90,749    5,576    6.14%
  Loans (1)(2)
    Commercial               121,295  11,206     9.24%        89,545   8,493    9.48%         76,175    7,341    9.64%
    Real estate              118,156  10,173     8.61%       102,257   8,772    8.58%         89,238    7,501    8.41%
    Installment and
     other consumer           55,254   5,311     9.61%        54,870   5,281    9.62%         55,525    5,133    9.24%
    Other                         14       1     7.14%           603      32    5.31%            271       18    6.64%
                              ------   -----     -----        ------   -----    -----         ------    -----    -----
      Total loans            294,719  26,691     9.06%       247,275  22,578    9.13%        221,209   19,993    9.04%

  Federal Home Loan
   Bank stock                  1,210      96     7.93%         1,106      87    7.87%          1,055       83    7.87%
  Federal funds sold          10,742     586     5.46%         8,035     431    5.36%         10,482      615    5.87%
                             -------  ------     -----       -------  ------    -----        -------  -------    -----
  Total earning assets       387,277 $32,415     8.37%       348,218 $28,739    8.25%        323,495  $26,267    8.12%
                                      ======     =====                ======    =====                  ======    ====
Noninterest earning assets
  Allowance for loan losses   (3,254)                        (3,210)                          (3,269)
  Premises and equipment       6,177                          5,752                            5,325
  Cash and due from banks     15,520                         14,785                           14,515
  Accrued interest and
   other assets               11,237                         12,078                           11,716
                             -------                        -------                          -------
  Total assets              $416,957                       $377,623                         $351,782
                            ========                       ========                         ========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Deposits
    Interest-bearing
     demand deposits         $47,945    $657     1.37%     $45,086      $831    1.84%       $45,614      $863    1.89%
    Savings deposits          94,360   3,702     3.92%      82,535     3,134    3.80%        71,406     2,664    3.73%
    Time deposits            167,706   9,578     5.71%     150,345     8,743    5.82%       141,074     8,271    5.86%
                             -------   -----     -----     -------     -----    -----       -------     -----    -----
     Total interest-
     bearing deposits        310,011  13,937     4.50%     277,966    12,708    4.57%       258,094     11,798   4.57%
  Borrowed funds
    Short-term borrowings     15,129     711     4.70%      16,661       781    4.69%        14,315        744   5.20%
    Long-term debt            13,940     877     6.29%       8,458       523    6.18%         9,216        573   6.22%
      Total borrowed funds    29,069   1,588     5.46%      25,119     1,304    5.19%        23,531      1,317   5.60%
                              ------   -----     -----      ------     -----    -----        ------      -----   -----
  Total interest-
  bearing liabilities        339,080 $15,525     4.58%     303,085   $14,012    4.62%       281,625    $13,115   4.66%
                                      ======     ====                 ======    ====                    ======   ====
Noninterest-bearing
liabilities
  Noninterest-bearing
  demand deposits            35,728                        35,655                           35,822
  Accrued interest and
  other liabilities           5,619                         5,750                            4,210
  Shareholders' equity       36,530                        33,133                           30,125
                             ------                        ------                           ------
  Total liabilities and
    shareholders' equity   $416,957                      $377,623                         $351,782
                           ========                      ========                         ========
Interest margin recap
  Net interest income and
    interest rate spread             $16,890     3.79%               $14,727    3.63%                  $13,152  3.46%
                                     =======     =====               =======    =====                  =======  =====
  Net interest income margin                     4.36%                          4.23%                           4.07%
                                                 =====                          =====                           =====

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years.

(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income. Loan fees were $912 for 1997, $928 for 1996, and $703 for 1995.

Table 3 - Net Interest-Earning Assets


                                                            1997              1996             1995
                                                          --------          --------         --------
Average interest-earning assets                           $387,277          $348,218         $323,495
Average interest-bearing liabilities                       339,080           303,085          281,625
                                                           -------           -------          -------
Net interest-earning assets                                $48,197           $45,133          $41,870
                                                           =======           =======          =======

Table 4 - Volume/Rate Analysis


                                               1997 - 1996                           1996 - 1995
                                      ------------------------------         ---------------------------
                                                 Change       Change                    Change     Change
                                      Total      Due To       Due To         Total      Due to     Due To
                                      Change     Volume        Rate          Change     Volume     Rate
INTEREST INCOME

Loans                                 4,113       4,298        (185)          2,585      2,378       207
Securities
  Taxable                              (362)       (457)         95            (319)      (255)      (64)
  Tax-exempt                           (239)       (252)         13             386        365        21
FHLB stock                                9           8           1               4          4         -
Federal funds sold                      155         148           7            (184)      (135)      (49)
                                      ------       -----        ----          ------     ------      ----
TOTAL INTEREST INCOME                 3,676        3,745        (69)           2,472     2,357       115
                                      =====        =====         ==            =====     =====       ===

INTEREST EXPENSE

Interest-bearing DDA                   (174)          50        (224)           (32)      (10)       (22)
Savings deposits                        568          461         107            470       422         48
Time deposits                           835          994        (159)           472       540        (68)
Short-term borrowings                   (70)         (72)          2             37       114        (77)
Long-term borrowings                    354          345           9            (50)      (47)        (3)
                                      ------        -----       -----           ----     -----       -----
TOTAL INTEREST EXPENSE                1,513         1,778       (265)           897      1,019      (122)
                                      =====         =====       =====          ====      =====       ===
NET INTEREST INCOME                   2,163         1,967        196          1,575      1,338       237
                                      =====         =====        ===          =====      =====       ===


Table 5 - Analysis of Allowance for Loan Losses

                                             1997              1996             1995              1994               1993
                                            ------            ------           ------            ------             ------
Balance at beginning of year                $3,198            $3,200           $3,309            $3,459             $2,866

Loans charged-off
  Commercial and agricultural                (126)             (202)             (294)             (796)              (389)
  Real estate                                   0                 0                 0                 0                (32)
  Installment                                (424)             (343)             (262)             (172)              (326)
                                             -----             -----             -----             -----              -----
Total charge-offs                            (550)             (545)             (556)             (968)              (747)
                                             -----             -----             -----             -----              -----
Charge-offs recovered
  Commercial and agricultural                126                250               190               179                 84
  Real estate                                  0                  0                 0                 0                 55
  Installment                                 70                 53                77                39                 65
                                             ---                ---               ---               ---                ---
Total recoveries                             196                303               267               218                204
                                             ---                ---               ---               ---                ---
Net loans charged-off                       (354)              (242)             (289)             (750)              (543)
Current year provision                       620                240               180               600              1,136
                                          ------             ------            ------            ------             ------
Balance at end of year                    $3,464             $3,198            $3,200            $3,309             $3,459
                                           =====              =====             =====             =====              =====
Loans at year end, excluding
  loans held for sale                   $312,227           $268,940          $228,643          $224,680           $217,784

Ratio of allowance to loans
  at year end                              1.11%              1.19%             1.40%             1.47%              1.59%

Average loans                           $289,197           $242,286          $220,117          $213,722           $199,943

Ratio of net loans charged-off
  to average loans                         0.12%              0.10%             0.13%             0.35%              0.27%



                                               Allocation of allowance for loan losses at December 31,
                                   1997              1996             1995              1994              1993
                                  ------            ------           ------            ------            ------
Commercial and agricultural       $1,200            $1,245             $942            $1,106            $1,667
Real estate                          340                50               50                50                20
Installment                          560               550              550               550               290
Unallocated                        1,364             1,353            1,658             1,603             1,482
                                  ------            ------           ------            ------            ------
Total                             $3,464            $3,198           $3,200            $3,309            $3,459
                                  ======            ======           ======            ======            =======

Table 6 - Nonperforming Assets

                                                               As of December 31,
                                      1997              1996             1995              1994             1993
                                     ------            ------           ------            ------           ------
Principal balance
  Nonaccrual                          $127              $178             $381              $474            $1,179
  Restructured                         350               482              661               761               964
  90 days or more past due             505               735              796               228               843
                                      ----            ------           ------            ------             -----
Total nonperforming loans             $982            $1,395           $1,838            $1,463             2,986
                                      ====            ======           ======            ======             =====
Nonperforming loans as a percent
   of loans                           0.31%            0.52%            0.80%             0.65%             1.37%

Other real estate owned               $230             $116             $436             $1,092            $1,205

OREO as a percent of loans            0.07%            0.04%            0.19%             0.49%             0.55%

Allowance as a percent of
  nonperforming loans               352.75%          229.25%           174.10%           226.18%          115.84%


For nonaccrual and restructured
loans for the years ended December 31:
   Interest income under
      original terms                   $55              $74              $113              $95               $79
   Interest income which
      was recorded                      27               56                50               51                46


Table 7 - NONINTEREST INCOME & EXPENSE

                                                       % change                           % change
                                       1997             from '96         1996              from '95          1995
                                      ------            --------        ------             --------         ------
Noninterest Income
Income from fiduciary activities       $885               8.99%          $812                2.40%           $793
Service charges on deposit accounts   1,254              12.37%         1,116               11.94%            997
Other operating income                1,266              24.98%         1,013               19.04%            851
                                      -----             -------         -----               ------           ----

                                     3,405               15.78%         2,941               11.36%          2,641

Net gain on loan sales                 736               84.92%           398              192.65%            136
Net realized gain on securities         27              -67.47%            83              538.46%             13
                                    ------               ------          -----             ------           -----
Total noninterest income            $4,168               21.80%         $3,422              22.65%         $2,790
                                     =====               =====           =====              =====           =====


                                                       % change                           % change
                                       1997             from '96         1996              from '95          1995
                                      ------            --------        ------             --------         ------
Noninterest Expense
Salaries and employee benefits        $7,484             18.21%         $6,331             13.28%            $5,589
Occupancy expenses, net                  882              5.76%            834             19.48%               698
Equipment expenses                       970             -3.87%          1,009             -1.46%             1,024
Deposit insurance                         41             -8.89%             45            -86.80%               341
Other operating expenses               3,180              7.00%          2,972             15.73%             2,568
                                      ------             -----          ------             -----             ------
Total noninterest expense            $12,557             12.21%        $11,191             9.50%            $10,220
                                     =======             =====         =======             =====             ======

Table 8 - INTERIM FINANCIAL DATA


                                                                    Quarter Ended

                                            December            September         June        March
      1997                                     31                   30             30           31
     ------                                 --------            ---------         ----        -----
Interest income                             $   8,357         $    8,138     $    7,865     $   7,551
Interest expense                                4,070              3,943          3,766         3,746
                                               ------             ------          -----         -----
  Net interest income                           4,287              4,195          4,099         3,805
Provision for loan losses                         350                120             90            60
Noninterest income                              1,250              1,090            952           876
Noninterest expense                             3,377              3,137          3,111         2,932
                                                -----              -----          -----         -----
  Income before income taxes                    1,810              2,028          1,850         1,689
Income taxes                                      627                723            650           569
                                                -----              -----         ------         -----
Net income                                  $   1,183          $   1,305     $    1,200     $   1,120
                                                =====              =====          =====         =====

Net income per share
 Basic earnings per share                   $    0.55          $   0.60      $     0.55     $   0.52
 Diluted earnings per share                 $    0.54          $   0.60      $     0.55     $   0.51


Weighted average shares (1)
 Weighted average shares                     2,161,386        2,161,386       2,161,386    2,161,386
 Diluted average shares                      2,182,657        2,182,657       2,182,657    2,182,657

  Stock price (2)                           $    31.75        $   27.00     $     24.09    $   21.82

   1996
  ------
Interest income                                 $7,424           $7,215          $6,841       $6,735
Interest expense                                 3,696            3,620           3,378        3,318
                                                 -----            -----           -----        -----
  Net interest income                            3,728            3,595           3,463        3,417
Provision for loan losses                           60               60              60           60
Noninterest income                                 990              844             761          827
Noninterest expense                              3,064            2,787           2,686        2,654
                                                 -----            -----           -----        -----
  Income before income taxes                     1,594            1,592           1,478        1,530
Income taxes                                       540              530             504          529
                                                 -----            -----           -----        -----
Net income                                      $1,054           $1,062            $974       $1,001
                                                 =====            =====             ===        =====

Net income per share
 Basic earnings per share                        $0.49           $0.49            $0.45       $0.46
 Diluted earnings per share                      $0.49           $0.49            $0.45       $0.46

Weighted average shares (1)
 Weighted average shares                     2,161,518       2,161,518        2,161,518    2,161,518
 Diluted average shares                      2,165,068       2,165,068        2,165,068    2,165,068

  Stock price (2)                               $21.25          $19.55           $20.08       $20.64


(1) - All share amounts have been restated to reflect stock dividend activity in each of the periods presented.

(2) - The stock price above represents the sales price of the last actual trade in each respective quarter as adjusted for stock dividends.

Table 9 - SECURITIES


                                                           At December 31,
                                              1997              1996             1995
                                             ------            ------           ------
Securities available-for-sale
  U.S. Government & agencies                $21,906           $35,938           $40,613
  States and political subdivisions           9,981            17,480            18,948
  Corporate obligations                         250             1,301             4,143
  Mortgage-backed and asset-backed           34,440            33,487            27,177
                                             ------            ------            ------
Total securities available-for-sale         $66,577           $88,206           $90,881


Securities held-to-maturity
  States and political subdivisions          $5,268            $6,156            $2,161
                                             ------            ------            ------
Total securities held-to-maturity            $5,268            $6,156            $2,161
                                             ------            ------            ------

Total securities                            $71,845           $94,362           $93,042
                                            =======           =======           =======



         SECURITIES MATURITY SCHEDULE


                                       1 Year and Less            1 to 5 Years           5 to 10 Years         Over 10 Years
                                      Balance      Rate         Balance    Rate        Balance     Rate       Balance    Rate
Available-for-sale
  U.S. Treasury                       $5,005      5.94%         $4,044     5.50%            -        -             -       -
  Federal agencies                     2,491      5.55%          6,368     5.95%         3,998    6.60%            0       -
  State and municipal (1)              2,112      7.68%          1,927     6.69%         4,407    7.15%        1,535     7.05%
  Corporate obligations                  250      6.00%              -        -            -         -             -       -
  Mortgage-backed and asset-backed         -        -            3,846     6.36%         4,869    6.07%       25,725     6.31%
                                       -----      -----          -----     -----         -----    ----        ------     ----
Total available-for-sale              $9,858                   $16,185                 $13,274               $27,260
                                      ======                   =======                 =======               =======
Held-to-maturity
  State and municipal (1)               $798      7.24%           $756     6.70%        $2,191    7.92%       $1,523     8.51%
                                        ----                      ----                  ------                ------
Total held-to-maturity                  $798                      $756                  $2,191                $1,523
                                        ====                      ====                  ======                ======

(1) - Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

Table 10 - Loans Outstanding


                                                                       At December 31,

                                       1997              1996             1995              1994              1993
                                      ------            ------           ------            ------            ------
Commercial and agricultural         $104,946           $96,276           $75,317          $74,303            $74,567
Real estate - construction            17,117            12,194            10,472            6,384              8,223
Real estate - mortgage               135,214           104,547            87,637           77,662             73,247
Installment                           54,950            54,924            55,217           57,337             51,964
Other                                      0               999                 0            8,994              9,783
                                     -------           -------            ------           ------             ------
  Total loans                       $312,227          $268,940          $228,643         $224,680           $217,784
                                     =======           =======           =======          =======            =======




                                                Composition of loan portfolio by type at December 31,
                                       1997              1996             1995              1994              1993
                                      ------            ------           ------            ------            ------
Commercial and agricultural           33.61%            35.80%           32.94%            33.07%            34.24%
Real estate - construction             5.49%             4.53%            4.58%             2.84%             3.78%
Real estate - mortgage                43.31%            38.87%           38.33%            34.57%            33.63%
Installment                           17.60%            20.42%           24.15%            25.52%            23.86%
Other                                  0.00%             0.37%            0.00%             4.00%             4.49%
                                      -----             -----            -----             ------             -----
  Total                               100.0%            100.0%           100.0%            100.0%            100.0%
                                      =====             =====            =====             =====             =====


Table 11 - Loan Liquidity


                                           Loan Maturities at December 31, 1997
                                       1 Year             1 - 5           Over 5
                                      and Less            Years           Years            Total
                                      --------            ------          ------           -----
Commercial and agricultural            $56,714           $44,014          $4,218          $104,946
Real estate - construction              15,015             1,582             520            17,117
                                       -------            ------          ------           -------
          Total selected loans         $71,729           $45,596          $4,738          $122,063
                                       =======           =======          ======          ========




Sensitivity to Changes in Interest Rates

  Fixed rates                                          $11,627            $4,366
  Variable rates                                        33,969               372
                                                        ------             -----
Total selected loans                                   $45,596            $4,738

Table 12 - Deposit Information

                                       1997                               1996                               1995
                            Average           Average          Average           Average           Average         Average
                            Balance           Rate             Balance           Rate              Balance          Rate
                            -------           -------          -------           -------           -------         -------
Noninterest-bearing         $35,728                             $35,655                             $35,822
Interest-bearing demand      47,945            1.37%             45,086           1.84%              45,614         1.89%
Savings deposits             94,360            3.92%             82,535           3.80%              71,406         3.73%
Time deposits               167,706            5.71%            150,345           5.82%             141,074         5.86%
                            -------            ----             -------           ----              -------         -----
Total deposits             $345,739            4.03%           $313,621           4.05%            $293,916         4.01%



                        Maturity Ranges of Time Deposits
                with Balances of $100,000 or More at December 31,

                                1997                             1996                             1995
                               ------                           ------                           ------
3 months or less               $7,015                          $15,390                           $4,416
3 through 6 months              2,423                            3,223                            1,192
6 through 12 months             3,676                            3,777                            1,201
Over 12 months                 11,648                            4,850                            8,203
                               ------                           ------                           ------
Total                         $24,762                          $27,240                          $15,012
                               ======                           ======                           ======

Table 13 - Short-term Borrowings


                                                                As of December 31,

                                                     1997              1996             1995
                                                    ------            ------           ------

Repurchase agreements outstanding                  $17,340            $23,497         $16,818
Treasury tax and loan open-end note                  3,032              1,024           2,274
                                                    ------             ------          ------
Total short-term borrowings                        $20,372            $24,521         $19,092
                                                    ======             ======          ======
Average balance of repurchase agreements
  during year                                      $13,926            $15,143         $12,395

Maximum month-end balance of repurchase
  agreements during year                            17,621             23,497          18,581

Weighted-average interest rate of
  repurchase agreements during year                  4.67%              4.61%           5.11%

Weighted-average interest rate of
  repurchase agreements at end of year               4.98%             4.47%            4.64%


Table 14 - Funding Uses and Sources


                                                1997                                               1996
1995
                              Average           Increase/(decrease)             Average          Increase/(decrease)
                              Balance           Amount     Percent              Balance           Amount    Percent
                              -------           -------   --------              -------          -------   --------
FUNDING USES
  Loans, total               $294,719          $47,444     19.19%               $247,275        $26,066      11.78%
  Taxable securities           64,119           (7,597)   -10.59%                 71,716         (4,366)     -5.74%
  Tax-exempt securities        17,160           (3,645)   -17.52%                 20,805          5,334      34.48%
  Federal Home Loan Bank stock  1,210              104      9.40%                  1,106             51       4.83%
  Federal funds sold           10,742            2,707     33.69%                  8,035         (2,447)    -23.34%
                               ------           ------     -----                  ------          ------     -----
Total uses                   $387,950          $39,013     11.18%               $348,937        $24,638       7.60%
                              =======           ======     =====                 =======         ======       ====
FUNDING SOURCES
  Noninterest-bearing
 deposits                     $35,728             $73       0.20%               $35,655          ($167)      -0.47%
  Interest-bearing demand      47,945           2,859       6.34%                45,086           (528)      -1.16%
  Savings deposits             94,360          11,825      14.33%                82,535         11,129       15.59%
  Time deposits               167,706          17,361      11.55%               150,345          9,271        6.57%
  Short-term borrowings        15,129          (1,532)     -9.20%                16,661          2,346       16.39%
  Long-term borrowings         13,940           5,482      64.81%                 8,458          (758)       -8.22%
                              -------          ------      ------               -------         ------       ------
Total sources                $374,808         $36,068      10.65%               $338,740       $21,293        6.71%
                              =======          ======      =====                 =======        ======        ====


NOTE: The other category in the uses section has the percnetage change column hard-coded as -0-.

Table 15 - Capital Ratios


                                                  At December 31,
                                               1997             1996
                                              ------           ------
Tier 1 capital
  Shareholders' equity                       $38,469           $34,646
  Less:  Intangibles                           (908)             (948)
  Add:  Unrealized loss on securities            90               311
                                              ------            ------
  Total Tier 1 capital                       $37,651           $34,009
                                             =======           =======
Total risk-based capital
  Tier 1 capital                             $37,651          $34,009
  Allowance for loan losses                    3,464            3,198
                                              ------           ------
  Total risk-based capital                   $41,115          $37,207
                                              ======           ======

Risk weighted assets                        $310,170         $280,860
                                             =======          =======
Average assets                              $430,555         $396,534
                                             =======          =======

Risk-based ratios
  Tier 1                                       12.14%           12.11%
                                               =====            =====
  Total risk-based capital                     13.26%           13.25%
                                               =====            =====
Leverage Ratios                                8.76%             8.59%
                                               ====             ====

                         REPORT OF INDEPENDENT AUDITORS




Board of Directors and Shareholders
Lafayette Bancorporation
Lafayette, Indiana


We have audited the accompanying consolidated balance sheets of Lafayette Bancorporation as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lafayette Bancorporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




                                      Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 29, 1998

                            LAFAYETTE BANCORPORATION

                              FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995

                            LAFAYETTE BANCORPORATION
                               Lafayette, Indiana

                              FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995








                                    CONTENTS








REPORT OF INDEPENDENT AUDITORS................................................

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS..............................................

     CONSOLIDATED STATEMENTS OF INCOME........................................

     CONSOLIDATED STATEMENTS OF CHANGES IN
       SHAREHOLDERS' EQUITY...................................................

     CONSOLIDATED STATEMENTS OF CASH FLOWS....................................

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................

                            LAFAYETTE BANCORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996
                    (Amounts in thousands, except share data)



                                                                                   1997                1996
                                                                                   ----                ----
ASSETS
Cash and due from banks                                                      $         16,901    $        21,330
Federal funds sold                                                                     14,000              8,050
                                                                             ----------------    ---------------
    Total cash and cash equivalents                                                    30,901             29,380
Securities available-for-sale, at market                                               66,577             88,206
Securities held-to-maturity, at cost (market value
  $5,378 and $6,147)                                                                    5,268              6,156
Loans held for sale                                                                     7,640              5,877
Loans                                                                                 312,227            268,940
    Less:  Allowance for loan losses                                                   (3,464)            (3,198)
                                                                             ----------------    ---------------
       Loans, net                                                                     308,763            265,742
Federal Home Loan Bank stock, at cost                                                   1,242              1,116
Premises, furniture and equipment, net                                                  6,183              6,355
Accrued interest receivable and other assets                                           12,455             11,559
                                                                             ----------------    ---------------

          Total assets                                                       $        439,029    $       414,391
                                                                             ================    ===============


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Noninterest-bearing deposits                                             $         42,752    $        43,579
    Interest-bearing demand and savings deposits                                      144,028            135,883
    Interest-bearing time deposits                                                    168,415            162,088
                                                                             ----------------    ---------------
       Total deposits                                                                 355,195            341,550
    Short-term borrowings                                                              20,372             24,521
    Long-term debt                                                                     19,886              9,265
    Accrued interest payable and other liabilities                                      5,107              4,409
                                                                             ----------------    ---------------
       Total liabilities                                                              400,560            379,745



Shareholders' equity
    Common stock, no par value:  5,000,000 shares
      authorized; 2,173,570 and 1,975,973 shares issued;
      and 2,161,370 and 1,965,050 shares outstanding                                    2,174              1,976
    Additional paid-in capital                                                         24,555             19,368
    Retained earnings                                                                  11,927             13,705
    Unrealized loss on securities available-for-sale,
      net of tax ($(59) and $(204))                                                       (90)              (311)
    Less:  Treasury stock, at cost (12,200 and 10,923 shares)                             (97)               (92)
                                                                             ----------------    ---------------
       Total shareholders' equity                                                      38,469             34,646
                                                                             ----------------    ---------------

          Total liabilities and shareholders' equity                         $        439,029    $       414,391
                                                                             ================    ===============

          See accompanying notes to consolidated financial statements.

                            LAFAYETTE BANCORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1997, 1996 and 1995
              (Dollar amounts in thousands, except per share data)



                                                                     1997             1996              1995
                                                                     ----             ----              ----
Interest income
    Loans                                                       $      26,590     $      22,538    $      19,970
    Taxable securities                                                  3,857             4,219            4,538
    Tax exempt securities                                                 782               940              685
    Other                                                                 682               518              698
                                                                -------------     -------------    -------------
       Total interest income                                           31,911            28,215           25,891
Interest expense
    Deposits                                                           13,937            12,708           11,798
    Short-term borrowings                                                 711               781              744
    Long-term debt                                                        877               523              573
                                                                -------------     -------------    -------------
       Total interest expense                                          15,525            14,012           13,115
                                                                -------------     -------------    -------------
Net interest income                                                    16,386            14,203           12,776
Provision for loan losses                                                 620               240              180
                                                                -------------     -------------    -------------
Net interest income after provision for loan losses                    15,766            13,963           12,596
Noninterest income
    Income from fiduciary activities                                      885               812              793
    Service charges on deposit accounts                                 1,254             1,116              997
    Net realized gain on securities                                        27                83               13
    Net gain on loan sales                                                736               398              136
    Other service charges and fees                                        645               454              426
    Other operating income                                                621               559              425
                                                                -------------     -------------    -------------
       Total noninterest income                                         4,168             3,422            2,790
                                                                -------------     -------------    -------------
Noninterest expense
    Salaries and employee benefits                                      7,484             6,331            5,589
    Occupancy expenses, net                                               882               834              698
    Equipment expenses                                                    970             1,009            1,024
    Deposit insurance                                                      41                45              341
    Other operating expenses                                            3,180             2,972            2,568
                                                                -------------     -------------    -------------
       Total noninterest expense                                       12,557            11,191           10,220
                                                                -------------     -------------    -------------
Income before income taxes                                              7,377             6,194            5,166
Income taxes                                                            2,569             2,103            1,791
                                                                -------------     -------------    -------------
Net income                                                      $       4,808     $       4,091    $       3,375
                                                                =============     =============    =============
    Basic earnings per share                                    $        2.22     $       1.89     $        1.56
                                                                ================================================

    Diluted earnings per share                                  $        2.20     $       1.89     $        1.56
                                                                ================================================

          See accompanying notes to consolidated financial statements.

                            LAFAYETTE BANCORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



                                                                           Unrealized
                                                                           Gain (Loss)
                                           Additional                     on Securities                      Total
                             Common          Paid-in        Retained       Available-       Treasury     Shareholders'
                              Stock          Capital        Earnings        for-Sale          Stock         Equity
                             ------          -------        --------        --------          -----         ------
Balance,
  January 1, 1995          $     1,497    $     8,683     $    19,170     $      (971)    $     (85)    $    28,294

10% stock dividend
  149,695 shares                   149          3,605         (3,754)                                            -

Net income for 199                                             3,375                                          3,375

Cash dividends
  ($.36 per share)                                              (778)                                          (778)

Unrealized gain on
  transfer of securities                                                          234                           234

Change in  unrealized
  gain (loss) on securities
  available-for-sale                                                              754                           754

Purchase 141 treasury
  shares                                                                                         (4)            (4)
                           -----------    -----------     -----------     -----------    -----------     -----------

Balance,
  December 31, 1995             1,646         12,288          18,013             17             (89)         31,875

20% stock dividend
  329,329 shares                  330          7,080          (7,410)                                            -

Net income for 1996                                            4,091                                          4,091

Cash dividends
  ($.46 per share)                                              (989)                                          (989)

Change in  unrealized
  gain (loss) on securities
  available-for-sale                                                           (328)                           (328)

Purchase 141 treasury
  shares                                                                                         (3)             (3)
                           -----------    -----------     -----------     -----------    -----------     -----------

Balance,
  December 31, 1996              1,976         19,368          13,705           (311)           (92)         34,646

10% Stock dividend
  197,597 shares                   198          5,187          (5,385)                                            -

Net income for 1997                                             4,808                                         4,808

Cash dividends
  ($.56 per share)                                             (1,201)                                       (1,201)

Change in unrealized
  gain (loss) on securities
  available-for-sale                                                             221                            221

Purchase 185 treasury
  shares                                                                                         (5)             (5)
                           -----------    -----------     -----------     -----------    ------------    -----------

Balance
  December 31, 1997        $     2,174    $    24,555     $    11,927    $       (90)    $       (97)    $    38,469
                           ===========    ===========     ===========    ============    ============    ===========

          See accompanying notes to consolidated financial statements.

                            LAFAYETTE BANCORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1997, 1996 and 1995
                          (Dollar amounts in thousands)



                                                                            1997            1996           1995
                                                                            ----            ----           ----

Cash flows from operating activities
    Net income                                                           $     4,808    $     4,091     $     3,375
    Adjustments to reconcile net income to net cash
      from operating activities
       Depreciation                                                              631            693             726
       Unrealized loss on other real estate                                        -             64              90
       Premium amortization, net of discount accretion                           271            302             127
       Provision for loan losses                                                 620            240             180
       Net realized gain on securities                                           (27)           (83)            (13)
       Net realized (gain) loss on sale of :
          Fixed assets                                                             -            (96)              -
          Other real estate                                                       21              -              21
       Change in assets and liabilities:
          Loans originated for sale                                          (52,206)       (30,502)        (15,572)
          Loans sold                                                          50,443         27,098          13,099
          Accrued interest receivable and other assets                        (1,241)        (1,173)           (797)
          Accrued interest payable and other liabilities                         698            668             559
                                                                         -----------    -----------     -----------
              Net cash from operating activities                               4,018          1,302           1,795
Cash flows from investing activities
    Purchase of securities available-for-sale                                (19,798)       (41,957)        (22,512)
    Proceeds from sales of securities available-for-sale                      17,453         25,532          16,190
    Proceeds from maturities of securities available-for-sale                 24,155         18,349           5,302
    Purchase of securities held-to-maturity                                   (2,370)        (4,013)         (3,813)
    Proceeds from maturities of securities held-to-maturity                    3,242              5           8,193
    Loans made to customers, net of payments collected                       (43,641)       (40,539)         (4,252)
    Purchase of Federal Home Loan Bank stock                                    (126)           (36)            (99)
    Property and equipment expenditures                                         (459)        (1,612)           (804)
    Proceeds from sale of fixed assets                                             -            125               -
    Proceeds from sales of other real estate                                     136            300             588
                                                                         -----------    -----------     -----------
       Net cash from investing activities                                    (21,408)       (43,846)         (1,207)
Cash flows from financing activities
    Net change in deposit accounts                                            13,645         16,600          11,889
    Cash received in branch acquisition for liabilities assumed,
      net of assets acquired                                                       -         16,298               -
    Net change in short-term borrowings                                       (4,149)         5,429          (3,152)
    Proceeds from long-term debt                                              16,500          1,500               -
    Payments on long-term debt                                                (5,879)        (1,140)           (833)
    Dividends paid                                                            (1,201)          (989)           (778)
    Purchase of treasury stock                                                    (5)            (3)             (4)
                                                                         ------------   -----------     -----------
       Net cash from financing activities                                     18,911         37,695           7,122
                                                                         -----------    -----------     -----------
Net change in cash and cash equivalents                                        1,521         (4,849)          7,710
Cash and cash equivalents at beginning of year                                29,380         34,229          26,519
                                                                         -----------    -----------     -----------
Cash and cash equivalents at end of year                                 $    30,901    $    29,380     $    34,229
                                                                         ===========    ===========     ===========
Supplemental disclosures of cash flow information
    Cash paid during the period for:
       Interest                                                          $    15,477    $    13,877     $    12,952
       Income taxes                                                            2,757          1,992           1,803

Non-cash investing activity
    Loans transferred to other real estate                               $         -    $        99     $       190
    Securities transferred from held-to-maturity to available-for-sale             -              -          46,971

          See accompanying notes to consolidated financial statements.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business: The consolidated financial statements include the accounts of Lafayette Bancorporation (Corporation) and its wholly-owned subsidiary, Lafayette Bank and Trust Company (Bank), after elimination of significant intercompany transactions and accounts.

The Corporation operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets. The Bank is engaged in the business of commercial and retail banking and trust and investment services, with operations conducted through its main office and 12 branches located in Tippecanoe and White Counties in Indiana. The majority of the Bank's income is derived from commercial and retail business lending activities and investments. Although the overall loan portfolio is diversified, the economy of Tippecanoe County is heavily dependent on Purdue University, one of the area's largest employers, and the economy of White County is heavily dependent on the agricultural industry. The majority of the Bank's loans are secured by specific items of collateral including business assets, real property and consumer assets.

Use of Estimates: Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the fair value of certain securities and other financial instruments, and the determination and carrying value of impaired loans.

Securities: The Bank classifies securities into held-to-maturity and available-for-sale categories. Securities held-to-maturity are those which the Bank has the positive intent and ability to hold to maturity, and are reported at amortized cost. Securities available-for-sale are those which the Bank may decide to sell if needed for liquidity, asset-liability management, or other reasons. Securities available-for-sale are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.

Realized gains or losses are determined based on the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

Loans Held for Sale: The Bank sells certain fixed-rate first mortgage loans in the secondary market on a servicing-released basis. Mortgage loans held for sale are carried at the lower of cost or estimated market value determined on an aggregate basis. At December 31, 1997 and 1996 the estimated market value of loans held for sale exceeded their cost.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Interest on real estate, commercial and most installment loans is accrued over the term of the loans based on the principal outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business, typically when payments are past due over 90 days. The Bank defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported in the balance sheet as part of loans and is recognized into interest income over the term of the loan using a method which approximates a level-yield.

The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as bad debt expense, if reductions, or otherwise as interest income.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is recognized if a loan's full principal or interest payments are not expected to be received. Loans considered to be impaired are reduced to the present value of expected future cash flows using the loans' existing rate or to the fair value of collateral if repayment is expected solely from the collateral, by allocating a portion of the allowance for loan losses to such loans.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential real estate loans secured by one-to-four family residences and installment loans to individuals for household, family and other personal expenditures. Commercial and agricultural loans are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of more than 60 days. Nonaccrual loans are generally also considered impaired. Impaired loans, or portions thereof, are charged-off when deemed uncollectible. The present value of loans identified as impaired in Note 3 was determined using fair value of collateral.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Premises, Furniture and Equipment: Premises, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized over the estimated useful lives of the assets, principally on the straight-line method. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure is recorded at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. Expenses incurred in carrying other real estate are charged to operations as incurred.

Intangibles: Goodwill and core deposit intangibles are amortized on the straight-line method over 15 years and are included in other assets. Intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Stock Compensation: Expense for employee compensation under stock option plans is based on Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Financial Accounting Standard No. 123 were used for stock-based compensation.

Income Taxes: Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future taxable income or expense resulting from differences in the financial statement and tax basis of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period on deferred tax assets and liabilities.

Statement of Cash Flows: Cash and cash equivalents are defined to include cash on hand, amounts due from banks, and federal funds sold. The Corporation reports net cash flows for customer loan transactions, deposit transactions, and short-term borrowings.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Reclassifications: Certain items in the prior financial statements have been reclassified to correspond with the 1997 presentation.


NOTE 2 - SECURITIES

The amortized cost and estimated market values of securities are as follows at December 31, 1997:

                                                                          Gross           Gross        Estimated
                                                         Amortized     Unrealized      Unrealized        Market
                                                           Cost           Gains          Losses          Value

Securities Available-for-Sale
U.S. Government and its agencies                       $    21,946     $        25    $       (65)   $    21,906
Obligations of states and political
  subdivisions                                               9,892              95             (6)         9,981
Corporate obligations                                          250               -              -            250
Mortgage-backed and other
  asset-backed securities                                    34,637             68           (265)        34,440
                                                       ------------    -----------    ------------   -----------

    Total                                              $     66,725    $       188  $        (336)   $    66,577
                                                       ============    ===========  ==============   ===========


Securities Held-to-Maturity
Obligations of states and political
  subdivisions                                         $      5,268    $       118    $        (8)   $     5,378
                                                       ============    ===========    ============   ===========


                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


NOTE 2 - SECURITIES (Continued)

The amortized cost and estimated market values of securities are as follows at December 31, 1996:

                                                                          Gross           Gross        Estimated
                                                         Amortized     Unrealized      Unrealized       Market
                                                           Cost           Gains          Losses          Value

Securities Available-for-Sale
U.S. Government and its agencies                       $    36,116     $        32    $      (210)   $    35,938
Obligations of states and political
  subdivisions                                              17,358             184            (62)        17,480
Corporate obligations                                        1,249              52              -          1,301
Mortgage-backed and other
  asset-backed securities                                   33,998              45           (556)        33,487
                                                       -----------     -----------    -----------    -----------

    Total                                              $    88,721     $       313    $      (828)   $    88,206
                                                       ===========     ===========    ===========    ===========


Securities Held-to-Maturity
Obligations of states and political
  subdivisions                                         $     6,156     $        34    $       (43)   $     6,147
                                                       ===========     ===========    ===========    ===========


Gross gains of $95, $175 and $37 and gross losses of $68, $92 and $24 were realized on sales of securities available-for-sale.

The amortized cost and estimated market value of securities at December 31, 1997, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately.

                                                     Available-for-Sale                  Held-to-Maturity
                                                     ------------------                  ----------------
                                                                   Estimated                         Estimated
                                                 Amortized          Market          Amortized          Market
                                                   Cost              Value            Cost             Value

Due in one year or less                        $       9,857    $       9,858     $         798    $         799
Due after one year through five years                 12,371           12,339               756              760
Due after five years through ten years                 8,341            8,405             2,191            2,278
Due after ten years                                    1,519            1,535             1,523            1,541
                                               -------------    -------------     -------------    -------------
    Subtotal                                          32,088           32,137             5,268            5,378
Mortgage-backed and other asset-
  backed securities                                   34,637           34,440                 -                -
                                               -------------    -------------     -------------    -------------

    Total                                      $      66,725    $      66,577     $       5,268    $       5,378
                                               =============    =============     =============    =============


                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 2 - SECURITIES (Continued)

Securities with a carrying value of $21,807 and $29,201 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes required or permitted by law.

During December 1995, securities with an amortized cost of $46,971 and an unrealized gain of $234 were transferred from held-to-maturity to available-for-sale in accordance with the Financial Accounting Standards Board Special Report on Implementation of Statement of Financial Accounting Standards No. 115 (FAS 115).

At December 31, 1997 and 1996, mortgage-backed securities include collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's) with an amortized cost of $15,829 and $15,994 and fair value of $15,658 and $15,637, all of which are issued by U.S. Government agencies. At December 31, 1997 and 1996, approximately $11,646 and $10,606 are variable rate, with the remainder fixed rate.


NOTE 3 - LOANS

Loans are comprised of the following as of December 31:


                                                                                   1997                1996
                                                                                   ----                ----

         Commercial and agricultural loans                                   $        104,946    $        96,276
         Real estate construction                                                      17,117             12,194
         Residential real estate loans                                                135,214            104,547
         Installment loans to individuals                                              54,950             54,924
         Commercial paper                                                                   -                999
                                                                             ----------------    ---------------

             Total loans                                                     $        312,227    $       268,940
                                                                             ================    ===============

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 3 - LOANS (Continued)

Nonperforming loans consist of the following at December 31:

                                                                                   1997                1996
                                                                                   ----                ----

         Loans past due 90 days or more                                      $            505    $           735
         Non accrual loans                                                                127                178
         Restructured loans                                                               350                482
                                                                             ----------------    ---------------

             Total nonperforming loans                                       $            982    $         1,395
                                                                             ================    ===============


Information regarding impaired loans is as follows:

                                                                                   1997                1996
                                                                                   ----                ----

Year end impaired loans:
         with no allowance for loan losses allocated                         $             19     $            -
         with allowance for loan losses allocated                                         108                178
Amount of the allowance allocated                                                          30                 70

Average balance of impaired loans during the year                                         153                230
Interest income recognized during impairment                                                -                  -
Cash-basis interest income recognized                                                       -                  -


The Bank had no loans on nonaccrual at December 31, 1997 or 1996, that management did not deem to be impaired.

Certain directors and officers of the Corporation and Bank were customers of the Bank in the ordinary course of business. Loan activity with these related parties is as follows:

          Balance as of January 1, 1997                     $          4,223
          New loans                                                    1,041
          Loan payments                                                 (984)
                                                            -----------------

          Balance as of December 31, 1997                   $          4,280
                                                            ================

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                               1997                1996                1995
                                                               ----                ----                ----
Balance, January 1                                        $         3,198    $          3,200    $         3,309
Provision charged to operations                                       620                 240                180
Loans charged-off                                                    (550)               (545)              (556)
Recoveries on loans previously charged-off                            196                 303                267
                                                          ---------------    ----------------    ---------------

Balance, December 31                                      $         3,464    $          3,198    $         3,200
                                                          ===============    ================    ===============



NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

A summary of premises, furniture and equipment by major category follows:

                                                                                   1997                1996
                                                                                   ----                ----
Land                                                                         $            789    $           789
Buildings and improvements                                                              6,484              6,543
Leasehold improvements                                                                  1,081              1,081
Furniture and equipment                                                                 6,885              7,116
                                                                             ----------------    ---------------
    Total                                                                              15,239             15,529
Accumulated depreciation                                                               (9,056)            (9,174)
                                                                             -----------------   ---------------

Premises, furniture and equipment, net                                       $          6,183    $         6,355
                                                                             ================    ===============


NOTE 6 - INTEREST-BEARING TIME DEPOSITS

Interest-bearing time deposits issued in denominations of one hundred thousand dollars or greater totaled $24,762 and $27,240 at December 31, 1997 and 1996.

At December 31, 1997, the scheduled maturities of time deposits are as follows:

          1998                                           $         79,511
          1999                                                     52,609
          2000                                                     22,106
          2001                                                      3,351
          2002                                                     10,654
          Thereafter                                                  184
                                                           --------------

          Total interest-bearing time deposits           $        168,415
                                                         ================

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings are comprised of retail repurchase agreements and a treasury tax and loan open-end note. Repurchase agreements represent borrowings by the Bank from its customers. The Bank pledges certain of its securities as collateral for those borrowings (see Note 2), for which securities are maintained in safekeeping under the Bank's control. Repurchase agreements generally mature within thirty days. The following presents information about short-term borrowings at the dates indicated:


                                                                                   1997                1996
                                                                                   ----                ----
Balance of repurchase agreements outstanding                                 $         17,340    $        23,497

Balance of treasury tax and loan open-end note                                          3,032              1,024
                                                                             ----------------    ---------------

  Total short-term borrowings                                                $         20,372    $        24,521
                                                                             ================    ===============


At December 31, 1997 the Corporation had overnight repurchase agreements for $5,300 with the Catholic Diocese of Lafayette, and $715 in related party repurchase agreements.


NOTE 8 - LONG-TERM DEBT

Long-term debt outstanding at December 31 consists of the following:


                                                                                   1997                1996
                                                                                   ----                ----

Federal Home Loan Bank advances;  annual principal payments;  various maturities with final maturity  November 15, 2006;  interest  payable  monthly at various fixed  interest  rates from 5.45% - 6.82%;  secured by a blanket pledge of the
  Bank's  obligations of the U.S.  Government and U.S.  Government  agencies and one-to-four
  family residential mortgage loans.                                              $   8,386            $  9,265

Federal Home Loan Bank  advances;  principal  payments due at maturity;  various maturities  during  the year 2000,  with final  maturity  December  16,  2000;
  interest  payable  monthly at various fixed interest  rates from  5.71%-6.17%;
  secured by a blanket pledge of the Bank's  obligations of the U.S.  Government and U.S. Government agencies
  and one-to-four family residential mortgage loans.                                 11,500                  -
                                                                                  ---------            --------


                   Total long-term debt                                           $  19,886            $  9,265
                                                                                  =========            ========

Annual principal payments required on long-term debt are as follows:

          1998                                                  $       832
          1999                                                          789
          2000                                                       12,248
          2001                                                          710
          2002                                                          951
          2003 and thereafter                                         4,356
                                                                -----------

            Total long-term debt                                $    19,886
                                                                ===========

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 9 - EMPLOYEE BENEFIT PLANS

The Bank has a noncontributory defined benefit pension plan covering substantially all employees. The Bank's funding policy is to contribute the minimum amount required by applicable regulations. Plan assets consist primarily of investments in interest-bearing balances with financial institutions, U.S. government bonds, corporate bonds and other various marketable equity securities.

The following sets forth the Plan's funded status and amount recognized in the balance sheet at December 31 (amounts computed as of September 30, 1997 and 1996):


                                                                                   1997                1996
                                                                                   ----                ----
Actuarial present value of obligations:
    Accumulated benefit obligation, including vested
      benefits of $8,528 and $7,811 in 1997 and 1996                          $        8,778      $       8,017
                                                                              ==============      =============

Plan assets at fair value                                                     $       14,675      $      12,351
Projected benefit obligation for service rendered to date                            (11,252)           (10,091)
Unrecognized net (gain)/loss                                                            (433)               858
Prior service cost not yet recognized, amortized straight-line                            23                 25
Unrecognized transition asset                                                         (1,083)            (1,234)
                                                                              ---------------     -------------

    Prepaid pension cost included in other assets                             $        1,930      $       1,909
                                                                              ==============      =============

Net pension benefit for 1997, 1996 and 1995 included the following:


                                                               1997                1996                1995
                                                               ----                ----                ----
Service cost-benefits earned                               $         511      $          505      $         374
Interest cost on projected benefit obligation                        744                 691                612
Actual return on plan assets                                      (2,733)             (1,303)            (1,444)
Net amortization and deferral                                      1,457                  91                420
                                                           -------------      --------------      -------------

     Net periodic pension benefit                          $         (21)     $          (16)     $         (38)
                                                           ==============     ==============      =============



Significant assumptions made in computing pension liability and expense were as follows:


                                                              1997                1996                1995
                                                              ----                ----                ----
Weighted average discount rate                                 7.25%              7.50%               7.50%
Increase in future compensation                                4.00               4.00                4.00
Long-term rate of return                                       9.25               9.25                9.25


                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 9 - EMPLOYEE BENEFIT PLANS (Continued)

The Bank maintains a retirement savings plan covering substantially all employees. The Plan requires employees to complete one year of service and be 21 years of age before entering the Plan. Employee contributions are limited to a maximum of 15% of their salary. The Plan allows for a matching percentage determined annually by the Board of Directors of the first 4% of employee salary contributions and an annual discretionary contribution. Participants are fully vested in salary deferral contributions and employer matching contributions. Total 401(k) contributions charged to expense were $106, $73 and $60 for 1997, 1996 and 1995.

The Bank maintains a deferred compensation plan for the benefit of certain directors. Under the Plan, the Bank agrees, in return for the directors deferring the receipt of a portion of their current compensation, to pay a retirement benefit computed as the amounts of the compensation deferred plus accrued interest at a variable rate. Accrued benefits payable totaled $683 and $525 at December 31, 1997 and 1996. Deferred compensation expense was $90, $84 and $84 for 1997, 1996 and 1995. In conjunction with the Plan formation, the Bank purchased life insurance on the directors. The cash surrender value of that insurance is carried as an other asset on the consolidated balance sheet, and was approximately $3,367 and $3,210 at December 31, 1997 and 1996.


NOTE 10 - POSTRETIREMENT BENEFITS

The Bank sponsors a postretirement benefit plan which provides defined medical benefits. Employees who have medical coverage prior to retirement are eligible to receive postretirement medical benefits for themselves and their spouse, provided they have completed 10 years of service and attained age 55.

The Plan is contributory. Retirees contribute an amount equal to their individual applicable premium to provide the coverage, less 30%, which is paid monthly by the Bank. Retirees must pay 100% of medical premiums for all dependent coverage.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 10 - POSTRETIREMENT BENEFITS (Continued)

The following sets forth the Plan's funded status and amounts recognized in the balance sheet at December 31:


                                                                                   1997                1996
                                                                                   ----                ----
Accumulated postretirement benefit obligations:
    Retirees                                                                  $           83      $          64
    Fully eligible active participants                                                   124                 90
    Other active plan participants                                                       236                242
                                                                              --------------      -------------

    Accumulated postretirement benefit obligation in
      excess of plan assets                                                              443                396

Unrecognized gain due to change in assumptions                                           179                201
                                                                              --------------      -------------

    Accrued postretirement benefit obligation                                 $          622      $         597
                                                                              ==============      =============


Net periodic postretirement benefit cost for the years ended December 31, included the following components:



                                                               1997                1996                1995
                                                               ----                ----                ----
Service cost-benefits attributed to
  service during the period                                $          24      $           22      $          37
Interest cost on accumulated
  postretirement benefit obligation                                   28                  25                 31
Net amortization and deferral                                        (15)                (16)                 -
                                                           --------------     ---------------     -------------

    Postretirement benefit cost                            $          37      $           31      $          68
                                                           =============      ==============      =============


Benefit payments of $12 for 1997 and $11 for 1996 and $13 for 1995, were made for postretirement medical benefits.

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed was 11.5% for 1997, 1996 and 1995, with the rate assumed to gradually decrease to 5.5% effective January 1, 2002. The health care cost trend assumption has a significant effect on the amounts reported. However, an increase in the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 and the aggregate service and interest cost components of net periodic postretirement benefit cost for the year then ended by amounts not considered to be material.

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 7% for 1997, 1996 and 1995.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN

The Corporation maintains an Officers' Stock Appreciation Rights Plan for granting rights to certain officers, under which all available rights have been granted. Upon exercise of a stock appreciation right, the holder may receive cash equal to the excess of the fair market value of common stock at the date of exercise over the option price. Stock appreciation rights are vested at 20% per year and must be exercised within ten years of grant. The Plan expires May, 2002. Granted rights outstanding were fully-vested and consisted of 45,085 at $6.65 per share for 1997, and 69,166 at $7.32 per share for 1996 and 1995 (as restated for the effect of stock dividends). In 1997, prior to the stock dividend, 28,180 rights were exercised at $7.32 per share. Compensation expense charged to operations in 1997, 1996 and 1995 was $657, $112 and $229 and is based on an increase in market value. The liability at December 31, 1997 and 1996 was $1,132 and $1,022.

Effective May 1, 1995, the Corporation authorized a nonqualified stock option plan providing stock options to directors and key members of management. A total of 47,916 shares of common stock for directors and 68,244 shares for management were available for grant at a price equal to the market price of the stock at the date of grant. Options granted to directors at the effective date are exercisable any time after the date of grant, and options granted to directors elected after the effective date are exercisable after two years. Options granted to management become 20% exercisable after one year and 20% each subsequent year. The Plan is effective for five years and options must be exercised within ten years from the date of grant.

A summary of the Corporation's stock option activity, and related information for the years ended December 31, follows (adjusted for stock dividends):


                                                              1997                               1996
                                                              ----                               ----

                                                                    Weighted                           Weighted
                                                                     Average                            Average
                                                                    Exercise                           Exercise
                                                   Options            Price           Options            Price
                                                   -------            -----           -------            -----
Outstanding beginning of year                      79,220         $    19.34          52,539            $  18.85
Granted                                            28,160              24.20          26,681               20.30
Exercised                                               -                                  -                   -
Forfeited                                            (624)             19.69               -                   -
                                                  --------        ----------         -------              ------

Outstanding end of year                            106,756        $    20.62          79,220          $    19.34
                                                  ========        ==========         =======          ==========
Exercisable at end of year                          49,697        $    19.00          41,818          $    18.85
                                                  ========        ===========        =======          ==========

Weighted average fair value per
  option granted during the year                  $   5.31                           $  3.71


Options outstanding at December 31, 1997 have a weighted average remaining life of 8.8 years, with exercise prices ranging from $18.86 to $24.20.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN (Continued)

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," requires use of option valuation models which management believes are not necessarily reliable in valuing the Corporation's stock options. Under APB 25, because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share has been determined as if the Corporation had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years 1997, 1996 and 1995, respectively: risk-free interest rates of 6.6%, 6.5% and 6.4%; dividend yields of 2%; volatility factors of the expected market price of the Corporation's common stock of .16, .05 and .06, and a weighted average expected life of the options of five years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Corporation's pro forma information follows (in thousands except for earnings per share information):

                                                              1997                 1996                1995
                                                              ----                 ----                ----
Pro forma net income                                       $       4,706      $        4,034      $       3,220
Pro forma earnings per share
    Basic                                                  $        2.18      $         1.87      $        1.49
    Diluted                                                $        2.16      $         1.86      $        1.49


In future years, the pro forma effect of not applying this standard may increase if additional options are granted.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 12 - INCOME TAXES

Income taxes consist of the following:

                                                               1997                1996                1995
                                                               ----                ----                ----
    Currently payable                                      $       2,626      $        2,165      $       1,610
    Deferred income taxes (benefit)                                  (57)                (62)               181
                                                           --------------     --------------      -------------

       Total                                               $       2,569      $        2,103      $       1,791
                                                           =============      ==============      =============


The following is a reconciliation of statutory federal income taxes and the amount computed by applying the statutory rate of 34% to income before income taxes:


                                                               1997                1996                1995
                                                               ----                ----                ----
Statutory rate applied to income before
  income taxes                                             $       2,508      $        2,106      $      1,756
Add/(deduct)
    Tax exempt interest income                                      (303)               (301)             (218)
    State tax expense (net of federal benefit)                       405                 346               300
    Other                                                            (41)                (48)              (47)
                                                           --------------     --------------      -------------

       Total                                               $       2,569      $        2,103      $       1,791
                                                           =============      ==============      =============

The net deferred tax asset reflected in the consolidated balance sheet is comprised of the following components as of December 31:


                                                                                   1997                1996
                                                                                   ----                ----

Deferred tax assets:
    Allowance for loan losses                                                 $          510      $         404
    Accrued stock appreciation rights                                                    448                405
    Accrued postretirement benefit obligation                                            271                236
    Deferred compensation                                                                237                169
    Deferred loan fees                                                                   132                225
    Net operating loss carryforward                                                       26                 54
    Net unrealized loss on securities available-for-sale                                  59                204
                                                                              --------------      -------------
       Total deferred tax assets                                                       1,683              1,697

Deferred tax liabilities:
    Depreciation                                                                        (220)              (234)
    Net pension benefit                                                                 (765)              (756)

    Other                                                                               (169)               (90)
                                                                              ---------------     -------------
Total deferred tax liabilities                                                        (1,154)            (1,080)

Valuation allowance                                                                        -                  -
                                                                              --------------      -------------

    Net deferred tax asset                                                    $          529      $         617
                                                                              ==============      =============

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


NOTE 12 - INCOME TAXES (Continued)

The Corporation has the following tax carryforwards at December 31, 1997:


                                                         Tax Carryforward                 Expiration
                                                         ----------------                 ----------
                                                                                   2001                2002
                                                                                   ----                ----
    Regular tax
       Net operating loss                                    $      77           $     32           $      45

    Alternative minimum tax
       Net operating loss                                    $      44           $     32           $      12


Federal tax laws restrict the use of the net operating loss carryforwards listed above. Utilization is limited to $83 each year until fully used and is also dependent upon future taxable income of the Bank exceeding such amounts.


NOTE 13 - PER SHARE DATA

In November 1997, the Corporation issued 197,597 shares of common stock in connection with a 10% stock dividend. In September 1996, the Corporation issued 329,329 shares of common stock in connection with a 20% stock dividend. In
October 1995, the Corporation issued 149,695 shares of common stock in connection with a 10% stock dividend. Earnings and dividend per share amounts have been retroactively restated for the stock dividends. Stock options outstanding in 1995 were antidilutive and have been excluded from weighted average shares. The following illustrates the computation of basic and diluted earnings per share.


                                                               1997                1996                1995
                                                               ----                ----                ----
Basic earnings per share
 Net income                                                $       4,808      $        4,091      $       3,375
Weighted average shares outstanding                            2,161,386           2,161,518          2,161,659
                                                           -------------      --------------      -------------

    Basic earnings per share                               $        2.22      $         1.89      $        1.56
                                                           =============     ===============      =============


Diluted earnings per share
 Net income                                                $       4,808      $        4,091      $       3,375

Weighted average shares outstanding                            2,161,386           2,161,518          2,161,659
Stock Options                                                    106,756              79,220                  -
Assumed shares repurchased upon exercise                         (85,485)            (75,670)                 -
                                                           --------------     ---------------     -------------
    Diluted average shares outstanding                          2,182,657          2,165,068          2,161,659
                                                           --------------     ---------------     -------------

    Diluted earnings per share                             $         2.20     $         1.89      $        1.56
                                                           ==============     ==============      =============


                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


NOTE 14 - CAPITAL REQUIREMENTS

The Corporation and Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes the Corporation and Bank meet all applicable capital adequacy requirements as of December 31, 1997.

As of December 31, 1997, the Corporation and Bank were categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

The Corporation's actual consolidated capital amounts and ratios are presented in the following table (in millions). The Bank's actual capital amounts and ratios are not materially different from the consolidated amounts below.


                                                                                                 Minimum Required
                                                                                                    To Be Well-
                                                                      Minimum Required           Capitalized Under
                                                                         For Capital             Prompt Corrective
                                                 Actual               Adequacy Purposes         Action Regulations
                                          Amount        Ratio        Amount        Ratio       Amount        Ratio
                                          ------        -----        ------        -----       ------        -----
1997
----
Total capital (to risk weighted assets)   $ 41.1        13.3%        $ 24.8         8.0%       $ 31.0        10.0%
Tier 1 capital (to risk weighted assets)    37.7        12.1           12.4         4.0          18.6         6.0
Tier 1 capital (to average assets)          37.7         8.8           17.2         4.0          21.5         5.0

1996
----
Total capital (to risk weighted assets)   $ 37.2        13.3%        $ 22.5         8.0%       $ 28.1        10.0%
Tier 1 capital (to risk weighted assets)    34.0        12.1           11.2         4.0          16.9         6.0
Tier 1 capital (to average assets)          34.0         8.6           15.9         4.0          19.8         5.0


The Bank is also subject to state regulations restricting the amount of dividends payable to the Corporation. At December 31, 1997, these regulations pose no practical restriction on the Bank's ability to pay dividends at historical levels.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank leases branch facilities under operating leases expiring in various years through 2007. Expense for leased premises was $188, $181 and $143 for 1997, 1996 and 1995.
Future minimum lease payments are as follows:

            1998                                                 $     212
            1999                                                       205
            2000                                                       185
            2001                                                       104
            2002                                                       101
            2003 through 2007                                          311
                                                                 ---------

                 Total                                           $   1,118
                                                                 =========

In the ordinary course of business, the Bank has loans, commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policy to make such commitments as it uses for on-balance sheet items.

At December 31, off-balance sheet financial instruments whose contract amount represents credit risk are summarized as follows:


                                                                                   1997                1996
                                                                                   ----                ----

         Unused lines of credit                                               $       33,686      $      28,752
         Commitments to make loans                                                     4,964              8,965
         Standby letters of credit                                                     2,189              1,426
         Commercial letters of credit                                                     78                 89



Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land and other items. These commitments are generally variable rate or carry a term of one year or less.

The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $4,931 and $4,785 at December 31, 1997 and 1996. These reserves do not earn interest.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)




NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair values of the Corporation's financial instruments as of December 31 are as follows:


                                                            1997                               1996
                                                            ----                               ----
                                                  Carrying            Fair           Carrying           Fair
                                                   Value             Value            Value             Value
                                                   -----             -----            -----             -----
Financial assets:
   Cash and cash equivalents                   $      30,901    $      30,901     $      29,380    $      29,380
   Securities available-for-sale                      66,577           66,577            88,206           88,206
   Securities held-to-maturity                         5,268            5,378             6,156            6,147
   Loans held for sale                                 7,640            7,768             5,877            5,979
   Loans, net                                        308,763          310,115           265,742          266,359
   Federal Home Loan Bank stock                        1,242            1,242             1,116            1,116
   Accrued interest receivable                         4,359            4,359             3,929            3,929

Financial liabilities:
   Deposits                                    $    (355,195)   $    (356,623)    $    (341,550)   $    (342,751)
   Short-term borrowings                             (20,372)         (20,372)          (24,521)         (24,521)
   Long-term debt                                    (19,886)         (20,076)           (9,265)          (9,145)
   Accrued interest payable                           (1,332)          (1,332)           (1,284)          (1,284)



The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, short-term borrowings, accrued interest, and variable rate loans or deposits that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For loans held for sale, the fair value of loans held for sale is based on quoted market prices. For commercial, real estate, consumer, and other loans, fair value is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Federal Home Loan Bank stock is restricted in nature and is not actively traded on a secondary market and the carrying amount is a reasonable estimate of fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. For long-term debt, rates are currently available to the Corporation for debt with similar terms and remaining maturities. The estimated fair value for off-balance sheet loan commitments approximates carrying value and are not considered significant to this presentation.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


NOTE 17 - PARENT COMPANY STATEMENTS

Presented below are condensed balance sheets, statements of income and cash flows for the parent company:

                            CONDENSED BALANCE SHEETS
                           December 31, 1997 and 1996
                          (Dollar amounts in thousands)


                                                                                   1997                1996
                                                                                   ----                ----
ASSETS
Cash on deposit with subsidiary                                               $          758      $         722
Investment in bank                                                                    38,576             34,819
Other assets                                                                             720                461
                                                                              --------------      -------------

                                                                              $       40,054      $      36,002
                                                                              ==============      =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities                                                                            1,585              1,356

Shareholders' equity                                                                  38,469             34,646
                                                                              --------------      -------------

                                                                              $       40,054      $      36,002
                                                                              ==============      =============

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 17 - PARENT COMPANY STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
              For the years ended December 31, 1997, 1996 and 1995
                          (Dollar amounts in thousands)

                                                                          1997            1996           1995
                                                                          ----            ----           ----

Operating income
    Dividends received from subsidiary bank                            $     1,714    $     1,570    $       920
    Interest income                                                             10              3              -
                                                                       -----------    -----------    -----------
                                                                             1,724          1,573            920

Operating expenses                                                             742            192            335
                                                                       -----------    -----------    -----------

Income before income taxes and equity in
  undistributed earnings of subsidiary                                         982          1,381            585

Income tax benefit                                                             290             75            134
                                                                       -----------    -----------    -----------
Income before equity in undistributed earnings of bank                       1,272          1,456            719

Equity in undistributed earnings of bank                                     3,536          2,635          2,656
                                                                       -----------    -----------    -----------

Net income                                                             $     4,808    $     4,091    $     3,375
                                                                       ===========    ===========    ===========



                       CONDENSED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1997, 1996 and 1995
                          (Dollar amounts in thousands)

                                                                          1997            1996           1995
                                                                          ----            ----           ----

Cash flows from operating activities
    Net income                                                         $     4,808    $     4,091    $     3,375
    Adjustments to reconcile net income to net cash
      from operating activities
       Amortization of deferred costs                                            6              6              6
       Equity in undistributed earnings of bank                             (3,536)        (2,635)        (2,656)
       Other assets and other liabilities                                      (36)           215            177
                                                                       ------------   -----------    -----------
          Net cash from operating activities                                 1,242          1,677            902

Cash flows from financing activities
    Principal payments on long-term debt                                         -           (224)           (81)
    Dividends paid                                                          (1,201)          (989)          (778)
    Purchase of treasury shares                                                 (5)            (3)            (4)
                                                                       ------------   -----------    -----------
       Net cash from financing activities                                   (1,206)        (1,216)          (863)
                                                                       ------------   -----------    -----------

Net change in cash and cash equivalents                                         36            461             39

Cash and cash equivalents at beginning of year                                 722            261            222
                                                                       -----------    -----------    -----------

Cash and cash equivalents at end of year                               $       758    $       722    $       261
                                                                       ===========    ===========    ===========


                          LAFAYETTE BANCORPORATION 27.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)



NOTE 18 - BRANCH ACQUISITION

In September 1996, the Bank purchased a branch in Monticello, Indiana from another institution. The fair value of assets acquired was $923, the fair value of liabilities assumed was $18,114, and the Bank received $16,298 of cash at settlement. Goodwill and core deposit intangibles associated with this purchase amounted to $893.

                               STOCK INFORMATION

         The common stock of Lafayette Bancorporation, Lafayette, Indiana, is traded on the OTC Bulletin Board under the trading symbol of LAYB (Cusip No. 505893-10-7). At the close of business on December 31, 1997, there were 2,161,370 shares outstanding held by approximately 500 shareholders. Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Common Shares of the corporation, these prices would not necessarily reflect the prices which the Shares would trade in an active market.


                                           Price Per Share            Dividend
                                           ---------------            --------
                                      High                        Low               Declared
                                      ----                        ---               --------
1997
----

First Quarter              $        21 7/8            $        21 1/4            $        .11
Second Quarter                      24 1/16                    21 7/8                     .12
Third Quarter                       27                         24 1/16                    .12
Fourth Quarter                      31 3/4                     27                         .21

1996
----

First Quarter              $        20 5/8           $        18 3/4             $       .10
Second Quarter                      20 7/16                   20 1/16                    .10
Third Quarter                       20 7/16                   19 1/2                     .11
Fourth Quarter                      20 1/4                    19 9/16                    .15


* Data adjusted for all stock dividends, including a 10% stock dividend to shareholders of record on September 30, 1997, paid on November 1, 1997.

     The following firms have transacted business in Lafayette Bancorporation common stock during the past year:

         Chicago Corporation
         City Securities Corporation
         JJB Hilliard, WL Lyons, Inc.
         McDonald & Company Securities, Inc.
         Merrill Lynch
         Monroe Securities, Inc.
         Robert Thomas Securities located at Lafayette Bank & Trust Co. Salomon Smith Barney

     Transfer Agent: Lafayette Bancorporation, 133 North Fourth Street, P.O. Box 1130, Lafayette, Indiana 47902-1130.