Form 10-K, Exhibit 13
period 1998-12-31
LAFAYETTE BANCORPORATION
filed 1999-03-30
CIK 1035373


                                                    LAFAYETTE BANCORPORATION
                                                      FINANCIAL HIGHLIGHTS
 (Dollars in thousands, except
  per share data)                               1998              1997             1996              1995             1994
                                            --------------    --------------   --------------    --------------   --------------

 YEAR ENDED DECEMBER 31
 Net interest income                              $17,762           $16,386          $14,203           $12,776          $12,635
 Noninterest income                                 4,916             4,168            3,422             2,790            2,580
 Noninterest expense                               13,610            12,557           11,191            10,220            9,689
 Net income                                         5,377             4,808            4,091             3,375            3,233


 PER COMMON SHARE (1)
 Net income                                         $2.26             $2.02            $1.72             $1.42            $1.36
 Cash dividends                                      0.56              0.51             0.42              0.33             0.30
 Book value                                         17.90             16.18            14.57             13.40            11.90


 AT DECEMBER 31
 Assets                                          $483,969          $439,029         $414,391          $372,265         $360,221
 Investment securities                             81,835            71,845           94,362            93,042           94,893
 Loans held for sale                               10,086             7,640            5,877             2,473                -
 Loans, total                                     353,828           312,227          268,940           228,643          224,680
 Deposits                                         395,546           355,195          341,550           308,652          296,763
 Shareholders' equity                              42,614            38,469           34,646            31,875           28,294


 AVERAGE BALANCES
 Assets                                          $455,268          $416,957         $377,623          $351,782         $338,537
 Investment securities                             76,928            80,606           91,802            90,749           88,697
 Loans held for sale                                6,095             5,522            4,989             1,092                -
 Loans, total                                     327,412           289,197          242,286           220,117          213,722
 Deposits                                         371,067           345,739          313,621           293,916          282,746
 Shareholders' equity                              40,814            36,530           33,133            30,125           27,684


 KEY RATIOS
 Return on average assets                           1.18%             1.15%            1.08%             0.96%            0.95%
 Return of average equity                          13.17%            13.16%           12.35%            11.20%           11.68%
 Efficiency ratio                                  58.46%            59.63%           61.66%            64.11%           62.33%


(1) Per share data has been retroactively adjusted to reflect stock dividends and splits. Amounts do not consider the dilutive effect of stock options outstanding.


      13.2

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


                            INTRODUCTION AND OVERVIEW

Lafayette Bancorporation ("Corporation") is a one-bank holding company located in Lafayette, Indiana. The Corporation's wholly-owned subsidiary, Lafayette Bank and Trust Company ("Bank"), conducts business in fourteen offices located in Tippecanoe and White Counties, Indiana. The Bank is engaged in a variety of financial services, including accepting deposits; making commercial and consumer loans; originating mortgage loans; providing personal and corporate trust services; providing investment advisory and brokerage services; and providing auto, homeowners, and other insurance products.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Corporation's operations for the three years ended December 31, 1998, 1997, and 1996, and financial condition as of December 31, 1998 and 1997. This information should be read in conjunction with the accompanying consolidated financial statements and footnotes contained elsewhere in this report.

                            MERGERS AND ACQUISITIONS

In October, 1998, the Bank signed a definitive agreement to acquire three branches of Bank One, Indiana, NA located in DeMotte, Remington, and Rensselaer, Indiana. Under the terms of the agreement, the Bank will acquire all of the deposits, selected loans, and all physical facilities of the branches. Intangibles associated with this transaction are expected to be approximately $13 million. All required regulatory approvals have been received, and the transaction is expected to close in March, 1999. See footnote 18 for additional information regarding this acquisition.

      13.3

                              RESULTS OF OPERATIONS

The major components of the Corporation's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary.


                                                                    For the years ended December 31,
                                                      1998          1997           1996          1995          1994
                                                  ---------------------------- ------------- ------------- -------------
              SUMMARY OF OPERATIONS
Interest income - tax equivalent  (1)                   $35,329       $32,415       $28,739       $26,267       $23,981
Interest expense                                         16,963        15,525        14,012        13,115        11,016
                                                  ---------------------------- ------------- ------------- -------------
  Net interest income - tax equivalent (1)               18,366        16,890        14,727        13,152        12,965
Tax equivalent adjustment (1)                              (604)         (504)         (524)         (376)         (330)
                                                  ---------------------------- ------------- ------------- -------------
  Net interest income                                    17,762        16,386        14,203        12,776        12,635
Provision for loan losses                                  (980)         (620)         (240)         (180)         (600)
Noninterest income                                        4,916         4,168         3,422         2,790         2,580
Noninterest expense                                      13,610        12,557        11,191        10,220         9,689
                                                  ---------------------------- ------------- ------------- -------------

Income before income taxes                                8,088         7,377         6,194         5,166         4,926
Income tax expense                                        2,711         2,569         2,103         1,791         1,693
                                                  ---------------------------- ------------- ------------- -------------

NET INCOME                                               $5,377        $4,808        $4,091        $3,375        $3,233
                                                  ============================ ============= ============= =============


               PER SHARE DATA (2)
Net income                                                $2.26         $2.02         $1.72         $1.42         $1.36
Cash dividends                                             0.56          0.51          0.42          0.33          0.30
Shareholders' equity, end of year                         17.90         16.18         14.57         13.40         11.90


        SELECTED ACTUAL YEAR-END BALANCES
Total assets                                           $483,969      $439,029      $414,391      $372,265      $360,221
Earning assets                                          449,359       406,954       378,345       333,153       323,904
Investment securities available-for-sale                 76,956        66,577        88,206        90,881        41,339
Investment securities held-to-maturity                    4,879         5,268         6,156         2,161        53,554
Loans held for sale                                      10,086         7,640         5,877         2,473             -
Loans                                                   353,828       312,227       268,940       228,643       224,680
Allowance for loan losses                                (4,241)       (3,464)       (3,198)       (3,200)       (3,309)
Total deposits                                          395,546       355,195       341,550       308,652       296,763
Noninterest-bearing demand deposits                      48,657        42,752        43,579        43,950        37,875
Interest-bearing demand deposits                         54,294        47,054        47,945        46,940        49,081
Savings deposits                                        116,014        96,974        87,938        77,287        67,607
Time deposits                                           176,581       168,415       162,088       140,475       142,200
Long-term borrowings                                     23,854        19,886         9,265         8,905         9,738
Shareholders' equity                                     42,614        38,469        34,646        31,875        28,294


            SELECTED AVERAGE BALANCES
Total assets                                           $455,268      $416,957      $377,623      $351,782      $338,537
Earning assets                                          422,772       387,277       348,218       323,495       313,684
Securities                                               76,928        80,606        91,802        90,749        88,697
Loans held for sale                                       6,095         5,522         4,989         1,092             -
Loans                                                   327,412       289,197       242,286       220,117       213,722
Allowance for loan losses                                (3,766)       (3,254)       (3,210)       (3,269)       (3,461)
Total deposits                                          371,067       345,739       313,621       293,916       282,746
Noninterest-bearing demand deposits                      39,312        35,728        35,655        35,822        33,622
Interest-bearing demand deposits                         48,777        47,945        45,086        45,614        46,757
Savings deposits                                        108,019        94,360        82,535        71,406        69,558
Time deposits                                           174,959       167,706       150,345       141,074       132,809
Long-term borrowings                                     22,101        13,940         8,458         9,216        10,289
Shareholders' equity                                     40,814        36,530        33,133        30,125        27,684


        RATIOS BASED ON AVERAGE BALANCES
Loans to deposits (3)                                    88.24%        83.65%        77.25%        74.89%        75.59%
Return on average assets                                  1.18%         1.15%         1.08%         0.96%         0.95%
Return on average equity                                 13.17%        13.16%        12.35%        11.20%        11.68%
Dividend payout ratio                                    24.94%        24.98%        24.18%        23.05%        21.81%
Leverage capital ratio                                    8.82%         8.76%         8.59%         8.77%         8.27%
Efficiency ratio (4)                                     58.46%        59.63%        61.66%        64.11%        62.33%


                   OTHER DATA
Number of employees (FTE)                                   220           213           205           192           185
Average common shares outstanding (2)                 2,380,342     2,377,618     2,377,750     2,377,891     2,377,931
Cash dividends declared                                  $1,341        $1,201          $989          $778          $705



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

      13.4

The Corporation earned $5,377,000,  $4,808,000, and $4,091,000, or $2.26, $2.02,
and $1.72 per share for the years ended December 31, 1998, 1997, and 1996, respectively. Net interest income growth accounted for a significant portion of the 11.8% and 17.5% earnings increase the Corporation recorded in 1998 and 1997, respectively. Earnings were boosted in both years by increased net gains on loans sold in the secondary mortgage market, in addition to increased fees generated by the Bank's investment brokerage department. Conversely, offsetting a portion of 1998 and 1997 profits were increases recognized in the Corporation's provision for loan losses and salaries and employee benefits.

Return on average assets (ROA) was 1.18%, 1.15%, and 1.08% for the periods ending December 31, 1998, 1997, and 1996, respectively, while return on average equity (ROE) was 13.17%, 13.16%, and 12.35% for those same time periods.

      13.5

                               NET INTEREST INCOME

Net interest income is the most significant component of the Corporation's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and the overall level of interest rates. Although there are a certain number of these factors which can be controlled by management policies and actions, certain other factors, such as the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws are beyond the control of management. Tables 1 through 4 are an integral part in analyzing the components of net interest income and the changes which have occurred between the time periods presented. Table 1 shows the Corporation's net interest income from 1994 through 1998. Table 2 - Average Balance Sheets and Interest Rates represent the major components of interest-earning assets and interest-bearing liabilities. For analytical purposes, interest income presented in the table has been adjusted to a tax equivalent basis assuming a 34% tax rate for all years. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets.

      13.6

                                                                          Years ended December 31,
                                                      1998                         1997                         1996
                                          ----------------------------  ---------------------------  ------------------------------
                                          Average             Average   Average            Average   Average                Average
            ASSETS                        Balance   Interest   Rate     Balance  Interest    Rate    Balance    Interest      Rate
                                          ----------------------------  ---------------------------  ------------------------------
Interest earning assets
  Securities
    Taxable                               $55,973    $3,217    5.75%    $64,119  $3,857     6.02%    $71,716     $4,219      5.88%
    Tax-exempt (1)                         20,978     1,502    7.16%     17,160   1,185     6.91%     20,805      1,424      6.84%
    Unrealized loss on AFS securities         (23)       -                 (673)     -                  (719)        -
                                          --------  -------   ------    -------- -------  -------    --------    -------    -------
      Total securities                     76,928     4,719    6.13%     80,606   5,042     6.26%     91,802      5,643      6.15%
  Loans (1)(2)
    Commercial                            153,030    13,916    9.09%    121,295  11,206     9.24%     89,545      8,493      9.48%
    Real estate                           129,380    11,012    8.51%    118,156  10,173     8.61%    102,257      8,772      8.58%
    Installment and other consumer         51,097     4,975    9.74%     55,254   5,311     9.61%     54,870      5,281      9.62%
    Other                                      -         -                   14       1     7.14%        603         32      5.31%
                                          --------  -------   -------   ------- -------   -------    --------    -------    -------
      Total loans                         333,507    29,903    8.97%    294,719  26,691     9.06%    247,275     22,578      9.13%

  Interest-bearing balances with
    other financial institutions              153         8    5.23%         -       -                    -          -
  Federal Home Loan Bank stock              1,464       117    7.99%      1,210      96     7.93%      1,106         87      7.87%
  Federal funds sold and overnight
       balances                            10,720       582    5.43%     10,742     586     5.46%      8,035        431      5.36%
                                          --------  -------  -------    ------- -------   -------    -------     -------    -------
  Total earning assets                    422,772   $35,329    8.36%    387,277 $32,415     8.37%    348,218    $28,739      8.25%
                                          =======   =======  =======    ======= =======   =======    =======    ========    =======

Noninterest earning assets
  Allowance for loan losses                (3,766)                       (3,254)                      (3,210)
  Premises and equipment                    6,417                         6,177                        5,752
  Cash and due from banks                  16,309                        15,520                       14,785
  Accrued interest and other assets        13,536                        11,237                       12,078
                                          -------                       --------                     -------
  Total assets                           $455,268                      $416,957                     $377,623
                                         ========                      =========                    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Deposits
    Interest-bearing demand deposits     $48,777       $610    1.25%    $47,945    $657    1.37%     $45,086       $831      1.84%
    Savings deposits                     108,019      4,339    4.02%     94,360   3,702    3.92%      82,535      3,134      3.80%
    Time deposits                        174,959      9,957    5.69%    167,706   9,578    5.71%     150,345      8,743      5.82%
                                        ---------  ---------  -------  -------- -------  -------    ---------  --------    -------
      Total interest-bearing deposits    331,755     14,906    4.49%    310,011  13,937    4.50%     277,966     12,708      4.57%
  Borrowed funds
    Short-term borrowings                 15,581        712    4.57%     15,129     711    4.70%      16,661        781      4.69%
    Long-term debt                        22,101      1,345    6.09%     13,940     877    6.29%       8,458        523      6.18%
                                        --------   ---------  -------  -------- --------  ------     --------   -------      -----
      Total borrowed funds                37,682      2,057    5.46%     29,069   1,588    5.46%      25,119      1,304      5.19%
                                        --------   ---------  -------  -------- --------  ------     --------   -------      -----
  Total interest-bearing liabilities     369,437    $16,963    4.59%    339,080 $15,525    4.58%     303,085    $14,012      4.62%
                                        ========   =========  =======  ======== ========  ======     ========   =======      =====

Noninterest-bearing liabilities
  Noninterest-bearing demand deposits   39,312                           35,728                       35,655
  Accrued interest and other liabilities 5,705                            5,619                        5,750
  Shareholders' equity                  40,814                           36,530                       33,133
                                        ------                           -------                      -------
  Total liabilities and
    shareholders' equity              $455,268                         $416,957                     $377,623
                                      ========                         ========                     =========

Interest margin recap
  Net interest income and
    interest rate spread                           $18,366    3.76%             $16,890     3.79%                $14,727     3.63%
                                                   ========  ======             ========    ======               ========    ======
  Net interest income margin                                  4.34%                         4.36%                            4.23%
                                                             ======                         ======                           ======

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years.
(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income.  Loan fees were $1,090 for 1998, $912 for 1997, and $928 for 1996.

      13.7

Table 3 - Net Interest Earning Assets illustrates net interest-earning assets and liabilities for 1998, 1997, and 1996.


                                                                 1998                   1997                  1996
                                                         ---------------------  ---------------------  --------------------
Average interest-earning assets.......                               $422,772               $387,277              $348,218
Average interest-bearing liabilities..                                369,437                339,080               303,085
                                                         ---------------------  ---------------------  --------------------

              Net interest-earning assets                             $53,335                $48,197               $45,133
                                                         =====================  =====================  ====================

Table 4 - Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1996 through 1998. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each as a basis for the allocation. Nonaccrual loans were included in the average loan balances used in determining the yields.


                                          1998-1997                                   1997-1996
                           ------------------------------------------   ----------------------------------------
                                           Change        Change                         Change       Change
                              Total        Due To        Due To            Total        Due To       Due To
INTEREST INCOME              Change        Volume         Rate            Change        Volume        Rate
                           ------------------------------------------   ----------------------------------------

Loans                         3,212         3,480          (268)           4,113        4,298         (185)
Securities
  Taxable                      (640)         (439)         (201)            (362)        (457)          95
  Tax-exempt                    317           272            45             (239)        (252)          13
Interest-bearing balances with
other financial institutions      8             8             -                -            -            -
FHLB stock                       21            20             1                9            8            1
Federal funds sold and
  overnight balances             (4)           (1)           (3)             155          148            7
                           ------------------------------------------    ----------------------------------------

Total interest income         2,914         3,340          (426)           3,676        3,745          (69)
                           ==========================================    ========================================

INTEREST EXPENSE

Interest-bearing DDA            (47)           11           (58)            (174)          50         (224)
Savings deposits                637           547            90              568          461          107
Time deposits                   379           413           (34)             835          994         (159)
Short-term borrowings             1            21           (20)             (70)         (72)           2
Long-term borrowings            468           498           (30)             354          345            9
                           ------------------------------------------    ----------------------------------------

Total interest expense        1,438         1,490           (52)           1,513        1,778         (265)
                           ==========================================    ========================================

Net Interest income           1,476         1,850          (374)           2,163        1,967          196
                           ==========================================    ========================================

Net interest income on a tax equivalent basis for 1998 was 8.7% higher than that for 1997, while the net interest margin for 1998 was 4.34%, or 2 basis points lower than the prior year. Tax equivalent net interest income was 14.7% higher in 1997 compared to 1996, as the net interest margin increased 13 basis points to 4.36% from that of 1996.

There were a number of similarities between the events of 1998 and 1997 in terms of growth the Corporation experienced, as well as the interest rate environment in which the Corporation operated. The most noticeable difference between the two years was that the interest rate environment declined at a more rapid pace in 1998 than in 1997. This downward trend in the interest rate environment resulted in earning assets repricing at a quicker pace and at a lower interest rate than the repricing and maturity of certain interest-bearing liabilities. Overall, the increase in net interest-earning asset volume during the year more than adequately compensated for the general decline in yields, which resulted in higher net interest income, but a lower net interest margin.

      13.8

The increase in 1997 net interest income was due to the combination of increased earning asset volume, along with lower cost of funds due to the general decline in interest rates during the last half of 1997. The Corporation continued the shift from investment securities to loans, and although average investment securities yields increased from the prior year, management enhanced earnings through the higher yields associated with loans. Much like 1998, the 1997 loan growth was supported with deposit growth, the shift from investment securities, and additional long-term debt. Also adding to 1997 net interest income was the effect of lower interest rates paid on interest-bearing liability accounts, which reduced the Corporation's cost of funds 4 basis points from the prior year.

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

Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The recorded values of loans and leases actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. The Corporation's policy is to charge-off loans when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery.

      13.9

                                       1998             1997            1996            1995            1994
                                 ---------------- --------------- ---------------  -------------- ---------------

Balance at beginning of year          $3,464          $3,198          $3,200          $3,309          $3,459

Loans charged-off
  Commercial and agricultural            (37)           (126)           (202)           (294)           (796)
  Real estate                              0               0               0               0               0
  Installment                           (374)           (424)           (343)           (262)           (172)
                                 ---------------- --------------- ---------------  -------------- ---------------
               Total charge-offs        (411)           (550)           (545)           (556)           (968)
                                 ---------------- --------------- ---------------  -------------- ---------------

Charge-offs recovered
  Commercial and agricultural            124             126             250             190             179
  Real estate                              0               0               0               0               0
  Installment                             84              70              53              77              39
                                 ---------------- --------------- ---------------  -------------- ---------------
               Total recoveries          208             196             303             267             218
                                 ---------------- --------------- ---------------  -------------- ---------------

Net loans charged-off                   (203)           (354)           (242)           (289)           (750)
Current year provision                   980             620             240             180             600
                                 ---------------- --------------- ---------------  -------------- ---------------

Balance at end of year                $4,241          $3,464          $3,198          $3,200          $3,309
                                 ================ =============== ===============  ============== ===============

Loans at year end, excluding
  loans held for sale               $353,828        $312,227        $268,940        $228,643        $224,680

Ratio of allowance to loans
  at year end                          1.20%           1.11%           1.19%           1.40%           1.47%

Average loans                       $327,412        $289,197        $242,286        $220,117        $213,722

Ratio of net loans charged-off
  to average loans                     0.06%           0.12%           0.10%           0.13%           0.35%


                                             Allocation of allowance for loan losses at December 31,
                                      1998             1997            1996            1995            1994
                                 ---------------- --------------- ---------------  -------------- ---------------

Commercial and agricultural          $2,499          $1,200          $1,245            $942          $1,106
Real estate                             486             340              50              50              50
Installment                             570             560             550             550             550
Unallocated                             686           1,364           1,353           1,658           1,603
                                 ---------------- --------------- ---------------  -------------- ---------------
Total                                $4,241          $3,464          $3,198          $3,200          $3,309
                                 ================ =============== ===============  ============== ===============

      13.10

Nonperforming assets and their relative percentages to loan balances are presented in Table 6 - Nonperforming Assets. The level of nonperforming loans and leases is an important element in assessing asset quality and the relevant risk in the credit portfolio. Nonperforming loans include nonaccrual loans, restructured loans and loans delinquent 90 days or more. Loans are evaluated for nonaccrual when payments are past due over 90 days. Another element associated with asset quality is other real estate owned (OREO), which represents properties acquired by the Corporation through loan defaults by customers.


                                                                           As of December 31,
                                             -------------------------------------------------------------------------------
                                                 1998             1997               1996            1995          1994
                                             -------------- ------------------  ---------------- ------------- -------------
Principal balance
  Nonaccrual                                        $1,468               $127              $178          $381          $474
  Restructured                                         197                350               482           661           761
  90 days or more past due                             775                505               735           796           228
                                             -------------- ------------------  ---------------- ------------- -------------

         Total nonperforming loans                  $2,440               $982            $1,395        $1,838        $1,463
                                             ============== ==================  ================ ============= =============

Nonperforming loans as a percent
   of loans                                          0.69%              0.31%             0.52%         0.80%         0.65%

Other real estate owned                                $22               $230              $116          $436        $1,092

OREO as a percent of loans                           0.01%              0.07%             0.04%         0.19%         0.49%

Allowance as a percent of
  nonperforming loans                              173.81%            352.75%           229.25%       174.10%       226.18%


For nonaccrual and restructured loans for the years ended December 31:
   Interest income under
      original terms                                  $146                $55               $74          $113           $95
   Interest income which
      was recorded                                      17                 27                56            50            51

      13.11

The consolidated provision for loan losses was $980,000, $620,000, and $240,000 for 1998, 1997, and 1996, respectively. Although nonperforming loan totals and delinquency trends have been moving upward during the latter part of 1998, management believes the level of nonperforming loans remains at a very manageable level as a percent of loans.

The allowance as a percent of loans had been declining in the two years prior to the current year. Management's identification of a specific area of risk, along with the Corporation's continued loan growth and increased nonperforming loan totals resulted in management's decision to increase the provision for loan losses to $980,000 for 1998. With hog prices dropping significantly during the latter part of the fourth quarter of 1998, management conducted an analysis of the pork producer sector. This review indicated the Corporation had extended in excess of $8 million dollars to these hog-producing borrowers, and, as a result, management allocated a specific reserve to these credits.

During 1998 there was a shift in the allocation of allowance for loan losses. This movement, primarily from the unallocated to the commercial and agricultural category, occurred primarily due to the combination of higher nonaccrual loan balances and the identification of the potential risks associated with pork producer credits.

The $380,000 increase in the 1997 provision for loan losses was primarily attributed to the 13.2% average growth experienced in the overall loan portfolio. The amount of future year provisions for loan losses will be subject to adjustment based on future evaluations of the loan loss reserve adequacy.

While the restructured loan category of nonperforming loan totals declined during 1998, increases were realized in nonaccrual and 90 days or more past due balances. A total of seven commercial borrowers with loans totaling approximately $829,000 and three mortgage loan borrowers with loans totaling approximately $525,000 were added to the nonaccrual list in 1998. One commercial loan totaling $556,000 accounted for 67.1% of the $829,000 added to nonaccrual status. A specific reserve allowance has been placed on each of these credits, and management expects losses, if any, will approximate amounts reserved. As of December 31, 1998, loans 90 days or more past due had increased $270,000, or 53.5%, from the prior year. While commercial loan balances in this category declined $65,000, mortgage and indirect installment loan balances increased $183,000 and $104,000, respectively. Management will continue to monitor the activity and performance of these loans.

Management believes five credits totaling approximately $748,000 as of December 31, 1998 met the criteria for an impaired loan. The $556,000 commercial loan mentioned in the above paragraph accounted for 89.5% of the increase from the prior year. A specific reserve allocation has been made in the allowance for loan losses for the excess of the loan balance over the estimated future cash flows in accordance with Statements of Financial Accounting Standard No. 114 and
118. Application of these accounting statements has not had a material effect on Corporation's financial statements.

The $208,000 decrease in other real estate owned ("OREO") in 1998 related to the sale of one parcel of property in February, whereby the Corporation recorded a $43,000 gain. As of December 31, 1998, there were two parcels of other real estate held by the Corporation with a remaining book value of $22,000.

      13.12

Management believes loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that are not included in nonperforming or impaired loans do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources.

In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition, or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreements; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loans. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loans. Also, watch category loans may include credits which, although adequately secured and performing, reflect past delinquency problems or unfavorable financial trends exhibited by the borrowers.

All watch list loans are subject to additional scrutiny and monitoring. The Corporation's philosophy encourages loan officers to identify borrowers that should be monitored in this fashion and believes this process ultimately results in the identification of problem loans in a more timely fashion.

As of December 31, 1998, the Corporation had loans totaling $803,000 on its watch list which were not included in impaired or nonperforming loans.

      13.13

                         NONINTEREST INCOME AND EXPENSE

A listing of noninterest income and expense from 1996 through 1998 and percentage changes between years is included in Table 7 Noninterest Income and Expense.


                                                                  % change                           % change
                                                 1998             from '97            1997           from '96           1996
                                            ----------------  ----------------- ------------------ ---------------------------------
Noninterest Income
Income from fiduciary activities                      $ 964              8.93%              $ 885         8.99%               $ 812
Service charges on deposit accounts                   1,309              4.39%              1,254        12.37%               1,116
Other operating income                                1,382              9.16%              1,266        24.98%               1,013

                                            ----------------  ----------------- ------------------ ------------- -------------------
                                                      3,655              7.34%              3,405        15.78%               2,941

Net gain on loan sales                                1,255             70.52%                736        84.92%                 398
Net realized gain on securities                           6            -77.78%                 27       -67.47%                  83
                                            ----------------  ----------------- ------------------ ------------- -------------------

         Total noninterest income                   $ 4,916             17.95%            $ 4,168        21.80%             $ 3,422
                                            ================  ================= ================== ============= ===================



                                                                  % change                           % change
                                                 1998             from '97            1997           from '96           1996
                                            ----------------  ----------------- ------------------ ---------------------------------
Noninterest Expense
Salaries and employee benefits                      $ 8,206              9.65%            $ 7,484        18.21%             $ 6,331
Occupancy expenses, net                                 891              1.02%                882         5.76%                 834
Equipment expenses                                    1,054              8.66%                970        -3.87%               1,009
Other operating expenses                              3,459              7.39%              3,221         6.76%               3,017
                                            ----------------  ----------------- ------------------ ------------- -------------------

         Total noninterest expense                 $ 13,610              8.39%           $ 12,557        12.21%            $ 11,191
                                            ================  ================= ================== ============= ===================

      13.14

Noninterest income increased 18.0% to $4,916,000 in 1998 compared to $4,168,000 in 1997. Primary sources of noninterest income were income from fiduciary activities, service charges on deposit accounts, and net gain on secondary market mortgage loan sales.

Income from fiduciary activities increased 8.9% during 1998. The majority of the increase was attributed to the following: the general increase in overall market values of trust assets, an increase in the departmental fee structure, and an increase in the number of high market value accounts obtained throughout the year. Service charges on deposit accounts increased 4.4% due to the deposit base growth and more accounts being assessed fees, predominately early withdrawal fees on certificates of deposit. Other operating income rose 9.2% over the prior year primarily due to two areas. An increase in gross fees recorded by the Bank's Investment Center, a full service brokerage operation offered through Raymond James Financial Services, Inc., member NASD/SIPC, in addition to the increase posted in the ATM fee income, primarily due to the first full year effect of surcharge fees assessed on all non-bank customers, accounted for nearly all of the 9.2% increase in other operating income.

Net gain on secondary market mortgage loan sales recorded a 70.5% increase compared to the prior year. The lower interest rate environment coupled with the ongoing strength of the local economy gave rise to a 67.1% increase in the dollar amount of loan originations and a 66.2% increase in the dollar amount of loans sold during the year. Any increase from the origination and sales of mortgage loans is extremely dependent upon the current interest rate environment as well as customer demand. The Corporation has been developing relationships with builders and real estate agents, and, given a stable or declining interest rate environment, management expects this area of activity to be a continued source of significant income. The statements in this paragraph relating to the secondary market mortgage department and its operations are forward-looking statements which may or may not be accurate due to the impossibility of predicting future economic and business events, and the level of future interest rates.

Noninterest income during 1997 increased 21.8% compared to 1996. The same areas of growth in 1998 occurred in 1997 as well. New accounts, an increase in the fee structure, and the exceptional year in the stock market led to a 9.0% increase in income from fiduciary activities. In a similar fashion, service charges on deposit accounts increased 12.4% due to an increase in the deposit fee structure along with deposit growth and a higher number of accounts being assessed fees. Other operating income rose 25.0% during 1997. Again, a 64.3% increase in gross investment center fees, in addition to a 75.8% increase in ATM income, mainly surcharge fees, was responsible for the majority of the overall increase.

Total noninterest expense rose 8.4% to $13,610,000 in 1998 compared to the 12.2% increase recorded in 1997. As a percentage of total average assets, total noninterest expense was 2.9% and 3.0% for 1998 and 1997, respectively. Salaries and employee benefits increased 9.7% during the current year. The full year effect of the additional personnel added in 1997 due to the Monticello branch acquisition, along with the increases in commissions paid to secondary market and Investment Center personnel as a result of increased production contributed to a portion of the overall increase in 1998. In addition, general wage increases and a 38.5% rise in health insurance costs in 1998 were offset somewhat by a reduction in the amount of expense recorded for executive management's stock appreciation rights.

Equipment expense increased 8.7% due to higher equipment maintenance costs, in addition to expenses associated with bringing certain pieces of equipment in compliance with Y2K requirements.

Other operating expenses increased 7.4% mainly as a result of the Corporation's increased marketing and advertising campaign.

Total noninterest expense increased 12.2% in 1997 compared to 1996 predominately due to higher salary and employee benefit costs. The full year effect of personnel gained in the Monticello branch acquisition, in addition to added personnel in the secondary market department, along with higher commissions paid to secondary market loan originators and Investment Center personnel were the leading factors in this category.

      13.15

Occupancy expense increased 5.8% during 1997, primarily as a result of higher depreciation and maintenance and repair costs associated with the first full year of the Monticello branch.

Equipment expense decreased 3.9% in 1997 from the prior year as a result of items that were fully depreciated in 1996 and were not replaced in 1997, thus causing lower depreciation expense.

Other operating expense increased 6.8% in 1997. In general, overhead expenses, including goodwill, were higher primarily as a result of the first full year of operation of the Monticello branch that was acquired.

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

The Corporation had regular tax and alternative minimum tax net operating loss carryforwards which were fully utilized during 1998.

The Corporation's effective tax rate was 33.5%, 34.8%, and 34.0% in 1998, 1997, and 1996, respectively. Further tax information regarding the Corporation can be found in Note 1 and Note 12 to the consolidated financial statements.

                             INTERIM FINANCIAL DATA

Table 8 - Interim Financial Data is a detailed summary on a quarterly basis of the results of operations for the years ended December 31, 1998 and 1997. For a fair and consistent presentation, these results contain all necessary restatements in connection with stock dividends that occurred in the periods presented.

      13.16

                                                                     Quarter Ended
                                      -------------------------------------------------------------------------

                                         December          September             June              March
              1998                         31                 30                 30                 31
              -----
                                      ----------------  -----------------  -----------------  -----------------

Interest income                              $ 9,189            $ 8,794            $ 8,490            $ 8,252
Interest expense                               4,370              4,387              4,177              4,029
                                      ----------------  -----------------  -----------------  -----------------
  Net interest income                          4,819              4,407              4,313              4,223
Provision for loan losses                        440                180                180                180
Noninterest income                             1,129              1,354              1,212              1,221
Noninterest expense                            3,682              3,357              3,321              3,250
                                      ----------------  -----------------  -----------------  -----------------
  Income before income taxes                   1,826              2,224              2,024              2,014
Income taxes                                     581                758                683                689
                                      ----------------  -----------------  -----------------  -----------------
Net income                                   $ 1,245            $ 1,466            $ 1,341            $ 1,325
                                      ================  =================  =================  =================


Net income per share
 Basic earnings per share                      $0.52              $0.62              $0.56              $0.56
 Diluted earnings per share                    $0.51              $0.60              $0.55              $0.55

Weighted average shares (1)
 Weighted average shares                   2,380,427          2,380,448          2,380,448          2,380,082
 Diluted average shares                    2,433,662          2,434,496          2,429,507          2,422,370

  Stock price (2)                             $38.25             $37.27             $36.36             $31.36


              1997

Interest income                              $ 8,357            $ 8,138            $ 7,865            $ 7,551
Interest expense                               4,070              3,943              3,766              3,746
                                       ----------------  -----------------  -----------------  -----------------
  Net interest income                          4,287              4,195              4,099              3,805
Provision for loan losses                        350                120                 90                 60
Noninterest income                             1,250              1,090                952                876
Noninterest expense                            3,377              3,137              3,111              2,932
                                       ----------------  -----------------  -----------------  -----------------
  Income before income taxes                   1,810              2,028              1,850              1,689
Income taxes                                     627                723                650                569
                                       ----------------  -----------------  -----------------  -----------------
Net income                                   $ 1,183            $ 1,305            $ 1,200            $ 1,120
                                       ================  =================  =================  =================

Net income per share
 Basic earnings per share                      $0.50              $0.55              $0.50              $0.47
 Diluted earnings per share                    $0.49              $0.54              $0.50              $0.47

Weighted average shares (1)
 Weighted average shares                   2,377,618          2,377,618          2,377,618          2,377,618
 Diluted average shares                    2,400,849          2,400,069          2,391,077          2,385,577

  Stock price (2)                             $28.86             $24.55             $21.90             $19.84


(1) - All share amounts have been restated to reflect stock dividend activity in each of the periods presented.
(2) - The stock price above represents the sales price of the last actual trade in each respective quarter as adjusted for stock dividends.

      13.17
                               FINANCIAL CONDITION


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

Table 9 - Securities and Securities Maturity Schedule summarizes the carrying values of securities from 1996 through 1998 and the maturity distribution at December 31, 1998, by classification. Interest on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal tax rate of 34% for all years.


                                                                   At December 31,
                                                 ----------------------------------------------------
                                                             1998            1997               1996
                                                 ----------------- --------------- ------------------
Securities available-for-sale
  U.S. Government & agencies                              $14,110         $21,906            $35,938
  States and political subdivisions                        23,637           9,981             17,480
  Corporate obligations                                     2,513             250              1,301
  Mortgage-backed and asset-backed                         36,696          34,440             33,487
                                                 ----------------- --------------- ------------------

      Total securities available-for-sale                 $76,956         $66,577            $88,206


Securities held-to-maturity
  States and political subdivisions                        $4,879          $5,268             $6,156

                                                 ----------------- --------------- ------------------
       Total securities held-to-maturity                   $4,879          $5,268             $6,156


                                                 ================= =============== ==================
                Total securities                          $81,835         $71,845            $94,362
                                                 ================= =============== ==================


                                            SECURITIES MATURITY SCHEDULE
                                  1 Year and Less          1 to 5 Years        5 to 10 Years      Over 10 Years
                               --------------------    --------------------  ------------------  ---------------
Available-for-sale             Balance        Rate     Balance         Rate  Balance      Rate   Balance    Rate
------------------             --------------------    --------------------  ------------------  ---------------
  U.S. Treasury                $3,028        6.00%     $3,071       5.96%       -        -          -        -
  Federal agencies              2,008        5.73%      4,003       6.06%    2,000      5.79%       -        -
  State and municipal (1)          -           -        2,352       6.81%    7,003      6.83%    14,282   7.14%
  Corporate obligations         1,007        6.68%      1,506       6.00%       -        -          -        -
  Mortgage-backed and
      asset-backed                 -           -        6,545       7.17%    3,503      5.09%    26,648   6.27%
                               =======                =======              ========             =======
    Total available-for-sale   $6,043                 $17,477              $12,506              $40,930
                               =======                =======              ========             =======


Held-to-maturity
  State and municipal (1)        $140       6.06%        $616       6.97%   $2,657      8.03%    $1,466   8.77%
                               =======                =======              ========             =======
    Total held-to-maturity       $140                    $616               $2,657               $1,466
                               =======                =======              ========             =======


(1) - Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

      13.18

The majority of the securities portfolio is comprised of U. S. Treasury securities, federal agency securities, state municipal securities (tax-exempt), mortgage-backed and asset-backed securities.

The securities portfolio carries varying degrees of risk. Investments in U. S. Treasury and federal agency securities have little or no credit risk. Mortgage-backed and asset-backed securities are substantially issues of federal agencies. Obligations of states and political subdivisions and corporate securities are the areas of highest potential credit exposure in the portfolio. This risk is minimized through the purchase of high quality investments. The Corporation's investment policy requires that obligations of states and political subdivisions and corporate bonds must have a rating of A or better when purchased. The vast majority of these investments were rated A or better at December 31, 1998. The risk of non-rated municipal bonds is minimized by limiting the amounts invested and by investing in local issues. Management believes the non-rated securities in the Corporation's portfolio are of high quality. No securities of an individual issuer, excluding U.S. Government and its agencies, exceed 10% of the Corporation's shareholders' equity as of December 31, 1998. The Corporation does not use off-balance sheet derivative financial instruments as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

Total securities were $81,835,000 and $71,845,000 as of December 31, 1998 and 1997, respectively. Although in 1998 the total securities balance increased approximately $9,990,000, or 13.9% from the prior year, the average balance of securities actually decreased approximately $3,678,000, or 4.6% during the year primarily because of funding the ongoing growth of the loan portfolio. During 1998, the markets witnessed a significant flight to quality which reduced U.S. Government and agency yields anywhere from 85 to 115 basis points. These conditions led to the change in securities mix, predominately from U.S. Governments and agencies to states and political subdivisions. As U.S. Government and agency securities matured or were called during the year, their proceeds were reinvested into other sectors, mainly states and political subdivisions, which were not subject to the run-up in prices and corresponding reduction in yield.

As of December 31, 1998 and 1997, the security portfolio held structured notes totaling $1,995,000 and $1,892,000, respectively. The investment policy has specific guidelines describing total holdings, maturity, and price volatility parameters regarding these types of security instruments. All structured notes are U.S. Government agency issues.

Management's security strategy includes utilizing short-term securities, adjustable rate instruments, and easily marketable securities primarily to fund the continuing growth of the loan portfolio. Tax-free and intermediate taxable bonds are used to further enhance earnings. As of December 31, 1998, approximately 94% of the total investment security portfolio was classified in the available-for-sale category, which allows flexibility in the asset/liability management function. Sell strategies are executed, on occasion, when the interest rate environment provides the opportunity to boost the overall portfolio performance.

The change which occurred in the unrealized gain/loss on securities between 1998 and 1997 was a result of the swing in the interest rate environment during that time period, in conjunction with the change in the portfolio mix. It is not likely the Corporation will realize any losses in the security portfolio to satisfy loan growth or liquidity needs, and the change in equity due to market value fluctuations in the available-for-sale portfolio are not used in the regulatory capital calculation. This paragraph includes forward-looking statements that are based on management's assumptions regarding future economic and business conditions. Such economic and business assumptions are inherently uncertain and subject to risk and may prove to be invalid, causing management to respond to the present circumstances and conditions.

      13.19
                                      LOANS

The loan portfolio constitutes the major earning asset of the Corporation, and offers the best alternative for maximizing interest spread above the cost of funds. The Corporation's loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any credit which exceeds the authority of the loan officer is forwarded to the Bank's loan committee for approval. The loan committee is comprised of various experienced loan officers and three bank directors -- the President, and two outside directors, one of which is the Chairman. Each outside director participates on this committee on a monthly rotating basis. All credits which exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy, but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

The Corporation's primary lending area generally includes Tippecanoe, White, and contiguous counties in Northwest Indiana. The Corporation extends out-of-area credit only to borrowers who are considered to be low risk, and only on a very limited basis.

Table 10 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 3 to the consolidated financial statements.


                                                                            At December 31,
                                         -------------------------------------------------------------------------------------------

                                               1998              1997             1996              1995                1994
                                         ----------------- ----------------- ---------------- ------------------ -------------------

Commercial and agricultural                      $115,198          $112,586          $96,276            $75,317             $74,303
Real estate - construction                         28,043            17,117           12,194             10,472               6,384
Real estate - mortgage                            160,655           127,574          104,547             87,637              77,662
Installment                                        49,932            54,950           54,924             55,217              57,337
Other                                                   0                 0              999                  0               8,994
                                         ----------------- ----------------- ---------------- ------------------ -------------------

  Total loans                                    $353,828          $312,227         $268,940           $228,643            $224,680
                                         ================= ================= ================ ================== ===================

                                                            Composition of loan portfolio by type at December 31,

                                               1998              1997             1996              1995                1994
                                         ----------------- ----------------- ---------------- ------------------ -------------------
Commercial and agricultural                        32.56%            36.06%           35.80%             32.94%              33.07%
Real estate - construction                          7.93%             5.48%            4.54%              4.58%               2.84%
Real estate - mortgage                             45.40%            40.86%           38.87%             38.33%              34.57%
Installment                                        14.11%            17.60%           20.42%             24.15%              25.52%
Other                                               0.00%             0.00%            0.37%              0.00%               4.00%

                                         ================= ================= ================ ================== ===================
  Total loans                                      100.0%            100.0%           100.0%             100.0%              100.0%
                                         ================= ================= ================ ================== ===================


As mentioned throughout, the Corporation's loan portfolio continued its growth during 1998. Total loans increased $41,601,000, or 13.3% in 1998, while 1997 saw an increase of $43,287,000, or 16.1%. The real estate-mortgage category posted a $33,081,000, or 25.9% increase and the real estate-construction portion of the portfolio increased $10,926,000, or 63.8% over the prior year. The growth in these two loan areas can be attributed mainly to the ongoing economic expansion and prosperity the Greater Lafayette area continues to experience. Tippecanoe County also continues to enjoy one of the lowest unemployment rates in the state.

      13.20

In an effort to control the level of net charge-offs recorded in the installment loan area, management did not aggressively pursue the indirect automobile line of business during 1998. As a result, total installment loan balances decreased $5,018,000, or 9.1% from one year ago, and indirect loan net charge-offs also declined to $127,000 in 1998, compared to $257,000 in 1997. As loan balances have continued to escalate during the last few years, the loan portfolio has remained diversified by loan type, borrower, and industry. As of December 31, 1998, there were no concentrations of credits in excess of 10.0%.

The real estate-mortgage category remained the largest segment of the loan portfolio as of December 31, 1998. These loans carry a lower degree of risk because of the nature of the loan, as evidenced by the fact there have been zero net charge-offs for this loan type over the last five years. Management believes the degree of risk assumed on any loan is commensurate with the interest rate assessed, and is thereby able to receive a higher rate of return on commercial and real estate-construction loans as compared to residential real estate loans. Although these loan types usually possess increased elements of risk, the Corporation's lending practices, policies, and procedures that are in place are intended to mitigate certain risks associated with such loans. As previously mentioned, the indirect lending function continues to be the most significant portion of the consumer loan portfolio. A specific policy pertaining to these loan types, including separate reporting requirements, are in place for monitoring purposes. Total indirect loan balances declined approximately $6,200,000 to $31,800,000 as of December 31, 1998.

Table 11 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule of commercial and agricultural loans. Also indicated are fixed and variable rate loans maturing after one year for the same loan categories.


                                                                      Loan Maturities at December 31, 1997
                                                      ----------------------------------------------------------------------
                                                          1 Year            1 - 5             Over 5
                                                         and Less           Years             Years             Total
                                                      --------------- ------------------ ----------------- -----------------
Commercial and agricultural                                  $50,459            $58,430            $6,309          $115,198
Real estate - construction                                    25,917              1,696               430            28,043

                                                      =============== ================== ================= =================
          Total selected loans                               $76,376            $60,126            $6,739          $143,241
                                                      =============== ================== ================= =================


Sensitivity to Changes in Interest Rates

  Fixed rates                                                                   $12,984            $6,374
  Variable rates                                                                 47,142               365

                                                                      ------------------ -----------------
                Total selected loans                                            $60,126            $6,739
                                                                      ================== =================

      13.21

                                    DEPOSITS

The Corporation offers a wide variety of deposit services to individual and commercial customers, such as noninterest-bearing and interest-bearing checking accounts, savings accounts, money market accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. The Corporation posted a record year in deposit growth. Total deposits increased $40,351,000, or 11.4% in 1998, compared to $13,645,000, or 4.0% in 1997. Aiding the growth in deposit totals were the number of new accounts opened during the year. On a net basis, the Corporation gained more than 2,200 deposit accounts during 1998. Given the deposit growth over the years, overall deposit mix has not changed significantly. Time deposits remain the largest single source of the Corporation's funds.

A three year schedule of average deposits by type and maturities of time deposits greater than $100,000 is presented in Table 12 Deposit Information.


                                   1998                            1997                          1996
                              ------------------------------- ------------------------------ -----------------------------
                                 Average         Average         Average         Average        Average        Average
                                 Balance           Rate          Balance          Rate          Balance         Rate
                              --------------- --------------- --------------- -------------- -------------- --------------

Noninterest-bearing                  $39,312                         $35,728                       $35,655
Interest-bearing demand               48,777           1.25%          47,945          1.37%         45,086          1.84%
Savings deposits                     108,019           4.02%          94,360          3.92%         82,535          3.80%
Time deposits                        174,959           5.69%         167,706          5.71%        150,345          5.82%

                              --------------- --------------- --------------- -------------- -------------- --------------

       Total deposits               $371,067           4.02%        $345,739          4.03%       $313,621          4.05%
                              =============== =============== =============== ============== ============== ==============


                                                     Maturity Ranges of Time Deposits
                                        with Balances of $100,000 or More at December 31,

                                   1998                            1997                          1996
                              ---------------                 ---------------                --------------
3 months or less                      $9,273                          $7,015                       $15,390
3 through 6 months                     4,287                           2,423                         3,223
6 through 12 months                    4,230                           3,676                         3,777
Over 12 months                        10,438                          11,648                         4,850
                              ===============                 ===============                ==============
            Total                    $28,228                         $24,762                       $27,240
                              ===============                 ===============                ==============

      13.22

To provide temporary liquidity and as an alternative to borrowing federal funds, the Corporation will acquire, from time to time, large balance certificates of deposit, generally from public entities, for short-term time periods. The Corporation had such funds totaling $500,000, $2,000,000, and $8,300,000 as of December 31, 1998, 1997, and 1996, respectively. The increase in the Corporation's deposit base over the past few years led to the reduction in these fund types.

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

                                                                               As of December 31,
                                                                 ------------------------------------------------

                                                                     1998             1997              1996
                                                                 -------------    --------------    -------------

Repurchase agreements outstanding                                     $15,788           $17,340          $23,497
Treasury tax and loan open-end note                                       614             3,032            1,024
                                                                 -------------    --------------    -------------

                Total short-term borrowings                           $16,402           $20,372          $24,521
                                                                 =============    ==============    =============


Average balance of repurchase agreements
  during year                                                         $14,671           $13,926          $15,143

Maximum month-end balance of repurchase
  agreements during year                                               17,223            17,621           23,497

Weighted-average interest rate of
  repurchase agreements during year                                     4.47%             4.67%            4.61%

Weighted-average interest rate of
  repurchase agreements at end of year                                  4.20%             4.98%            4.47%


As presented in Table 13 - Short-term Borrowings, the balance of the Corporation's short-term borrowings were comprised of retail repurchase agreements and a treasury tax open-end note as of December 31, 1998, 1997, and 1996. For the years presented, the retail repurchase agreements accounted for substantially the entire outstanding balance.

The Bank became a member of the Federal Home Loan Bank of Indianapolis ("FHLBI") in 1992 and has the authority of the Board of Directors to borrow up to $40 million. All current and any future borrowings are secured by a blanket collateral pledge of the Bank's U.S. Government and U.S. Government agency securities, along with one-to-four family residential loans. Long-term debt, consisting of FHLBI borrowings, as of December 31, 1998 and 1997 was $23,854,000 and $19,886,000, respectively. Along with the annual mortgage advance principal repayments, the Corporation increased its borrowings from the FHLBI by $4,800,000 during 1998 primarily to fund the continued loan growth. The attractive interest rates along with the fixed rate feature of the advances made this a more desirable source of funds, as opposed to the short-term nature of certain repurchase agreement contracts. Additional information regarding short-term borrowings and long-term debt can be found in Note 7 and Note 8 of the consolidated financial statements.

      13.23

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk of the Corporation encompasses exposure to both liquidity risk and interest rate risk and is reviewed quarterly by the asset/liability committee ("ALCO") and the Board of Directors.

The liquidity of the parent company is dependent on the receipt of dividends from the banking subsidiary. Certain restrictions exist regarding the transfer of funds from the subsidiary as explained in Note 14 to the consolidated financial statements. Management expects that in the aggregate, the banking subsidiary will continue to have the ability to dividend adequate funds to the parent company. The statements in this paragraph relating to the parent company receiving dividends from the subsidiary bank are forward-looking statements which may or may not be accurate due to the impossibility of predicting future economic and business events.

The banking subsidiary's source of funding is predominantly core deposits consisting of both commercial and individual deposits, maturities of securities, repayments of loan principal and interest, federal funds purchased, securities sold under agreements to repurchase, and long-term borrowings from the FHLBI. The deposit base is diversified between individual and commercial accounts which helps avoid dependence on large concentrations of funds. The Corporation does not solicit certificates of deposit from brokers. Table 14 - Funding Uses and Sources details the main components of cash flows for 1998 and 1997.

                                                               1998                                    1997
                                             --------------------------------------  --------------------------------------
                                                Average      Increase/(decrease)        Average      Increase/(decrease)
                                                Balance        Amount      Percent      Balance        Amount     Percent
                                             -------------- ------------- ------------------------- -----------------------
FUNDING USES
  Loans, total                                    $333,507       $38,788    13.16%        $294,719       $47,444    19.19%
  Taxable securities                                55,973        (8,146)  -12.70%          64,119        (7,597)  -10.59%
  Tax-exempt securities                             20,978         3,818    22.25%          17,160        (3,645)  -17.52%
  Interest-bearing balances with
    other financial institutions                       153           153         -               -             -         -
  Federal Home Loan Bank stock                       1,464           254    20.99%           1,210           104     9.40%
  Federal funds sold                                10,720           (22)   -0.20%          10,742         2,707    33.69%

                                             -------------- ------------- ---------  -------------- ------------   -------
                 Total uses                       $422,795       $34,845     8.98%        $387,950       $39,013    11.18%
                                             ============== ============= =========  ============== ============   =======

FUNDING SOURCES
  Noninterest-bearing deposits                     $39,312        $3,584    10.03%         $35,728           $73     0.20%
  Interest-bearing demand                           48,777           832     1.74%          47,945         2,859     6.34%
  Savings deposits                                 108,019        13,659    14.48%          94,360        11,825    14.33%
  Time deposits                                    174,959         7,253     4.32%         167,706        17,361    11.55%
  Short-term borrowings                             15,581           452     2.99%          15,129        (1,532)   -9.20%
  Long-term borrowings                              22,101         8,161    58.54%          13,940         5,482    64.81%

                                             -------------- ------------  --------   -------------- -------------  --------
               Total sources                      $408,749       $33,941     9.06%        $374,808       $36,068    10.65%
                                             ============== ============= =========  ============== =============  ========

      13.24

The Corporation's interest rate risk is measured by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets and liabilities in the event of adverse movements in interest rates. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates. Another method also used to enhance the overall process is interest rate sensitivity gap analysis. This method is utilized to determine the repricing characteristics of the Corporation's assets and liabilities.

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

The following table represents the Corporation's projected change in NPV for the various rate shock levels as of December 31, 1998.

               -----------------------  Net Portfolio Value --------------------

  Change           Dollar                    Dollar                  Percentage
 in Rates          Amount                    Change                    Change

  + 200          $ 26,144                 $ (21,086)                   (44.65) %
  + 100            36,423                   (10,807)                   (22.88)
   Base            47,230                         -                        -
  - 100            56,302                     9,072                     19.21
  - 200            65,016                    17,786                     37.66

The above table indicates that as of December 31, 1998, the Corporation's estimated NPV would be expected to decrease in the event of sudden and sustained increases in prevailing interest rates. Conversely, in the event of sudden and sustained decreases in prevailing interest rates, the Corporation's estimated NPV would be expected to increase. As of December 31, 1998, the Corporation's estimated changes in NPV were within the approved guidelines established by the Board of Directors.

      13.25

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

Certain shortcomings are inherent in the method of computing the estimated NPV. Actual results may differ from that information presented in the table above should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

Used in conjunction with the NPV analysis is the interest rate sensitivity gap analysis. This analysis monitors the relationship between the maturity and repricing of interest-earning assets and interest-bearing liabilities while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of maturing or repricing of interest-earning assets and interest-bearing liabilities within specific and defined time frames. A positive gap occurs when the amount of interest rate sensitive assets exceed the amount of interest rate sensitive liabilities. Conversely, a gap is considered negative when the amount of interest rate sensitive liabilities exceed the interest rate sensitive assets. Generally, during a time of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would enhance net interest income. On the other hand, during a time period of falling interest rates, a negative gap would increase net interest income, while a positive gap would decrease net interest income. It is the ALCO's responsibility to maintain a reasonable balance between the exposure to interest rate fluctuations and earnings.

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

      13.26

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required federal regulatory agencies to define capital tiers. These tiers are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total risk-based capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action. If an institution is only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion is limited, in addition to the institution being required to submit a capital restoration plan.

Management believes the Corporation and Bank met all the capital requirements as of December 31, 1998, and the Bank was well-capitalized under the guidelines established by the banking regulators. To be well-capitalized, the Bank must maintain the prompt corrective action capital guidelines described above. Consolidated capital amounts and ratios are presented in Table 15 Capital Ratios. Bank capital levels are materially consistent with the consolidated ratios.

Exclusive of the effect of the unrealized gains/losses on securities component, which is driven by the interest rate environment, the Corporation's shareholders' equity increased $4,097,000, or 10.6% in 1998 compared to the $3,602,000, or 10.3% increase posted in 1997. The amount of dividends paid by the Corporation increased to $1,341,000, or 11.7% above the prior year amount. The increased dollar dividend payout, in addition to the continued stock dividends declared in the past few years, reflect management's effort to increase the value and return of each shareholder's investment in the Corporation.

At December 31, 1998, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Corporation's consolidated liquidity, capital resources or operations.

      13.27

                                                  At December 31,
                                           1998          1997
                                       ------------  ------------
Tier 1 capital
  Shareholders' equity                    $42,614       $38,469
  Less:  Intangibles                         (806)         (908)
  Add:  Unrealized loss on securities          42            90
                                       ------------  ------------
  Total Tier 1 capital                    $41,850       $37,651
                                       ============  ============

Total risk-based capital
  Tier 1 capital                          $41,850       $37,651
  Allowance for loan losses                 4,241         3,464
                                       ------------  -------------
  Total risk-based capital                $46,091       $41,115
                                       ============  =============

Risk weighted assets                     $353,215      $310,170
                                       ============  =============
Average assets, fourth quarter           $475,438      $430,555
                                       ============  =============

Risk-based ratios
  Tier 1                                   11.85%        12.14%
                                       ============  =============
  Total risk-based capital                 13.05%        13.26%
                                       ============  =============

Leverage Ratios                             8.82%         8.76%
                                       ============  =============

As discussed earlier and in Note 18, the Bank expects to acquire three branches in March, 1999. Because this acquisition will reduce consolidated and bank-only capital levels, the Corporation plans to borrow approximately $12 - $14 million to contribute to the Bank to maintain the Bank's well-capitalized status. While management expects the Bank to remain well-capitalized following the consummation of this transaction, the Corporation's capital levels may temporarily drop below the minimum required level for capital adequacy purposes. Management will monitor the Corporation's consolidated capital level and anticipates the minimum required level for capital adequacy purposes to be met by the Corporation prior to December 31, 1999. The Federal Reserve Bank considers holding company capital adequacy in connection with any application activity which requires their approval. Further, to the extent the Corporation's capital levels fall below the well-capitalized category as anticipated, the use of expedited Federal Reserve Bank procedures in any application activity which requires their approval will not be available to the Corporation until it once again becomes well-capitalized. The statements in this paragraph relating to capital levels of the Corporation and Bank are forward-looking statements which may or may not be accurate due to the impossibility of predicting future economic and business events, including the ability of the Corporation to raise additional capital, if needed, as well as other factors that are beyond the control of the Corporation.

      13.28

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

                                    YEAR 2000

 The Corporation's Board of Directors and management is aware of the possible consequences the Y2K may pose with regard to the computer systems utilized to conduct business on a daily basis. A "Year 2000 Committee", which reports monthly to the Board of Directors, has prepared a detailed plan to address this issue. In addition to developing contingency plans, the Corporation has conducted internal employee training, as well as customer awareness seminars in an effort to not only communicate the Y2K issue, but also to inform these individuals of the Corporation's approach to address this issue. Testing of the Corporation's core processing systems began early in the third quarter of 1998 and is scheduled to be completed no later than the end of the first quarter of 1999.

Because the Y2K issue could affect the ability of the Corporation's customers to conduct their business and operations in a timely and effective manner, the result could adversely impact the Corporation. The Corporation's ability to process loan and deposit transactions could be affected, which could limit sources of revenues and funding from customers, as well as impact the quality of the loan portfolio. In order to assess the potential credit risk in the Corporation's loan portfolio, a comprehensive review of all commercial loan customers whose aggregate borrowings were $200,000 or greater was performed. No borrowers were classified as having a high credit risk.

While management does not believe the necessary steps involved to resolve this issue will significantly impair the organization's ability to operate and conduct business in a normal fashion, the Corporation does estimate the total cost to address this issue to be approximately $1.6 million. Approximately one-half of the estimated $1.6 million has been incurred through 1998. The expenditures related to this issue are comprised primarily of system upgrades, consisting both of hardware and software, in addition to dedicated personnel costs.

The above discussion of Y2K issues includes numerous forward-looking statements reflecting management's current assessment and estimates with respect to the Corporation's Y2K compliance efforts and the impact of Y2K issues on the Corporation's business and operations. Various factors could cause actual results to differ materially from those contemplated by such assessment, estimates and forward-looking statements, including many factors that are beyond the control of the Corporation. These factors included, but are not limited to, representations by vendors and customers, technological advancements, economic conditions, and competitive considerations.

      13.29

                            LAFAYETTE BANCORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996



      13.30

                            LAFAYETTE BANCORPORATION
                               Lafayette, Indiana

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996


                                   CONTENTS


REPORT OF INDEPENDENT AUDITORS...............................................1

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS.............................................2

     CONSOLIDATED STATEMENTS OF INCOME.......................................3

     CONSOLIDATED STATEMENTS OF CHANGES IN
       SHAREHOLDERS' EQUITY..................................................4

     CONSOLIDATED STATEMENTS OF CASH FLOWS...................................5

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................7

      13.31

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Lafayette Bancorporation
Lafayette, Indiana


We have audited the accompanying consolidated balance sheets of Lafayette Bancorporation as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lafayette Bancorporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




                                              /s/ Crowe, Chizek and Company LLP
                                              Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 27, 1999


      13.32


                            LAFAYETTE BANCORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997
                          (Dollar amounts in thousands)

-------------------------------------------------------------------------------


                                                                                           1998            1997
                                                                                           ----            ----
ASSETS
Cash and due from banks                                                               $     17,368     $     16,901
Federal funds sold                                                                           1,400           14,000
                                                                                      ------------     ------------
     Total cash and cash equivalents                                                        18,768           30,901

Interest-bearing balances with other financial institutions                                    671                -
Securities available-for-sale                                                               76,956           66,577
Securities held-to-maturity (fair value
  $5,063 and $5,378)                                                                         4,879            5,268
Loans held for sale                                                                         10,086            7,640

Loans                                                                                      353,828          312,227
Less:  Allowance for loan losses                                                            (4,241)          (3,464)
                                                                                      ------------     ------------
     Net loans                                                                             349,587          308,763

Federal Home Loan Bank stock, at cost                                                        1,539            1,242
Premises, furniture and equipment, net                                                       7,953            6,183
Accrued interest receivable and other assets                                                13,530           12,455
                                                                                      ------------     ------------

                                                                                      $    483,969     $    439,029
                                                                                      ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Noninterest-bearing deposits                                                     $     48,657     $     42,752
     Interest-bearing demand and savings deposits                                          170,308          144,028
     Interest-bearing time deposits                                                        176,581          168,415
                                                                                      ------------     ------------
         Total deposits                                                                    395,546          355,195

     Short-term borrowings                                                                  16,402           20,372
     Long-term debt                                                                         23,854           19,886
     Accrued interest payable and other liabilities                                          5,553            5,107
                                                                                      ------------     ------------
         Total liabilities                                                                 441,355          400,560

Shareholders' equity
     Common stock, no par value:  5,000,000 shares
       authorized; 2,394,035 and 2,173,570 shares issued;
       and 2,380,427 and 2,161,370 shares outstanding                                        2,394            2,174
     Additional paid-in capital                                                             32,620           24,555
     Retained earnings                                                                       7,747           11,927
     Accumulated other comprehensive income                                                    (42)             (90)
     Less:  Treasury stock, at cost (13,608 and 12,200 shares)                                (105)             (97)
                                                                                      ------------     ------------
         Total shareholders' equity                                                         42,614           38,469
                                                                                      ------------     ------------

                                                                                      $    483,969     $    439,029
                                                                                      ============     ============


See accompanying notes.

      13.33


                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1998, 1997 and 1996
              (Dollar amounts in thousands, except per share data)


                                                                          1998             1997            1996
                                                                          ----             ----            ----
Interest income
     Loans, including related fees                                    $     29,810    $     26,590     $     22,538
     Taxable securities                                                      3,217           3,857            4,219
     Tax exempt securities                                                     991             782              940
     Other                                                                     707             682              518
                                                                      ------------    ------------     ------------
                                                                            34,725          31,911           28,215

Interest expense
     Deposits                                                         14,906          13,937           12,708
     Short-term borrowings                                                     712             711              781
     Long-term debt                                                          1,345             877              523
                                                                      ------------    ------------     ------------
                                                                            16,963          15,525           14,012
                                                                      ------------    ------------     ------------

Net interest income                                                         17,762          16,386           14,203

Provision for loan losses                                                      980             620              240
                                                                      ------------    ------------     ------------

Net interest income after provision for loan losses                         16,782          15,766           13,963

Non-interest income
     Fiduciary activities                                                      964             885              812
     Service charges on deposit accounts                                     1,309           1,254            1,116
     Net realized gain on securities                                             6              27               83
     Net gain on loan sales                                                  1,255             736              398
     Other service charges and fees                                            727             645              454
     Other                                                                     655             621              559
                                                                      ------------    ------------     ------------
                                                                             4,916           4,168            3,422

Non-interest expense
     Salaries and employee benefits                                          8,206           7,484            6,331
     Occupancy, net                                                            891             882              834
     Equipment                                                               1,054             970            1,009
     Other                                                                   3,459           3,221            3,017
                                                                      ------------    ------------     ------------
         Total noninterest expenses                                         13,610          12,557           11,191
                                                                      ------------    ------------     ------------

Income before income taxes                                                   8,088           7,377            6,194

Income taxes                                                                 2,711           2,569            2,103
                                                                      ------------       ---------       ----------

Net income                                                            $      5,377      $    4,808      $     4,091
                                                                      ============      ==========      ===========

Basic earnings per share                                              $      2.26     $       2.02     $      1.72
                                                                      ===========     ============     ===========

Diluted earnings per share                                            $      2.21     $       2.00     $      1.72
                                                                      ===========     ============     ===========


      13.34

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 1998, 1997 and 1996
              (Dollar amounts in thousands, except per share data)

-------------------------------------------------------------------------------


                                                                             Accumulated
                                               Additional                       Other                     Total
                                   Common        Paid-in      Retained      Comprehensive  Treasury    Shareholders'
                                    Stock        Capital      Earnings         Income        Stock       Equity

Balance, January 1, 1996        $     1,646    $    12,288   $    18,013   $        17   $       (89)   $    31,875

    Comprehensive income
      Net income                                                   4,091                                      4,091
      Change in net unrealized
        gain/(loss) on securities
        available-for-sale                                                        (328)                        (328)
                                                                                                        -----------
          Total comprehensive
            income                                                                                            3,763

    20% stock dividend
      329,329 shares                    330          7,080        (7,410)                                         -
    Cash dividend
      ($.42 per share)                                              (989)                                      (989)
    Purchase 141 treasury
      Shares                                                                                      (3)            (3)
                                -----------    -----------   -----------   -----------   -----------    -----------

Balance, December 31, 1996            1,976         19,368        13,705          (311)          (92)        34,646

    Comprehensive income
      Net income                                                   4,808                                      4,808
      Change in net unrealized
        gain/(loss) on securities
        available-for-sale                                                         221                          221
                                                                                                        -----------
          Total comprehensive
            income                                                                                            5,029

    10% Stock dividend
      197,597 shares                    198          5,187        (5,385)                                         -
    Cash dividends
      ($.51 per share)                                            (1,201)                                    (1,201)
    Purchase 185 treasury
      shares                                                                                      (5)            (5)
                                       ----           ---           ---           ---           ------    ----------

Balance, December 31, 1997            2,174         24,555        11,927           (90)          (97)        38,469

    Comprehensive income
      Net income                                                   5,377                                      5,377
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                          48                           48
                                                                                                        -----------
          Total comprehensive
            income                                                                                            5,425

    Issue 2,825 shares under
     stock option plan                    2             67                                                       69
    10% Stock dividend
      217,640 shares                    218          7,998        (8,216)                                         -
    Cash dividends
      ($.56 per share)                                            (1,341)                                    (1,341)
    Purchase 188 treasury
      shares                                                                                      (8)            (8)
                                       ----           ---           ---           ---         ------     ----------

Balance, December 31, 1998      $     2,394    $    32,620   $     7,747   $       (42)  $      (105)   $    42,614
                                ===========    ===========   ===========   ============  ============   ===========


      13.35

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997 and 1996
                          (Dollar amounts in thousands)

-------------------------------------------------------------------------------

                                                                           1998              1997         1996
                                                                           ----              ----         ----
Cash flows from operating activities
     Net income                                                       $      5,377      $     4,808      $    4,091
     Adjustments to reconcile net income to net
       cash from operating activities
         Depreciation                                                          646              631             693
         Unrealized loss on other real estate                                    -                -              64
         Net amortization of securities                                        311              271             302
         Provision for loan losses                                             980              620             240
         Net realized gain on securities                                        (6)             (27)            (83)
         Net realized (gain) loss on sale of
              Fixed assets                                                       -                -             (96)
              Other real estate                                                (43)              21               -
         Change in assets and liabilities
              Loans originated for sale                                    (86,291)         (52,206)        (30,502)
              Loans sold                                                    83,845           50,443          27,098
              Accrued interest receivable
                and other assets                                            (1,402)          (1,241)         (1,173)
              Accrued interest payable
                and other liabilities                                          446              698             668
                                                                      ------------     ------------    ------------
                  Net cash from operating activities                         3,863            4,018           1,302

Cash flows from investing activities
     Change in interest-bearing balances with
         other financial institutions                                         (671)               -               -
     Purchase of securities available-for-sale                             (54,270)         (19,798)        (41,957)
     Proceeds from sales of securities available-for-sale                    3,592           17,453          25,532
     Proceeds from maturities of securities
       available-for-sale                                                   40,176           24,155          18,349
     Purchase of securities held-to-maturity                                (2,532)          (2,370)         (4,013)
     Proceeds from maturities of securities
       held-to-maturity                                                      2,906            3,242               5
     Loans made to customers, net of payments collected                    (41,804)         (43,641)        (40,539)
     Purchase of Federal Home Loan Bank stock                                 (297)            (126)            (36)
     Property and equipment expenditures                                    (2,416)            (459)         (1,612)
     Proceeds from sale of fixed assets                                          -                -             125
     Proceeds from sales of other real estate                                  251              136             300
                                                                      ------------     ------------    ------------
         Net cash from investing activities                                (55,065)         (21,408)        (43,846)

                             See accompanying notes.
      13.36

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997 and 1996
                          (Dollar amounts in thousands)


                                                                           1998             1997           1996
                                                                           ----             ----           ----
Cash flows from financing activities
     Net change in deposit accounts                                   $     40,351    $     13,645     $     16,600
     Cash received in branch acquisition for
       liabilities assumed, net of assets acquired                               -               -           16,298
     Net change in short-term borrowings                                    (3,970)         (4,149)           5,429
     Proceeds from long-term debt                                            4,800          16,500            1,500
     Payments on long-term debt                                               (832)         (5,879)          (1,140)
     Common stock issued                                                        69               -                -
     Dividends paid                                                         (1,341)         (1,201)            (989)
     Purchase of treasury stock                                                 (8)             (5)              (3)
                                                                      ------------    ------------     ------------
         Net cash from financing activities                                 39,069          18,911           37,695
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                    (12,133)          1,521           (4,849)

Cash and cash equivalents at beginning of year                              30,901          29,380           34,229
                                                                      ------------    ------------     ------------

Cash and cash equivalents at end of year                              $     18,768    $     30,901     $     29,380
                                                                      ============    ============     ============

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest                                                     $     16,824     $    15,477     $     13,877
         Income taxes                                                        2,939           2,757            1,992

Non-cash investing activity
     Loans transferred to other real estate                           $          -    $          -     $         99



                            See accompanying notes.

      13.37

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
         (Dollar amounts in thousands, except share and per share data)

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Lafayette Bancorporation (Corporation) and its wholly-owned subsidiary, Lafayette Bank and Trust Company (Bank), after elimination of significant intercompany transactions and accounts.

The  Corporation  provides  financial  services  to  its  customers,   primarily
commercial and retail banking and trust services, with operations conducted through its main office and 12 branches located in Tippecanoe and White Counties in Indiana. The majority of the Corporation's revenue is derived from commercial and retail business lending activities and investments. Although the overall loan portfolio is diversified, the economy of Tippecanoe County is heavily dependent on Purdue University, one of the area's largest employers, and the economy of White County is heavily dependent on the agricultural industry. The majority of the Bank's loans are secured by specific items of collateral including business assets, real property and consumer assets.

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

Securities: Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are reported at fair value, with unrealized gains or losses included in other comprehensive income.

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

      13.38

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Interest on real estate, commercial and most installment loans is accrued over the term of the loans based on the principal outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Loans are evaluated for non-accrual when payments are past due over 90 days. The Bank defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported in the balance sheet as part of loans and is recognized into interest income over the term of the loan using a method which approximates a level-yield.

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans.

Loan impairment is recognized if a loan's full principal or interest payments are not expected to be received. Loans considered to be impaired are reduced to the present value of expected future cash flows using the loans' existing rate or to the fair value of collateral if repayment is expected solely from the collateral, by allocating a portion of the allowance for loan losses to such loans. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential real estate loans secured by one to four family residences and installment loans to individuals for household, family and other personal expenditures.
Commercial and agricultural loans are evaluated individually for impairment.

Premises, Furniture and Equipment: Premises, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized over the estimated useful lives of the assets, principally on the straight-line method.

      13.39

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance. The Bank retains possession of and control over pledged securities.

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

Earnings Per Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Statement of Cash Flows: Cash and cash equivalents are defined to include cash on hand, amounts due from banks, and federal funds sold. The Corporation reports net cash flows for customer loan transactions, deposit transactions, and short-term borrowings.

      13.40

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.

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

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.

Comprehensive  Income:  Comprehensive  income  consists  of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

New Accounting Pronouncements: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this standard applies.

Industry Segments: Internal financial information is primarily reported and aggregated in three lines of business, banking, mortgage banking and trust services.

      13.41

NOTE 2 - SECURITIES

The amortized cost and fair values of securities are as follows at December 31, 1998:


                                                                       Gross          Gross
                                                    Amortized       Unrealized     Unrealized          Fair
                                                      Cost             Gains         Losses            Value
Securities Available-for-Sale

     U.S. Government and its agencies            $     14,039    $         76     $         (5)   $     14,110
     Obligations of states and political
       subdivisions                                    23,526             309             (198)         23,637
     Corporate obligations                              2,520               1               (8)          2,513
     Mortgage-backed and other
       asset-backed securities                         36,940              84             (328)         36,696
                                                 ------------    ------------     ------------    ------------

                                                 $     77,025    $        470     $       (539)   $     76,956
                                                 ============    ============     ============    ============

Securities Held-to-Maturity

     Obligations of states and political
       subdivisions                              $      4,879    $        186     $         (2)   $      5,063
                                                 ============    ============     ============    ============


The amortized cost and estimated market values of securities are as follows at December 31, 1997:


                                                                     Gross            Gross           Estimated
                                                   Amortized       Unrealized      Unrealized          Market
                                                     Cost             Gains          Losses             Value
Securities Available-for-Sale

     U.S. Government and its agencies            $     21,946    $         25     $        (65)   $     21,906
     Obligations of states and political
       subdivisions                                     9,892              95               (6)          9,981
     Corporate obligations                                250               -                -             250
     Mortgage-backed and other
       asset-backed securities                         34,637              68             (265)         34,440
                                                 ------------    ------------     ------------    ------------

                                                 $     66,725    $        188     $       (336)   $     66,577
                                                 ============    ============     ============    ============

Securities Held-to-Maturity

     Obligations of states and political
       subdivisions                              $      5,268    $        118     $         (8)   $      5,378
                                                 ============    ============     ============    ============

Gross gains of $6, $95 and $175 and gross losses of $0, $68 and $92 were realized on sales of securities available-for-sale.

      13.42

NOTE 2 - SECURITIES (Continued)

The amortized cost and estimated market value of securities at December 31, 1998, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately.


                                                        Available-for-Sale               Held-to-Maturity
                                                                     Estimated                       Estimated
                                                   Amortized           Market       Amortized         Market
                                                     Cost              Value          Cost             Value

     Due in 1 year or less                       $      6,036    $      6,043     $        140    $        140
     Due after 1 year through
       5 years                                         10,837          10,932              616             624
     Due after five years through
       10 years                                         8,894           9,003            2,657           2,809
     Due after 10 years                                14,318          14,282            1,466           1,490
                                                 ------------    ------------     ------------    ------------
         Subtotal                                      40,085          40,260            4,879           5,063
     Mortgage-backed and other asset-
       backed securities                               36,940          36,696                -               -
                                                 ------------    ------------     ------------    ------------

         Total                                   $     77,025    $     76,956     $      4,879    $      5,063
                                                 ============    ============     ============    ============


Securities with a carrying value of $19,747 and $21,807 at December 31, 1998 and 1997 were pledged to secure public deposits and repurchase agreements. See Note 8 regarding additional securities pledges.

At December 31, 1998 and 1997, mortgage-backed securities include collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's) with an amortized cost of $18,000 and $15,829 and fair value of $17,721 and $15,658, all of which are issued by U.S. Government agencies. At December 31, 1998 and 1997, approximately $10,782 and $11,646 are variable rate, with the remainder fixed rate.

      13.43

NOTE 3 - LOANS

Loans are comprised of the following as of December 31:


                                                                                      1998             1997
                                                                                      ----             ----

     Commercial and agricultural loans                                            $    115,198    $    112,586
     Real estate construction                                                           28,043          17,117
     Residential real estate loans                                                     160,655         127,574
     Installment loans to individuals                                                   49,932          54,950
                                                                                  ------------    ------------

                                                     Total                        $    353,828    $    312,227
                                                                                  ============    ============

Non-performing loans consist of the following at December 31:

                                                                                      1998             1997
                                                                                      ----             ----

     Loans past due 90 days or more                                               $        775    $        505
     Non accrual loans                                                                   1,468             127
     Restructured loans                                                                    197             350
                                                                                  ------------    ------------

                                                     Total                        $      2,440    $        982
                                                                                  ============    ============

Information regarding impaired loans is as follows:

                                                                                      1998             1997
                                                                                      ----             ----
     Year end impaired loans
         With no allowance for loan losses allocated                              $          -    $         19
         With allowance for loan losses allocated                                          748             108
     Amount of the allowance allocated                                                     145              30

     Average balance of impaired loans during the year                                     160             153
     Interest income recognized during impairment                                            -               -
     Cash-basis interest income recognized                                                   -               -


The Bank had $720 and $0 loans on non-accrual at December 31, 1998 or 1997 that management did not deem to be impaired.

      13.44

NOTE 3 - LOANS (Continued)

Certain directors and officers of the Corporation and Bank were customers of the Bank in the ordinary course of business. Loan activity with these related parties is as follows:

     Balance as of January 1, 1998                            $      4,280
     Change in persons included                                        (14)
     New loans                                                         700
     Loan payments                                                  (3,404)
                                                               ------------

     Balance as of December 31, 1998                          $      1,562
                                                              ============


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:


                                                                      1998            1997             1996
                                                                      ----            ----             ----

     Balance, January 1                                          $      3,464     $      3,198    $      3,200
     Provision charged to operations                                      980              620             240
     Loans charged-off                                                   (411)            (550)           (545)
     Recoveries on loans previously charged-off                           208              196             303
                                                                 ------------     ------------    ------------

     Balance, December 31                                        $      4,241     $      3,464    $      3,198
                                                                 ============     ============    ============

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

A summary of premises, furniture and equipment by major category follows:


                                                                                      1998             1997
                                                                                      ----             ----

     Land                                                                         $        789    $        789
     Buildings and improvements                                                          7,833           6,484
     Leasehold improvements                                                              1,296           1,081
     Furniture and equipment                                                             7,218           6,885
                                                                                  ------------    ------------
         Total                                                                          17,136          15,239
     Accumulated depreciation                                                           (9,183)         (9,056)
                                                                                  ------------    ------------

     Premises, furniture and equipment, net                                       $      7,953    $      6,183
                                                                                  ============    ============

      13.45

NOTE 6 - INTEREST-BEARING TIME DEPOSITS

Time deposits of $100 or greater totaled $28,228 and $24,762 at December 31, 1998 and 1997.

At December 31, 1998, the scheduled maturities of time deposits are as follows:

   1999                                        $    104,254
   2000                                              34,618
   2001                                              13,205
   2002                                              10,804
   2003                                              13,475
   Thereafter                                           225
                                               ------------

               Total                           $    176,581
                                               ============


NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings are comprised of the following at year end:


                                                                                      1998             1997
                                                                                      ----             ----

     Balance of repurchase agreements outstanding                                 $     15,788    $     17,340

     Balance of treasury tax and loan open-end note                                        614           3,032
                                                                                  ------------    ------------

         Total short-term borrowings                                              $     16,402    $     20,372
                                                                                  ============    ============

At December 31, 1998 and 1997, the Corporation had $446 and $715 in related party repurchase agreements.

      13.46

NOTE 8 - LONG-TERM DEBT

Long-term debt outstanding at December 31 consists of the following:

                                                                                      1998             1997
                                                                                      ----             ----
     Federal  Home  Loan  Bank  advances;  annual  principal  payments;  various maturities  with final maturity May 15, 2008;  interest  payable monthly at various  fixed  interest  rates  from  5.45% - 6.82%;  secured by a blanket pledge of the Bank's obligations of the U.S. Government and U.S. Government
     agencies and  one-to-four  family  residential  mortgage  loans.                $ 10,354        $   8,386

     Federal  Home Loan  Bank  advances;  principal  payments  due at  maturity;
     various maturities during the year 2000, with final maturity June 17, 2008;
     interest payable monthly at various fixed interest rates from  4.96%-6.17%;
     secured  by a  blanket  pledge  of  the  Bank's  obligations  of  the  U.S.
     Government and U.S.  Government agencies and one-to-four family residential
     mortgage loans.                                                                   13,500           11,500

                                                     Total                        $     23,854       $  19,886
                                                                                  ============       =========

Annual principal payments required on long-term debt are as follows:

     1999                                                         $        827
     2000                                                               12,290
     2001                                                                  755
     2002                                                                  999
     2003                                                                3,026
     2004 and thereafter                                                 5,957
                                                                  ------------

         Total long-term debt                                     $     23,854
                                                                  ============

      13.47

NOTE 9 - EMPLOYEE BENEFIT PLANS

The following sets forth the defined benefit pension plan's funded status and amount recognized in the balance sheet at December 31 (amounts computed as of September 30, 1998 and 1997):

                                                                                  1998               1997
                                                                                  ----               ----
     Change in benefit obligation:
         Beginning benefit obligation                                        $        11,252    $       10,091
         Service cost                                                                    612               511
         Interest cost                                                                   803               744
         Actuarial gain                                                                    -               316
         Benefits paid                                                                  (427)             (410)
                                                                             ---------------    --------------
         Ending benefit obligation                                                    12,240            11,252

     Change in plan assets, at fair value:
         Beginning plan assets                                                        14,675            12,352
         Actual return                                                                   951             2,733
         Employer contribution                                                             -                 -
         Benefits paid                                                                  (427)             (410)
                                                                             ---------------    --------------

         Ending plan assets                                                           15,199            14,675
                                                                             ----------------   ----------------

     Funded status                                                                     2,959             3,423
     Unrecognized net actuarial (gain)/loss                                              (43)             (433)
     Unrecognized prior service cost                                                      22                23
     Unrecognized transition asset                                                      (933)           (1,083)
                                                                             ---------------    --------------
     Prepaid/ (accrued) benefit cost                                         $         2,005    $        1,930
                                                                             ================   ===============


The components of pension expense and related actuarial assumptions were as follows.

                                                               1998               1997               1996
                                                               ----               ----               ----

     Service cost                                          $          612    $           511    $          505
     Interest cost                                                    803                743               691
     Expected return on plan assets                                (1,341)            (1,126)           (1,070)
     Amortization of prior service cost                                 2                  2                 2
     Amortization of transition asset                                (151)              (151)             (151)
     Recognized net actuarial (gain)/ loss                              -                  -                 7
                                                           --------------    ---------------    ---------------
                                                           $          (75)   $           (21)   $          (16)
                                                           ==============    ===============    ==============


     Discount rate on benefit obligation                              6.75%             7.25%             7.50%
     Long-term expected rate of return
       on plan assets                                                 9.25              9.25              9.25
     Rate of compensation increase                                    4.00              4.00              4.00


At December 31, 1998 and 1997, the plan's assets include Lafayette Bancorporation common stock of $1,038 and $783. At December 31, 1998 and 1997 the plan's assets also included Lafayette Bank and Trust Company certificates of deposit of $409 and $100.

      13.48

NOTE 9 - EMPLOYEE BENEFIT PLANS (Continued)

The Bank maintains a retirement savings plan covering substantially all employees. The plan requires employees to complete 1 year of service and be 21 years of age before entering the plan. Employee contributions are limited to a maximum of 15% of their salary. The plan allows for a matching percentage determined annually by the Board of Directors of the first 4% of employee salary contributions and an annual discretionary contribution. Participants are fully vested in salary deferral contributions and employer matching contributions. Total 401(k) contributions charged to expense were $116, $106 and $73 for 1998, 1997 and 1996.

The Bank maintains a deferred compensation plan for the benefit of certain directors. Under the plan, the Bank agrees, in return for the directors deferring the receipt of a portion of their current compensation, to pay a retirement benefit computed as the amount of the compensation deferred plus accrued interest at a variable rate. Accrued benefits payable totaled $858 and $683 at December 31, 1998 and 1997. Deferred compensation expense was $90, $90 and $84 for 1998, 1997 and 1996. In conjunction with the plan formation, the Bank purchased life insurance on the directors. The cash surrender value of that insurance is carried as an other asset on the consolidated balance sheet, and was approximately $3,522 and $3,367 at December 31, 1998 and 1997.

NOTE 10 - POSTRETIREMENT BENEFITS

The Bank sponsors a postretirement benefit plan which provides defined medical benefits. Retirees contribute an amount equal to their individual applicable premium to provide the coverage, less 30%, which is paid monthly by the Bank. Retirees must pay 100% of medical premiums for all dependent coverage. The plan is not funded and has no assets.

      13.49

NOTE 10 - POSTRETIREMENT BENEFITS (Continued)

The following sets forth the plan's benefit obligation and amounts recognized in the balance sheet at December 31:


                                                                                      1998             1997
     Change in postretirement benefit obligation:
         Beginning benefit obligation                                             $        443    $        396
         Service cost                                                                       28              24
         Interest cost                                                                      31              28
         Unrecognized (gain)/loss                                                            -               7
         Benefits paid                                                                      (8)            (12)
                                                                                  ------------    ------------

         Ending benefit obligation                                                         494             443

     Unrecognized net gain                                                                 165             179
                                                                                  ------------    ------------

     Accrued benefit obligation                                                   $        659    $        622
                                                                                  ============    ============

Components of net periodic postretirement benefit cost as of December 31:

                                                                      1998            1997             1996
                                                                      ----            ----             ----

     Service cost                                                $         28     $         24    $         22
     Interest cost                                                         31               28              25
     Amortization of unrecognized (gain)/loss                             (14)             (15)            (16)
                                                                 ------------     ------------    ------------

         Benefit cost                                            $         45     $         37    $         31
                                                                 ============     ============    =============


For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed was 11.5% for 1998, 1997 and 1996, with the rate assumed to gradually decrease to 5.5% effective January 1, 2002. The health care cost trend is a significant assumption. However, either an increase or decrease in the assumed health care cost trend rates by 1% in each year would affect the accumulated postretirement benefit obligation as of December 31, 1998 and the aggregate service and interest cost components of net periodic postretirement benefit cost for the year then ended by amounts not considered to be material.

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 7% for 1998, 1997 and 1996.

      13.50

NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN

The Corporation maintains an Officers' Stock Appreciation Rights Plan for granting rights to certain officers, under which all available rights have been granted. Upon exercise of a stock appreciation right, the holder may receive cash equal to the excess of the fair market value of common stock at the date of exercise over the option price. Stock appreciation rights are vested at 20% per year and must be exercised within 10 years of grant. The plan expires May, 2002. Granted rights outstanding were fully-vested and consisted of 44,094 at $6.05 per share for 1998, and 45,085 at $6.65 per share for 1997, 69,166 at $7.32 per share for 1996. In 1998, prior to the stock dividend, 5,000 rights were exercised at $39 per share. Compensation expense charged to operations in 1998, 1997 and 1996 was $450, $657 and $112 and is based on an increase in market value. The liability at December 31, 1998 and 1997 was $1,420 and $1,132.

The Corporation has established two nonqualified stock option plans to provide stock options to directors and key members of management. One plan was adopted in 1995 ("1995 Plan") and the other in 1998 ("1998 Plan"). The total number of shares of common stock available for grant to directors and management are shown below:

                                                1998            1995
                                                Plan            Plan             Total

  Directors                                     16,500           52,708          69,208
  Management                                    46,200           75,068         121,268
                                          ------------     ------------    ------------

       Totals                                   62,700          127,776         190,476
                                          ============     ============    =============


All shares for both plans were available for grant at a price equal to the market price of the stock at the date of grant.

Under the 1995 Plan, options granted to directors at the effective date are exercisable any time after the date of grant, and options granted to directors elected after the effective date are exercisable after two years. Under the 1998 Plan, options granted to directors at the effective date and directors elected after the effective date are exercisable after two years. Options granted to management under both plans become 20% exercisable after one year and 20% each subsequent year. Both plans are effective for five years and options must be exercised within ten years from the date of grant.

A summary of the Corporation's stock option activity, and related information for the years ended December 31, follows (adjusted for stock dividends):


                                                 ----------1 9 9 8---------         -----------1 9 9 7------------
                                                                  Weighted                              Weighted
                                                                   Average                               Average
                                                                  Exercise                              Exercise
                                                    Options         Price              Options            Price

Outstanding beginning of year                        117,432    $      18.75             87,142    $        17.58
Granted                                               23,492           33.44             30,976             22.00
Exercised                                             (3,102)          18.18                  -                  -
Forfeited                                                  -              -                (686)            17.90
                                                 -----------    -----------         -----------    --------------

Outstanding end of year                              137,822    $      21.27            117,432    $        18.75
                                                 ===========    ============        ===========    ==============

Exercisable at end of year                            68,163    $      17.79             54,667    $        17.27
                                                 ===========    ============        ===========    ==============

Weighted average fair value per
  option granted during the year                 $     5.28                         $      4.83


      13.51

Options outstanding at December 31, 1998 have a weighted average remaining life of 8.2 years, with exercise prices ranging from $17.15 to $34.55.

Pro forma information regarding net income and earnings per share has been determined as if the Corporation had accounted for its stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years 1998, 1997 and 1996, respectively: risk-free interest rates of 5.6%, 6.6% and 6.5%; dividend yields of 2%; volatility factors of the expected market price of the Corporation's common stock of .16, .16 and
 .05, and a weighted average expected life of the options of five years for management options and two years for directors' options.

NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN (Continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Corporation's pro forma information follows (in thousands except for earnings per share information):

                                                                      1998            1997             1996
                                                                      ----            ----             ----

     Pro forma net income                                        $      5,242     $      4,706    $      4,034
     Pro forma earnings per share
         Basic                                                   $       2.20     $      1.98     $       1.70
         Diluted                                                 $       2.15     $      1.96     $       1.69

In future years, the pro forma effect of not applying this standard may increase if additional options are granted.

NOTE 12 - INCOME TAXES

Income taxes consist of the following:

                                                                      1998            1997             1996
                                                                      ----            ----             ----

     Currently payable                                           $      3,096     $      2,626    $      2,165
     Deferred income taxes (benefit)                                     (385)             (57)            (62)
                                                                 ------------     ------------    ------------

         Total                                                   $      2,711     $      2,569    $      2,103
                                                                 ============     ============    ============

      13.52

The following is a reconciliation of statutory federal income taxes and the amount computed by applying the statutory rate of 34% to income before income taxes:


                                                                      1998            1997             1996
                                                                      ----            ----             ----

     Statutory rate applied to income before
       income taxes                                              $      2,750     $      2,508    $      2,106
     Add/(deduct)
         Tax exempt interest income                                      (337)            (303)           (301)
         State tax expense (net of federal benefit)                       358              405             346
         Other                                                            (60)             (41)            (48)
                                                                 ------------     ------------    ------------

              Total                                              $      2,711     $      2,569    $      2,103
                                                                 ============     ============    ============

NOTE 12 - INCOME TAXES (Continued)

The net deferred tax asset reflected in the consolidated balance sheet is comprised of the following components as of December 31:


                                                                                      1998             1997
                                                                                      ----             ----
     Deferred tax assets
         Allowance for loan losses                                                $        817    $        510
         Accrued stock appreciation rights                                                 562             448
         Accrued post-retirement benefit obligation                                        319             271
         Deferred compensation                                                             307             237
         Deferred loan fees                                                                 79             132
         Net operating loss carry-forward                                                    -              26
         Net unrealized loss on securities available-for-sale                               27              59
                                                                                  ------------    ------------
              Total tax assets                                                           2,111           1,683


     Deferred tax liabilities
         Depreciation                                                                     (219)           (220)
         Net pension benefit                                                              (794)           (765)
         Other                                                                            (216)           (169)
                                                                                  ------------    ------------
         Total deferred tax liabilities                                                 (1,229)         (1,154)

     Valuation allowance                                                                     -               -
                                                                                  ------------    ------------

         Net deferred tax asset                                                   $        882    $        529
                                                                                  ============    ============

      13.53

NOTE 13 - PER SHARE DATA

In November 1998, the Corporation issued 217,640 shares of common stock in connection with a 10% stock dividend. In November 1997, the Corporation issued 197,597 shares of common stock in connection with a 10% stock dividend. In September 1996, the Corporation issued 329,329 shares of common stock in connection with a 20% stock dividend. The following table illustrates the computation of basic and diluted earnings per share.


                                                                   1998            1997               1996
                                                                   ----            ----               ----
Basic earnings per share
     Net income                                            $        5,377    $         4,808    $        4,091
     Weighted average shares outstanding                        2,380,342          2,377,618         2,377,750
                                                           --------------    ---------------    --------------
         Basic earnings per share                          $         2.26    $          2.02    $         1.72
                                                           ==============    ===============    ==============


Diluted earnings per share
     Net income                                            $        5,377    $         4,808    $        4,091

     Weighted average shares outstanding                        2,380,342          2,377,618         2,377,750
     Diluted effect of assumed exercise
       of Stock Options                                            53,235             23,231             4,187
                                                           --------------    ---------------    --------------
         Diluted average shares outstanding                $    2,433,577    $     2,400,849    $    2,381,937
                                                           ==============    ===============    ==============

Diluted earnings per share                                 $         2.21    $          2.00    $         1.72
                                                           ==============    ===============    ==============

NOTE 14 - CAPITAL REQUIREMENTS

The Corporation and Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes the Corporation and Bank meet all applicable capital adequacy requirements as of December 31, 1998.

Prompt corrective action regulations applicable to the Bank provide five classifications: well- capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

As of December 31, 1998, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

      13.54

The Corporation's actual consolidated capital amounts and ratios are presented in the following table (in millions). The Bank's actual capital amounts and ratios are not materially different from the consolidated amounts below.

                                                                                            Minimum Required
                                                                                               To Be Well-
                                                                  Minimum Required          Capitalized Under
                                                                     For Capital            Prompt Corrective
                                                Actual            Adequacy Purposes        Action Regulations
                                            Amount   Ratio         Amount     Ratio          Amount     Ratio
1998

Total capital to risk weighted assets     $    46.1     13.1%   $        28.2      8.0%   $      35.3     10.0%
Tier 1 capital to risk weighted assets         41.9     11.9             14.1      4.0           21.2      6.0
Tier 1 capital to average assets               41.9      8.8             19.0      4.0           23.8      5.0

1997

Total capital to risk weighted assets     $    41.1     13.3%   $        24.8      8.0%   $      31.0     10.0%
Tier 1 capital to risk weighted assets         37.7     12.1             12.4      4.0           18.6      6.0
Tier 1 capital to average assets               37.7      8.8             17.2      4.0           21.5      5.0


The Bank is also subject to state regulations restricting the amount of dividends payable to the Corporation. At December 31, 1998, the Bank had $7,331 of retained earnings available for dividends under these regulations.

As discussed in Note 18, the Bank expects to acquire three branches in March 1999. The acquisition will reduce consolidated capital levels. Management will monitor consolidated capital levels and anticipates sufficient capital will be maintained by December 31, 1999. The Corporation expects to borrow and contribute capital to the Bank, and the Bank is expected to remain well-capitalized.

      13.55

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank leases branch facilities under operating leases expiring in various years through 2007. Expense for leased premises was $219, $188, and $181 for 1998, 1997 and 1996.
Future minimum lease payments are as follows:

  1999                                                         $        230
  2000                                                                  213
  2001                                                                  149
  2002                                                                  142
  2003                                                                  117
  2004 through 2007                                                     232
                                                               ------------

      Total                                                    $      1,083
                                                               ============

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

At December 31, off-balance sheet financial instruments whose contract amount represents credit risk are summarized as follows:

                                                   1998             1997
                                                   ----             ----

     Unused lines of credit                  $     43,239    $     33,686
     Commitments to make loans                     14,976           4,964
     Standby letters of credit                      2,759           2,189
     Commercial letters of credit                      59              78

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

The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $5,955 and $4,931 at December 31, 1998 and 1997. These reserves do not earn interest.

      13.56

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair values of the Corporation's financial instruments as of December 31 are as follows:


                                                -----------1 9 9 8---------        -----------1 9 9 7---------
                                                 Carrying            Fair           Carrying            Fair
                                                   Value             Value            Value             Value

Financial assets
   Cash and cash equivalents                   $      18,768    $      18,768     $      30,901    $      30,901
   Interest-bearing balances with
     other financial institutions                        671              671                 -                -
   Securities available-for-sale                      76,956           76,956            66,577           66,577
   Securities held-to-maturity                         4,879            5,063             5,268            5,378
   Loans held for sale                                10,086           10,264             7,640            7,768
   Loans, net                                        349,587          351,685           308,763          310,115
   Federal Home Loan Bank stock                        1,539            1,539             1,242            1,242
   Accrued interest receivable                         4,592            4,592             4,359            4,359

Financial liabilities
   Deposits                                    $    (395,546)   $    (398,747)    $    (355,195)   $    (356,623)
   Short-term borrowings                             (16,402)         (16,402)          (20,372)         (20,372)
   Long-term debt                                    (23,854)         (24,527)          (19,886)         (20,076)
   Accrued interest payable                           (1,471)          (1,471)           (1,332)          (1,332)


The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, short-term borrowings, accrued interest, and variable rate loans or deposits that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For loans held for sale, the fair value of loans held for sale is based on quoted market prices. For commercial, real estate, consumer, and other loans, fair value is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Federal Home Loan Bank stock is restricted in nature and is not actively traded on a secondary market and the carrying amount is a reasonable estimate of fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. For long-term debt, fair value is estimated using rates currently available to the Corporation for debt with similar terms and remaining maturities. The estimated fair value for off-balance sheet loan commitments approximates carrying value and are not considered significant to this presentation.

      13.57

NOTE 17 - PARENT COMPANY STATEMENTS

Presented below are condensed balance sheets, statements of income and cash flows for the parent company:


CONDENSED BALANCE SHEETS
December 31
                                                                                           1998            1997
                                                                                           ----            ----
ASSETS
Cash on deposit with subsidiary                                                       $      1,488     $        758
Investment in bank                                                                          42,463           38,576
Other assets                                                                                   559              720
                                                                                      ------------     ------------

                                                                                      $     44,510     $     40,054
                                                                                      ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities                                                                                  1,896            1,585

Shareholders' equity                                                                        42,614           38,469
                                                                                      ------------     ------------

                                                                                      $     44,510     $     40,054
                                                                                      ============     ============



CONDENSED STATEMENTS OF INCOME
Years ended December 31
                                                                          1998             1997            1996
                                                                          ----             ----            ----

Operating income
     Dividends received from subsidiary bank                          $      1,850    $      1,714     $      1,570
     Interest income                                                            26              10                3
                                                                      ------------    ------------     ------------
                                                                             1,876           1,724            1,573

Operating expenses                                                             543             742              192
                                                                      ------------    ------------     ------------

Income before income taxes and equity in
  undistributed earnings of bank                                             1,333             982            1,381

Income tax benefit                                                             205             290               75
                                                                      ------------    ------------     ------------
Income before equity in undistributed earnings of bank                       1,538           1,272            1,456

Equity in undistributed earnings of bank                                     3,839           3,536            2,635
                                                                      ------------    ------------     ------------

Net income                                                                   5,377           4,808            4,091

Other comprehensive income, net of tax                                          48             221             (328)
                                                                      ------------    ------------     ------------

Comprehensive income                                                  $      5,425    $      5,029     $      3,763
                                                                      ============    ============     ============

      13.58

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
         (Dollar amounts in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY STATEMENTS (Continued)


CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31

                                                                          1998             1997            1996
                                                                          ----             ----            ----

Cash flows from operating activities
     Net income                                                       $      5,377    $      4,808     $      4,091
     Adjustments to reconcile net income to net cash
       from operating activities
         Amortization of deferred costs                                          6               6                6
         Equity in undistributed earnings of bank                           (3,839)         (3,536)          (2,635)
         Other assets and other liabilities                                    466             (36)             215
                                                                      ------------    ------------     ------------
              Net cash from operating activities                             2,010           1,242            1,677

Cash flows from financing activities
     Principal payments on long-term debt                                        -               -             (224)
     Common stock issued                                                        69               -                -
     Dividends paid                                                         (1,341)         (1,201)            (989)
     Purchase of treasury shares                                                (8)             (5)              (3)
                                                                      ------------    ------------     ------------
         Net cash from financing activities                                 (1,280)         (1,206)          (1,216)
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                        730              36              461

Cash and cash equivalents at beginning of year                                 758             722              261
                                                                      ------------    ------------     ------------

Cash and cash equivalents at end of year                              $      1,488    $        758     $        722
                                                                      ============    ============     ============


NOTE 18 - BRANCH ACQUISITION

In October 1998, the Bank signed a definitive agreement to acquire three branches located in DeMotte, Remington, and Rensselaer, Indiana. Under the terms of the agreement, the Bank will acquire all of the deposits totaling approximately $118 million, selected loans totaling approximately $60 million, in addition to all physical facilities and certain other assets. Intangibles associated with this purchase will be approximately $13 million. The transaction has received all required regulatory approvals and is expected to close in March, 1999.

In September 1996, the Bank purchased a branch in Monticello, Indiana from another institution. The fair value of assets acquired was $923, the fair value of liabilities assumed was $18,114, and the Bank received $16,298 of cash at settlement. Goodwill and core deposit intangibles associated with this purchase amounted to $893.

      13.59

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
         (Dollar amounts in thousands, except share and per share data)

-------------------------------------------------------------------------------

NOTE 19 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:


                                                               1998               1997               1996
                                                               ----               ----               ----

Unrealized holding gains and losses on
     available-for-sale securities                         $           85    $           394    $         (460)
Less:  reclassification adjustments for gains
      and losses later recognized in income                            (6)               (27)              (83)
                                                           --------------    ---------------    --------------
Net unrealized gains and losses                                        79                367              (543)
Tax effect                                                            (31)              (146)             (215)
                                                           --------------    ---------------    --------------

Other comprehensive income                                 $           48    $           221    $         (328)
                                                           ===============   ===============    ==============


NOTE 20 - SEGMENT INFORMATION

The Corporation's operations include three primary segments: banking, mortgage banking, and trust. Through its banking subsidiary's thirteen locations in Tippecanoe and White Counties, the Corporation provides traditional community banking services, such as accepting deposits and making commercial, residential and consumer loans. Mortgage banking activities include the origination of residential mortgage loans for sale on a servicing released basis to various investors. The Corporation's trust department provides both personal and corporate trust services.

The Corporation's three reportable segments are determined by the products and services offered. Loans, investments and deposits comprise the primary revenues and expenses of the banking operation, net gains on loans sold account for the revenues in the mortgage banking segment, and trust administration fees provide the primary revenues in the trust department.

The following segment financial information has been derived from the internal profitability reporting system utilized by management to monitor and manage the financial performance of the Corporation. The accounting policies of the three segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates segment performance based on profit or loss before income taxes. The evaluation process for the mortgage banking and trust segments include only direct expenses, while certain indirect expenses, including goodwill, are absorbed by the banking operation.

      13.60
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
         (Dollar amounts in thousands, except share and per share data)

-------------------------------------------------------------------------------

NOTE 20 - SEGMENT INFORMATION (Continued)


1998                                                              Mortgage                               Total
                                                Banking            Banking            Trust            Segments

     Net interest income                    $        17,239    $          497     $            -    $        17,736
     Net gain on loan sales                               -             1,255                  -              1,255
     Other revenue                                    2,685                12                964              3,661
     Noncash items:
         Depreciation                                   594                27                 25                646
         Provision for loan loss                        980                 -                  -                980
     Segment profit                                   7,636               760                209              8,605
     Segment assets                                 473,019            10,224                167            483,410



1997                                                              Mortgage                               Total
                                                Banking            Banking            Trust            Segments

     Net interest income                    $        15,974    $          402     $            -    $        16,376
     Net gain on loan sales                               -               736                  -                736
     Other revenue                                    2,531                16                885              3,432
     Noncash items:
         Depreciation                                   588                21                 22                631
         Provision for loan loss                        620                 -                  -                620
     Segment profit                                   7,451               469                189              8,109
     Segment assets                                 430,357             7,796                157            438,310


1996                                                              Mortgage                               Total
                                                Banking            Banking            Trust            Segments

     Net interest income                    $        13,863    $          346     $            -    $        14,209
     Net gain on loan sales                               -               398                  -                398
     Other revenue                                    2,209                 3                812              3,024
     Noncash items:
         Depreciation                                   657                13                 23                693
         Provision for loan loss                        240                 -                  -                240
     Segment profit                                   5,858               357                168              6,383
     Segment assets                                 407,807             5,993                130            413,930



      13.61

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
         (Dollar amounts in thousands, except share and per share data)

-------------------------------------------------------------------------------

NOTE 20 - SEGMENT INFORMATION (Continued)

Significant segment totals are reconciled to the financial statements as follows:


                                              Reportable                          Consolidated
1998                                           Segments             Other            Totals
----                                           --------             -----            ------

     Net interest income                    $        17,736    $           26     $       17,762
     Provision for loan loss                            980                 -                980
     Net gain on loan sales                           1,255                 -              1,255
     Other revenue                                    3,661                 -              3,661
     Profit                                           8,605            (3,228)             5,377
     Assets                                         483,410               559            483,969

                                              Reportable                          Consolidated
1997                                           Segments             Other            Totals
----                                           --------             -----            ------

     Net interest income                    $        16,376    $           10     $       16,386
     Provision for loan loss                            620                 -                620
     Net gain on loan sales                             736                 -                736
     Other revenue                                    3,432                 -              3,432
     Profit                                           8,109            (3,301)             4,808
     Assets                                         438,310               719            439,029

                                              Reportable                          Consolidated
1996                                           Segments             Other            Totals
----                                           --------             -----            ------

     Net interest income                    $        14,209    $           (6)    $       14,203
     Provision for loan loss                            240                 -                240
     Net gain on loan sales                             398                 -                398
     Other revenue                                    3,024                 -              3,024
     Profit                                           6,383            (2,292)             4,091
     Assets                                         413,930               461            414,391


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
         (Dollar amounts in thousands, except share and per share data)

-------------------------------------------------------------------------------

NOTE 20 - SEGMENT INFORMATION (Continued)

Amounts included in the "other" column are as follows.


                                                               1998               1997               1996
                                                               ----               ----               ----

Income:
     Holding company net interest
       income (expense)                                    $           26    $            10    $           (6)

Profit:
     Holding company net interest
       income (expense)                                                26                 10                (6)
     Holding company expenses                                        (543)             (742)              (183)
     Income tax expense                                            (2,711)            (2,569)           (2,103)


Assets:
     Holding company assets                                           559                719               461

Stock Information

The common stock of Lafayette Bancorporation, Lafayette, Indiana, is traded on the OTC Bulletin Board under the trading symbol of LAYB (Cusip No. 505893-10-7).
At the close of business on December 31, 1998, there were 2,380,427 shares outstanding held by approximately 500 shareholders.

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Common Shares of the Corporation, these prices would not necessarily reflect the prices which the Shares would trade in an active market.

                             Price Per Share              Dividend
                          High            Low             Declared
                          -------------------             --------
1998
First Quarter            $34 9/16       $28 7/8            $  .12
Second Quarter            36 3/8         31 3/4               .12
Third Quarter             37 1/4         33 7/16              .12
Fourth Quarter            40 3/4         36                   .20

1997
First Quarter             19 7/8         19 1/4            $  .10
Second Quarter            21 7/8         19 7/8               .11
Third Quarter             24 1/2         21 7/8               .11
Fourth Quarter            28 7/8         24 1/2               .19

Data adjusted for all stock dividends, including a 10% stock dividend to shareholders of record on September 30, 1998, paid on November 2, 1998.
