Form 10-K, Exhibit 13
period 1999-12-31
LAFAYETTE BANCORPORATION
filed 2000-03-21
CIK 1035373

EXHIBIT 13


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                            INTRODUCTION AND OVERVIEW

Lafayette Bancorporation (Corporation) is a one-bank holding company located in Lafayette, Indiana. The Corporation's wholly-owned subsidiary, Lafayette Bank and Trust Company (Bank), conducts business in sixteen offices located in Tippecanoe, White, and Jasper Counties, Indiana. The Bank is engaged in a variety of financial services, including accepting deposits; making commercial and consumer loans; originating mortgage loans; providing personal and corporate trust services; providing investment advisory and brokerage services; and providing auto, homeowners, and other insurance products.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Corporation's operations for the three years ended December 31, 1999, 1998, and 1997, and financial condition as of December 31, 1999 and 1998. This information should be read in conjunction with the accompanying consolidated financial statements and footnotes contained elsewhere in this report. The tables contained in the Management's Discussion and Analysis included dollar amounts expressed in thousands.

                            MERGERS AND ACQUISITIONS

In March 1999, the Bank purchased three branches in Jasper County, Indiana, located in the towns of DeMotte, Remington, and Rensselaer.

The fair value of assets acquired was $71,749,000, which consisted primarily of commercial loans, the physical facilities, goodwill, and core deposit intangibles. The fair value of liabilities assumed was $117,015,000, which consisted primarily of customer deposits. Since the Bank acquired more liabilities than assets in the transaction, the Bank received $45,266,000 of cash as of the settlement date. See Note 18 for additional information regarding this acquisition.


This transaction had a significant effect on the Corporation's results of operations and statement of condition for the year ended December 31, 1999, due to the size of the acquisition and the approximate 9 1/2 months the Corporation managed the purchased assets and liabilities.

                              RESULTS OF OPERATIONS

The major components of the Corporation's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary.

                      Table 1 - FIVE YEAR FINANCIAL SUMMARY

                                                                                    For the years ended December 31,

                                                             1999           1998            1997           1996           1995
                                                        -------------- -------------- --------------- -------------- --------------
                    SUMMARY OF OPERATIONS

Interest income - tax equivalent  (1)                        $45,196        $35,329         $32,415        $28,739        $26,267
Interest expense                                              21,543         16,963          15,525         14,012         13,115
                                                        -------------- -------------- --------------- -------------- --------------
  Net interest income - tax equivalent (1)                    23,653         18,366          16,890         14,727         13,152
Tax equivalent adjustment (1)                                   (806)          (604)           (504)          (524)          (376)
                                                        -------------- -------------- --------------- -------------- --------------
  Net interest income                                         22,847         17,762          16,386         14,203         12,776
Provision for loan losses                                     (1,060)          (980)           (620)          (240)          (180)
Noninterest income                                             5,125          4,916           4,168          3,422          2,790
Noninterest expense                                           17,534         13,610          12,557         11,191         10,220
                                                        -------------- -------------- --------------- -------------- --------------

Income before income taxes                                     9,378          8,088           7,377          6,194          5,166
Income tax expense                                             3,027          2,711           2,569          2,103          1,791
                                                        -------------- -------------- --------------- -------------- --------------

NET INCOME                                                    $6,351         $5,377          $4,808         $4,091         $3,375
                                                        ============== ============== =============== ============== ==============


                      PER SHARE DATA (2)

Net income                                                    $1.77          $1.50           $1.34          $1.14          $0.94
Cash dividends                                                 0.43           0.37            0.34           0.28           0.22
Shareholders' equity, end of year                             12.79          11.90           10.75           9.68           8.91


              SELECTED ACTUAL YEAR-END BALANCES

Total assets                                               $645,149       $483,969        $439,029       $414,391       $372,265
Earning assets                                              580,775        449,539         406,954        378,345        333,153
Investment securities available-for-sale                     79,722         76,956          66,577         88,206         90,881
Investment securities held-to-maturity                        4,712          4,879           5,268          6,156          2,161
Loans held for sale                                           3,174         10,086           7,640          5,877          2,473
Loans                                                       489,070        353,828         312,227        268,940        228,643
Allowance for loan losses                                    (4,618)        (4,241)         (3,464)        (3,198)        (3,200)
Total deposits                                              522,247        395,546         355,195        341,550        308,652
Noninterest-bearing demand deposits                          63,206         48,657          42,752         43,579         43,950
Interest-bearing demand deposits                             67,729         54,294          47,054         47,945         46,940
Savings deposits                                            161,573        116,014          96,974         87,938         77,287
Time deposits                                               229,739        176,581         168,415        162,088        140,475
FHLB advances                                                30,027         23,854          19,886          9,265          8,905
Note payable                                                 12,950              -               -              -              -
Shareholders' equity                                         45,785         42,614          38,469         34,646         31,875


                  SELECTED AVERAGE BALANCES

Total assets                                                $600,451       $455,268        $416,957       $377,623       $351,782
Earning assets                                               554,423        422,772         387,277        348,218        323,495
Securities                                                    98,489         76,928          80,606         91,802         90,749
Loans held for sale                                            5,967          6,095           5,522          4,989          1,092
Loans                                                        440,615        327,412         289,197        242,286        220,117
Allowance for loan losses                                     (4,319)        (3,766)         (3,254)        (3,210)        (3,269)
Total deposits                                               486,489        371,067         345,739        313,621        293,916
Noninterest-bearing demand deposits                           51,229         39,312          35,728         35,655         35,822
Interest-bearing demand deposits                              62,858         48,777          47,945         45,086         45,614
Savings deposits                                             157,618        108,019          94,360         82,535         71,406
Time deposits                                                214,784        174,959         167,706        150,345        141,074
FHLB advances                                                 23,359         22,101          13,940          8,458          9,216
Note payable                                                  10,863              -               -              -              -
Shareholders' equity                                          44,499         40,814          36,530         33,133         30,125


               RATIOS BASED ON AVERAGE BALANCES

Loans to deposits (3)                                          90.57%         88.24%          83.65%         77.25%         74.89%
Return on average assets                                        1.06%          1.18%           1.15%          1.08%          0.96%
Return on average equity                                       14.27%         13.17%          13.16%         12.35%         11.20%
Dividend payout ratio                                          24.25%         24.94%          24.98%         24.18%         23.05%
Leverage capital ratio                                          5.42%          8.82%           8.76%          8.59%          8.77%
Efficiency ratio (4)                                           60.93%         58.46%          59.63%         61.66%         64.11%


                          OTHER DATA
Number of employees (FTE)                                        275            220             213            205            192
Average common shares outstanding (2                       3,580,981      3,581,080       3,578,356      3,578,488      3,578,629
Cash dividends declared                                       $1,540         $1,341          $1,201           $989           $778


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


The Corporation earned $6,351,000,  $5,377,000, and $4,808,000, or $1.77, $1.50,
and $1.34 per share for the years ended December 31, 1999, 1998, and 1997, respectively. The increase in net interest income accounted for a significant portion of the 18.1% and 11.8% earnings increases recorded by the Corporation in 1999 and 1998, respectively. Earnings in 1999 were enhanced by increases in trust, NSF, and ATM fee income, while being partially offset by increases in net realized loss on securities, the Corporation's provision for loan losses, salaries and benefits, intangible amortization, and other general operating expenses primarily attributable to the acquisition of the three branch offices. Net gains of loans sold in the secondary mortgage market and fees generated by the Bank's investment brokerage department aided earnings in 1998, while increases in the Corporation's provision for loan losses and salaries and benefits partially offset those revenue increases.

Return on average assets (ROA) was 1.06%, 1.18%, and 1.15% for the periods ending December 31, 1999, 1998, and 1997, respectively, while return on average equity (ROE) was 14.27%, 13.17%, and 13.16% for those same time periods.

                               NET INTEREST INCOME

Net interest income is the most significant component of the Corporation's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and the overall level of interest rates. Although there are a certain number of these factors which can be controlled by management policies and actions, certain other factors, such as the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws are beyond the control of management. Tables 1 through 4 are an integral part in analyzing the components of net interest income and the changes which have occurred between the time periods presented. Table 1 shows the Corporation's net interest income from 1995 through 1999. Table 2 - Average Balance Sheets and Interest Rates represent the major components of interest-earning assets and interest-bearing liabilities. For analytical purposes, interest income presented in the table has been adjusted to a tax equivalent basis assuming a 34% tax rate for all years. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets.

               Table 2 - Average Balance Sheets and Interest Rates

                                                                        Years ended December 31,

                                       1999                                    1998                             1997
                      -------------------------------------  --------------------------------------  -------------------------------
                        Average                   Average      Average                   Average      Average               Average
         ASSETS         Balance      Interest      Rate        Balance       Interest     Rate        Balance    Interest     Rate
                      ------------  -----------  ----------  ------------    ----------------------  ---------- ----------- --------
Interest earning assets

  Securities

    Taxable              $66,538       $3,831       5.76%       $55,973       $3,217        5.75%     $64,119      $3,857     6.02%
    Tax-exempt (1)        33,438        2,317       6.93%        20,978        1,502        7.16%      17,160       1,185     6.91%
    Unrealized loss on                                             (23)
AFS securities           (1,487)            -                                      -                    (673)           -
                     ------------  -----------  ----------  ------------    ----------------------  ---------- ----------- ---------
    Total securities      98,489        6,148       6.24%        76,928        4,719        6.13%      80,606       5,042     6.26%

  Loans (1)(2)
    Commercial           251,732       21,951       8.72%       153,030       13,916        9.09%     121,295      11,206     9.24%
    Real estate          138,295       11,587       8.38%       129,380       11,012        8.51%     118,156      10,173     8.61%
    Installment and
      other consumer      56,555        5,000       8.84%        51,097        4,975        9.74%      55,254        5,311    9.61%
    Other                      -            -                         -            -        0.00%          14            1    7.14%

                     ------------  -----------  ----------  ------------    ----------------------  ---------- ----------- ---------
      Total loans        446,582       38,538       8.63%       333,507       29,903        8.97%     294,719      26,691      9.06%

  Interest-bearing balances
    with other financial
    institutions             344           18       5.23%           153            8        5.23%           -           -
  FHLB stock               1,808          145       8.02%         1,464          117        7.99%        1,210         96      7.93%
  Federal funds sold       7,200          347       4.82%        10,720          582        5.43%       10,742        586      5.46%
                     ------------  -----------  ----------  ------------    ----------------------  ---------- ----------- ---------
  Total earning assets   554,423      $45,196       8.15%       422,772       35,329        8.36%      387,277    $32,415      8.37%
                                   ===========  ==========                  ======================              ========== =========

Noninterest earning
assets

 Allowance for loan      (4,319)                                (3,766)                                (3,254)
 Premises and equipment   9,087                                  6,417                                  6,177
 Cash and due from banks 21,830                                 16,309                                 15,520
 Accrued interest and
  other assets           19,430                                 13,536                                 11,237
                      ------------                           ------------                            ----------
 Total assets          $600,451                               $455,268                               $416,957
                      ============                           ============                            ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities

  Deposits
    Interest-bearing
      demand deposits   $62,858         $714       1.14%       $48,777          $610        1.25%     $47,945        $657      1.37%
    Savings deposits    157,618        5,994       3.80%       108,019         4,339        4.02%      94,360       3,702      3.92%
    Time deposits       214,784       11,316       5.27%       174,959         9,957        5.69%     167,706       9,578      5.71%
                    ------------  -----------  ----------  ------------    ----------------------  ----------  ----------- ---------
   Total interest-
  bearing deposits     435,260       18,024        4.14%       331,755        14,906        4.49%     310,011      13,937      4.50%

Borrowed funds

   Short-term
     borrowings         30,168        1,358        4.50%        15,581           712        4.57%     15,129          711      4.70%
   FHLB advances        23,359        1,412        6.04%        22,101         1,345        6.09%     13,940          877      6.29%
   Note payable         10,863          749        6.89%             -             -        0.00%          -            -      0.00%
                    ------------  -----------  ----------  ------------    ----------------------  ----------  ----------- ---------
    Total borrowed
        Funds           64,390        3,519        5.47%        37,682         2,057        5.46%     29,069        1,588      5.46%
                    ------------  -----------  ----------  ------------    ----------------------  ----------  ----------- ---------
Total interest-bearing
liabilities            499,650       $21,543       4.31%       369,437       $16,963        4.59%    339,080      $15,525      4.58%
                                  ===========  ==========                  ======================              =========== =========


Noninterest-bearing
  liabilities
  Noninterest-bearing
    demand deposits     51,229                                 39,312                                 35,728
  Accrued interest and
    other liabilities    5,073                                  5,705                                  5,619
  Shareholders' equity  44,499                                 40,814                                 36,530
                     -----------                           ------------                            ----------
Total liabilities and
 shareholders' equity $600,451                               $455,268                              $416,957
                     ============                          ============                            ==========


Interest margin recap

  Net interest income and
    interest rate spread             $23,653       3.84%                    $18,366        3.76%                  $16,890      3.79%
                                   ===========  ==========                  ======================             =========== =========
  Net interest income                              4.27%                                   4.34%                               4.36%
  margin                                        ==========                           =============                         =========

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years.

(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income. Loan fees were $1,192 for 1999, $1,090 for 1998, and $912 for 1997.

Table 3 - Net Interest Earning Assets illustrates net interest-earning assets and liabilities for 1999, 1998, and 1997.

                                          Table 3 - Net Interest-Earning Assets
                          illustrates net interest-earning assets and liabilities for 1999, 1998, and 1997.

                                                                 1999                   1998                  1997
                                                        ---------------------  ---------------------  --------------------
Average interest-earning assets.......                               $554,423               $422,772              $387,277
Average interest-bearing liabilities..                                499,650                369,437               339,080
                                                         ---------------------  ---------------------  --------------------

              Net interest-earning assets                             $54,773                $53,335               $48,197
                                                         =====================  =====================  ====================


Table 4 - Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1997 through 1999. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each as a basis for the allocation. Nonaccrual loans were included in the average loan balances used in determining the yields.

                                             Table 4 - Volume/Rate Analysis

                                                1999-1998                                       1998-1997
                                 -----------------------------------------      ------------------------------------------
                                                 Change        Change                            Change        Change
                                    Total        Due To        Due To               Total        Due To        Due To
INTEREST INCOME                     Change       Volume         Rate               Change        Volume         Rate
---------------
                                 -----------------------------------------      ------------------------------------------

Loans                                  $8,635        $9,796      ($1,161)              $3,212        $3,480        ($268)
Securities
  Taxable                                 614           534           80                (640)          (439)       ( 201)
  Tax-exempt                              815           865          (50)                317            272           45

Interest-bearing balances with
 other financial institutions              10            10            -                   8              8            -
FHLB stock                                 28            28            -                  21             20            1
Federal funds sold and overnight
  balances                               (235)         (175)         (60)                 (4)            (1)          (3)
                                 -----------------------------------------      ------------------------------------------

Total interest income                  $9,867       $11,058      ($1,191)              $2,914        $3,340        ($426)
                                 =========================================      ==========================================

INTEREST EXPENSE

Interest-bearing DDA                     $104          $164         ($60)               ($47)           $11         ($58)
Savings deposits                        1,655         1,897         (242)                637            547           90
Time deposits                           1,359         2,140         (781)                379            413          (34)
Short-term borrowings                     646           657          (11)                  1             21          (20)
FHLB advances                              67            76           (9)                468            498          (30)
Note payable                              749           749            -                   -              -            -
                                 -----------------------------------------      ------------------------------------------

Total interest expense                 $4,580        $5,683      ($1,103)              $1,438        $1,490         ($52)
                                 =========================================      ==========================================

Net Interest income                    $5,287        $5,375         ($88)              $1,476        $1,850        ($374)
                                 =========================================      ==========================================


Net interest income on a tax equivalent basis for 1999 was 28.8% higher than that for 1998, while the net interest margin for 1999 was 4.27%, or 7 basis points lower than the prior year. Tax equivalent net interest income was 8.7% higher in 1998 compared to 1997, as the net interest margin decreased 2 basis points to 4.34% from that of 1997.


The growth experienced by the Corporation, predominately through the branch acquisition in mid-March 1999, led to higher net interest income in 1999. The key element in the branch acquisition was the successful deployment of funds obtained in that transaction. Virtually all of the $45,266,000 cash received in the branch acquisition had been shifted into the loan portfolio, primarily commercial loans, as of June 30, 1999. Even though the interest rate environment remained relatively low during the first half of the year, the yields associated with loans were at a higher rate than any other investment alternative. The interest rate environment increased slightly during the latter half of the year, with the most significant increase of the year occurring on November 16th, when the Federal Open Market Committee (FOMC) raised interest rates 50 basis points. However, the lower and more stable interest rate environment that existed during the first 10 1/2 months led to a lower net interest margin for the year. Overall, the increase in net interest-earning asset volume during the year more than adequately compensated for the lower yields.

While the 1999 interest rate environment was stable for most of the year, the interest rate environment for 1998 was moving downward to lower levels. This declining trend in the interest rate environment resulted in earning assets repricing at a faster pace and at a lower interest rate than the repricing and maturity of certain interest-bearing liabilities, which led to a lower net interest margin. However, the increase in net interest-earning assets more than offset the effect of declining rates, resulting in an increased net interest income.


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

Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The recorded values of loans and leases actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. The Corporation's policy is to charge-off loans when, in management's opinion, the loan is deemed uncollectible, although concerted efforts continue to be made to maximize recovery.


                 Table 5 - Analysis of Allowance for Loan Losses

                                               1999              1998               1997               1996              1995
                                         ----------------- -----------------  ------------------ ----------------- -----------------

Balance at beginning of year                   $4,241            $3,464              $3,198            $3,200            $3,309

Loans charged-off

  Commercial and agricultural                    (363)              (37)               (126)             (202)             (294)
  Real estate                                    (114)                0                   0                 0                 0
  Installment                                    (352)             (374)               (424)             (343)             (262)
                                         ----------------- -----------------  ------------------ ----------------- -----------------
           Total charge-offs                     (829)             (411)               (550)             (545)             (556)
                                         ----------------- -----------------  ------------------ ----------------- -----------------

Charge-offs recovered

  Commercial and agricultural                      49               124                 126               250               190
  Real estate                                      35                 0                   0                 0                 0
  Installment                                      62                84                  70                53                77
                                         ----------------- -----------------  ------------------ ----------------- -----------------
            Total recoveries                      146               208                 196               303               267
                                         ----------------- -----------------  ------------------ ----------------- -----------------

Net loans charged-off                            (683)             (203)               (354)             (242)             (289)
Current year provision                          1,060               980                 620               240               180
                                         ----------------- -----------------  ------------------ ----------------- -----------------

Balance at end of year                         $4,618            $4,241              $3,464            $3,198            $3,200
                                         ================= =================  ================== ================= =================

Loans at year end, excluding
  loans held for sale                        $489,070          $353,828            $312,227          $268,940          $228,643

Ratio of allowance to loans
  at year end                                    0.94%             1.20%               1.11%             1.19%             1.40%

Average loans                                $440,615          $327,412            $289,197          $242,286          $220,117

Ratio of net loans charged-off
  to average loans                               0.16%             0.06%               0.12%             0.10%             0.13%


                                                          Allocation of allowance for loan losses at December 31,
                                               1999              1998               1997               1996              1995
                                         ----------------- -----------------  ------------------ ----------------- -----------------

Commercial and agricultural                        $2,430            $2,499              $1,200            $1,245              $942
Real estate                                           293               486                 340                50                50
Installment                                           601               570                 560               550               550
Unallocated                                         1,294               686               1,364             1,353             1,658
                                         ----------------- -----------------  ------------------ ----------------- -----------------
    Total                                          $4,618            $4,241              $3,464            $3,198            $3,200
                                         ================= =================  ================== ================= =================

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

                                              Table 6 - Nonperforming Assets

                                                                          As of December 31,
                                             ------------------------------------------------------------------------------
                                                 1999             1998              1997            1996          1995
                                             -------------  -----------------  ---------------- ------------- -------------
Principal balance

  Nonaccrual                                         $622             $1,468              $127          $178          $381
  Restructured                                        114                197               350           482           661
  90 days or more past due                            584                775               505           735           796
                                             -------------  -----------------  ---------------- ------------- -------------

         Total nonperforming loans                 $1,320             $2,440              $982        $1,395        $1,838
                                             =============  =================  ================ ============= =============

Nonperforming loans as a percent
   of loans                                         0.27%              0.69%             0.31%         0.52%         0.80%

Other real estate owned                              $487                $22              $230          $116          $436

OREO as a percent of loans                          0.10%              0.01%             0.07%         0.04%         0.19%

Allowance as a percent of
  nonperforming loans                             349.85%            173.81%           352.75%       229.25%       174.10%


For nonaccrual and restructured loans
for the years ended December 31:

   Interest income under

      original terms                                  $53               $146               $55           $74          $113
   Interest income which
      was recorded                                     20                 17                27            56            50



The consolidated provision for loan losses was $1,060,000, $980,000, and $620,000 for 1999, 1998, and 1997, respectively. Despite gross and net charge-offs during 1999 being at their highest level in the last five years, management believes the charge-off levels to be reasonable for the size and composition of the portfolio, and that overall asset quality is good, as indicated by the decline in nonperforming loan totals and lower delinquency ratios at year-end, as further explained below.


In connection with the loans acquired in the branch acquisition, a credit valuation account was established by the Corporation. This account is a purchase accounting adjustment and was recorded as a contra asset in the loan principal balance section of the balance sheet. The purpose of this account is to absorb losses realized with respect to the actual loans purchased in the transaction. The balance of the credit valuation account was $562,000 at December 31, 1999.

During the first half of 1999, the loan loss reserve process was refined, which included the implementation of a revised loan grading system, a more detailed analysis of impaired loans, and a more comprehensive watch list. This improved process also led to the Corporation taking a more aggressive approach in charging-off loans, as evidenced by approximately $476,000, or 70%, of the total net charge-offs during the year occurring by June 30, 1999. The majority of the increased charge-off activity during the year occurred in the commercial and mortgage loan portfolios.

Management increased the provision for loan losses to $1,060,000 for 1999 due to loan growth and increased charge-offs. Although the ratio of allowance to loans at year-end declined to .94% (adjusted to 1.06% with the inclusion of the aforementioned credit valuation balance), the allowance as a percent of nonperforming loans, along with the unallocated portion of the allowance for loan losses remain at satisfactory levels.

The unallocated portion of the allowance for loan losses increased from the prior year, primarily due to the lower nonaccrual loan totals and the reduced pork producer risks as a result of improved hog prices.

The $360,000 increase in the 1998 provision for loan losses was primarily as a result of continued loan growth and increasing nonperforming loan totals. The combination of higher nonaccrual loan balances and the identification of the potential risks associated with pork producer credits led to a shift in the allocation of the allowance for loan losses from the unallocated to the commercial and agricultural category.

Total nonperforming loans declined 45.9% at December 31, 1999 as compared to December 31, 1998. Although three commercial loan borrowers with loans totaling approximately $69,000 were added to the nonaccrual list, eight borrowers were removed from the nonaccrual list as a result of charge-offs totaling approximately $276,000; transferring assets to other real estate owned totaling approximately $465,000; and pay-offs which totaled approximately $250,000. Loans past due 90 days or more declined $191,000 due to one mortgage loan customer bringing the credit to current status.

Management believes six credits totaling approximately $646,000 as of December 31, 1999 met the criteria for an impaired loan. A specific reserve allocation has been made in the allowance for loan losses for the excess of the loan balance over the estimated discounted future cash flows in accordance with Statements of Financial Accounting Standards No. 114 and 118. Application of these accounting statements has not had a material effect on the Corporation's financial statements.

As mentioned above, the $465,000 increase in 1999 in OREO related to the foreclosure of three properties from two customers. As of December 31, 1999, there were a total of five parcels of other real estate held by the Corporation with a remaining total book value of $487,000.

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

As of December 31, 1999, the Corporation had loans totaling $5,204,000 on its watch list which were not included in impaired or nonperforming loans.

                         NONINTEREST INCOME AND EXPENSE

A listing of noninterest income and expense from 1997 through 1999 and percentage changes between years is included in Table 7 - Noninterest Income and Expense.

                     Table 7 - NONINTEREST INCOME & EXPENSE

                                                                   % change                          % change
                                                    1999           from '98            1998           from '97         1997
                                               ---------------- ---------------- ------------------ -------------------------------
Noninterest Income
Income from fiduciary activities                        $1,134           17.63%               $964        8.93%               $885
Service charges on deposit accounts                      1,581           20.78%              1,309        4.39%              1,254
Other operating income                                   1,612           16.64%              1,382        9.16%              1,266

                                               ---------------- ---------------- ------------------ ------------ ------------------
                                                         4,327           18.39%              3,655        7.34%              3,405

Net gain on loan sales                                     942          -24.94%              1,255       70.52%                736
Net realized gain/(loss) on securities                   (144)        -2500.00%                  6      -77.78%                 27
                                               ---------------- ---------------- ------------------ ------------ ------------------

           Total noninterest income                     $5,125            4.25%             $4,916       17.95%             $4,168
                                               ================ ================ ================== ============ ==================



                                                                   % change                          % change
                                                    1999           from '98            1998           from '97         1997
                                               ---------------- ---------------- ------------------ -------------------------------
Noninterest Expense
Salaries and employee benefits                          $9,836           19.86%             $8,206        9.65%             $7,484
Occupancy expenses, net                                  1,073           20.43%                891        1.02%                882
Equipment expenses                                       1,314           24.67%              1,054        8.66%                970
Other operating expenses                                 5,311           53.54%              3,459        7.39%              3,221
                                               ---------------- ---------------- ------------------ ------------ ------------------

          Total noninterest expense                    $17,534           28.83%            $13,610        8.39%            $12,557
                                               ================ ================ ================== ============ ==================

Nearly all noninterest income and expense categories were significantly impacted by the Jasper County branch acquisition, as the Corporation operated these new locations for 9 1/2 months during 1999.


Noninterest income increased 4.3% to $5,125,000 in 1999 compared to $4,916,000 in 1998. Primary sources of noninterest income were income from fiduciary activities, service charges on deposit accounts, and net gain on secondary market mortgage loan sales. Excluding the net loss on securities, noninterest income increased 7.2% to $5,269,000.

Income from fiduciary activities increased 17.6% during 1999. The majority of the increase was attributed to the following: another strong year in the stock market gave rise to the increase in overall market values of trust assets, an adjustment in the departmental fee structure, and an increasing number of high market value accounts obtained throughout the year. Service charges on deposit accounts increased 20.8% during 1999. Approximately 90% of the increase was accounted for by the expansion into the Jasper County market. Other operating income rose 16.6% during the year primarily due to the continuing increases in ATM fee income, as total ATM transactions increased 19.3% from the prior year. Also, the secondary market mortgage department recorded an increase of $78,000 as a result of certain investor volume incentives. And while the Jasper County market contributed an approximate 10.0% increase in this category, it was more than offset by the 10.8% decline in gross fees recorded by the Bank's Investment Center, a full service brokerage operation offered through Raymond James Financial Services, Inc., member NASD/SIPC.

Net gain on secondary market mortgage loan sales declined 24.9% during 1999 compared to the previous year. The rising interest rate environment slowed new home growth as well as refinancing activities, which led to an 11.2% reduction in annual sales volume. Any increase from the origination and sales of mortgage loans is extremely dependent upon the current interest rate environment as well as customer demand. The Corporation has been developing relationships with builders and real estate agents, and, given a stable or declining interest rate environment, management expects this area of activity to be a continued source of significant income. The statement in this paragraph relating to the secondary market mortgage department and its operations is a forward-looking statement which may or may not be accurate due to the impossibility of predicting future economic and business events, and the level of future interest rates.

As explained in more detail in the "Securities" section, the Corporation executed two bond swaps which resulted in net losses, but enabled the Corporation to generate higher yields and improve its asset/liability management position.

Noninterest income during 1998 increased 17.9% compared to 1997. The same areas of growth that occurred in 1999 occurred in 1998 as well. New accounts, an increase in the fee structure, and the exceptional year in the stock market led to an 8.9% increase in income from fiduciary activities. In a similar fashion, service charges on deposit accounts increased 4.4% due to growth in the deposit base and a higher number of accounts being assessed fees. Other operating income rose 9.2% during 1998 due to higher gross investment center fees and ATM income.

Total noninterest expense rose 28.8% to $17,534,000 in 1999 compared to the 8.4% increase recorded in 1998. However, as a percentage of total average assets, total noninterest expense remained constant at approximately 2.9% for 1999 and 1998. Salaries and employee benefits increased 19.9% during 1999. The Jasper County acquisition accounted for approximately 70% of the $1,630,000 increase, while the remaining portion was attributable to additional overtime costs associated with acquisition-related activities, such as pre and post settlement issues, data conversion, and training. Additional personnel and increases in health insurance costs were also contributing factors in the remaining portion of the increase.

Net occupancy expense rose 20.4% during 1999 primarily as a result of higher maintenance costs and upward adjustments in branch rent expense. The Jasper County market accounted for approximately 36% of the total $182,000 increase.

Equipment expense increased 24.7% in 1999 predominately due to higher depreciation expense associated with the various technology upgrades implemented during the year. In addition to laying the infrastructure foundation for network systems, the Corporation also installed new communication systems, an imaging system, teller systems, the equipment necessary to operate the Jasper County branches, and made ongoing upgrades for Y2K compliance.

Other operating expenses increased 53.5% in 1999 when compared to the prior year. In general, most overhead expense increases, including the $516,000 increase in the intangible amortization expense, was attributable to the transition and ongoing operational costs associated with the operation of the newly acquired Jasper County branches.

Total noninterest expense increased 8.4% in 1998 compared to 1997 predominately due to higher salary and employee benefit costs. The full year effect of personnel gained in the Monticello branch acquisition, in addition to added personnel in the secondary market department, along with higher commissions paid to secondary market loan originators and Investment Center personnel were the leading factors in this category. Higher maintenance costs along with an increased marketing and advertising campaign were the most significant items leading to the increases in equipment and other operating expenses during 1998.

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

The Corporation's effective tax rate was 32.3%, 33.5%, and 34.8% in 1999, 1998, and 1997, respectively. Further tax information regarding the Corporation can be found in Note 1 and Note 12 to the consolidated financial statements.

                             INTERIM FINANCIAL DATA

Table 8 - Interim Financial Data is a detailed summary on a quarterly basis of the results of operations for the years ended December 31, 1999 and 1998. For a fair and consistent presentation, these results contain all necessary restatements in connection with stock splits and dividends that occurred in the periods presented.

                                              Table 8 - INTERIM FINANCIAL DATA

                                                                                 Quarter Ended

                                                    -------------------------------------------------------------------------

                                                       December          September             June              March
              1999                                        31                 30                 30                 31
              -----
                                                    ----------------  -----------------  -----------------  -----------------
Interest income                                             $11,947            $11,693            $11,267             $9,483
Interest expense                                              5,848              5,671              5,452              4,572
                                                    ----------------  -----------------  -----------------  -----------------
  Net interest income                                         6,099              6,022              5,815              4,911
Provision for loan losses                                       420                270                190                180
Noninterest income                                            1,221              1,359              1,349              1,196
Noninterest expense                                           4,904              4,473              4,500              3,657
                                                    ----------------  -----------------  -----------------  -----------------
  Income before income taxes                                  1,996              2,638              2,474              2,270
Income taxes                                                    564                888                824                751
                                                    ----------------  -----------------  -----------------  -----------------
Net income                                                   $1,432             $1,750             $1,650             $1,519
                                                    ================  =================  =================  =================
Net income per share
 Basic earnings per share                                     $0.40              $0.49              $0.46              $0.42
 Diluted earnings per share                                   $0.39              $0.48              $0.45              $0.41

Weighted average shares (1)
 Weighted average shares                                  3,585,221          3,581,221          3,579,033          3,578,501
 Diluted average shares                                   3,669,330          3,672,149          3,669,961          3,671,903

  Stock price (2)                                            $26.25             $26.83             $26.67             $27.33


              1998

Interest income                                              $9,189             $8,794             $8,490             $8,252
Interest expense                                              4,370              4,387              4,177              4,029
                                                    ----------------  -----------------  -----------------  -----------------
  Net interest income                                         4,819              4,407              4,313              4,223
Provision for loan losses                                       440                180                180                180
Noninterest income                                            1,129              1,354              1,212              1,221
Noninterest expense                                           3,682              3,357              3,321              3,250
                                                    ----------------  -----------------  -----------------  -----------------
  Income before income taxes                                  1,826              2,224              2,024              2,014
Income taxes                                                    581                758                683                689
                                                    ----------------  -----------------  -----------------  -----------------
Net income                                                   $1,245             $1,466             $1,341             $1,325
                                                    ================  =================  =================  =================
Net income per share
 Basic earnings per share                                     $0.35              $0.41              $0.37              $0.37
 Diluted earnings per share                                   $0.34              $0.40              $0.37              $0.36

Weighted average shares (1)
 Weighted average shares                                  3,581,080          3,581,080          3,581,080          3,581,080
 Diluted average shares                                   3,660,862          3,635,234          3,630,245          3,623,108

  Stock price (2)                                            $25.50             $24.85             $24.24             $20.91


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

Table 9 - Securities and Securities Maturity Schedule summarizes the carrying values of securities from 1997 through 1999 and the maturity distribution at December 31, 1999, by classification. Interest on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal tax rate of 34% for all years.

                                           Table 9 - SECURITIES

                                                                       At December 31,

                                                    -------------------------------------------------------
                                                               1999      1998            1997
                                                    --------------------------     -----------
Securities available-for-sale
  U.S. Government & agencies                                 $5,005   $14,110         $21,906
  States and political subdivisions                          27,268    23,637           9,981
  Corporate obligations                                       1,973     2,513             250
  Mortgage-backed and asset-backed                           42,888    36,696          34,440
  Other securities                                            2,588         -               -
                                                    --------------------------     -----------
        Total securities available-for-sale                 $79,722   $76,956         $66,577

Securities held-to-maturity
  States and political subdivisions                          $4,712    $4,879          $5,268

                                                    --------------------------     -----------
         Total securities held-to-maturity                   $4,712    $4,879          $5,268
                                                    --------------------------     -----------
                 Total securities                           $84,434   $81,835         $71,845
                                                    ==========================     ===========


                                                                            SECURITIES MATURITY SCHEDULE

                                1 Year and Less            1 to 5 Years               5 to 10 Years             Over 10 Years
                            --------------------------------------------------------------------------------------------------------
Available-for-sale             Balance       Rate       Balance       Rate        Balance         Rate        Balance       Rate
------------------          --------------------------------------------------------------------------------------------------------
  U.S. Treasury                     $0        $0              -          -             $0            -             $0            -
  Federal agencies                   -         -          1,167       6.50%         3,838         6.40%             -            -
  State and municipal (1)          320     6.15%          2,740       4.86%         6,456         6.73%        17,752         7.35%
  Corporate obligations              -         -          1,973       7.00%             -             -             -            -
  Mortgage-backed and asset-backed   -         -          2,201       6.15%            603        5.47%        40,084         6.38%
  Other securities                   -         -              -          -           1,020        5.79%         1,568         5.97%

                             ------------              -----------               -----------               ------------
    Total available-for-sale      $320                   $8,081                    $11,917                    $59,404
                             ============              ===========               ===========               ============


Held-to-maturity
  State and municipal (1)        $200     6.86%            $840       7.88%          $2,575       7.96%        $1,097         8.91%

                             ------------              -----------               -----------               ------------
   Total held-to-maturity        $200                      $840                      $2,575                     $1,097
                             ============              ===========               ===========               ============

(1) - Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

The  majority  of the  securities  portfolio  is  comprised  of  federal  agency
securities,   state  municipal  securities  (tax-exempt),   mortgage-backed  and
asset-backed securities.

The securities portfolio carries varying degrees of risk. Investments in U.S. Treasury securities and federal agency securities have little or no credit risk. Mortgage-backed and asset-backed securities are substantially issues of federal agencies. Obligations of states and political subdivisions and corporate securities are the areas of highest potential credit exposure in the portfolio. This risk is minimized through the purchase of high quality investments. The Corporation's investment policy requires that obligations of states and political subdivisions and corporate bonds must have a rating of A or better when purchased. The vast majority of these investments were rated A or better at December 31, 1999. The risk of non-rated municipal bonds is minimized by limiting the amounts invested and by investing in local issues. Management believes the non-rated securities in the Corporation's portfolio are of high quality. No securities of an individual issuer, excluding U.S. Government and its agencies, exceeded 10% of the Corporation's shareholders' equity as of December 31, 1999. The Corporation does not use off-balance sheet derivative financial instruments as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

Total securities were $84,434,000 and $81,835,000 as of December 31, 1999 and 1998, respectively. Although the total securities balance increased 3.2% during 1999, the average balance actually increased $21,561,000, or 28.0%. This increase in the average balance was mainly attributed to the short-term investments made with the proceeds received in connection with the branch acquisition, which were ultimately utilized to fund the ongoing loan growth of the Corporation. As U.S. Government and agency securities matured or were called during the year, their proceeds were reinvested into other sectors, mainly states and political subdivisions and mortgage-backed and asset-backed securities. While the states and political subdivision securities were not subject to the run-up in prices and corresponding reduction in yield, adjustable rate mortgage-backed and asset-backed securities were purchased to strengthen the Corporation's overall asset/liability position.

Management's security strategy includes utilizing short-term securities, adjustable rate instruments, and easily marketable securities primarily to fund the continuing growth of the loan portfolio. Tax-free and intermediate taxable bonds are used to further enhance earnings. As of December 31, 1999, approximately 94% of the total investment security portfolio was classified in the available-for-sale category, which allows flexibility in the asset/liability management function. Sell strategies are executed, on occasion, when the interest rate environment provides the opportunity to boost the overall portfolio performance. The increasing interest rate environment during the last quarter contributed to lower returns on bonds. In response to the interest rate environment that existed during this period, management executed two separate bond swaps. Although the swaps resulted in net losses, the transactions enabled the Corporation to improve its asset/liability position, in addition to generating additional earnings through higher yields.


As of December 31, 1999 and 1998, the security portfolio held structured notes totaling $3,997,000 and $1,995,000, respectively. The investment policy has specific guidelines describing total holdings, maturity, and price volatility parameters regarding these types of security instruments. All structured notes are U.S. Government agency issues.

The change which occurred in the unrealized gain/loss on securities between 1999 and 1998 was a result of the swing in the interest rate environment during that time period, in conjunction with the change in the portfolio mix. Although the Corporation did record net losses in its investment activity during 1999, it is not likely the Corporation will realize any future losses in the security portfolio to satisfy loan growth or liquidity needs. The change in equity due to market value fluctuations in the available-for-sale portfolio are not used in the regulatory capital calculation. This paragraph includes forward-looking statements that are based on management's assumptions regarding future economic and business conditions. Such economic and business assumptions are inherently uncertain and subject to risk and may prove to be invalid, causing management to respond to the present circumstances and conditions.

                                      LOANS

The loan portfolio constitutes the major earning asset of the Corporation and offers the best alternative for maximizing interest spread above the cost of funds. The Corporation's loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any credit which exceeds the authority of the loan officer is forwarded to the Bank's loan committee for approval. The loan committee is comprised of various experienced loan officers and three bank directors -- the President, and two outside directors, one of which is the Chairman. Each outside director participates on this committee on a monthly rotating basis. All credits which exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy, but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

The Corporation's primary lending area generally includes Tippecanoe, White, Jasper, and contiguous counties in Northwest Indiana. The Corporation extends out-of-area credit only to borrowers who are considered to be low risk, and only on a very limited basis.

Table 10 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 3 to the consolidated financial statements.

                          Table 10 - Loans Outstanding
                                                                              At December 31,

                                         -------------------------------------------------------------------------------------------

                                               1999              1998             1997              1996                1995
                                         ----------------- ----------------- ---------------- ------------------ -------------------
Commercial and agricultural                      $192,760          $115,198         $112,586            $96,276             $75,317
Real estate - construction                         47,375            28,043           17,117             12,194              10,472
Real estate - mortgage                            197,181           160,655          127,574            104,547              87,637
Installment                                        51,754            49,932           54,950             54,924              55,217
Other                                                   0                 0                0                999                   0
                                         ----------------- ----------------- ---------------- ------------------ -------------------

  Total loans                                    $489,070          $353,828         $312,227           $268,940            $228,643
                                         ================= ================= ================ ================== ===================





                                                           Composition of loan portfolio by type at December 31,

                                               1999              1998             1997              1996                1995
                                         ----------------- ----------------- ---------------- ------------------ -------------------
Commercial and agricultural                        39.41%            32.56%           36.06%             35.80%              32.94%
Real estate - construction                          9.69%             7.93%            5.48%              4.54%               4.58%
Real estate - mortgage                             40.32%            45.40%           40.86%             38.87%              38.33%
Installment                                        10.58%            14.11%           17.60%             20.42%              24.15%
Other                                               0.00%             0.00%            0.00%              0.37%               0.00%

                                         ----------------- ----------------- ---------------- ------------------ -------------------
  Total loans                                      100.0%            100.0%           100.0%             100.0%              100.0%
                                         ================= ================= ================ ================== ===================


The Corporation's continued growth of the loan portfolio during 1999 was assisted, in large part, by the expansion into the Jasper County market. Approximately 54.0% of the $135,242,000 total loan growth, including the loans acquired at the date of acquisition, occurred in the Jasper County market. The remaining $62,228,000, or 46.0% of the growth, took place in the existing Tippecanoe and White County markets.

While all loan categories have benefited from the Jasper County growth, which is primarily agriculturally oriented, the commercial and agricultural sector increased $77,562,000, or 67.3% - the largest of any loan category. In general, the overall loan increase in the loan portfolio continued to be directly related to the ongoing economic prosperity, particularly in the Tippecanoe market, where the unemployment rate is below both the state and national averages.

Total installment loan balances increased slightly during 1999, as management continued to monitor and control the indirect automobile line of business in an ongoing effort to reduce net charge-offs. As a result, indirect charge-offs were reduced $43,000 during the year to $84,000. As loan totals have continued to escalate during the last few years, the loan portfolio has remained diversified by loan type, borrower, and industry. As of December 31, 1999, there were no concentrations of credits in excess of 10.0%.

The real estate-mortgage category remained the largest segment of the loan portfolio as of December 31, 1999. While the only real estate charge-offs in the last five years occurred in 1999, this loan type continues to carry a lower degree of risk because of the nature of the loan. Management believes the degree of risk assumed on any loan is commensurate with the interest rate assessed, and is thereby able to receive a higher rate of return on commercial and real estate-construction loans as compared to residential real estate loans. Although these loan types usually possess increased elements of risk, the Corporation's lending practices, policies, and procedures that are in place are intended to mitigate certain risks associated with such loans.

Table 11 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule of commercial and agricultural loans. Also indicated are fixed and variable rate loans maturing after one year for the same loan categories.

                                               Table 11 - Loan Liquidity

                                                                      Loan Maturities at December 31, 1999

                                                      ----------------------------------------------------------------------
                                                          1 Year            1 - 5             Over 5
                                                         and Less           Years             Years             Total
                                                      --------------- ------------------ ----------------- -----------------
Commercial and agricultural                                  $87,125            $96,534            $9,101          $192,760
Real estate - construction                                    39,148              7,380               847            47,375

                                                      --------------- ------------------ ----------------- -----------------
          Total selected loans                              $126,273           $103,914            $9,948          $240,135
                                                      =============== ================== ================= =================



Sensitivity to Changes in Interest Rates

  Fixed rates                                                                   $18,526            $9,163
  Variable rates                                                                 85,388               785

                                                                      ------------------ -----------------
                Total selected loans                                           $103,914            $9,948
                                                                      ================== =================


                                    DEPOSITS

The Corporation offers a wide variety of deposit services to individual and commercial customers, such as noninterest-bearing and interest-bearing checking accounts, savings accounts, money market accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. Total deposits grew $126,701,000, or 32.0%, in 1999, of which approximately
$109,008,000, or 86.0% of the net growth occurred as a result of the Jasper County branch acquisition. Although not desirable, it is typical for an institution to experience a certain degree of deposit run-off after a branch acquisition transaction has been consummated. As of December 31, 1999 the Corporation experienced an approximate 6.8% run-off in the deposits acquired in this new market. Time deposits remain the largest single source of the Corporation's funds.

A three year schedule of average deposits by type, and maturities of time deposits greater than $100,000 is presented in Table 12 - Deposit Information.

                                                                             Table 12 - Deposit Information

                                           1999                           1998                           1997
                                     Average         Average         Average        Average         Average        Average
                                     Balance            Rate         Balance           Rate         Balance           Rate

Noninterest-bearing                  $51,229                         $39,312                        $35,728
Interest-bearing demand               62,858           1.14%          48,777          1.25%          47,945          1.37%
Savings deposits                     157,618           3.80%         108,019          4.02%          94,360          3.92%
Time deposits                        214,784           5.27%         174,959          5.69%         167,706          5.71%

       Total deposits               $486,489           3.70%        $371,067          4.02%        $345,739          4.03%




                                                            Maturity Ranges of Time Deposits
                                                   with Balances of $100,000 or More at December 31,

                                                        1999                           1998                           1997
                                              ---------------                 --------------                 --------------
3 months or less                                     $12,638                         $9,273                         $7,015
3 through 6 months                                     4,422                          4,287                          2,423
6 through 12 months                                    6,372                          4,230                          3,676
Over 12 months                                        15,233                         10,438                         11,648
                                                                              --------------                 --------------
                                              ---------------
            Total                                    $38,665                        $28,228                        $24,762
                                              ===============                 ==============                 ==============

To provide temporary liquidity and as an alternative to borrowing federal funds, the Corporation will acquire, from time to time, large balance certificates of deposit, generally from public entities, for short-term time periods. The Corporation had such funds totaling $5,514,000, $500,000, and $2,000,000 as of December 31, 1999, 1998, and 1997, respectively.

                                   BORROWINGS

Aside from the core deposit base and large denomination certificates of deposit mentioned above, the Corporation's remaining funding sources include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements which generally mature within thirty days, and U.S. Treasury demand notes.

                                           Table 13 - Short-term Borrowings

                                                                                  As of December 31,
                                                                    ------------------------------------------------

                                                                        1999              1998             1997
                                                                    --------------    -------------    -------------

    Repurchase agreements outstanding                                     $24,645          $15,788          $17,340
    Treasury tax and loan open-end note                                     2,628              614            3,032
                                                                    --------------    -------------    -------------

                    Total short-term borrowings                           $27,273          $16,402          $20,372
                                                                    ==============    =============    =============


    Average balance of repurchase agreements
      during year                                                         $28,428          $14,671          $13,926

    Maximum month-end balance of repurchase
      agreements during year                                               33,192           17,223           17,621

    Weighted-average interest rate of
      repurchase agreements during year                                     4.36%            4.47%            4.67%

    Weighted-average interest rate of
      repurchase agreements at end of year                                  4.87%            4.20%            4.98%

As presented in Table 13 - Short-term Borrowings, the balance of the Corporation's short-term borrowings were comprised of retail repurchase agreements and a treasury tax and loan open-end note as of December 31, 1999, 1998, and 1997. For the years presented, the retail repurchase agreements accounted for substantially the entire outstanding balance.

The Bank became a member of the Federal Home Loan Bank of Indianapolis (FHLBI) in 1992 and has the authority of the Board of Directors to borrow up to $40 million. All current and any future borrowings are secured by a blanket collateral pledge of the Bank's U.S. Government and U.S. Government agency securities, along with one-to-four family residential loans. FHLB advances as of December 31, 1999 and 1998 were $30,027,000 and $23,854,000, respectively. The
Corporation increased its net FHLB advance borrowings during 1999 primarily to fund the continued loan growth. The attractive interest rates along with the fixed rate feature of the advances made this a more desirable source of funds, as opposed to the short-term nature of certain repurchase agreement contracts.

The Corporation executed an unsecured long-term borrowing agreement on March 15, 1999 with The Northern Trust Company, located in Chicago, Illinois. The purpose of the note was to contribute additional capital to the subsidiary bank in order for the subsidiary bank to acquire the Jasper county branches and maintain its well-capitalized capital status. The Corporation made a $13,000,000 capital contribution to the subsidiary bank on March 15, 1999. Under the terms of the agreement, the Corporation is required to make quarterly principal payments of $350,000, with a final balloon payment due March 31, 2006. Interest is payable monthly at an interest rate currently indexed to the federal funds rate plus an applicable margin determined by the Corporation's existing capital ratios. The note is also subject to various covenants, including a defined minimum return on average assets, tangible net worth, capital ratios, indebtedness ratio, loan loss allowance to loans ratio, and nonperforming asset ratios. Management believes the Corporation is in compliance with all covenants of the loan agreement as of December 31, 1999. The outstanding principal balance of the note payable at December 31, 1999 was $12,950,000. Additional information regarding short-term borrowings, FHLB advances, and the note payable can be found in Note 7 and Note 8 of the consolidated financial statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk of the Corporation encompasses exposure to both liquidity risk and interest rate risk and is reviewed quarterly by the asset/liability committee
(ALCO) and the Board of Directors.

The liquidity of the parent company is dependent on the receipt of dividends from the banking subsidiary. Certain restrictions exist regarding the transfer of funds from the subsidiary as explained in Note 14 to the consolidated financial statements. Management expects that in the aggregate, the banking subsidiary will continue to have the ability to dividend adequate funds to the parent company. The statement in this paragraph relating to the parent company continuing to receive dividends from the subsidiary bank is a forward-looking statement which may or may not be accurate due to the impossibility of predicting future economic and business events, and in particular, the future profitability of the Corporation's banking subsidiary.

The banking subsidiary's source of funding is predominantly core deposits consisting of both commercial and individual deposits, maturities of securities, repayments of loan principal and interest, federal funds purchased, securities sold under agreements to repurchase, and FHLBI advances. The deposit base is diversified between individual and commercial accounts which helps avoid dependence on large concentrations of funds. The Corporation does not solicit certificates of deposit from brokers. Table 14 - Funding Uses and Sources details the main components of cash flows for 1999 and 1998.

                                           Table 14 - Funding Uses and Sources

                                                              1999                                   1998
                                             --------------------------------------- --------------------------------------
                                                Average       Increase/(decrease)       Average      Increase/(decrease)
                                                              -------------------                    -------------------
                                                Balance        Amount      Percent      Balance        Amount     Percent
                                             -------------- ------------- ---------- -------------- ------------- ---------
FUNDING USES

  Loans, total                                    $446,582      $113,075     33.90%       $333,507       $38,788    13.16%
  Taxable securities                                66,538        10,565     18.88%         55,973       (8,146)   -12.70%
  Tax-exempt securities                             33,438        12,460     59.40%         20,978         3,818    22.25%
  Interest-bearing balances with
    other financial institutions                       344           191          -            153           153  #DIV/0!
  FHLB stock                                         1,808           344     23.50%          1,464           254    20.99%
  Federal funds sold and overnight balances          7,200       (3,520)    -32.84%         10,720          (22)    -0.20%
                                             -------------- ------------- ---------- -------------- ------------- ---------
                 Total uses                       $555,910      $133,115     31.48%       $422,795       $34,845     8.98%
                                             ============== ============= ========== ============== ============= =========

FUNDING SOURCES

  Noninterest-bearing deposits                     $51,229       $11,917     30.31%        $39,312        $3,584    10.03%
  Interest-bearing demand                           62,858        14,081     28.87%         48,777           832     1.74%
  Savings deposits                                 157,618        49,599     45.92%        108,019                  14.48%
  Time deposits                                    214,784        39,825     22.76%        174,959         7,253     4.32%
  Short-term borrowings                             30,168        14,587     93.62%         15,581           452     2.99%
  FHLB advances                                     23,359         1,258      5.69%         22,101         8,161    58.54%
  Note payable                                      10,863        10,863    #DIV/0!              -             -   #DIV/0!

                                             -------------- ------------- ---------- -------------- ------------- ---------
               Total sources                      $550,879      $142,130     34.77%       $408,749       $33,941     9.06%
                                             ============== ============= ========== ============== ============= =========

The Corporation's interest rate risk is measured by computing estimated changes in net interest income and the net portfolio value (NPV) of its cash flows from assets and liabilities in the event of adverse movements in interest rates. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates. Another method also used to enhance the overall process is interest rate sensitivity gap analysis. This method is utilized to determine the repricing characteristics of the Corporation's assets and liabilities.

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

The following table represents the Corporation's projected change in NPV for the various rate shock levels as of December 31, 1999.

                 -----------------------  Net Portfolio Value --------------------
      Change                     Dollar                    Dollar                  Percentage
     in Rates                    Amount                    Change                    Change

       + 200                   $ 19,059                 $ (24,522)                   (56.27) %
       + 100                     30,698                   (12,883)                   (29.56)
       Base                      43,581                         -                        -
       - 100                     57,891                    14,310                     32.84
       - 200                     72,172                    28,591                     65.60

The above table indicates that as of December 31, 1999, the Corporation's estimated NPV would be expected to decrease in the event of sudden and sustained increases in prevailing interest rates. Conversely, in the event of sudden and sustained decreases in prevailing interest rates, the Corporation's estimated NPV would be expected to increase. As of December 31, 1999, the Corporation's estimated changes in NPV were outside the approved guidelines established by the Board of Directors and were reported to the Board of Directors as an exception to policy. Management does not believe the violation of policy presents a significant risk to the institution; however, management will continue to monitor this condition and will attempt to address this issue through strategies implemented by the Corporation's ALCO committee. The primary reason for the change in the NPV during 1999 was a combination of the rising interest rate environment that existed during the latter part of the year, in conjunction with the duration and mix of the Corporation's assets and liabilities. During a period of rising interest rates, loan refinancings and prepayments on mortgage-related assets tend to slow down resulting in longer term assets. During 1999, the duration of assets increased more than four times the pace of liabilities.

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

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required federal regulatory agencies to define capital tiers. These tiers are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total risk-based capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can result in the initiation of regulatory action by the appropriate regulatory agency. If an institution is only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, the institution may be required to limit capital distributions, limit asset growth and expansion, and submit a capital restoration plan.

Consolidated capital amounts and ratios are presented in Table 15 - Capital Ratios. Bank capital ratios appear in Note 14 of the consolidated financial statements. In connection with the Bank's acquisition of the three Jasper County branches on March 15, 1999, the consolidated and bank-only capital levels were significantly reduced. In response, the Corporation borrowed $14,000,000 and contributed $13,000,000 of capital to the Bank in order for the Bank to maintain its well-capitalized status. As of December 31, 1999, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. However, the Corporation was categorized as undercapitalized as of December 31, 1999, as the total capital ratio was 7.99%; slightly below the 8% minimum. Although slightly below the minimum, no corrective regulatory action has been initiated, and management anticipates the Corporation will return to adequately capitalized status in the first quarter of 2000. The Federal Reserve Bank considers holding company capital adequacy in connection with any application activity which requires their approval. Further, since the Corporation's capital levels are below the well-capitalized category, the use of expedited Federal Reserve Bank procedures in any application activity which requires their approval will not be available to the Corporation until it once again becomes well-capitalized. The statement in this paragraph relating to the Corporation's return to adequately capitalized status is a forward-looking statement which may or may not be accurate due to the impossibility of predicting future economic and business events, including the profitability of the Bank and the ability of the Corporation to raise additional capital, if needed, as well as other factors that are beyond the control of the Corporation.

Exclusive of the effect of the unrealized gains/losses on securities component, which is driven by the interest rate environment, the Corporation's shareholders' equity increased $5,085,000, or 11.9% in 1999 compared to the $4,097,000, or 10.6% increase posted in 1998. The amount of dividends paid by the Corporation increased to $1,540,000, which was $199,000, or 14.8% above the prior year amount. The increased dollar dividend payout, in addition to the continued stock splits and dividends declared in the past few years, reflect management's continued effort to increase the value and return of each shareholder's investment in the Corporation.

At December 31, 1999, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Corporation's consolidated liquidity, capital resources or operations.

                                         Table 15 - Capital Ratios

                                                                          At December 31,
                                                                    1999                   1998
                                                            ---------------------  ---------------------
Tier 1 capital

  Shareholders' equity                                                   $45,785                $42,614
  Less:  Intangibles                                                    (13,737)                  (806)
  Add:  Unrealized loss on securities                                      1,956                     42
                                                            ---------------------  ---------------------
  Total Tier 1 capital                                                   $34,004                $41,850
                                                            =====================  =====================

Total risk-based capital
  Tier 1 capital                                                         $34,004                $41,850
  Allowance for loan losses                                                4,618                  4,241
                                                            ---------------------  ---------------------
  Total risk-based capital                                               $38,622                $46,091
                                                            =====================  =====================

Risk weighted assets                                                    $483,307               $353,215
                                                            =====================  =====================
Average assets, fourth quarter                                          $627,045               $475,438
                                                            =====================  =====================

Risk-based ratios

  Tier 1                                                                   7.04%                 11.85%
                                                            =====================  =====================
  Total risk-based capital                                                 7.99%                 13.05%
                                                            =====================  =====================

Leverage Ratios                                                            5.42%                  8.82%
                                                            =====================  =====================



                                   INFLATION

For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in the prices of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

During periods of high inflation there are normally corresponding increases in the money supply. During such times, financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses. Over the last few years the inflation rate has been relatively low, and its impact on the balance sheets and levels of income and expense has been nominal.

                                   YEAR 2000

The Corporation spent an estimated $1.6 million from mid-1997 through December 31, 1999 to address matters relating to Y2K, primarily comprised of hardware and software upgrades and related personnel costs. The Corporation updated all contingency plans on an ongoing basis and performed a test-run in the fourth quarter to ensure all departments were equipped in the event implementation of the contingency plans was necessary. In the event customers desired to withdraw large amounts of cash from their accounts, the Corporation increased its cash position in order to meet those needs.

Management was on-site to monitor the date rollover at year-end 1999, and there were no problems encountered with any of the Corporation's systems. The Corporation's Board of Directors was updated in a timely manner as to the results of the Y2K rollover.

The Corporation did not experience any unusual cash requests from customers, either from the time leading up to December 31, 1999, or in the first few weeks of 2000.

While the true effects, as they relate to any of the Corporation's customers, may not be fully known until a future date, management is not aware of any customers who have encountered any problems relating to the Y2K issue. Therefore, management does not expect any remaining uncertainties or contingencies with respect to Y2K.

                            LAFAYETTE BANCORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

                            LAFAYETTE BANCORPORATION

                               Lafayette, Indiana

                        CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS................................................

CONSOLIDATED FINANCIAL STATEMENTS

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

     CONSOLIDATED STATEMENTS OF CASH FLOWS....................................

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Lafayette Bancorporation
Lafayette, Indiana

We have audited the accompanying consolidated balance sheets of Lafayette Bancorporation as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lafayette Bancorporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                                 Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 26, 2000

                            LAFAYETTE BANCORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998
                          (Dollar amounts in thousands)

-------------------------------------------------------------------------------------------------------------------

                                                                                           1999            1998
                                                                                           ----            ----
ASSETS
Cash and due from banks                                                               $     28,370     $     17,368
Federal funds sold                                                                           2,200            1,400
                                                                                      ------------     ------------
     Total cash and cash equivalents                                                        30,570           18,768

Interest-bearing balances with other financial institutions                                      -              671
Securities available-for-sale                                                               79,722           76,956
Securities held-to-maturity (fair value
  $4,709 and $5,063)                                                                         4,712            4,879
Loans held for sale                                                                          3,174           10,086
Loans                                                                                      489,070          353,828
Less:  Allowance for loan losses                                                            (4,618)          (4,241)
                                                                                      -------------    ------------
     Net loans                                                                             484,452          349,587

FHLB stock, at cost                                                                          1,897            1,539
Premises, furniture and equipment, net                                                      10,583            7,953
Intangible assets                                                                           13,747              827
Accrued interest receivable and other assets                                                16,292           12,703
                                                                                      ------------     ------------
         Total assets                                                                 $    645,149     $    483,969
                                                                                      ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities

     Noninterest-bearing deposits                                                     $     63,206     $     48,657
     Interest-bearing demand and savings deposits                                          229,302          170,308
     Interest-bearing time deposits                                                        229,739          176,581
                                                                                      ------------     ------------
         Total deposits                                                                    522,247          395,546

     Short-term borrowings                                                                  27,273           16,402
     FHLB advances                                                                          30,027           23,854
     Note payable                                                                           12,950                -
     Accrued interest payable and other liabilities                                          6,867            5,553
                                                                                      ------------     ------------
         Total liabilities                                                                 599,364          441,355

Shareholders' equity
     Common stock, no par value:  5,000,000 shares
       authorized; 3,586,140 and 2,394,035 shares issued;
       and 3,586,140 and 2,380,427 shares outstanding                                        3,586            2,394
     Additional paid-in capital                                                             32,886           32,620
     Retained earnings                                                                      11,269            7,747
     Accumulated other comprehensive income                                                 (1,956)             (42)
     Less:  Treasury stock, at cost (13,608 shares in 1998)                                      -             (105)
                                                                                      ------------     ------------
         Total shareholders' equity                                                         45,785           42,614
                                                                                      ------------     ------------
              Total liabilities and shareholders' equity                              $    645,149     $    483,969
                                                                                      ============     ============

                            See accompanying notes.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1999, 1998 and 1997
             (Dollar amounts in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                          1999             1998            1997
                                                                          ----             ----            ----
Interest income
     Loans, including related fees                                    $     38,520    $     29,810     $     26,590
     Taxable securities                                                      3,831           3,217            3,857
     Tax exempt securities                                                   1,529             991              782
     Other                                                                     510             707              682
                                                                      ------------    ------------     ------------
         Total interest income                                              44,390          34,725           31,911

Interest expense
     Deposits                                                               18,024          14,906           13,937
     Short-term borrowings                                                   1,358             712              711
     Other borrowings                                                        2,161           1,345              877
                                                                      ------------    ------------     ------------
         Total interest expense                                             21,543          16,963           15,525
                                                                      ------------    ------------     ------------

Net interest income                                                         22,847          17,762           16,386

Provision for loan losses                                                    1,060             980              620
                                                                      ------------    ------------     ------------

Net interest income after provision for loan losses                         21,787          16,782           15,766

Non-interest income
     Fiduciary activities                                                    1,134             964              885
     Service charges on deposit accounts                                     1,581           1,309            1,254
     Net realized gain/(loss) on securities                                   (144)              6               27
     Net gain on loan sales                                                    942           1,255              736
     Other service charges and fees                                            923             727              645
     Other                                                                     689             655              621
                                                                      ------------    ------------     ------------
         Total noninterest income                                            5,125           4,916            4,168

Non-interest expense
     Salaries and employee benefits                                          9,836           8,206            7,484
     Occupancy, net                                                          1,073             891              882
     Equipment                                                               1,314           1,054              970
     Intangible amortization                                                   597              81               81
     Other                                                                   4,714           3,378            3,140
                                                                      ------------    ------------     ------------
         Total noninterest expenses                                         17,534          13,610           12,557
                                                                      ------------    ------------     ------------

Income before income taxes                                                   9,378           8,088            7,377

Income taxes                                                                 3,027           2,711            2,569
                                                                      ------------       ---------       ----------

Net income                                                             $     6,351      $    5,377      $     4,808
                                                                      =============     ==========       ==========

Basic earnings per share                                              $      1.77       $     1.50      $      1.34
                                                                      =============     ==========       ==========

Diluted earnings per share                                            $      1.73       $     1.47      $      1.33
                                                                      =============     ==========       ==========

                            See accompanying notes.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 1999, 1998 and 1997
              (Dollar amounts in thousands, except per share data)

-------------------------------------------------------------------------------

                                                                             Accumulated
                                               Additional                       Other                       Total
                                   Common        Paid-in      Retained      Comprehensive    Treasury    Shareholders'
                                    Stock        Capital      Earnings         Income          Stock       Equity
                                    -----        -------      --------         ------          -----       ------

Balance, January 1, 1997        $     1,976    $    19,368   $    13,705   $      (311)  $       (92)   $    34,646

    Comprehensive income
      Net income                                                   4,808                                      4,808
      Change in net unrealized
        gain/(loss) on securities
        available-for-sale                                                         221                          221
                                                                                                        -----------
          Total comprehensive
            income                                                                                            5,029

    10% Stock dividend
      197,597 shares                    198          5,187        (5,385)                                         -
    Cash dividends
      ($.34 per share)                                            (1,201)                                    (1,201)
    Purchase 185 treasury

      shares                                                                                      (5)            (5)
                                -----------    -----------   -----------   -----------   -----------    -----------

Balance, December 31, 1997            2,174         24,555        11,927           (90)          (97)        38,469

    Comprehensive income
      Net income                                                   5,377                                      5,377
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                          48                           48
                                                                                                        -----------
          Total comprehensive
            income                                                                                            5,425

    Issue 2,825 shares under
     stock option plan                    2             67                                                       69
    10% Stock dividend
      217,640 shares                    218          7,998        (8,216)                                         -
    Cash dividends
      ($.37 per share)                                            (1,341)                                    (1,341)
    Purchase 188 treasury
      shares                                                                                      (8)            (8)
                                -----------    -----------   -----------   -----------   -----------    -----------

Balance, December 31, 1998            2,394         32,620         7,747           (42)         (105)        42,614

    Comprehensive income
      Net income                                                   6,351                                      6,351
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                      (1,914)                      (1,914)
                                                                                                        ------------
          Total comprehensive
            income                                                                                            4,437

    Issue 11,884 shares under
     stock option plan                   12            266                                                      278
    3-2 stock split
      1,200,738 shares                1,201                       (1,201)                                         -
    Cash dividends
      ($.43 per share)                                            (1,540)                                    (1,540)
    Purchase 105 treasury
      shares                                                                                      (4)            (4)
    Retirement of 20,517
      Treasury shares                   (21)                         (88)                        109              -
                                ------------   -----------   ------------  -----------   -----------    -----------

Balance, December 31, 1999      $     3,586    $    32,886   $    11,269   $    (1,956)  $         -    $    45,785
                                ===========    ===========   ===========   ============  ===========    ===========

                            See accompanying notes.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998 and 1997
                          (Dollar amounts in thousands)

-------------------------------------------------------------------------------

                                                                           1999              1998            1997
                                                                           ----              ----            ----
Cash flows from operating activities

     Net income                                                          $   6,351      $     5,377      $    4,808
     Adjustments to reconcile net income to net
       cash from operating activities
         Depreciation                                                          948              646             631
         Net amortization                                                      726              311             271
         Provision for loan losses                                           1,060              980             620
         Net realized (gain)/loss on securities                                144               (6)            (27)
         Net realized (gain) loss on sale of
              other real estate                                                  -              (43)             21
         Change in assets and liabilities
              Loans originated for sale                                    (67,547)         (86,291)        (52,206)
              Loans sold                                                    74,459           83,845          50,443
              Accrued interest receivable
                and other assets                                            (1,947)          (1,402)         (1,241)
              Accrued interest payable
                and other liabilities                                        1,314              446             698
                                                                      ------------     ------------    ------------
                  Net cash from operating activities                        15,508            3,863           4,018

Cash flows from investing activities
     Change in interest-bearing balances with
         other financial institutions                                          671             (671)              -
     Purchase of securities available-for-sale                            (172,049)         (54,270)        (19,798)
     Proceeds from sales of securities available-for-sale                   56,027            3,592          17,453
     Proceeds from maturities of securities
       available-for-sale                                                  109,826           40,176          24,155
     Purchase of securities held-to-maturity                                (2,000)          (2,532)         (2,370)
     Proceeds from maturities of securities
       held-to-maturity                                                      2,160            2,906           3,242
     Loans made to customers, net of payments collected                    (78,085)         (41,804)        (43,641)
     Purchase of Federal Home Loan Bank stock                                 (358)            (297)           (126)
     Property and equipment expenditures                                    (3,578)          (2,416)           (459)
     Proceeds from sales of other real estate                                    -              251             136
                                                                      ------------     ------------    ------------
         Net cash from investing activities                                (87,386)         (55,065)        (21,408)

                             See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998 and 1997
                          (Dollar amounts in thousands)

-------------------------------------------------------------------------------

                                                                           1999             1998             1997
                                                                           ----             ----             ----
Cash flows from financing activities
     Net change in deposit accounts                                   $      9,686    $     40,351     $     13,645
     Cash received in branch acquisition for
       liabilities assumed, net of assets acquired                          45,266               -                -
     Net change in short-term borrowings                                    10,871          (3,970)          (4,149)
     Proceeds from other borrowings                                         30,000           4,800           16,500
     Payments on other borrowings                                          (10,877)           (832)          (5,879)
     Common stock issued                                                       278              69                -
     Dividends paid                                                         (1,540)         (1,341)          (1,201)
     Purchase of treasury stock                                                 (4)             (8)              (5)
                                                                      -------------   -------------    -------------
         Net cash from financing activities                                 83,680          39,069           18,911
                                                                       ------------    ------------     ------------

Net change in cash and cash equivalents                                     11,802         (12,133)           1,521

Cash and cash equivalents at beginning of year                              18,768          30,901           29,380
                                                                      ------------    ------------     ------------

Cash and cash equivalents at end of year                              $     30,570    $     18,768     $     30,901
                                                                      ============    ============     ============

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest                                                     $     20,765     $    16,824     $     15,477
         Income taxes                                                        3,168           2,939            2,757

Non-cash investing activity
     Loans transferred to other real estate                           $        465    $          -     $          -

Non-cash financing activity
     See Note 18 regarding branch acquisition in 1999

                            See accompanying notes.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997
         (Dollar amounts in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Lafayette Bancorporation (Corporation) and its wholly-owned subsidiary, Lafayette Bank and Trust Company (Bank), after elimination of significant intercompany transactions and accounts.

The  Corporation  provides  financial  services  to  its  customers,   primarily
commercial and retail banking and trust services, with operations conducted through its main office and 15 branches located in Tippecanoe, White, and Jasper Counties in Indiana. The majority of the Corporation's revenue is derived from commercial and retail business lending activities and investments. Although the overall loan portfolio is diversified, the economy of Tippecanoe County is heavily dependent on Purdue University, one of the area's largest employers, and the economy of White and Jasper County is heavily dependent on the agricultural industry. The majority of the Bank's loans are secured by specific items of collateral including business assets, real property and consumer assets.


Use of Estimates: Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ from these estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the fair value of certain securities and other financial instruments, and the determination and carrying value of impaired loans.


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

Loans: Interest on real estate, commercial and most installment loans is accrued over the term of the loans based on the principal outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Loans are evaluated for non-accrual when the loan is impaired or payments are past due over 90 days. Interest received is recognized on the cash basis or cost recovery method until qualifying for return to accrual status. Accrual is resumed when all contractually due payments are brought current and future payments are reasonably assured. The Bank defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported in the balance sheet as part of loans and is recognized into interest income over the term of the loan using a method which approximates a level-yield.


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

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Holding costs after acquisition are expensed.

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

Intangibles: Intangibles include goodwill and core deposit intangibles. Goodwill is amortized on the straight-line method over 15 to 25 years, and core deposit is amortized on an accelerated method over 10 years. Intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Stock Compensation: Expense for employee compensation under stock option plans is based on Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Financial Accounting Standard No. 123 were used for stock-based compensation.

Income Taxes: Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future taxable income or expense resulting from differences in the financial statement and tax basis of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

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

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this standard applies.

Reclassifications:   Some  items  in  the  prior   financial   statements   were
reclassified to conform to the current presentation.

NOTE 2 - SECURITIES

The amortized cost and fair values of securities are as follows at December 31, 1999:

                                                                         Gross          Gross
                                                      Amortized       Unrealized     Unrealized          Fair
                                                        Cost             Gains         Losses            Value

Securities Available-for-Sale

     U.S. Government and its agencies            $      5,207    $          -     $       (202)   $      5,005
     Obligations of states and political
       subdivisions                                    28,785              10           (1,527)         27,268
     Corporate obligations                              2,000               -              (27)          1,973
     Mortgage-backed and other
       asset-backed securities                         44,402              35           (1,549)         42,888
     Other securities                                   2,567              21                -           2,588
                                                 ------------    ------------     ------------    ------------
                                                 $     82,961    $         66     $     (3,305)   $     79,722
                                                 ============    ============     =============   ============
Securities Held-to-Maturity

     Obligations of states and political
       subdivisions                              $      4,712    $         40     $        (43)   $      4,709
                                                 ============    ============     =============   ============

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
                                                 ============    ============     ============    ============


Gross gains of $35, $6 and $95 and gross losses of $179, $0 and $68 were realized on sales of securities available-for-sale in 1999, 1998 and 1997.

The amortized cost and estimated market value of securities at December 31, 1999, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately.

                                                      Available-for-Sale                Held-to-Maturity

                                                   Amortized          Fair          Amortized          Fair
                                                     Cost             Value           Cost             Value
     Due in 1 year or less                       $        320    $        320     $        200    $        200
     Due after 1 year through
       5 years                                          5,969           5,880              840             847
     Due after five years through
       10 years                                        11,691          11,314            2,575           2,589
     Due after 10 years                                20,579          19,320            1,097           1,073
                                                 ------------    ------------     ------------    ------------
         Subtotal                                      38,559          36,834            4,712           4,709
     Mortgage-backed and other asset-
       backed securities                               44,402          42,888                -               -
                                                 ------------    ------------     ------------    ------------

         Total                                   $     82,961    $     79,722     $      4,712    $      4,709
                                                 ============    ============     ============    ============

Securities with a carrying value of $28,206 and $19,747 at December 31, 1999 and 1998 were pledged to secure public deposits and repurchase agreements. See Note 8 regarding additional securities pledges.

At December 31, 1999 and 1998, mortgage-backed securities include collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's) with an amortized cost of $20,256 and $18,000 and fair value of $19,144 and $17,721, all of which are issued by U.S. Government agencies. At December 31, 1999 and 1998, approximately $8,432 and $10,782 are variable rate, with the remainder fixed rate.

NOTE 3 - LOANS

Loans are comprised of the following as of December 31:

                                                                                        1999             1998
                                                                                        ----             ----
     Commercial and agricultural loans                                            $    192,760    $    115,198
     Real estate construction                                                           47,375          28,043
     Residential real estate loans                                                     197,181         160,655
     Installment loans to individuals                                                   51,754          49,932
                                                                                  ------------    ------------
                                                     Total                        $    489,070    $    353,828
                                                                                  ============    ============

Non-performing loans consist of the following at December 31:

                                                                                       1999             1998
                                                                                       ----             ----
     Loans past due 90 days or more                                               $        584    $        775
     Non accrual loans                                                                     622           1,468
     Restructured loans                                                                    114             197
                                                                                  ------------    ------------

                                                     Total                        $      1,320    $      2,440
                                                                                  ============    ============

Information regarding impaired loans is as follows:

                                                                                      1999             1998
                                                                                      ----             ----
     Year end impaired loans
         With no allowance for loan losses allocated                              $         70    $          -
         With allowance for loan losses allocated                                          576             748
     Amount of the allowance allocated                                                     151             145

     Average balance of impaired loans during the year                                     697             160
     Interest income recognized during impairment                                            3               -
     Cash-basis interest income recognized                                                   3               -

The Bank had $14 and $720 loans on non-accrual at December 31, 1999 or 1998 that management did not deem to be impaired.

Certain directors and officers of the Corporation and Bank were customers of the Bank in the ordinary course of business. Loan activity with these related parties is as follows:

     Balance as of January 1, 1999                              $      1,562
     Change in persons included                                           36
     New loans                                                            78
     Loan payments                                                      (687)
                                                                -------------
     Balance as of December 31, 1999                            $        989
                                                                ============


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                                      1999            1998             1997
                                                                      ----            ----             ----
     Balance, January 1                                          $      4,241     $      3,464    $      3,198
     Provision charged to operations                                    1,060              980             620
     Loans charged-off                                                   (829)            (411)           (550)
     Recoveries on loans previously charged-off                           146              208             196
                                                                 ------------     ------------    ------------
     Balance, December 31                                        $      4,618     $      4,241    $      3,464
                                                                 ============     ============    ============

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

A summary of premises, furniture and equipment by major category follows:

                                                                                      1999             1998
                                                                                      ----             ----
     Land                                                                         $        870    $        789
     Buildings and improvements                                                          8,468           7,833
     Leasehold improvements                                                              1,296           1,296
     Furniture and equipment                                                             9,922           7,218
                                                                                  ------------    ------------
         Total                                                                          20,556          17,136
     Accumulated depreciation                                                           (9,973)         (9,183)
                                                                                  -------------   ------------
     Premises, furniture and equipment, net                                       $     10,583    $      7,953
                                                                                  ============    ============

NOTE 6 - INTEREST-BEARING TIME DEPOSITS

Time deposits of $100 or greater totaled $38,665 and $28,228 at December 31, 1999 and 1998.

At December 31, 1999, the scheduled maturities of time deposits are as follows:

                  2000                             $    118,066
                  2001                                   53,022
                  2002                                   42,790
                  2003                                   13,122
                  2004                                    2,346
                  Thereafter                                393
                                                   ------------
                                    Total          $    229,739
                                                   ============


NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings are comprised of the following at year end:


                                                                                      1999             1998
                                                                                      ----             ----

     Balance of repurchase agreements outstanding                                 $     24,645    $     15,788
     Balance of treasury tax and loan open-end note                                      2,628             614
                                                                                  ------------    ------------
         Total short-term borrowings                                              $     27,273    $     16,402
                                                                                  ============    ============

At December 31, 1999 and 1998, the Corporation had $240 and $446 in related party repurchase agreements.

NOTE 8 - FHLB ADVANCES AND NOTE PAYABLE


FHLB advances and note payable outstanding at December 31 consist of the following:

                                                                                      1999             1998
                                                                                      ----             ----
          Federal Home Loan Bank advances;  annual principal  payments;  various maturities with final maturity May 15, 2008;  interest payable monthly at various  fixed  interest  rates  from  5.45% - 6.82%;  secured by a blanket pledge of the Bank's  obligations  of the U.S.  Government and
          U.S. Government  agencies and one-to-four family residential  mortgage
          loans.                                                                 $     9,527       $   10,354

          Federal Home Loan Bank advances;  principal  payments due at maturity;
          various  maturities during the year 2000, with final maturity December
          16, 2000;  interest  payable  monthly at various fixed  interest rates
          from   4.05%-6.17%;   secured  by  a  blanket  pledge  of  the  Bank's
          obligations of the U.S.  Government and U.S.  Government  agencies and
          one-to-four family residential mortgage loans.                              20,500           13,500

                         Total FHLB advances                                          30,027           23,854

          Note payable to Northern Trust Company;  quarterly  principal payments of $350 required;  matures March 31, 2006; interest payable monthly at a variable rate,  which is currently  6.36% based on the Federal Funds rate plus an  applicable  margin based on the  Corporation's  existing capital  ratios;  obligation  is  unsecured  but  subject  to  various
          covenants,   including  defined  minimum  return  on  average  assets,
          tangible  net  worth,   capital   ratios,   loan  loss   allowance  to
          non-performing loans ratio, and maximum non-performing assets. At year
          end,the Corporation was in compliance with all covenants.                   12,950               -
                                                                                  ------------    ------------

                         Total                                                    $     42,977     $   23,854
                                                                                  =============   ============

Annual principal payments required are as follows:

                 2000                               22,690
                 2001                                2,155
                 2002                                2,399
                 2003                                4,426
                 2004                                1,479
                 Thereafter                          9,828
                                               ------------
Total FHLB advances and notes payable         $     42,977
                                               ============

NOTE 9 - EMPLOYEE BENEFIT PLANS

The following sets forth the defined benefit pension plan's funded status and amount recognized in the balance sheet at December 31 (amounts computed as of September 30, 1999 and 1998):

                                                                                  1999               1998
                                                                                  ----               ----
     Change in benefit obligation:
         Beginning benefit obligation                                        $        12,240    $       11,252
         Service cost                                                                    647               612
         Interest cost                                                                   812               803
         Actuarial gain                                                                 (648)                -
         Benefits paid                                                                  (425)             (427)
                                                                             ----------------   --------------
         Ending benefit obligation                                                    12,626            12,240

     Change in plan assets, at fair value:

         Beginning plan assets                                                        15,199            14,675
         Actual return                                                                 1,829               951
         Employer contribution                                                             -                 -
         Benefits paid                                                                  (425)             (427)
                                                                             ----------------   --------------

         Ending plan assets                                                           16,603            15,199
                                                                             ---------------    --------------

     Funded status                                                                     3,977             2,959
     Unrecognized net actuarial gain                                                  (1,134)              (43)
     Unrecognized prior service cost                                                      20                22
     Unrecognized transition asset                                                      (782)             (933)
                                                                             ----------------   --------------
     Prepaid benefit cost                                                    $         2,081    $        2,005
                                                                             ===============    ==============

The components of pension expense and related actuarial assumptions were as follows.

                                                               1999                 1998               1997
                                                               ----                 ----               ----

     Service cost                                          $          647    $           612    $          511
     Interest cost                                                    812                803               743
     Expected return on plan assets                                (1,386)            (1,341)           (1,126)
     Amortization of prior service cost                                 2                  2                 2
     Amortization of transition asset                                (151)              (151)             (151)
                                                           --------------    ---------------    --------------
                                                           $          (76)   $           (75)   $          (21)
                                                           ===============   ===============    ==============


     Discount rate on benefit obligation                              7.50%             6.75%             7.25%
     Long-term expected rate of return
       on plan assets                                                 9.25              9.25              9.25
     Rate of compensation increase                                    4.00              4.00              4.00

At December 31, 1999 and 1998, the plan's assets include Lafayette Bancorporation common stock of $1,028 and $1,038. At December 31, 1999 and 1998 the plan's assets also included Lafayette Bank and Trust Company certificates of deposit of $421 and $409.

The Bank maintains a retirement savings plan covering substantially all employees. The plan requires employees to complete 1 year of service and be 21 years of age before entering the plan. Employee contributions are limited to a maximum of 15% of their salary. The plan allows for a matching percentage determined annually by the Board of Directors of the first 4% of employee salary contributions and an annual discretionary contribution. Participants are fully vested in salary deferral contributions and employer matching contributions. Total 401(k) contributions charged to expense were $140, $116 and $106 for 1999, 1998 and 1997.


The Bank  maintains  a  deferred  compensation  plan for the  benefit of certain directors. Under the plan, the Bank agrees, in return for the directors deferring the receipt of a portion of their current compensation, to pay a retirement benefit computed as the amount of the compensation deferred plus accrued interest at a variable rate. Accrued benefits payable totaled $1,049 and $858 at December 31, 1999 and 1998. Deferred compensation expense was $90 for 1999, 1998 and 1997. In conjunction with the plan formation, the Bank purchased life insurance on the directors. The cash surrender value of that insurance is carried as an other asset on the consolidated balance sheet, and was approximately $3,678 and $3,522 at December 31, 1999 and 1998.

NOTE 10 - POSTRETIREMENT BENEFITS

The Bank sponsors a postretirement benefit plan which provides defined medical benefits. Retirees contribute an amount equal to their individual applicable premium to provide the coverage, less 30%, which is paid monthly by the Bank. Retirees must pay 100% of medical premiums for all dependent coverage. The plan is not funded and has no assets.

The following sets forth the plan's benefit obligation and amounts recognized in the balance sheet at December 31:

                                                                                        1999             1998
                                                                                        ----             ----
     Change in postretirement benefit obligation:
         Beginning benefit obligation                                             $        494    $        443
         Service cost                                                                       31              28
         Interest cost                                                                      34              31
         Benefits paid                                                                      (9)             (8)
                                                                                  -------------   ------------
         Ending benefit obligation                                                         550             494

     Unrecognized net gain                                                                 153             165
                                                                                  ------------    ------------
     Accrued benefit obligation                                                   $        703    $        659
                                                                                  ============    ============


Components of net periodic postretirement benefit cost as of December 31:

                                                                      1999            1998             1997
                                                                      ----            ----             ----
     Service cost                                                $         31     $         28    $         24
     Interest cost                                                         34               31              28
     Amortization of unrecognized gain                                    (11)             (14)            (15)
                                                                 -------------    ------------    ------------

         Benefit cost                                            $         54     $         45    $         37
                                                                 ============     ============    ============

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed was 11.5% for 1999, 1998 and 1997, with the rate assumed to decrease to 5.5% over the next two years. The health care cost trend is a significant assumption. However, either an increase or decrease in the assumed health care cost trend rates by 1% in each year would affect the accumulated postretirement benefit obligation as of December 31, 1999 and the aggregate service and interest cost components of net periodic postretirement benefit cost for the year then ended by amounts not considered to be material.

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 7% for 1999, 1998 and 1997.

NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN

The Corporation maintains an Officers' Stock Appreciation Rights Plan for granting rights to certain officers, under which all available rights have been granted. Upon exercise of a stock appreciation right, the holder may receive cash equal to the excess of the fair market value of common stock at the date of exercise over the option price. Stock appreciation rights are vested at 20% per year and must be exercised within 10 years of grant. The plan expires May 2002. Granted rights outstanding were fully-vested and consisted of 49,641 at an option price of $4.03 for 1999 and 44,094 at an option price of $6.05 for 1998. In 1999, prior to the 3-for-2 stock split, 11,000 rights were exercised at $40.62 per share. Compensation expense charged to operations in 1999, 1998 and 1997 was $14, $450, and $657 and is based on an increase in market value. The liability at December 31, 1999 and 1998 was $1,053 and $1,420.

The Corporation has established two nonqualified stock option plans to provide stock options to directors and key members of management. One plan was adopted in 1995 ("1995 Plan") and the other in 1998 ("1998 Plan"). The total number of shares of common stock remaining available for grant to directors and management are shown below:

                                          1998            1995
                                          Plan            Plan            Total

                 Directors               6,766            7,182          13,948
                 Management             47,868            7,871          55,739
                                   ------------     ------------    ------------
                         Totals         54,634           15,053          69,687
                                   ============     ============    ============

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

A summary of the Corporation's stock option activity, and related information for the years ended December 31, follows (adjusted for stock dividends and splits):

                                                 ----------1 9 9 9---------         -----------1 9 9 8------------
                                                                  Weighted                              Weighted
                                                                   Average                               Average
                                                                  Exercise                              Exercise
                                                    Options         Price              Options            Price

Outstanding beginning of year                        206,752    $      14.18            176,176    $        12.50
Granted                                               13,485           27.17             35,238             22.29
Exercised                                            (15,605)          12.39             (4,662)            12.12
Forfeited                                             (8,871)          16.19                  -                  -
                                                 ------------   ------------        -----------    ---------------

Outstanding end of year                              195,761    $      15.12            206,752    $        14.18
                                                 ===========    ============        ===========    ==============

Exercisable at end of year                           122,099    $      13.20            102,245    $        11.86
                                                 ===========    ============        ===========    ==============

Weighted average fair value per
  option granted during the year                 $     4.38                         $      3.52

Options outstanding at December 31, 1999 have a weighted average remaining life of 7.4 years, with exercise prices ranging from $11.43 to $27.17.

Pro forma information regarding net income and earnings per share has been determined as if the Corporation had accounted for its stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years 1999, 1998 and 1997, respectively: risk-free interest rates of 5.4%, 5.6% and 6.6%; dividend yields of 2%; volatility factors of the expected market price of the Corporation's common stock of .13, .16 and
 .16, and a weighted average expected life of the options of five years for management options and two years for directors' options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Corporation's pro forma information follows (in thousands except for earnings per share information):

                                                                      1999            1998             1997
                                                                      ----            ----             ----

     Pro forma net income                                        $      6,270     $      5,242    $      4,706
     Pro forma earnings per share
         Basic                                                   $       1.75     $      1.46     $       1.32
         Diluted                                                 $       1.71     $      1.43     $       1.30

In future years, the pro forma effect of not applying this standard may increase if additional options are granted.

NOTE 12 - INCOME TAXES

Income taxes consist of the following:

                                                                      1999            1998             1997
                                                                      ----            ----             ----


     Currently payable                                           $      3,004     $      3,085    $      2,626
     Deferred income taxes (benefit)                                      (50)            (385)            (57)
     Non-qualified stock option benefit
        allocated to additional paid-in capital                            73               11               -
                                                                 ------------     ------------    ------------


         Total                                                   $      3,027     $      2,711    $      2,569
                                                                 ============     ============    ============

The following is a reconciliation of statutory federal income taxes and the amount computed by applying the statutory rate of 34% to income before income taxes:

                                                                      1999            1998             1997
                                                                      ----            ----             ----
     Statutory rate applied to income before
       income taxes                                              $      3,188     $      2,750    $      2,508
     Add/(deduct)
         Tax exempt interest income                                      (430)            (337)           (303)
         State tax expense (net of federal benefit)                       417              358             405
         Other                                                           (148)             (60)            (41)
                                                                 -------------    ------------    ------------

              Total                                              $      3,027     $      2,711    $      2,569
                                                                 ============     ============    ============

The net deferred tax asset reflected in the consolidated balance sheet is comprised of the following components as of December 31:

                                                                                      1999             1998
                                                                                      ----             ----
     Deferred tax assets

         Allowance for loan losses                                                $      1,053    $        817
         Accrued stock appreciation rights                                                 417             562
         Accrued post-retirement benefit obligation                                        372             319
         Deferred compensation                                                             381             307
         Deferred loan fees                                                                 42              79
         Net unrealized loss on securities available-for-sale                            1,283              27
                                                                                  ------------    ------------
              Total tax assets                                                           3,548           2,111

     Deferred tax liabilities

         Depreciation                                                                     (280)           (219)
         Net pension benefit                                                              (825)           (794)
         Other                                                                            (255)           (216)
                                                                                  -------------   ------------
         Total deferred tax liabilities                                                 (1,360)         (1,229)

     Valuation allowance                                                                     -               -
                                                                                  ------------    ------------

         Net deferred tax asset                                                   $      2,188    $        882
                                                                                  ============    ============

NOTE 13 - PER SHARE DATA

The following table illustrates the computation of basic and diluted earnings per share. Weighted average shares outstanding have been restated for all periods for stock splits and dividends.


                                                                   1999            1998               1997
                                                                   ----            ----               ----
Basic earnings per share

     Net income                                            $        6,351    $         5,377    $        4,808
     Weighted average shares outstanding                        3,580,981          3,581,080         3,578,356
                                                           --------------    ---------------    --------------
         Basic earnings per share                          $         1.77    $           1.50   $         1.34
                                                           ==============    ================   ==============


Diluted earnings per share

     Net income                                            $        6,351    $         5,377    $        4,808
     Weighted average shares outstanding                        3,580,981          3,581,080         3,578,356
     Diluted effect of assumed exercise
       of Stock Options                                            84,109             79,782            35,009
                                                           --------------    ---------------    --------------
         Diluted average shares outstanding                     3,665,090          3,660,862         3,613,365
                                                           --------------    ---------------    --------------


Diluted earnings per share                                 $         1.73    $         1.47     $         1.33
                                                           ==============    ==============     ==============


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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized,
regulatory   approval   is   required   to   accept   brokered   deposits.    If
undercapitalized, the institution may be required to limit capital distributions, limit asset growth and expansion, and prepare capital restoration plans.

On March 12, 1999 the Corporation's wholly-owned subsidiary bank acquired three branches in Jasper County, Indiana. As a result of this transaction consolidated and bank-only capital levels were reduced. The Corporation borrowed $14,000 and contributed $13,000 to the Bank in order for the bank to maintain its well-capitalized status. As of December 31, 1999, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. The Corporation was categorized as undercapitalized as of December 31, 1999 as the total capital ratio was slightly below the minimum required level for capital adequacy purposes. Although slightly below the minimum, no corrective regulatory action has been initiated, and management expects the Corporation to become adequately capitalized in the first quarter of 2000.

The actual consolidated capital amounts and ratios are presented in the following table (in millions) for the Corporation and the Bank.

                                                                                            Minimum Required To
                                                                   Minimum Required         Be Well-Capitalized
                                                                      For Capital         Under Prompt Corrective

                                                  Actual            Adequacy Purposes        Action Regulations
                                              Amount   Ratio         Amount     Ratio          Amount     Ratio

1999

Total capital to risk weighted assets
         Consolidated                     $    38.6      7.99%    $      38.7      8.00%   $     48.3     10.00%
         Lafayette Bank and Trust              50.2     10.33            38.9      8.00          48.6     10.00

Tier 1 capital to risk weighted assets
         Consolidated                          34.0      7.04            19.3      4.00          29.0      6.00
         Lafayette Bank and Trust              45.6      9.38            19.4      4.00          29.1      6.00

Tier 1 capital to average assets
         Consolidated                          34.0      5.42            25.1      4.00          31.4      5.00
         Lafayette Bank and Trust              45.6      7.22            25.2      4.00          31.5      5.00

1998

Total capital to risk weighted assets
         Consolidated                     $    46.1     13.05%  $        28.2      8.00%  $      35.3     10.00%
         Lafayette Bank and Trust              45.9     12.92            28.4      8.00          35.5     10.00

Tier 1 capital to risk weighted assets
         Consolidated                          41.9     11.85            14.1      4.00          21.2      6.00
         Lafayette Bank and Trust              41.7     11.73            14.2      4.00          21.3      6.00


Tier 1 capital to average assets
         Consolidated                          41.9      8.80            19.0      4.00          23.8      5.00
         Lafayette Bank and Trust              41.7      8.74            19.1      4.00          23.8      5.00

The Bank is also subject to state regulations restricting the amount of dividends payable to the Corporation. At December 31, 1999, the Bank had $7,640 of retained earnings available for dividends under these regulations.

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank leases branch facilities under operating leases expiring in various years through 2007. Expense for leased premises was $244, $219 and $188 for 1999, 1998 and 1997. Future minimum lease payments are as follows:

       2000                              $        288
       2001                                       270
       2002                                       266
       2003                                       242
       2004                                       202
       Thereafter                                 212
                                         ------------
                     Total               $      1,480
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

At December 31, off-balance sheet financial instruments whose contract amount represents credit risk are summarized as follows:

                                                                                      1999             1998
                                                                                      ----             ----

     Unused lines of credit                                                       $     59,753    $     43,239
     Commitments to make loans                                                          10,987          14,976
     Standby letters of credit                                                           4,235           2,759
     Commercial letters of credit                                                           21              59

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

The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $9,434 and $5,955 at December 31, 1999 and 1998. These reserves do not earn interest.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair values of the Corporation's financial instruments as of December 31 are as follows:

                                                -----------1 9 9 9---------        -----------1 9 9 8---------
                                                 Carrying            Fair           Carrying            Fair
                                                   Value             Value            Value             Value

Financial assets

   Cash and cash equivalents                   $      30,570    $      30,570     $      18,768    $      18,768
   Interest-bearing balances with
     other financial institutions                          -                -               671              671
   Securities available-for-sale                      79,722           79,722            76,956           76,956
   Securities held-to-maturity                         4,712            4,709             4,879            5,063
   Loans held for sale                                 3,174            3,204            10,086           10,264
   Loans, net                                        484,452          479,127           349,587          351,685
   FHLB stock                                          1,897            1,897             1,539            1,539
   Accrued interest receivable                         6,833            6,833             4,592            4,592

Financial liabilities

   Deposits                                    $    (522,247)   $    (522,033)    $    (395,546)   $    (398,747)
   Short-term borrowings                             (27,273)         (27,273)          (16,402)         (16,402)
   FHLB advances                                     (30,027)         (29,602)          (23,854)         (24,527)
   Note payable                                      (12,950)         (12,950)                -                -
   Accrued interest payable                           (2,249)          (2,249)           (1,471)          (1,471)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, short-term borrowings, accrued interest, and variable rate loans, deposits and note payable that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For loans held for sale, the fair value of loans held for sale is based on quoted market prices. For commercial, real estate, consumer, and other loans, fair value is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. FHLB stock is restricted in nature and is not actively traded on a secondary market and the carrying amount is a reasonable estimate of fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. For FHLB advances, fair value is estimated using rates currently available to the Corporation for debt with similar terms and remaining maturities. The estimated fair value for off-balance sheet loan commitments approximates carrying value and are not considered significant to this presentation.

NOTE 17 - PARENT COMPANY STATEMENTS

Presented below are condensed balance sheets, statements of income and cash flows for the parent company:

CONDENSED BALANCE SHEETS
December 31

                                                                                           1999            1998
                                                                                           ----            ----
ASSETS
Cash on deposit with subsidiary                                                       $      2,568     $      1,488
Investment in bank                                                                          57,350           42,463
Other assets                                                                                   490              559
                                                                                      ------------      -----------
                                                                                      $     60,408     $     44,510
                                                                                      ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Note payable                                                                          $     12,950     $         -
Other liabilities                                                                            1,673            1,896
Shareholders' equity                                                                        45,785           42,614
                                                                                      ------------     ------------
                                                                                      $     60,408     $     44,510
                                                                                      ============     ============


CONDENSED STATEMENTS OF INCOME
Years ended December 31

                                                                          1999             1998            1997
                                                                          ----             ----            ----
Operating income

     Dividends received from subsidiary bank                          $      2,960    $      1,850     $      1,714
     Interest income                                                            75              26               10
                                                                      ------------    ------------     ------------
                                                                             3,035           1,876            1,724
Operating expenses

     Interest expense                                                          749               -                -
     Other operating expenses                                                  125             543              742
                                                                      ------------    ------------     ------------
                                                                               874             543              742

Income before income taxes and equity in

  undistributed earnings of bank                                             2,161           1,333              982

Income tax benefit                                                             389             205              290
                                                                      ------------    ------------     ------------
Income before equity in undistributed earnings of bank                       2,550           1,538            1,272

Equity in undistributed earnings of bank                                     3,801           3,839            3,536
                                                                      ------------    ------------     ------------

Net income                                                                   6,351           5,377            4,808

Other comprehensive income, net of tax                                      (1,914)             48              221
                                                                      -------------   ------------     ------------

Comprehensive income                                                  $      4,437    $      5,425     $      5,029
                                                                      ============    ============     ============

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31

                                                                          1999             1998            1997
                                                                          ----             ----            ----
Cash flows from operating activities

     Net income                                                       $      6,351    $      5,377     $      4,808
     Adjustments to reconcile net income to net cash
       from operating activities
         Amortization of deferred costs                                          6               6                6
         Equity in undistributed earnings of bank                           (3,801)         (3,839)          (3,536)
         Other assets and other liabilities                                   (160)            466              (36)
                                                                      -------------   ------------     ------------
              Net cash from operating activities                             2,396           2,010            1,242

Cash flows from financing activities

     Proceeds from note payable                                             14,000               -                -
     Principal payments on note payable                                     (1,050)              -                -
     Capital contribution to subsidiary bank                               (13,000)              -                -
     Common stock issued                                                       278              69                -
     Dividends paid                                                         (1,540)         (1,341)          (1,201)
     Purchase of treasury shares                                                (4)             (8)              (5)
                                                                      -------------   ------------     ------------
         Net cash from financing activities                                 (1,316)         (1,280)          (1,206)
                                                                      -------------   ------------     ------------

Net change in cash and cash equivalents                                      1,080             730               36

Cash and cash equivalents at beginning of year                               1,488             758              722
                                                                      -------------   ------------     ------------
Cash and cash equivalents at end of year                              $      2,568    $      1,488     $        758
                                                                      ============    ============     ============


NOTE 18 - BRANCH ACQUISITION

In March 1999, the Bank purchased three branches located in DeMotte, Remington, and Rensselaer, Indiana.


The fair value of assets acquired was $71,749 (consisting primarily of goodwill and core deposit intangibles of $13,510, and commercial loans, net of a $563 purchase adjustment for credit quality), the fair value of liabilities assumed was $117,015 (consisting primarily of customer deposits), and the Bank received $45,266 of cash at settlement.

NOTE 19 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                               1999               1998               1997
                                                               ----               ----               ----

Unrealized holding gains and losses on
     available-for-sale securities                         $       (3,314)   $            85    $          394
Less:  reclassification adjustments for gains
      and losses later recognized in income                           144                 (6)              (27)
                                                           --------------    ---------------    --------------
Net unrealized gains and losses                                    (3,170)                79               367
Tax effect                                                          1,256                (31)             (146)
                                                           --------------    ---------------    --------------

Other comprehensive income                                 $       (1,914)   $            48    $          221
                                                           ===============   ================   ==============

NOTE 20 - SEGMENT INFORMATION

The Corporation's operations include three primary segments: banking, mortgage banking, and trust. Through its banking subsidiary's locations in Tippecanoe, Jasper and White Counties, the Corporation provides traditional community banking services, such as accepting deposits and making commercial, residential and consumer loans. Mortgage banking activities include the origination of residential mortgage loans for sale on a servicing released basis to various investors. The Corporation's trust department provides both personal and corporate trust services.

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


1999                                                                  Mortgage                               Total
----                                                Banking            Banking            Trust            Segments

     Net interest income                    $        23,310    $          211     $            -    $        23,521
     Net gain on loan sales                               -               942                  -                942
     Other revenue                                    2,959                90              1,134              4,183
     Noncash items:
         Depreciation                                   868                42                 38                948
         Provision for loan loss                      1,060                 -                  -              1,060
     Segment profit                                   9,328               459                390             10,177
     Segment assets                                 641,132             3,325                202            644,659



1998                                                                  Mortgage                               Total
----                                                Banking            Banking            Trust            Segments

     Net interest income                    $        17,239    $          497     $            -    $        17,736
     Net gain on loan sales                               -             1,255                  -              1,255
     Other revenue                                    2,685                12                964              3,661
     Noncash items:
         Depreciation                                   594                27                 25                646
         Provision for loan loss                        980                 -                  -                980
     Segment profit                                   7,636               760                209              8,605
     Segment assets                                 473,019            10,224                167            483,410



1997                                                                  Mortgage                               Total
----                                                Banking            Banking            Trust            Segments

     Net interest income                    $        15,974    $          402     $            -    $        16,376
     Net gain on loan sales                               -               736                  -                736
     Other revenue                                    2,531                16                885              3,432
     Noncash items:
         Depreciation                                   588                21                 22                631
         Provision for loan loss                        620                 -                  -                620
     Segment profit                                   7,451               469                189              8,109
     Segment assets                                 430,357             7,796                157            438,310

Significant segment totals are reconciled to the financial statements as follows:

                                              Reportable                          Consolidated
1999                                           Segments             Other            Totals
----                                           --------             -----            ------

     Net interest income                    $        23,521    $         (674)    $       22,847
     Provision for loan loss                          1,060                 -              1,060
     Net gain on loan sales                             942                 -                942
     Other revenue                                    4,183                 -              4,183
     Profit                                          10,177            (3,826)             6,351
     Assets                                         644,659               490            645,149

                                              Reportable                          Consolidated
1998                                           Segments             Other            Totals
----                                           --------             -----            ------

     Net interest income                    $        17,736    $           26     $       17,762
     Provision for loan loss                            980                 -                980
     Net gain on loan sales                           1,255                 -              1,255
     Other revenue                                    3,661                 -              3,661
     Profit                                           8,605            (3,228)             5,377
     Assets                                         483,410               559            483,969

                                              Reportable                          Consolidated
1997                                           Segments             Other            Totals
----                                           --------             -----            ------

     Net interest income                    $        16,376    $           10     $       16,386
     Provision for loan loss                            620                 -                620
     Net gain on loan sales                             736                 -                736
     Other revenue                                    3,432                 -              3,432
     Profit                                           8,109            (3,301)             4,808
     Assets                                         438,310               719            439,029

Amounts included in the "other" column are as follows.

                                                                   1999               1998               1997
                                                                   ----               ----               ----
Income:
     Holding company net interest
       income (expense)                                          $   (674)          $     26           $    10

Profit:
     Holding company net interest
       income (expense)                                              (674)                26                10
     Holding company expenses                                        (125)              (543)             (742)
     Income tax expense                                            (3,027)            (2,711)           (2,569)

Assets:
     Holding company assets                                           490                559               719