Form 10-K/A, Exhibit 13
period 1999-12-31
LAFAYETTE BANCORPORATION
filed 2000-03-23
CIK 1035373

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


STOCK INFORMATION


The common stock of Lafayette Bancorporation, Lafayette, Indiana, is traded on the OTC Bulletin Board under the trading symbol of LAYB (Cusip No. 505893-10-7). At the close of business on December 31, 1999, there were 3,586,140 shares outstanding held by approximately 500 shareholders.

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the common shares of the Corporation, these prices would not necessarily reflect the prices which the shares would trade in an active market.

                                                      Price Per Share                    Dividend
                                                     High        Low                     Declared
1999
-----------------------------------------------------------------------------------------------------
First Quarter                                       $27 5/16   $25 1/2                     $ .09
Second Quarter                                       27 5/16    26                           .09
Third Quarter                                        27 1/2     25 11/16                     .10
Fourth Quarter                                       27 1/4     25                           .15

1998

------------------------------------------------------------------------------------------------------

First Quarter                                       $23 1/16   $19 1/4                     $ .08
Second Quarter                                       24 1/4     21 3/16                      .08
Third Quarter                                        24 7/8     22 5/16                      .08
Fourth Quarter                                       27 1/8     24                           .13

o - Data adjusted for all stock splits and dividends, including a 3-for-2 stock split to shareholders of record on September 30, 1999, paid on November 1, 1999.

The following firms have transacted business in Lafayette Bancorporation common stock during the past year:

o        Chicago Corporation
o        City Securities Corporation
o        JJB Hilliard, WL Lyons, Inc.
o        McDonald & Company Securities, Inc.
o        Merrill Lynch
o        Monroe Securities, Inc.
o        Raymond James Financial Services, Inc.
         located at Lafayette Bank and Trust Company
o        Solomon Smith Barney

TRANSFER AGENT

Lafayette Bancorporation
133 North Fourth Street
P.O. Box 1130
Lafayette, IN  47902-1130