Form 10-K405, Exhibit 13
period 2000-12-31
LAFAYETTE BANCORPORATION
filed 2001-03-28
CIK 1035373

EXHIBIT 13

                               2000 ANNUAL REPORT

                      (Portions incorporated by reference)

                                                                              LAFAYETTE BANCORPORATION
                                                                                FINANCIAL HIGHLIGHTS
 (Dollars in thousands, except
  per share data)                         2000                 1999                 1998              1997              1996
                                   -----------------------------------------------------------------------------------------------

 YEAR ENDED DECEMBER 31
 Net interest income                    $24,981               $22,847              $17,762          $16,386           $14,203
 Noninterest income                       5,825                 5,125                4,916            4,168             3,422
 Noninterest expense                     19,176                17,534               13,610           12,557            11,191
 Net income                               6,916                 6,351                5,377            4,808             4,091


 PER COMMON SHARE (1)
 Net income                               $1.75                 $1.61                $1.36            $1.22             $1.04
 Cash dividends                            0.43                  0.39                 0.34             0.31              0.25
 Book value                               13.37                 11.62                10.82             9.77              8.80


 AT DECEMBER 31
 Assets                                $741,147              $645,149             $483,969         $439,029          $414,391
 Investment securities                   83,341                84,434               81,835           71,845            94,362
 Loans held for sale                      5,949                 3,174               10,086            7,640             5,877
 Loans, total                           537,725               489,070              353,828          312,227           268,940
 Deposits                               578,297               522,247              395,546          355,195           341,550
 Shareholders' equity                    52,801                45,785               42,614           38,469            34,646


 AVERAGE BALANCES
 Assets                                $674,736              $600,451             $455,268         $416,957          $377,623
 Investment securities                   83,868                98,489               76,928           80,606            91,802
 Loans held for sale                      3,392                 5,967                6,095            5,522             4,989
 Loans, total                           517,010               440,615              327,412          289,197           242,286
 Deposits                               547,601               486,489              371,067          345,739           313,621
 Shareholders' equity                    49,017                44,499               40,814           36,530            33,133


 KEY RATIOS
 Return on average assets                  1.02%                 1.06%                1.18%            1.15%             1.08%
 Return on average equity                 14.11%                14.27%               13.17%           13.16%            12.35%
 Efficiency ratio                         60.45%                60.93%               58.46%           59.63%            61.66%

(1) Per share data has been retroactively adjusted to reflect stock dividends and splits. Amounts do not consider the dilutive effect of stock options outstanding.



                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


                            INTRODUCTION AND OVERVIEW

Lafayette Bancorporation (Corporation) is a one-bank holding company located in Lafayette, Indiana. The Corporation's wholly-owned subsidiary, Lafayette Bank and Trust Company (Bank), conducts business in seventeen offices located in Tippecanoe, White, and Jasper Counties, Indiana. The Bank is engaged in a variety of financial services, including accepting deposits; making commercial and consumer loans; originating mortgage loans; providing personal and corporate trust services; providing investment advisory and brokerage services; and providing auto, homeowners, and other insurance products.

On March 15, 2000, the Corporation opened a full-service branch located in the Super Wal-Mart in Monticello, Indiana. Also, on July 19, 2000, a similar full-service branch was opened in the Super Wal-Mart in Lafayette, Indiana. In addition to these two new branches, the Corporation established a new mortgage line of business during the second quarter of 2000, which assists customers who do not meet the qualifications of conventional or traditional mortgage loan programs to secure financing. The Mortgage Alternative Department only offers mortgage products, such as first or second mortgages and lines of credit that are secured by real estate. Loans originated in this department are pre-approved for sale and are sold in the secondary mortgage market with no servicing retained.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Corporation's operations for the three years ended December 31, 2000, 1999, and 1998, and financial condition as of December 31, 2000 and 1999. This information should be read in conjunction with the accompanying consolidated financial statements and footnotes contained elsewhere in this report. The tables contained in the Management's Discussion and Analysis include dollar amounts expressed in thousands.

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

This transaction had a significant effect on the Corporation's results of operations for the years ended December 31, 2000 and 1999, as the Corporation had use of the earning assets and interest-bearing liabilities acquired for the entire twelve months of 2000, and for approximately nine and one-half months of 1999.

                              RESULTS OF OPERATIONS

The major components of the Corporation's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary.


-------------------------------------------------------------------------------------------------------------------------------
                      Table 1 - FIVE YEAR FINANCIAL SUMMARY
-------------------------------------------------------------------------------------------------------------------------------

                                                                           For the years ended December 31,
                                                        2000            1999            1998            1997            1996
                                                    -------------     ------------    -----------     ----------      ----------
                       SUMMARY OF OPERATIONS
Interest income - tax equivalent(1)                     $53,303         $45,196         $35,329         $32,415         $28,739
Interest expense                                         27,405          21,543          16,963          15,525          14,012
                                                    -------------     ------------    -----------     ----------      ----------
  Net interest income - tax equivalent(1)                25,898          23,653          18,366          16,890          14,727
Tax equivalent adjustment(1)                               (917)           (806)           (604)           (504)           (524)
                                                    -------------     ------------    -----------     ----------      ----------
  Net interest income                                    24,981          22,847          17,762          16,386          14,203
Provision for loan losses                                (1,200)         (1,060)           (980)           (620)           (240)
Noninterest income                                        5,825           5,125           4,916           4,168           3,422
Noninterest expense                                      19,176          17,534          13,610          12,557          11,191
                                                    -------------     ------------    -----------     -----------     ----------

Income before income taxes                               10,430           9,378           8,088           7,377           6,194
Income tax expense                                        3,514           3,027           2,711           2,569           2,103
                                                    -------------     ------------    -----------     -----------     ----------

NET INCOME                                              $ 6,916         $ 6,351         $ 5,377         $ 4,808         $ 4,091
                                                    =============     ============    ===========     ===========     ==========


                                         PER SHARE DATA (2)
Net income                                              $  1.75         $  1.61         $  1.36         $  1.22         $  1.04
Cash dividends                                             0.43            0.39            0.34            0.31            0.25
Shareholders' equity, end of year                         13.37           11.62           10.82            9.77            8.80


                                  SELECTED ACTUAL YEAR-END BALANCES
Total assets                                           $741,147        $645,149        $483,969        $439,029        $414,391
Earning assets                                          676,235         580,858         449,539         406,954         378,345
Investment securities available-for-sale                 78,857          79,722          76,956          66,577          88,206
Investment securities held-to-maturity                    4,484           4,712           4,879           5,268           6,156
Loans held for sale                                       5,949           3,174          10,086           7,640           5,877
Loans                                                   537,725         489,070         353,828         312,227         268,940
Allowance for loan losses                                (5,071)         (4,618)         (4,241)         (3,464)         (3,198)
Total deposits                                          578,297         522,247         395,546         355,195         341,550
Noninterest-bearing demand deposits                      70,866          63,206          48,657          42,752          43,579
Interest-bearing demand deposits                         69,528          67,729          54,294          47,054          47,945
Savings deposits                                        161,456         161,573         116,014          96,974          87,938
Time deposits                                           276,447         229,739         176,581         168,415         162,088
FHLB advances                                            35,737          30,027          23,854          19,886           9,265
Note payable                                             11,550          12,950               -               -               -
Shareholders' equity                                     52,801          45,785          42,614          38,469          34,646


                                      SELECTED AVERAGE BALANCES
Total assets                                           $674,736        $600,451        $455,268        $416,957        $377,623
Earning assets                                          616,033         554,423         422,772         387,277         348,218
Securities                                               83,868          98,489          76,928          80,606          91,802
Loans held for sale                                       3,392           5,967           6,095           5,522           4,989
Loans                                                   517,010         440,615         327,412         289,197         242,286
Allowance for loan losses                                (5,010)         (4,319)         (3,766)         (3,254)         (3,210)
Total deposits                                          547,601         486,489         371,067         345,739         313,621
Noninterest-bearing demand deposits                      58,723          51,229          39,312          35,728          35,655
Interest-bearing demand deposits                         69,024          62,858          48,777          47,945          45,086
Savings deposits                                        163,182         157,618         108,019          94,360          82,535
Time deposits                                           256,672         214,784         174,959         167,706         150,345
FHLB advances                                            26,142          23,359          22,101          13,940           8,458
Note payable                                             12,423          10,863               -               -               -
Shareholders' equity                                     49,017          44,499          40,814          36,530          33,133


                                  RATIOS BASED ON AVERAGE BALANCES
Loans to deposits (3)                                     94.41%          90.57%          88.24%          83.65%          77.25%
Return on average assets                                   1.02%           1.06%           1.18%           1.15%           1.08%
Return on average equity                                  14.11%          14.27%          13.17%          13.16%          12.35%
Dividend payout ratio                                     24.67%          24.25%          24.94%          24.98%          24.18%
Leverage capital ratio                                     5.79%           5.42%           8.82%           8.76%           8.59%
Efficiency ratio (4)                                      60.45%          60.93%          58.46%          59.63%          61.66%


                                             OTHER DATA
Number of employees (FTE)                                   303             275             220             213             205
Average common shares outstanding (2)                 3,950,297       3,940,024       3,940,123       3,937,399       3,937,531
Cash dividends declared                                  $1,706          $1,540          $1,341          $1,201            $989


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

The Corporation earned $6,916,000,  $6,351,000, and $5,377,000, or $1.75, $1.61,
and $1.36 per share for the years ended December 31, 2000, 1999, and 1998, respectively. The increase in net interest income accounted for a significant portion of the 8.9% and 18.1% earnings increases recorded by the Corporation in 2000 and 1999, respectively. In addition to the increase recorded in net interest income, 2000 earnings were boosted by NSF and ATM income, as well as investment product commissions generated by the Bank's investment brokerage department. These noninterest income increases, however, were partially offset by lower net gain on loan sales in the secondary mortgage market, along with increases in the Corporation's provision for loan losses, salaries and benefits, intangible amortization, depreciation, and other general operating expenses incurred in connection with the opening of the two new branches and the new mortgage lending department during the year. In general, 1999 earnings were impacted in a similar fashion predominately due to the acquisition of the three branch offices in March 1999.

Return on average assets (ROA) was 1.02%, 1.06%, and 1.18% for the periods ending December 31, 2000, 1999, and 1998, respectively, while return on average equity (ROE) was 14.11%, 14.27%, and 13.17% for those same time periods.





                               NET INTEREST INCOME

Net interest income is the most significant component of the Corporation's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and the overall level of interest rates. Although some of these factors can be influenced by management policies and actions, these factors are also influenced by elements beyond the control of management, such as the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws. Tables 1 through 4 are an integral part in analyzing the components of net interest income and the changes which have occurred between the time periods presented. Table 1-Five Year Financial Summary shows the Corporation's net interest income from 1996 through 2000. Table 2 - Average Balance Sheets and Interest Rates represent the major components of interest-earning assets and interest-bearing liabilities. For analytical purposes, interest income presented in the table has been adjusted to a tax equivalent basis assuming a 34% tax rate for all years. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets.


-------------------------------------------------------------------------------------------------------------------------------
                                                Table 2 - Average Balance Sheets and Interest Rates
-------------------------------------------------------------------------------------------------------------------------------

                                                                            Years ended December 31,
                                                2000                            1999                            1998
                                       ------------------------------  ---------------------------  ----------------------------
                                        Average              Average   Average             Average  Average              Average
ASSETS                                  Balance   Interest   Rate      Balance   Interest  Rate     Balance   Interest   Rate
                                       ---------  --------   --------  --------  --------  -------  --------  --------   -------
Interest earning assets
  Securities
    Taxable                             $52,089     $3,318      6.37%  $66,538     $3,831    5.76%  $55,973     $3,217     5.75%
    Tax-exempt (1)                       34,737      2,521      7.26%   33,438      2,317    6.93%   20,978      1,502     7.16%
    Unrealized loss on AFS securities    (2,958)         -              (1,487)         -               (23)         -
                                       ---------  --------   --------  --------  --------  -------  --------  --------   -------
      Total securities                   83,868      5,839      6.96%   98,489      6,148    6.24%   76,928      4,719     6.13%
  Loans (1)(2)
    Commercial                          301,930     27,766      9.20%  251,732     21,951    8.72%  153,030     13,916     9.09%
    Real estate                         166,930     13,753      8.24%  143,711     11,587    8.06%  129,380     11,012     8.51%
    Installment and other consumer       51,379      5,150     10.02%   51,139      5,000    9.78%   51,097      4,975     9.74%
    Other                                   163         11      6.75%        -          -    0.00%        -          -     0.00%
                                       ---------  --------   --------  --------  --------  -------  --------  --------   -------
      Total loans                       520,402     46,680      8.97%  446,582     38,538    8.63%  333,507     29,903     8.97%

  Interest-bearing balances with
    other financial institutions          2,335        144      6.17%      344         18    5.23%      153          8     5.23%
  FHLB stock                              2,123        175      8.24%    1,808        145    8.02%    1,464        117     7.99%
  Federal funds sold                      7,305        465      6.37%    7,200        347    4.82%   10,720        582     5.43%
                                       ---------  --------   --------  --------  --------  -------  --------  --------   -------
  Total earning assets                  616,033    $53,303      8.65%  554,423    $45,196    8.15%  422,772    $35,329     8.36%
                                       =========  ========   ========  ========  ========  =======  ========  ========   =======

Noninterest earning assets
  Allowance for loan losses              (5,010)                        (4,319)                      (3,766)
  Premises and equipment                 11,112                          9,087                        6,417
  Cash and due from banks                22,126                         21,830                       16,309
  Accrued interest and other assets      30,475                         19,430                       13,536
                                       ---------                       --------                     --------
  Total assets                         $674,736                       $600,451                     $455,268
                                       =========                       ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Deposits
    Interest-bearing demand deposits     $69,024      $741      1.07%  $62,858       $714    1.14%  $48,777       $610     1.25%
    Savings deposits                     163,182     7,254      4.45%  157,618      5,994    3.80%  108,019      4,339     4.02%
    Time deposits                        256,672    15,021      5.85%  214,784     11,316    5.27%  174,959      9,957     5.69%
                                       ---------- --------   --------  --------  --------  -------  --------  --------   -------
      Total interest-bearing deposits    488,878    23,016      4.71%  435,260     18,024    4.14%  331,755     14,906     4.49%
  Borrowed funds
    Short-term borrowings                 32,482     1,773      5.46%   30,168      1,358    4.50%   15,581        712     4.57%
    FHLB advances                         26,142     1,609      6.15%   23,359      1,412    6.04%   22,101      1,345     6.09%
    Note payable                          12,423     1,007      8.11%   10,863        749    6.89%        -          -     0.00%
                                       ---------- --------   --------  --------  --------  -------  --------  --------   -------
      Total borrowed funds                71,047     4,389      6.18%   64,390      3,519    5.47%   37,682      2,057     5.46%
                                       ---------- --------   --------  --------  --------  -------  --------  --------   -------
  Total interest-bearing liabilities     559,925   $27,405      4.89%  499,650    $21,543    4.31%  369,437    $16,963     4.59%
                                                  ========   ========            ========  =======            ========   =======


Noninterest-bearing liabilities
  Noninterest-bearing demand deposits     58,723                        51,229                       39,312
  Accrued interest and other liabilities   7,071                         5,073                        5,705
  Shareholders' equity                    49,017                        44,499                       40,814
                                       ----------                      --------                     --------
  Total liabilities and
    shareholders' equity                $674,736                      $600,451                     $455,268
                                       ==========                      ========                     ========


Interest margin recap
  Net interest income and
    interest rate spread                           $25,898      3.76%             $23,653    3.84%             $18,366     3.76%
                                                  ========   ========            ========  =======            ========   =======
  Net interest income margin                                    4.20%                        4.27%                         4.34%
                                                             ========                      =======                       =======

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years.

(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income. Loan fees were $1,309 for 2000, $1,192 for 1999 and $1,090 for 1988.

Table 3 - Net Interest Earning Assets illustrates net interest-earning assets and liabilities for 2000, 1999, and 1998.


---------------------------------------------------------------------------------------------------------------------------------
                                             Table 3 - Net Interest-Earning Assets
---------------------------------------------------------------------------------------------------------------------------------

                                                                   2000                    1999                    1998
                                                          ----------------------- ----------------------- -----------------------
Average interest-earning assets.......                         $616,033                $554,423                $422,772
Average interest-bearing liabilities..                          559,925                 499,650                 369,437
                                                          ----------------------- ----------------------- -----------------------

               Net interest-earning assets                      $56,108                 $54,773                 $53,335
                                                          ======================= ======================= =======================

Table 4 - Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1998 through 2000. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each as a basis for the allocation. Nonaccrual loans were included in the average loan balances used in determining the yields.


-------------------------------------------------------------------------------------------------------------------------------
                                                             Table 4 - Volume/Rate Analysis
-------------------------------------------------------------------------------------------------------------------------------


                                                    2000-1999                                           1999-1998
                                   -----------------------------------------------------------------------------------------------

                                                       Change          Change                            Change           Change
                                      Total            Due To          Due To           Total            Due To           Due To
INTEREST INCOME                       Change           Volume           Rate            Change           Volume            Rate
---------------
                                   -----------------------------------------------------------------------------------------------

Loans                                 $8,142           $6,573         $1,569            $8,635           $9,796         ($1,161)
Securities
  Taxable                               (513)          (1,024)           511               614              534              80
  Tax-exempt                             204               92            112               815              865             (50)
Interest-bearing balances with
 other financial institutions            126              122              4                10               10               -
FHLB stock                                30               26              4                28               28               -
Federal funds sold and
  overnight balances                     118                5            113              (235)            (175)            (60)
                                   -----------------------------------------------------------------------------------------------

Total interest income                 $8,107           $5,794         $2,313            $9,867          $11,058         ($1,191)
                                   ===============================================================================================



INTEREST EXPENSE

Interest-bearing DDA                     $27              $68          ($41)              $104             $164            ($60)
Savings deposits                       1,260              218         1,042              1,655            1,897            (242)
Time deposits                          3,705            2,363         1,342              1,359            2,140            (781)
Short-term borrowings                    415              110           305                646              657             (11)
FHLB advances                            197              171            26                 67               76              (9)
Note payable                             258              116           142                749              749               -
                                   -----------------------------------------------------------------------------------------------

Total interest expense                $5,862           $3,046        $2,816             $4,580           $5,683          ($1,103)
                                   ===============================================================================================

Net Interest income                   $2,245           $2,748         ($503)            $5,287           $5,375             ($88)
                                   ===============================================================================================



Net interest income on a tax equivalent basis for 2000 was 9.5% higher than that for 1999, while the net interest margin for 2000 was 4.20%, or 7 basis points lower than the prior year. Tax equivalent net interest income was 28.8% higher in 1999 compared to 1998, while the net interest margin decreased 7 basis points to 4.27% from that of 1998.

The Corporation continued its loan growth in 2000, as average loans increased $73,820,000, or 16.5%, which led to higher net interest income during the year. At the same time the Corporation was adding to its loan portfolio, the Federal Reserve's Open Market Committee (FOMC) was raising interest rates. The FOMC increased interest rates three times during 2000 totaling 100 basis points. Although the increased interest rates led to higher rates charged on loans being booked, the interest rate increase had a more significant impact on the Corporation's cost of funds, as interest-bearing liabilities repriced at a faster pace than the interest-earning assets. While the interest rate increase impacted the interest-bearing liabilities more than it did the interest-earning assets, the increase in net earning asset volume more than offset the effect of higher interest rates, leading to increased net interest income.

     The growth experienced by the Corporation, predominately through the branch acquisition in mid-March 1999, led to higher net interest income in 1999. The key element in the branch acquisition was the successful deployment of funds obtained in that transaction. Virtually all of the $45,266,000 cash received in the branch acquisition was shifted into the loan portfolio, primarily commercial loans, as of June 30, 1999. Even though the interest rate environment remained relatively low during the first six months of 1999, the yields associated with loans were at a higher rate than any other investment alternative. The interest rate environment increased slightly during the latter half of the year, with the most significant increase of 1999 occurring in November, when the FOMC raised interest rates 50 basis points. However, the lower and more stable interest rate environment that existed during the first ten and one-half months led to a lower net interest margin for the year. Overall, the increase in net interest-earning asset volume during the year more than adequately compensated for the lower yields.



                   PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb probable losses incurred in the credit portfolio. Factors considered in establishing an appropriate allowance include: past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations and estimated collateral values; economic conditions, and other factors.

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


---------------------------------------------------------------------------------------------------------------------------------
                                                            Table 5 - Analysis of Allowance for Loan Losses
---------------------------------------------------------------------------------------------------------------------------------

                                            2000                1999               1998              1997              1996
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Balance at beginning of year               $4,618              $4,241             $3,464            $3,198             $3,200

Loans charged-off
  Commercial and agricultural                (503)               (363)               (37)             (126)              (202)
  Real estate                                   0                (114)                 0                 0                  0
  Installment                                (374)               (352)              (374)             (424)              (343)
                                      ------------------ ----------------- ------------------- ------------------ ---------------
                Total charge-offs            (877)               (829)              (411)             (550)              (545)
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Charge-offs recovered
  Commercial and agricultural                  61                  49                124               126                250
  Real estate                                   0                  35                  0                 0                  0
  Installment                                  69                  62                 84                70                 53
                                      ------------------ ----------------- ------------------- ------------------ ---------------
                 Total recoveries             130                 146                208               196                303
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Net loans charged-off                        (747)               (683)              (203)             (354)              (242)
Current year provision                      1,200               1,060                980               620                240
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Balance at end of year                     $5,071              $4,618             $4,241            $3,464             $3,198
                                      ================== ================= =================== ================== ===============

Loans at year end, excluding
  loans held for sale                    $537,725            $489,070           $353,828          $312,227           $268,940

Ratio of allowance to loans
  at year end                                0.94%               0.94%              1.20%             1.11%              1.19%

Average loans                            $517,010            $440,615           $327,412          $289,197           $242,286

Ratio of net loans charged-off
  to average loans                           0.14%               0.16%              0.06%             0.12%              0.10%


                                                                  Allocation of allowance for loan losses at December 31,
                                            2000                1999               1998              1997              1996
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Commercial and agricultural                $3,829              $2,430             $2,499            $1,200             $1,245
Real estate                                   305                 293                486               340                 50
Installment                                   514                 601                570               560                550
Unallocated                                   423               1,294                686             1,364              1,353
                                      ------------------ ----------------- ------------------- ------------------ ---------------
    Total                                  $5,071              $4,618             $4,241            $3,464             $3,198
                                      ================== ================= =================== ================== ===============


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


---------------------------------------------------------------------------------------------------------------------------------
                                                        Table 6 - Nonperforming Assets
---------------------------------------------------------------------------------------------------------------------------------

                                                                      As of December 31,
                                         -----------------------------------------------------------------------------------------
                                                2000                1999                  1998              1997          1996
                                         ----------------- ---------------------  ------------------- ---------------- -----------
Principal balance
  Nonaccrual                                    $2,718              $622                 $1,468             $127          $178
  Restructured                                      55               114                    197              350           482
  90 days or more past due                       1,052               584                    775              505           735
                                         ----------------- ---------------------  ------------------- ---------------- -----------

            Total nonperforming loans           $3,825            $1,320                 $2,440             $982        $1,395
                                         ================= =====================  =================== ================ ===========

Nonperforming loans as a percent
   of loans                                       0.71%             0.27%                  0.69%            0.31%         0.52%

Other real estate owned                            $72              $487                    $22             $230          $116

OREO as a percent of loans                        0.01%             0.10%                  0.01%            0.07%         0.04%

Allowance as a percent of
  nonperforming loans                           132.58%           349.85%                173.81%          352.75%       229.25%


For nonaccrual and restructured loans for the years ended December 31:
   Interest income under
      original terms                              $362               $53                   $146              $55           $74
   Interest income which
      was recorded                                 150                20                     17               27            56

The consolidated provision for loan losses was $1,200,000, $1,060,000, and $980,000 for 2000, 1999, and 1998, respectively. Although the Corporation experienced an upward trend in loan delinquency ratios, charge-offs and nonperforming loans, management continues to believe overall asset quality is satisfactory. Historically, the Corporation has experienced relatively low levels of nonperforming loans, and management believes the current levels of nonperforming loans are manageable in the normal course of business. While nonperforming loans as a percent of loans and as a percent of total assets increased from 1999, these ratios were comparable to 1998. Additionally, while charge-offs increased slightly in 2000, the ratio of net charge-offs to average loans was slightly lower in 2000 compared to 1999.


Management increased the provision for loan losses to $1,200,000 for 2000 as a result of continued loan growth and increased charge-offs. The increase in the provision for loan loss kept pace with the increase in loan growth during the year as the ratio of allowance to loans at year-end remained at .94%, the same level as in 1999.


The $80,000 increase in the 1999 provision for loan losses was mainly due to the Corporation's increased loan growth, offset to a certain degree by lower nonperforming loan totals and declining delinquency ratios.


Total nonperforming loans increased $2,505,000 to $3,825,000 at December 31, 2000 as compared to December 31, 1999. The most significant changes occurred in the nonaccrual and 90 days or more past due categories, where balances increased $2,096,000 and $468,000, respectively. The majority of the nonaccrual increase resulted from ten commercial loan relationships totaling approximately $2,449,000 being added to the nonaccrual list, but nearly one-half of this increase related to one borrower. Three loans totaling approximately $61,000 were removed from the list during the same period. Other nonperforming loan activity during the year included charge-offs and paydowns, totaling approximately $145,000 and $147,000, respectively. Of the total $468,000 increase in loans past due 90 days or more, approximately $276,000, or 59%, was attributed to the mortgage loan portfolio, while approximately $157,000, or 34%, represented an increase in the installment loan area.

As of December 31, 2000, the Corporation had twenty credits totaling approximately $5,175,000 which management believed met the criteria for an impaired loan. Impaired loan balances increased $4,529,000 from the prior year, primarily as a result of the increased nonaccrual activity during the year. Specific reserve allocations have been made in the allowance for loan losses for the excess of the loan balance over the estimated discounted future cash flows in accordance with Statements of Financial Accounting Standards No. 114 and 118.


The $415,000 change in OREO during 2000 was related to the sale of three 1999 foreclosed properties, offset by the addition of one property foreclosed in August 2000. As of December 31, 2000, there were a total of three parcels of other real estate held by the Corporation with a remaining total book value of $72,000.

Management believes loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that are not included in nonperforming or impaired loans do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources.

In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition, a decline in the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreements; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loans. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loans. Also, watch category loans may include credits which, although adequately secured and performing, reflect past delinquency problems or unfavorable financial trends exhibited by the borrowers.

All watch list loans are subject to additional scrutiny and monitoring. The Corporation's philosophy encourages loan officers to identify borrowers that should be monitored in this fashion, and management believes this process ultimately results in the identification of problem loans in a more timely fashion.

As of December 31, 2000, the Corporation had loans totaling $4,514,000 on its watch list which were not included in impaired or nonperforming loans.

                         NONINTEREST INCOME AND EXPENSE

A listing of noninterest income and expense from 1998 through 2000 and percentage changes between years is included in Table 7 - Noninterest Income and Expense.


--------------------------------------------------------------------------------------------------------------------------------
                                        Table 7 - NONINTEREST INCOME & EXPENSE
--------------------------------------------------------------------------------------------------------------------------------

                                                                % change                            % change
                                                2000            from '99            1999            from '98            1998
                                            ------------    ----------------    ------------    ----------------    ------------
Noninterest Income
Income from fiduciary activities               $1,187              4.67%            $1,134            17.63%          $  964
Service charges on deposit accounts             1,880             18.91%             1,581            20.78%           1,309
Investment product commissions                    758            138.36%               318           -10.92%             357
Other operating income                          1,353              4.56%             1,294            26.24%           1,025

                                            ------------    ----------------    ------------    ----------------    ------------
                                                5,178             19.67%             4,327            18.39%           3,655

Net gain on loan sales                            659            -30.04%               942           -24.94%           1,255
Net realized gain/(loss) on securities            (12)           -91.67%              (144)        -2500.00%               6
                                            ------------    ----------------    ------------    ----------------    ------------

                  Total noninterest income     $5,825             13.66%            $5,125             4.25%          $4,916
                                            ============    ================    ============    ================    ============



                                                               % change                            % change
                                                2000            from '99            1999            from '98            1998
                                            ------------    ----------------    ------------    ----------------    ------------
Salaries and employee benefits                $10,681              8.59%            $9,836            19.86%          $8,206
Occupancy expenses, net                         1,247             16.22%             1,073            20.43%             891
Equipment expenses                              1,731             31.74%             1,314            24.67%           1,054
Other operating expenses                        5,517              3.88%             5,311            53.54%           3,459
                                            ------------    ----------------    ------------    ----------------    ------------

                 Total noninterest expense    $19,176              9.36%           $17,534            28.83%         $13,610
                                            ============    ================    ============    ================    ============


Nearly all noninterest income and expense categories were significantly impacted by the 1999 Jasper County branch acquisition, as the Corporation operated these locations for the entire twelve months in 2000 and only nine and one-half months during 1999.

Noninterest income increased 13.7% to $5,825,000 in 2000 compared to $5,125,000 in 1999. Primary sources of noninterest income were from fiduciary activities, service charges, and net gain on secondary market mortgage loan sales. Excluding the net loss on securities in 2000, noninterest income increased 10.8% to $5,837,000.

Income from fiduciary activities increased 4.7% during 2000 primarily due to a departmental fee schedule adjustment. Service charges on deposit accounts increased 18.9% during the current year as a result of an increase in the number of accounts being charged and an increase in the service charge fee schedule that went into effect mid-June. Investment product commissions are gross fees generated by the Bank's Investment Center, a full service brokerage operation offered exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. Investment product commissions increased 138.4% to $758,000 during 2000 which was attributed to increased brokerage activity and the reallocation of accumulated money market investments into the stock market throughout the year. The Corporation continued to record an increasing number of ATM transactions during 2000, and as a result, higher ATM fees accounted for a significant portion of the 4.6% increase in other operating income.

Net gain on loan sales originated in the secondary mortgage market declined 30.0% in 2000, as annual sales volume declined 28.2% from the previous year. New home growth in addition to home refinancing activities were slowed as the FOMC tightened monetary policy and increased the borrowing rates of consumers on three separate occasions during 2000. Activity from the origination and sales of mortgage loans is extremely dependent upon the current interest rate environment as well as customer demand. The Corporation has been developing relationships with builders and real estate agents, and, given a stable or declining interest rate environment, management expects this area of activity to be a continued source of significant income. The statement in this paragraph relating to the secondary market mortgage department and its operations is a forward-looking statement which may or may not be accurate due to the impossibility of predicting future economic and business events and the level of future interest rates.

Noninterest income recorded in 1999 increased 4.3% compared to 1998. New accounts secured, along with an adjustment in the fee schedule and higher market values of trust assets due to the strong performance of the stock market, were all factors in the 17.6% increase in income from fiduciary activities. Service charges on deposit accounts increased 20.8% during 1999. The majority of this increase related to higher volume as a result of the Jasper County branch acquisitions. Investment product commissions declined 10.9% primarily due to a lower number of transactions executed during the year. Increased ATM fees and a secondary mortgage market department volume incentive received by the Corporation from its loan investors accounted for the majority of the 26.2% increase in other operating income.

Total noninterest expense rose 9.4% to $19,176,000 in 2000 compared to the 28.8% increase recorded in 1999. Salaries and employee benefits increased 8.6% during 2000. A large portion of this increase was attributable to the staffing of the two new branches and the new Mortgage Alternative Department opened during the year. Increased commission expense, primarily due to the successful results posted by the Investment Center, in addition to increased costs experienced in health insurance coverage were also contributing factors in the higher expenses incurred. However, partially offsetting these higher costs was a $376,000 reduction in the value of the officer's stock appreciation rights due to a decline in the Corporation's stock price during the year.

Net occupancy and equipment expenses increased 16.2% and 31.7%, respectively, during 2000. While a certain amount of these increases related to the opening of the two new branches and the Mortgage Alternative Department, the majority of the total increase was related to higher depreciation expense. The increased depreciation expense was not only the result of the 1999 branch acquisitions and the new branch and lending department openings during the current year, but also the investment the Corporation has made in new technology. A new communication system, along with a wide-area network, teller system and proof imaging system have been installed to enable the Corporation to remain competitive within the market area while also improving overall operational efficiencies.

Other operating expenses increased 3.9% in 2000, with approximately 69% of the increase attributable to the full-year effect of the intangible amortization expense related to the 1999 Jasper County branch acquisitions. The remainder of the increase related to ongoing operational expenses of the new branches and mortgage department for items such as telephone, advertising, and employee education, in addition to increased expenses associated with the higher ATM transaction volumes.


Total noninterest expense increased 28.8% in 1999 compared to 1998 predominately due to operational costs associated in the Jasper County branch acquisitions. Salaries and employee benefits, net occupancy expenses, and other operating expenses were all significantly impacted as a result of the increase in staffing levels, improvements made at the branch facilities, and other ongoing operational and transitional costs, including intangible amortization, incurred with the operation of the Jasper County branches. While a portion of the increase in the equipment category related to the branch acquisitions, the majority of the increase was attributed to the infrastructure foundation and Y2K-related technology upgrades implemented during the year.

                                  INCOME TAXES

The Corporation records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items between financial statement reporting and income tax reporting. The major difference between the effective tax rate applied to the Corporation's financial statement income and the federal statutory rate of 34% is the result of interest on tax-exempt securities and loans, offset by state tax expense.

The Corporation had regular tax and alternative minimum tax net operating loss carryforwards which were fully utilized during 1998.

The Corporation's effective tax rate was 33.7%, 32.3%, and 33.5% in 2000, 1999, and 1998, respectively. Further tax information regarding the Corporation can be found in Note 1 and Note 12 to the consolidated financial statements.



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

Table 8 - Securities and Securities Maturity Schedule summarizes the carrying values of securities from 1998 through 2000 and the maturity distribution at December 31, 2000, by classification. Interest on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal tax rate of 34% for all years.


-----------------------------------------------------------------------------------------------------------------------------
                              Table 8 - SECURITIES
-----------------------------------------------------------------------------------------------------------------------------

                                                                         At December 31,
                                                      --------------------------------------------------------------------------
                                                               2000                     1999                    1998
                                                      ------------------------- --------------------- --------------------------
Securities available-for-sale
  U.S. Government & agencies                                   4,193                  $ 5,005                  $14,110
  States and political subdivisions                           31,012                   27,268                   23,637
  Corporate obligations                                        4,001                    1,973                    2,513
  Mortgage-backed and asset-backed                            37,105                   42,888                   36,696
  Other securities                                             2,546                    2,588                        -
                                                      ------------------------- --------------------- --------------------------

                Total securities available-for-sale          $78,857                  $79,722                  $76,956


Securities held-to-maturity
  States and political subdivisions                          $ 4,484                  $ 4,712                  $ 4,879

                                                      ------------------------- --------------------- --------------------------
                 Total securities held-to-maturity           $ 4,484                  $ 4,712                  $ 4,879


                                                      ------------------------- --------------------- --------------------------
                         Total securities                    $83,341                  $84,434                  $81,835
                                                      ========================= ===================== ==========================




SECURITIES MATURITY SCHEDULE

                                          1 Year and Less         1 to 5 Years            5 to 10 Years         Over 10 Years
                                       ----------------------  ---------------------  ---------------------  -------------------
Available-for-sale                       Balance     Rate        Balance     Rate        Balance     Rate      Balance    Rate
------------------
                                       ----------------------  ---------------------  ---------------------  -------------------
  U.S. Treasury                          $  0          -        $  -           -        $    0          -       $     0       -
  Federal agencies  -                       -          -         1,201       6.50%       2,992       6.01%            -       -
  State and municipal (1)                   -          -         1,624       6.31%       6,762       7.15%       22,626    7.70%
  Corporate obligations                     -          -         4,001       6.60%           -          -             -       -
  Mortgage-backed and asset-backed          -          -           240       6.24%       1,137       7.61%       35,728    6.87%
  Other securities                          -          -             -          -        1,515       5.79%        1,031    5.97%

                                       ----------------------  ---------------------  ---------------------  -------------------
           Total available-for-sale      $  0                   $7,066                 $12,406                  $59,385
                                       =========               =========              ===========            ===========


Held-to-maturity
  State and municipal (1)                $415        7.02%      $1,353       7.97%     $ 1,632       8.17%      $ 1,084    8.91%

                                       ---------               ---------              -----------            -----------
           Total held-to-maturity        $415                   $1,353                 $ 1,632                  $ 1,084
                                       =========               =========              ===========            ===========


(1) Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

The majority of the securities portfolio is comprised of federal agency securities, state municipal securities (tax-exempt), corporate obligations, and mortgage-backed and asset-backed securities.


The securities portfolio carries varying degrees of risk. Investments in U.S. Treasury securities and federal agency securities have little or no credit risk. Mortgage-backed and asset-backed securities are substantially issues of federal agencies. Obligations of states and political subdivisions and corporate securities are the areas of highest potential credit exposure in the portfolio. This risk is minimized through the purchase of high quality investments. The Corporation's investment policy requires that obligations of states and political subdivisions and corporate bonds must have a rating of A or better when purchased. The vast majority of these investments were rated A or better at December 31, 2000. The risk of non-rated municipal bonds is minimized by limiting the amounts invested and by investing in local issues. Management believes the non-rated securities in the Corporation's portfolio are of high quality. No securities of an individual issuer, excluding U.S. Government and its agencies, exceeded 10% of the Corporation's shareholders' equity as of December 31, 2000. The Corporation does not use off-balance sheet derivative financial instruments as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

Total securities were $83,341,000 and $84,434,000 as of December 31, 2000 and 1999, respectively. Although the total securities balance decreased only 1.3% during 2000, the average balance actually decreased $14,621,000, or 14.8%. This decrease in the average balance was predominately attributed to the short-term investments made in 1999 with the proceeds received in the Jasper County branch acquisition. Those proceeds were ultimately utilized in funding the Corporation's ongoing loan growth which is discussed in greater detail in the "Loans" section. Proceeds of matured or called securities during the year were reinvested into states and political subdivisions and corporate obligations sector of the portfolio in order to take advantage of the higher yields given the higher interest rate environment.


Management's security strategy includes utilizing short-term securities, adjustable rate instruments, and easily marketable securities primarily to fund the continuing growth of the loan portfolio. Tax-free and intermediate taxable bonds are used to further enhance earnings. As of December 31, 2000, approximately 94% of the total investment security portfolio was classified in the available-for-sale category, which allows flexibility in the asset/liability management function. Sell strategies are executed, on occasion, when the interest rate environment provides the opportunity to boost the overall portfolio performance. As a result of the higher interest rate environment that existed, management completed a bond swap in July 2000. Although the transaction resulted in a minimal net loss, the higher yields and additional earnings more than offset the Corporation's loss by year-end.

As of December 31, 2000 and 1999, the security portfolio held structured notes totaling $3,998,000 and $3,997,000, respectively. The investment policy has specific guidelines describing total holdings, maturity, and price volatility parameters regarding these types of security instruments. All structured notes are U.S. Government agency issues.

The change which occurred in the unrealized gain/loss on securities between 2000 and 1999 was a result of the decrease in the interest rate environment in late 2000, in conjunction with the change in the portfolio mix. Although the Corporation recorded small net losses in its investment activity during 2000 and 1999, it is not likely the Corporation will realize significant future losses in the security portfolio to satisfy loan growth or liquidity needs. The change in equity due to market value fluctuations in the available-for-sale portfolio are not used in the regulatory capital calculation. This paragraph includes forward-looking statements that are based on management's assumptions regarding future economic and business conditions. Such economic and business assumptions are inherently uncertain and subject to risk and may prove to be invalid, causing management to respond to the present circumstances and conditions.

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

Table 9 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 3 to the consolidated financial statements.


---------------------------------------------------------------------------------------------------------------------------------
                                                                Table 9 - Loans Outstanding
---------------------------------------------------------------------------------------------------------------------------------

                                                                        At December 31,
                                      -------------------------------------------------------------------------------------------

                                            2000               1999               1998               1997               1996
                                      -------------------------------------------------------------------------------------------

Commercial and agricultural               $215,087           $192,760           $115,198           $112,586            $96,276
Real estate - construction                  54,768             47,375             28,043             17,117             12,194
Real estate - mortgage                     212,190            197,181            160,655            127,574            104,547
Installment                                 50,696             51,754             49,932             54,950             54,924
Other                                        4,984                  0                  0                  0                999
                                      -------------------------------------------------------------------------------------------

  Total loans                             $537,725           $489,070           $353,828           $312,227           $268,940
                                      ===========================================================================================




                                                          Composition of loan portfolio by type at December 31,

                                            2000               1999               1998               1997               1996
                                      -------------------------------------------------------------------------------------------
Commercial and agricultural                 40.00%             39.41%             32.56%             36.06%             35.80%
Real estate - construction                  10.18%              9.69%              7.93%              5.48%              4.54%
Real estate - mortgage                      39.46%             40.32%             45.40%             40.86%             38.87%
Installment                                  9.43%             10.58%             14.11%             17.60%             20.42%
Other                                        0.93%              0.00%              0.00%              0.00%              0.37%

                                      -------------------------------------------------------------------------------------------
  Total loans                              100.0%             100.0%             100.0%             100.0%             100.0%
                                      ===========================================================================================

Much like the past four years, the Corporation continued its growth of the loan portfolio. Although actual balances rose $48,655,000, or 9.9%, during 2000, the average balances increased 16.5% from the prior year. The average balance increase was due, in large part, to the Jasper County branch acquisitions, as the excess deposits acquired in that transaction were used to fund loan growth opportunities. These loans were on the Corporation's books since the last six months of 1999.

The commercial and agricultural sector of the loan portfolio grew $22,327,000, or 11.6%, in 2000, and was the largest sector within the portfolio. Supported by the ongoing low unemployment rates, particularly in the Tippecanoe County market, the continuing growth and economic prosperity has led the increase in this category.

Real estate construction and mortgage loans grew 15.6% and 7.6%, respectively, during 2000. Many of the same reasons for the growth in the commercial and agricultural sector also apply to these two sectors of the loan portfolio. The growth and expansion in and around the Greater Lafayette area has resulted in an increasing number of construction projects, as well as new home ownership opportunities.

The Corporation also experienced home equity loan balance increases in excess of 50% during 2000.

Management believes the degree of risk assumed on any loan is commensurate with the interest rate assessed, and is thereby able to receive a higher rate of return on commercial and real estate-construction loans as compared to residential real estate loans. Although these loan types usually possess increased elements of risk, the Corporation's lending practices, policies, and procedures that are in place are intended to mitigate certain risks associated with such loans. Conversely, because of the nature of the loan, real estate mortgage and home equity loans carry a lower degree of risk.


Total installment loan balances declined 2.0% in 2000. The monitoring of the indirect automobile line of business remained a priority of management, and although net charge-offs increased for this loan type, overall installment loan charge-offs increased only $15,000, or 5.2% from last year.

In general, as loan totals have grown over the past years, the loan portfolio has remained diversified by loan type, borrower, and industry. As of December 31, 2000, there were no concentrations of credits in excess of 10.0%.


Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule of commercial and agricultural loans. Also indicated are fixed and variable rate loans maturing after one year for the same loan categories.


--------------------------------------------------------------------------------------------------------------------------------
                                                     Table 10 - Loan Liquidity
--------------------------------------------------------------------------------------------------------------------------------

                                                        Loan Maturities at December 31, 2000
                                        ----------------------------------------------------------------------------------------
                                             1 Year             1 - 5               Over 5
                                             and Less           Years               Years              Total
                                        -----------------  -----------------    ---------------   ---------------
Commercial and agricultural                 $ 92,514           $115,118             $7,455           $215,087
Real estate - construction                    32,109             21,487              1,172             54,768
                                        -----------------  -----------------    ---------------   ---------------


          Total selected loans              $124,623           $136,605             $8,627           $269,855
                                        =================  =================    ===============   ===============





Sensitivity to Changes in Interest Rates

  Fixed rates                                                  $ 24,239             $7,864
  Variable rates                                                112,366                763
                                                           -----------------    ---------------

                           Total selected loans                $136,605             $8,627
                                                           =================    ===============


                                    DEPOSITS

The Corporation offers a wide variety of deposit services to individual and commercial customers, such as noninterest-bearing and interest-bearing checking accounts, savings accounts, money market accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. Total average deposits grew $61,112,000, or 12.6%, in 2000. Influenced somewhat by the rising interest rate environment, approximately 68.5% of the total increase occurred in the time deposit category.


A three year schedule of average deposits by type, and maturities of time deposits greater than $100,000 is presented in Table 11 - Deposit Information.



--------------------------------------------------------------------------------------------------------------------------------
                                                            Table 11 - Deposit Information
--------------------------------------------------------------------------------------------------------------------------------

                                               2000                             1999                        1998
                                    --------------------------        --------------------------   --------------------------
                                     Average        Average             Average      Average        Average        Average
                                     Balance        Rate                Balance      Rate           Balance        Rate
                                    ------------  ------------        ------------  ------------   ------------  ------------
Noninterest-bearing                  $58,723            -               $51,229           -          $39,312           -
Interest-bearing demand               69,024         1.07%               62,858        1.14%          48,777        1.25%
Savings deposits                     163,182         4.45%              157,618        3.80%         108,019        4.02%
Time deposits                        256,672         5.85%              214,784        5.27%         174,959        5.69%
                                    ------------  ------------        ------------  ------------   ------------  ------------

              Total deposits        $547,601         4.20%             $486,489        3.70%        $371,067        4.02%
                                    ============  ============        ============  ============   ============  ============




                                                           Maturity Ranges of Time Deposits
                                                    with Balances of $100,000 or More at December 31,

                                                  2000                          1999                       1998
                                          ----------------------       --------------------         ----------------------
3 months or less                                        $12,730              $12,638                      $9,273
3 through 6 months                                        7,462                4,422                       4,287
6 through 12 months                                      13,108                6,372                       4,230
Over 12 months                                           20,214               15,233                      10,438
                                          ----------------------       --------------------          ----------------------
                  Total                                 $53,514              $38,665                     $28,228
                                          ======================       ====================          ======================


To provide temporary liquidity and as an alternative to borrowing federal funds, the Corporation will acquire, from time to time, large balance certificates of deposit, generally from public entities, for short-term time periods. The Corporation had such funds totaling $4,303,000, $5,514,000, and $500,000 as of December 31, 2000, 1999, and 1998, respectively.

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




-------------------------------------------------------------------------------------------------------------------
                                         Table 12 - Short-term Borrowings
-------------------------------------------------------------------------------------------------------------------


                                                                                As of December 31,
                                                                 --------------------------------------------------

                                                                     2000              1999              1998
                                                                 --------------   ---------------   ---------------

Repurchase agreements outstanding                                      $54,275           $24,645           $15,788
Treasury tax and loan open-end note                                      1,297             2,628               614
                                                                 --------------   ---------------   ---------------

                Total short-term borrowings                            $55,572           $27,273           $16,402
                                                                 ==============   ===============   ===============


Average balance of repurchase agreements
  during year                                                          $30,521           $28,428           $14,671

Maximum month-end balance of repurchase
  agreements during year                                                54,275            33,192            17,223

Weighted-average interest rate of
  repurchase agreements during year                                      5.39%             4.36%             4.47%

Weighted-average interest rate of
  repurchase agreements at end of year                                   5.76%             4.87%             4.20%




As presented in Table 12 - Short-term Borrowings, the balance of the Corporation's short-term borrowings were comprised of retail repurchase agreements and a treasury tax and loan open-end note as of December 31, 2000, 1999, and 1998. While the Corporation experienced growth in retail repurchase agreements in 2000, one customer accounted for a significant part of the increase over the prior year. This customer's account serves as a clearing-house twice annually for state funds received. After being deposited into this customer's account, these funds were distributed to other local municipalities. In the past, these funds were on deposit with the Corporation only for a short time, usually one week or less, with the funds fully distributed by the end of the year. However, as of December 31, 2000, approximately $18,000,000 remained on deposit with the Corporation and was subsequently disbursed on January 2, 2001. For the years presented, retail repurchase agreements accounted for substantially the entire balance of short-term borrowings.

The Bank is a member of the Federal Home Loan Bank of Indianapolis (FHLBI) and has the authority of the Board of Directors to borrow up to $40 million. All current and any future borrowings are secured by a blanket collateral pledge of the Bank's U.S. Government and U.S. Government agency securities, along with one-to-four family residential loans. FHLBI advances as of December 31, 2000 and 1999 were $35,737,000 and $30,027,000, respectively. The Corporation increased its net FHLBI advance borrowings during 2000 primarily to fund the continued loan growth. The attractive interest rates along with the fixed rate feature of the advances made this a more desirable source of funds, as opposed to the short-term nature of certain repurchase agreement contracts.

The Corporation executed an unsecured long-term borrowing agreement on March 15, 1999 with The Northern Trust Company, located in Chicago, Illinois. The purpose of the note was for the Corporation to contribute additional capital to the Bank in order for the Bank to acquire the Jasper county branches and maintain its well-capitalized capital status. The Corporation made a $13,000,000 capital contribution to the Bank on March 15, 1999. Under the terms of the agreement, the Corporation is required to make quarterly principal payments of $350,000, with a final balloon payment due March 31, 2006. Interest is payable monthly at an interest rate currently indexed to the federal funds rate plus an applicable margin determined by the Corporation's existing capital ratios. The note is also subject to various covenants, including a defined minimum return on average assets, tangible net worth, capital ratios, indebtedness ratio, loan loss allowance to loans ratio, and nonperforming asset ratios. Management believes the Corporation was in compliance with all covenants of the loan agreement as of December 31, 2000. The outstanding principal balance of the note payable at December 31, 2000 was $11,550,000. Additional information regarding short-term borrowings, FHLBI advances, and the note payable can be found in Note 7 and Note 8 of the consolidated financial statements.

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


The banking subsidiary's source of funding is predominantly core deposits consisting of both commercial and individual deposits, maturities of securities, repayments of loan principal and interest, federal funds purchased, securities sold under agreements to repurchase, and FHLBI advances. The deposit base is diversified between individual and commercial accounts which helps avoid dependence on large concentrations of funds. The Corporation does not solicit certificates of deposit from brokers. Table 13 - Funding Uses and Sources details the main components of cash flows for 2000 and 1999.


-------------------------------------------------------------------------------------------------------------------------------
                                                             Table 13 - Funding Uses and Sources
-------------------------------------------------------------------------------------------------------------------------------

                                                                    2000                                1999
                                               ---------------------------------------    -------------------------------------
                                                   Average        Increase/(decrease)       Average       Increase/(decrease)
                                                   Balance       Amount      Percent        Balance      Amount     Percent
                                               --------------- ----------- -----------    ------------- ---------- ------------
FUNDING USES
  Loans, total                                  $520,402         $73,820      16.53%         $446,582     $113,075     33.90%
  Taxable securities                              52,089         (14,449)    -21.72%           66,538       10,565     18.88%
  Tax-exempt securities                           34,737           1,299       3.88%           33,438       12,460     59.40%
  Interest-bearing balances with
    other financial institutions                   2,335           1,991     578.78%              344          191    124.84%
  FHLB stock                                       2,123             315      17.42%            1,808          344     23.50%
  Federal funds sold and overnight balances        7,305             105       1.46%            7,200       (3,520)   -32.84%
                                                --------------- ----------- -----------    ------------- ---------- ------------
                          Total uses            $618,991         $63,081      11.35%         $555,910     $133,115     31.48%
                                                =============== =========== ===========    ============= ========== ============

FUNDING SOURCES
  Noninterest-bearing deposits                   $58,723          $7,494      14.63%          $51,229      $11,917     30.31%
  Interest-bearing demand                         69,024           6,166       9.81%           62,858       14,081     28.87%
  Savings deposits                               163,182           5,564       3.53%          157,618       49,599     45.92%
  Time deposits                                  256,672          41,888      19.50%          214,784       39,825     22.76%
  Short-term borrowings                           32,482           2,314       7.67%           30,168       14,587     93.62%
  FHLB advances                                   26,142           2,783      11.91%           23,359        1,258      5.69%
  Note payable                                    12,423           1,560      14.36%           10,863       10,863         -

                                                --------------- ----------- -----------    ------------- ---------- ------------
                          Total sources         $618,648         $67,769      12.30%         $550,879     $142,130     34.77%
                                                =============== =========== ===========    ============= ========== ============

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

The following table represents the Corporation's projected change in NPV for the various rate shock levels as of December 31, 2000.

        ----------------------- Net Portfolio Value --------------------

         Change        Dollar          Dollar           Percentage
        in Rates       Amount          Change           Change

          + 200        $ 51,812        $ (11,183)       (17.75) %
          + 100          57,345           (5,650)        (8.97)
          Base           62,995                -             -
          - 100          68,085            5,090          8.08
          - 200          72,626            9,631         15.29

The above table indicates that as of December 31, 2000, the Corporation's estimated NPV would be expected to decrease in the event of sudden and sustained increases in prevailing interest rates. Conversely, in the event of sudden and sustained decreases in prevailing interest rates, the Corporation's estimated NPV would be expected to increase. As of December 31, 2000, the Corporation's estimated changes in NPV were within the approved guidelines established by the Board of Directors.

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

Consolidated capital amounts and ratios are presented in Table 14 - Capital Ratios. Bank capital ratios appear in Note 14 of the consolidated financial statements. In connection with the Bank's acquisition of the three Jasper County branches on March 15, 1999, the consolidated and bank-only capital levels were significantly reduced. In response, the Corporation borrowed $14,000,000 and contributed $13,000,000 of capital to the Bank in order for the Bank to maintain its well-capitalized status. As of December 31, 1999, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. However, the Corporation was categorized as undercapitalized as of December 31, 1999, as the total capital ratio was 7.99%, slightly below the 8.00% minimum. Although the Corporation's capital was slightly below the minimum at December 31, 1999, no corrective regulatory action was initiated by the banking regulatory authorities. The Corporation returned to adequately capitalized status as of March 31, 2000 and has maintained that status through December 31, 2000, and management anticipates maintaining its adequately capitalized status for the foreseeable future. The statement in this paragraph relating to the Corporation maintaining its adequately capitalized status is a forward-looking statement which may or may not be accurate due to the impossibility of predicting future economic and business events, including the ability of the Corporation to raise additional capital, if needed, as well as other factors that are beyond the control of the Corporation.


Exclusive of the effect of the unrealized gains/losses on securities component, which is driven by the interest rate environment, the Corporation's shareholders' equity increased $5,323,000, or 11.1% in 2000 compared to the $5,085,000, or 11.9% increase posted in 1999. The amount of dividends paid by the Corporation was increased to $1,706,000 in 2000. Management's effort to increase the value and return of each shareholder's investment in the Corporation is reflected by the increased dollar dividend payout, in addition to the stock splits and dividends declared in the past few years.

At December 31, 2000, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Corporation's consolidated liquidity, capital resources or operations.


--------------------------------------------------------------------------------------------------------------------------
                                  Table 14 - Capital Ratios
--------------------------------------------------------------------------------------------------------------------------

                                              At December 31,
                                            2000          1999
                                      --------------- -------------
Tier 1 capital
  Shareholders' equity                      $52,801       $45,785
  Less:  Intangibles                        (13,007)      (13,737)
         Net unrealized losses on
         available-for-sale equity securities   (14)            -
  Add:  Unrealized loss on securities           263         1,956
                                       -------------- -------------
  Total Tier 1 capital                      $40,043       $34,004
                                       ============== =============

Total risk-based capital
  Tier 1 capital                            $40,043       $34,004
  Allowance for loan losses                   5,071         4,618
                                       -------------- -------------
  Total risk-based capital                  $45,114       $38,622
                                       ============== =============

Risk weighted assets                       $541,362      $483,307
                                       ============== =============
Average assets, fourth quarter             $692,178      $627,045
                                       ============== =============

Risk-based ratios
  Tier 1                                       7.40%         7.04%
                                       ============== =============
  Total risk-based capital                     8.33%         7.99%
                                       ============== =============

Leverage Ratios                                5.79%         5.42%
                                       ============== =============


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

                            LAFAYETTE BANCORPORATION
                               Lafayette, Indiana

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998






                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS

     CONSOLIDATED STATEMENTS OF INCOME

     CONSOLIDATED STATEMENTS OF CHANGES IN
       SHAREHOLDERS' EQUITY

     CONSOLIDATED STATEMENTS OF CASH FLOWS

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Lafayette Bancorporation
Lafayette, Indiana


We have audited the accompanying consolidated balance sheets of Lafayette Bancorporation as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lafayette Bancorporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.




                                  /s/Crowe, Chizek and Company LLP
                                  Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 25, 2001

                            LAFAYETTE BANCORPORATION

--------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999
                          (Dollar amounts in thousands)

-----------------------------------------------------------------------------------------------------------------------------



                                                                                           2000            1999
                                                                                           ----            ----
                                     ASSETS

Cash and due from banks                                                               $     26,452     $     28,287
Interest-bearing deposits in other financial institutions                                   21,820               83
Federal funds sold                                                                          25,200            2,200
                                                                                      ------------     ------------

     Total cash and cash equivalents                                                        73,472           30,570

Securities available-for-sale                                                               78,857           79,722
Securities held-to-maturity (fair value
  $4,580 and $4,709)                                                                         4,484            4,712
Loans held for sale                                                                          5,949            3,174
Loans                                                                                      537,725          489,070
Less:  Allowance for loan losses                                                            (5,071)          (4,618)
                                                                                      ------------     ------------
     Net loans                                                                             532,654          484,452

FHLB stock, at cost                                                                          2,200            1,897
Premises, furniture and equipment, net                                                      11,353           10,583
Intangible assets                                                                           13,007           13,747
Accrued interest receivable and other assets                                                19,171           16,292
                                                                                      ------------     ------------

         Total assets                                                                 $    741,147     $    645,149
                                                                                      ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Noninterest-bearing deposits                                                     $     70,866     $     63,206
     Interest-bearing demand and savings deposits                                          230,984          229,302
     Interest-bearing time deposits                                                        276,447          229,739
                                                                                      ------------     ------------
         Total deposits                                                                    578,297          522,247

     Short-term borrowings                                                                  55,572           27,273
     FHLB advances                                                                          35,737           30,027
     Note payable                                                                           11,550           12,950
     Accrued interest payable and other liabilities                                          7,190            6,867
                                                                                      ------------     ------------
         Total liabilities                                                                 688,346          599,364

Shareholders' equity
     Common stock, no par value:  5,000,000 shares
       authorized; 3,953,616 and 3,586,140 shares issued and outstanding                     3,954            3,586
     Additional paid-in capital                                                             38,024           32,886
     Retained earnings                                                                      11,086           11,269
     Accumulated other comprehensive income                                                   (263)          (1,956)
                                                                                      ------------     ------------
         Total shareholders' equity                                                         52,801           45,785
                                                                                      ------------     ------------

              Total liabilities and shareholders' equity                              $    741,147     $    645,149
                                                                                      ============     ============

See accompanying notes to consolidated financial statements

                        CONSOLIDATED STATEMENTS OF INCOME

                  Years ended December 31, 2000, 1999 and 1998

              (Dollar amounts in thousands, except per share data)

-------------------------------------------------------------------------------------------------------------------------------


                                                                          2000             1999            1998
                                                                          ----             ----            ----
Interest income
     Loans, including related fees                                    $     46,620    $     38,520     $     29,810
     Taxable securities                                                      3,318           3,831            3,217
     Tax exempt securities                                                   1,664           1,529              991
     Other                                                                     784             510              707
                                                                      ------------    ------------     ------------
         Total interest income                                              52,386          44,390           34,725

Interest expense
     Deposits                                                               23,016          18,024           14,906
     Short-term borrowings                                                   1,773           1,358              712
     Other borrowings                                                        2,616           2,161            1,345
                                                                      ------------    ------------     ------------
         Total interest expense                                             27,405          21,543           16,963
                                                                      ------------    ------------     ------------

Net interest income                                                         24,981          22,847           17,762

Provision for loan losses                                                    1,200           1,060              980
                                                                      ------------    ------------     ------------

Net interest income after provision for loan losses                         23,781          21,787           16,782

Noninterest income
     Fiduciary activities                                                    1,187           1,134              964
     Service charges on deposit accounts                                     1,880           1,581            1,309
     Net realized gain/(loss) on securities                                    (12)           (144)               6
     Net gain on loan sales                                                    659             942            1,255
     Other service charges and fees                                          1,042             923              727
     Investment product commissions                                            758             318              357
     Other                                                                     311             371              298
                                                                      ------------    ------------     ------------
         Total noninterest income                                            5,825           5,125            4,916

Noninterest expense
     Salaries and employee benefits                                         10,681           9,836            8,206
     Occupancy, net                                                          1,247           1,073              891
     Equipment                                                               1,731           1,314            1,054
     Intangible amortization                                                   740             597               81
     Other                                                                   4,777           4,714            3,378
                                                                      ------------    ------------     ------------
         Total noninterest expenses                                         19,176          17,534           13,610
                                                                      ------------    ------------     ------------

Income before income taxes                                                  10,430           9,378            8,088

Income taxes                                                                 3,514           3,027            2,711
                                                                      ------------    ------------     ------------

Net income                                                            $      6,916    $      6,351     $      5,377
                                                                      ============    ============     ============



Basic earnings per share                                              $       1.75    $       1.61     $       1.36
                                                                      ============    ============     ============

Diluted earnings per share                                            $       1.74    $       1.57     $       1.34
                                                                      ============     ===========     ============

See accompanying notes to consolidated financial statements

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  Years ended December 31, 2000, 1999 and 1998

              (Dollar amounts in thousands, except per share data)

------------------------------------------------------------------------------------------------------------------------------

                                                                             Accumulated
                                               Additional                       Other                     Total
                                   Common        Paid-in      Retained      Comprehensive  Treasury    Shareholders'
                                    Stock        Capital      Earnings         Income        Stock       Equity
                                -----------    -----------   -----------   -----------   -----------    -----------
Balance, January 1, 1998        $   2,174      $  24,555     $  11,927      $     (90)     $   (97)     $  38,469
    Comprehensive income
      Net income                                                 5,377                                      5,377
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                          48                         48
                                                                                                        ---------
          Total comprehensive
            income                                                                                          5,425

    Issue 2,825 shares under
     stock option plan                   2            67                                                       69
    10% Stock dividend,
      217,640 shares                   218         7,998        (8,216)                                         -
    Cash dividends
      ($.34 per share)                                          (1,341)                                    (1,341)
    Purchase 188 treasury shares                                                                (8)            (8)
                                -----------    -----------   -----------   -----------   -----------    -----------
Balance, December 31, 1998           2,394        32,620         7,747            (42)        (105)        42,614
    Comprehensive income
      Net income                                                 6,351                                      6,351
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                     (1,914)                     (1,914)
                                                                                                        -----------
          Total comprehensive
            income                                                                                          4,437

    Issue 11,884 shares under
     stock option plan                  12            266                                                     278
    3-2 stock split,
      1,200,738 shares               1,201                      (1,201)                                         -
    Cash dividends
      ($.39 per share)                                          (1,540)                                    (1,540)
    Purchase 105 treasury shares                                                                (4)            (4)
    Retire 20,517 treasury shares      (21)                        (88)                        109              -
                                -----------    -----------   -----------   -----------   -----------    -----------
Balance, December 31, 1999           3,586         32,886       11,269        (1,956)            -         45,785
    Comprehensive income
      Net income                                                 6,916                                      6,916
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                     1,693                        1,693
                                                                                                        -----------
          Total comprehensive income                                                                        8,609

    Issue 8,448 shares under
     stock option plan                   9            108                                                     117
    10% Stock dividend
     359,043 shares                    359          5,030       (5,393)                                        (4)
    Cash dividends
     ($.43 per share)                                           (1,706)                                    (1,706)
                                -----------    -----------   -----------   -----------   -----------    -----------

BALANCE, DECEMBER 31, 2000         $ 3,954       $ 38,024     $ 11,086       $  (263)          $ -       $ 52,801
                                ===========    ===========   ===========   ===========   ===========    ===========

See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 2000, 1999 and 1998

                          (Dollar amounts in thousands)

-------------------------------------------------------------------------------------------------------------------------


                                                                           2000              1999               1998
                                                                           ----              ----               ----
                      CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                       $   6,916          $  6,351          $   5,377
     Adjustments to reconcile net income to net
       cash from operating activities
         Depreciation                                                     1,339               948                646
         Net amortization                                                   722               726                311
         Provision for loan losses                                        1,200             1,060                980
         Net realized (gain)/loss on securities                              12               144                 (6)
         Net realized (gain) loss on sale of
              other real estate                                              (5)                -                (43)
         Change in assets and liabilities
              Loans originated for sale                                 (56,201)          (67,547)           (86,291)
              Loans sold                                                 53,426            74,459             83,845
              Accrued interest receivable
                and other assets                                         (4,410)           (1,947)            (1,402)
              Accrued interest payable
                and other liabilities                                       323             1,314                446
                                                                      ------------     ------------       ------------
                  Net cash from operating activities                      3,322            15,508               3,863

Cash flows from investing activities
     Change in interest-bearing balances with
         other financial institutions                                         -                671               (671)
     Purchase of securities available-for-sale                          (86,815)          (172,049)           (54,270)
     Proceeds from sales of securities available-for-sale                82,375             56,027              3,592
     Proceeds from maturities of securities
       available-for-sale                                                 8,119            109,826             40,176
     Purchase of securities held-to-maturity                                  -             (2,000)            (2,532)
     Proceeds from maturities of securities
       held-to-maturity                                                     229              2,160              2,906
     Loans made to customers, net of payments collected                 (49,452)           (78,085)           (41,804)
     Purchase of Federal Home Loan Bank stock                              (303)              (358)              (297)
     Property and equipment expenditures                                 (2,109)            (3,578)            (2,416)
     Proceeds from sales of other real estate                               470                  -                251
                                                                      ------------     ------------       ------------
         Net cash from investing activities                             (47,486)           (87,386)           (55,065)




See accompanying notes to consolidated financial statements

                            LAFAYETTE BANCORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                  Years ended December 31, 2000, 1999 and 1998
                          (Dollar amounts in thousands)

-------------------------------------------------------------------------------------------------------------------------------

                                                                           2000             1999           1998
                                                                           ----             ----           ----
Cash flows from financing activities
     Net change in deposit accounts                                   $  56,050         $  9,686       $  40,351
     Cash received in branch acquisition for
       liabilities assumed, net of assets acquired                            -           45,266               -
     Net change in short-term borrowings                                 28,299           10,871          (3,970)
     Proceeds from other borrowings                                      22,000           30,000           4,800
     Payments on other borrowings                                       (17,690)         (10,877)           (832)
     Common stock issued                                                    117              278              69
     Dividends paid                                                      (1,706)          (1,540)         (1,341)
     Purchase of fractional shares from stock dividend                       (4)               -               -
     Purchase of treasury stock                                               -               (4)             (8)
                                                                      ------------    ------------     ------------
         Net cash from financing activities                              87,066           83,680          39,069
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                  42,902           11,802         (12,133)

Cash and cash equivalents at beginning of year                           30,570           18,768          30,901
                                                                      ------------    ------------     ------------

Cash and cash equivalents at end of year                              $  73,472       $   30,570       $  18,768
                                                                      ============    ============     ============

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest                                                     $  26,882       $   20,765       $  16,824
         Income taxes                                                     3,405            3,168           2,939

Non-cash investing and financing activities
     Loans transferred to other real estate                           $      50       $      465       $       -
     See also Note 18 regarding 1999 branch acquisition.


See accompanying notes to consolidated financial statements

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
              (Dollar amounts in thousands, except per share data)

  ---------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Lafayette Bancorporation (Corporation) and its wholly owned subsidiary, Lafayette Bank and Trust Company (Bank), after elimination of significant intercompany transactions and accounts.


The  Corporation  provides  financial  services  to  its  customers,   primarily
commercial and retail banking and trust services, with operations conducted through its main office and 16 branches located in Tippecanoe, White, and Jasper Counties in Indiana. The majority of the Corporation's revenue is derived from commercial and retail business lending activities and investments. Although the overall loan portfolio is diversified, the economy of Tippecanoe County is heavily dependent on Purdue University, one of the area's largest employers, and the economy of White and Jasper County is heavily dependent on the agricultural industry. The majority of the Bank's loans are secured by specific items of collateral including business assets, real property and consumer assets.


Use of Estimates: Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ from these estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the fair value of securities and other financial instruments, and the determination and carrying value of impaired loans.

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Industry Segments: Internal financial information is primarily reported and aggregated in three lines of business, banking, mortgage banking and trust services.

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect on the financial statements.

Reclassifications:   Some  items  in  the  prior   financial   statements   were
reclassified to conform to the current presentation.

NOTE 2 - SECURITIES

The amortized cost and fair values of securities are as follows at December 31, 2000:

                                                                       Gross          Gross
                                                    Amortized       Unrealized     Unrealized          Fair
                                                      Cost             Gains         Losses            Value
SECURITIES AVAILABLE-FOR-SALE

     U.S. Government and its agencies            $      4,201    $         10     $        (18)   $      4,193
     Obligations of states and political
       subdivisions                                    30,880             418             (286)         31,012
     Corporate obligations                              3,953              48                -           4,001
     Mortgage-backed and other
       asset-backed securities                         37,699              58             (652)         37,105
     Other securities                                   2,560             515             (529)          2,546
                                                 ------------    ------------     ------------    ------------

                                                 $     79,293    $      1,049     $     (1,485)   $     78,857
                                                 ============    ============     ============    ============

Securities Held-to-Maturity

     Obligations of states and political
       subdivisions                              $      4,484    $         98     $         (2)   $      4,580
                                                 ============    ============     ============    ============

The amortized cost and fair values of securities are as follows at December 31, 1999:

                                                                       Gross          Gross
                                                    Amortized       Unrealized     Unrealized          Fair
                                                      Cost             Gains         Losses            Value
SECURITIES AVAILABLE-FOR-SALE

     U.S. Government and its agencies            $      5,207    $          -     $       (202)   $      5,005
     Obligations of states and political
       subdivisions                                    28,785              10           (1,527)         27,268
     Corporate obligations                              2,000               -              (27)          1,973
     Mortgage-backed and other
       asset-backed securities                         44,402              35           (1,549)         42,888
     Other securities                                   2,567              21                -           2,588
                                                 ------------    ------------     ------------    ------------

                                                 $     82,961    $         66     $     (3,305)   $     79,722
                                                 ============    ============     ============    ============

Securities Held-to-Maturity

     Obligations of states and political
       subdivisions                              $      4,712    $         40     $        (43)   $      4,709
                                                 ============    ============     ============    ============

Gross gains of $2, $35 and $6 and gross losses of $14, $179 and $0 were realized on sales of securities available-for-sale in 2000, 1999 and 1998.

The amortized cost and estimated market value of securities at December 31, 2000, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately.

                                                      Available-for-Sale                Held-to-Maturity

                                                   Amortized          Fair          Amortized          Fair
                                                     Cost             Value           Cost             Value

     Due in 1 year or less                       $          -    $          -     $        415    $        415
     Due after 1 year through
       5 years                                          6,805           6,826            1,353           1,394
     Due after five years through
       10 years                                        10,730          10,754            1,632           1,686
     Due after 10 years                                24,059          24,172            1,084           1,085
                                                 ------------    ------------     ------------    ------------
         Subtotal                                      41,594          41,752            4,484           4,580
     Mortgage-backed and other asset-
       backed securities                               37,699          37,105                -               -
                                                 ------------    ------------     ------------    ------------

         Total                                   $     79,293    $     78,857     $      4,484    $      4,580
                                                 ============    ============     ============    ============

Securities with a carrying value of $57,405 and $28,206 at December 31, 2000 and 1999 were pledged to secure public deposits and repurchase agreements. See Note 8 regarding additional securities pledges.

At December 31, 2000 and 1999, mortgage-backed securities include collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's) with an amortized cost of $17,295 and $20,256 and fair value of $16,753 and $19,144, all of which are issued by U.S. Government agencies. At December 31, 2000 and 1999, approximately $8,481 and $8,432 are variable rate, with the remainder fixed rate.

NOTE 3 - LOANS

Loans are comprised of the following as of December 31:

                                                                                      2000             1999
                                                                                      ----             ----

     Commercial and agricultural loans                                            $    215,087    $    192,760
     Real estate construction                                                           54,768          47,375
     Residential real estate loans                                                     212,190         197,181
     Installment loans to individuals                                                   50,696          51,754
     Commercial paper                                                                    4,984               -
                                                                                  ------------    ------------

         Total                                                                    $    537,725    $    489,070
                                                                                  ============    ============

Non-performing loans consist of the following at December 31:

                                                                                      2000             1999
                                                                                      ----             ----

     Loans past due 90 days or more                                               $      1,052    $        584
     Non-accrual loans                                                                   2,718             622
     Restructured loans                                                                     55             114
                                                                                  ------------    ------------

         Total                                                                    $      3,825    $      1,320
                                                                                  ============    ============

Information regarding impaired loans is as follows:
                                                                                      2000             1999
                                                                                      ----             ----
     Year-end impaired loans
         With no allowance for loan losses allocated                              $         25    $         70
         With allowance for loan losses allocated                                        5,151             576
     Amount of the allowance allocated                                                   1,658             151

     Average balance of impaired loans during the year                                   2,885             697
     Interest income recognized during impairment                                           55               3
     Cash-basis interest income recognized                                                  41               3

The Bank had $34 and $14 of loans on non-accrual at December 31, 2000 or 1999 that management did not deem to be impaired.

Certain directors and officers of the Corporation and Bank were customers of the Bank in the ordinary course of business. Loan activity with these related parties is as follows:


     Balance as of January 1, 2000                  $        989
     Change in persons included                                -
     New loans                                               231
     Loan payments                                          (310)
                                                     ------------
     Balance as of December 31, 2000                $        910
                                                     ============


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                                      2000            1999             1998
                                                                      ----            ----             ----

     Balance, January 1                                          $      4,618     $      4,241    $      3,464
     Provision charged to operations                                    1,200            1,060             980
     Loans charged-off                                                   (877)            (829)           (411)
     Recoveries on loans previously charged-off                           130              146             208
                                                                 ------------     ------------    ------------

     Balance, December 31                                        $      5,071     $      4,618    $      4,241
                                                                 ============     ============    ============


NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

A summary of premises, furniture and equipment by major category follows:

                                                                                      2000             1999
                                                                                      ----             ----

     Land                                                                         $        870    $        870
     Buildings and improvements                                                          8,782           8,468
     Leasehold improvements                                                              1,786           1,296
     Furniture and equipment                                                             9,781           9,922
                                                                                  ------------    ------------
         Total                                                                          21,219          20,556
     Accumulated depreciation                                                           (9,866)         (9,973)
                                                                                  ------------    ------------

     Premises, furniture and equipment, net                                       $     11,353    $     10,583
                                                                                  ============    ============

NOTE 6 - INTEREST-BEARING TIME DEPOSITS

Time deposits of $100 or greater totaled $53,514 and $38,665 at December 31, 2000 and 1999.

At December 31, 2000, the scheduled maturities of time deposits are as follows:

                  2001                     $    147,135
                  2002                           89,613
                  2003                           34,173
                  2004                            2,633
                  2005                            2,401
                  Thereafter                        492
                                            ------------
           Total                           $    276,447
                                            ============


NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings are comprised of the following at year-end:

                                                                                      2000             1999
                                                                                      ----             ----

     Balance of repurchase agreements outstanding                                 $     54,275    $     24,645
     Balance of treasury tax and loan open-end note                                      1,297           2,628
                                                                                  ------------    ------------

         Total short-term borrowings                                              $     55,572    $     27,273
                                                                                  ============    ============

At December 31, 2000 and 1999, the Corporation had $1,054 and $240 in related party repurchase agreements.

NOTE 8 - FHLB ADVANCES AND NOTE PAYABLE

FHLB advances and note payable outstanding at December 31 consist of the following:

                                                                                      2000             1999
                                                                                      ----             ----
     Federal  Home  Loan  Bank  advances;  annual  principal  payments;  various maturities  with final maturity May 15, 2008;  interest  payable monthly at various  fixed  interest  rates  from  5.45% - 6.82%;  secured by a blanket pledge of the Bank's obligations of the U.S. Government and U.S. Government agencies and one-to-four family residential mortgage loans. $ 8,737 $ 9,527

     Federal Home Loan Bank advances; principal callable one year from date of advance and quarterly thereafter, otherwise, principal payments due at maturity, with final maturities in 2002 and 2010; interest payable monthly at various fixed interest rates from 4.98%-6.20%; secured by a blanket pledge of the Bank's obligations of the U.S. Government and U.S. Government agencies and one-to-four family residential mortgage loans. 27,000 20,500

         Total FHLB advances                                                            35,737          30,027

Note payable to Northern Trust  Company;  quarterly  principal  payments of $350 required;  matures March 31, 2006;  interest payable monthly at a variable rate, which is  currently  8.28%  based on the Federal  Funds rate plus an  applicable margin  based  on the  Corporation's  existing  capital  ratios;  obligation  is unsecured but subject to various covenants,  including defined minimum return on average  assets,  tangible net worth,  capital  ratios,  loan loss  allowance to non-performing loans ratio, and maximum  non-performing assets. At year-end, the
Corporation was in compliance with all covenants. 11,550 12,950
                                                                                  ------------    ------------

         Total                                                                    $     47,287      $   42,977
                                                                                  ------------    ------------

Annual principal payments required are as follows:

                     2001                  $      2,155
                     2002                         7,399
                     2003                         4,426
                     2004                         1,479
                     2005                         1,485
                     Thereafter                  30,343
                                            ------------
  Total FHLB advances and note payable     $     47,287
                                            ============

NOTE 9 - EMPLOYEE BENEFIT PLANS

The following sets forth the defined benefit pension plan's funded status and amount recognized in the balance sheet at December 31 (amounts computed as of September 30, 2000 and 1999):

                                                                                  2000               1999
                                                                                  ----               ----
     Change in benefit obligation:
         Beginning benefit obligation                                        $        12,626    $       12,240
         Service cost                                                                    783               647
         Interest cost                                                                   928               812
         Actuarial (gain) loss                                                          (503)             (648)
         Benefits paid                                                                  (520)             (425)
                                                                             ---------------    --------------
         Ending benefit obligation                                                    13,314            12,626

     Change in plan assets, at fair value:
         Beginning plan assets                                                        16,603            15,199
         Actual return                                                                   258             1,829
         Employer contribution                                                             -                 -
         Benefits paid                                                                  (520)             (425)
                                                                             ---------------    --------------

         Ending plan assets                                                           16,341            16,603
                                                                             ---------------    --------------

     Funded status                                                                     3,027             3,977
     Unrecognized net actuarial (gain) loss                                             (382)           (1,134)
     Unrecognized prior service cost                                                      19                20
     Unrecognized transition asset                                                      (631)             (782)
                                                                             ---------------    --------------

     Prepaid benefit cost                                                    $         2,033    $        2,081
                                                                             ===============    ==============

The components of pension expense and related actuarial assumptions were as follows.

                                                               2000               1999               1998
                                                               ----               ----               ----

     Service cost                                          $          783    $           647    $          612
     Interest cost                                                    928                812               803
     Expected return on plan assets                                (1,513)            (1,386)           (1,341)
     Amortization of prior service cost                                 2                  2                 2
     Amortization of transition asset                                (151)              (151)             (151)
                                                           --------------    ---------------    --------------

                                                           $           49    $           (76)   $          (75)
                                                           ==============    ===============    ==============

     Discount rate on benefit obligation                              7.50%             7.50%             6.75%
     Long-term expected rate of return
       on plan assets                                                 9.25              9.25              9.25
     Rate of compensation increase                                    4.00              4.00              4.00

At December 31, 2000 and 1999, the plan's assets include Lafayette Bancorporation common stock of $582 and $1,028. At December 31, 2000 and 1999 the plan's assets also included Lafayette Bank and Trust Company certificates of deposit of $436 and $421.

The Bank maintains a retirement savings plan covering substantially all employees. The plan requires employees to complete one year of service and be 21 years of age before entering the plan. The plan allows for Bank contributions at an annually determined matching percentage of the first 4% of employee salary contributions, as well as an annual discretionary contribution. Total 401(k) contributions charged to expense were $161, $140 and $116 for 2000, 1999 and 1998.

The Bank maintains a deferred compensation plan for the benefit of certain directors. Under the plan, the Bank agrees, in return for the directors deferring the receipt of a portion of their current compensation, to pay a retirement benefit computed as the amount of the compensation deferred plus accrued interest at a variable rate. Accrued benefits payable totaled $1,289 and $1,049 at December 31, 2000 and 1999. Deferred compensation expense was $106 for 2000, and $90 for 1999 and 1998. In conjunction with the plan formation, the Bank purchased life insurance on the directors. In November 2000 the Bank purchased $2,995 in additional life insurance coverage. The cash surrender value of that insurance is carried as an other asset on the consolidated balance sheet, and was approximately $6,834 and $3,678 at December 31, 2000 and 1999.


NOTE 10 - POSTRETIREMENT BENEFITS

The Bank sponsors a postretirement benefit plan which provides defined medical benefits. Retirees contribute an amount equal to their individual applicable premium to provide the coverage, less 30%, which is paid monthly by the Bank. Retirees must pay 100% of medical premiums for all dependent coverage. The plan is not funded and has no assets.

The following sets forth the plan's benefit obligation and amounts recognized in the balance sheet at December 31:

                                                                                      2000             1999
                                                                                      ----             ----
     Change in postretirement benefit obligation:
         Beginning benefit obligation                                             $        550    $        494
         Unrecognized net actuarial (gain) loss                                           (159)              -
         Service cost                                                                       35              31
         Interest cost                                                                      38              34
         Benefits paid, net                                                                (10)             (9)
                                                                                  ------------    ------------

         Ending benefit obligation                                                         454             550

     Unrecognized net gain                                                                 302             153
                                                                                  ------------    ------------

     Accrued benefit obligation                                                   $        756    $        703
                                                                                  ============    ============


Components of net periodic postretirement benefit cost as of December 31:


                                                                      2000            1999             1998
                                                                      ----            ----             ----

     Service cost                                                $         35     $         31    $         28
     Interest cost                                                         38               34              31
     Amortization of unrecognized gain                                    (10)             (11)            (14)
                                                                 ------------     ------------    ------------

         Benefit cost                                            $         63     $         54    $         45
                                                                 ============     ============    ============



For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed was 8% for 2000, and 11.5% for 1999 and 1998, with the rate assumed to decrease to 6% over the next two years in the 2000 calculation, and to 5.5% over the next two years in the 1999 and 1998 calculation. The health care cost trend is a significant assumption. However, either an increase or decrease in the assumed health care cost trend rates by 1% in each year would affect the accumulated postretirement benefit obligation as of December 31, 2000 and the aggregate service and interest cost components of net periodic postretirement benefit cost for the year then ended by amounts not considered to be material.


The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 8% for 2000, and 7% for 1999 and 1998.

NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN


The Corporation maintains an Officers' Stock Appreciation Rights Plan for granting rights to certain officers, under which all available rights have been granted. Upon exercise of a stock appreciation right, the holder may receive cash equal to the excess of the fair market value of common stock at the date of exercise over the option price. Stock appreciation rights are vested at 20% per year and must be exercised within 10 years of grant. The plan expires May 2002. Granted rights outstanding were fully vested and consisted of 38,105 at an option price of $3.66 for 2000, and 54,605 at an option price of $3.66 for 1999. In 2000, 16,500 rights were exercised when the fair market value was $23.18 per share. In 1999, 18,150 rights were exercised when the fair market value was $24.62 per share. The aforementioned amounts of rights and prices are adjusted for stock dividends and splits. Compensation expense (benefit) charged to operations in 2000, 1999 and 1998 was ($376), $14 and $450 and is based on an increase (decrease) in market value. The liability at December 31, 2000 and 1999 was $356 and $1,053.


The Corporation has established two nonqualified stock option plans to provide stock options to directors and key members of management. One plan was adopted in 1995 ("1995 Plan") and the other in 1998 ("1998 Plan"). There are no shares of common stock remaining available for grant under the 1995 Plan. The total number of shares of common stock remaining available for grant to directors and management under the 1998 Plan is 4,967 and 37,675, respectively. All shares for both plans were available for grant at a price equal to the market price of the stock at the date of grant.

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

A summary of the Corporation's stock option activity, and related information for the years ended December 31, follows (adjusted for stock dividends and splits):

                                                 ----------2 0 0 0---------         -----------1 9 9 9------------
                                                                  Weighted                              Weighted
                                                                   Average                               Average
                                                                  Exercise                              Exercise
                                                    Options         Price              Options            Price

Outstanding beginning of year                        215,337    $      13.75            227,427    $        12.89
Granted                                               20,075           15.23             14,834             24.70
Exercised                                             (9,144)          11.37            (17,166)            11.26
Forfeited                                             (8,441)          15.69             (9,758)            14.72
                                                 -----------    ------------        -----------    --------------

Outstanding end of year                              217,827    $      13.91            215,337    $        13.75
                                                 ===========    ============        ===========    ==============

Exercisable at end of year                           159,867    $      12.94            134,309    $        12.00
                                                 ===========    ============        ===========    ==============

Weighted average fair value per
  option granted during the year                 $     2.19                         $      3.98


Options outstanding at December 31, 2000 include 169,479 with exercise prices ranging from $10.39 to $15.23 (weighted average exercise price of $11.77) and a weighted average remaining life of 6.23 years; and 48,348 with exercise prices ranging from $17.63 to $24.70 (weighted average exercise price of $21.40) and a weighted average remaining life of 8.27 years. Options exercisable at December 31, 2000 include 127,791 with exercise prices ranging from $10.39 to $13.34 (weighted average exercise price of $11.07); and 32,076 with exercise prices ranging from $17.63 to $24.70 (weighted average exercise price of $20.39).


Pro forma information regarding net income and earnings per share has been determined as if the Corporation had accounted for its stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years 2000, 1999 and 1998, respectively: risk-free interest rates of 6.7%, 5.4% and 5.6%; dividend yields of 3% for 2000 and 2% for 1999 and 1998, respectively; volatility factors of the expected market price of the Corporation's common stock of .24, .13 and .16; and a weighted average expected life of the options of five years for management options and two years for directors' options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Corporation's pro forma information follows (in thousands except for earnings per share information):

                                                                      2000            1999             1998
                                                                      ----            ----             ----

     Pro forma net income                                        $      6,859     $     6,270     $      5,242
     Pro forma earnings per share
         Basic                                                   $       1.74     $      1.59     $       1.33
         Diluted                                                 $       1.72     $      1.55     $       1.30

In future years, the pro forma effect of not applying this standard may increase if additional options are granted.


NOTE 12 - INCOME TAXES

Income taxes consist of the following:

                                                                      2000            1999             1998
                                                                      ----            ----             ----

     Currently payable                                           $      3,498     $      3,004    $      3,085
     Deferred income taxes (benefit)                                        3              (50)           (385)
     Non-qualified stock option benefit
        allocated to additional paid-in capital                            13               73              11
                                                                 ------------     ------------    ------------


         Total                                                   $      3,514     $      3,027    $      2,711
                                                                 ============     ============    ============

The following is a reconciliation of statutory federal income taxes and the amount computed by applying the statutory rate of 34% to income before income taxes:


                                                                      2000            1999             1998
                                                                      ----            ----             ----

     Statutory rate applied to income before
       income taxes                                              $      3,546     $      3,188    $      2,750
     Add/(deduct)
         Tax exempt interest income                                      (486)            (430)           (337)
         State tax expense (net of federal benefit)                       474              417             358
         Other                                                            (20)            (148)            (60)
                                                                 ------------     ------------    ------------

              Total                                              $      3,514     $      3,027    $      2,711
                                                                 ============     ============    ============

The net deferred tax asset reflected in the consolidated balance sheet is comprised of the following components as of December 31:

                                                                                      2000             1999
                                                                                      ----             ----
     Deferred tax assets
         Allowance for loan losses                                                $      1,380    $      1,053
         Accrued stock appreciation rights                                                 139             417
         Accrued post-retirement benefit obligation                                        426             372
         Deferred compensation                                                             470             381
         Deferred loan fees                                                                 57              42
         Net unrealized loss on securities available-for-sale                              173           1,283
                                                                                  ------------    ------------
              Total tax assets                                                           2,645           3,548

     Deferred tax liabilities
         Depreciation                                                                     (341)           (280)
         Net pension benefit                                                              (795)           (825)
         Intangible asset amortization                                                    (186)            (93)
         Other                                                                            (248)           (162)
                                                                                  ------------    ------------
              Total deferred tax liabilities                                            (1,570)         (1,360)

     Valuation allowance                                                                     -               -
                                                                                  ------------    ------------

         Net deferred tax asset                                                   $      1,075    $      2,188
                                                                                  ============    ============


NOTE 13 - PER SHARE DATA

The following table illustrates the computation of basic and diluted earnings per share. Weighted average shares outstanding have been restated for all periods for stock splits and dividends.

                                                                2000               1999               1998
                                                                ----               ----               ----
Basic earnings per share
     Net income                                            $        6,916    $         6,351    $        5,377
     Weighted average shares outstanding                        3,950,297          3,940,024         3,940,123
                                                           --------------    ---------------    --------------

         Basic earnings per share                          $         1.75    $         1.61     $         1.36
                                                           ==============    ==============     ==============
Diluted earnings per share
     Net income                                            $        6,916    $         6,351    $        5,377
     Weighted average shares outstanding                        3,950,297          3,940,024         3,940,123
     Diluted effect of assumed exercise

       of stock options                                            35,224             94,364            87,137
                                                           --------------    ---------------    --------------
         Diluted average shares outstanding                     3,985,521          4,034,388         4,027,260
                                                           --------------    ---------------    --------------


Diluted earnings per share                                 $         1.74    $         1.57     $         1.34
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

On March 12, 1999 the Corporation's wholly-owned subsidiary bank acquired three branches in Jasper County, Indiana. As a result of this transaction consolidated and bank-only capital levels were reduced. The Corporation borrowed $14,000 and contributed $13,000 to the Bank in order for the bank to maintain its well-capitalized status. As of December 31, 2000, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. The Corporation was categorized as undercapitalized as of December 31, 1999, as the total capital ratio was slightly below the minimum required level for capital adequacy purposes. The Corporation returned to adequately capitalized status as of March 31, 2000 and has maintained that status through December 31, 2000. Although the Corporation's capital was slightly below the minimum at December 31, 1999, no corrective regulatory action was initiated by the banking regulatory authorities and management anticipates maintaining its adequately capitalized status in the foreseeable future.

The actual capital amounts and ratios are presented in the following table (in millions) for the Corporation and the Bank.

                                                                                           Minimum Required To
                                                                  Minimum Required         Be Well-Capitalized
                                                                     For Capital         Under Prompt Corrective
                                                Actual            Adequacy Purposes        Action Regulations
                                            Amount   Ratio         Amount     Ratio          Amount     Ratio
2000

Total capital to risk weighted assets
         Consolidated                     $    45.1      8.33%       $   43.3      8.00%     $   54.1     10.00%
         Lafayette Bank and Trust              55.5     10.19            43.6      8.00          54.5     10.00

Tier 1 capital to risk weighted assets
         Consolidated                          40.0      7.40            21.7      4.00          32.5     6.00
         Lafayette Bank and Trust              50.5      9.26            21.8      4.00          32.7     6.00

Tier 1 capital to average assets
         Consolidated                          40.0      5.79            27.7      4.00          34.6     5.00
         Lafayette Bank and Trust              50.5      7.29            27.7      4.00          34.6     5.00

1999

Total capital to risk weighted assets
         Consolidated                     $    38.6      7.99%       $   38.7      8.00%     $   48.3     10.00%
         Lafayette Bank and Trust              50.2     10.33            38.9      8.00          48.6     10.00

Tier 1 capital to risk weighted assets
         Consolidated                          34.0      7.04            19.3      4.00          29.0      6.00
         Lafayette Bank and Trust              45.6      9.38            19.4      4.00          29.1      6.00

Tier 1 capital to average assets
         Consolidated                          34.0      5.42            25.1      4.00          31.4      5.00
         Lafayette Bank and Trust              45.6      7.22            25.2      4.00          31.5      5.00


The Bank is also subject to state regulations restricting the amount of dividends payable to the Corporation. At December 31, 2000, the Bank had $7,979 of retained earnings available for dividends under these regulations.

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank leases branch facilities under operating leases expiring in various years through 2007. Expense for leased premises was $281, $244 and $219 for 2000, 1999 and 1998. Future minimum lease payments are as follows:

                     2001                 $        282
                     2002                          282
                     2003                          261
                     2004                          222
                     2005                          161
                     Thereafter                     90
                                          ------------
                         Total            $      1,298
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

At December 31, off-balance sheet financial instruments whose contract amount represents credit risk are summarized as follows:

                                                                                      2000             1999
                                                                                      ----             ----

     Unused lines of credit                                                       $     64,987    $     59,753
     Commitments to make loans                                                           7,229          10,987
     Standby letters of credit                                                           1,585           4,235
     Commercial letters of credit                                                            -              21

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

The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $9,639 and $9,434 at December 31, 2000 and 1999. These reserves do not earn interest.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair values of the Corporation's financial instruments as of December 31 are as follows:

                                                -----------2 0 0 0---------        -----------1 9 9 9---------
                                                 Carrying            Fair           Carrying            Fair
                                                   Value             Value            Value             Value

Financial assets
   Cash and cash equivalents                   $      73,472    $      73,472     $      30,570    $      30,570
   Securities available-for-sale                      78,857           78,857            79,722           79,722
   Securities held-to-maturity                         4,484            4,580             4,712            4,709
   Loans held for sale                                 5,949            6,058             3,174            3,204
   Loans, net                                        532,654          524,222           484,452          479,127
   FHLB stock                                          2,200            2,200             1,897            1,897
   Accrued interest receivable                         7,830            7,830             6,833            6,833

Financial liabilities
   Deposits                                    $    (578,297)   $    (580,115)    $    (522,247)   $    (522,033)
   Short-term borrowings                             (55,572)         (55,572)          (27,273)         (27,273)
   FHLB advances                                     (35,737)         (35,903)          (30,027)         (29,602)
   Note payable                                      (11,550)         (11,550)          (12,950)         (12,950)
   Accrued interest payable                           (2,772)          (2,772)           (2,249)          (2,249)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, short-term borrowings, accrued interest, and variable rate loans, deposits and note payable that re-price frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For loans held for sale, the fair value of loans held for sale is based on quoted market prices. For commercial, real estate, consumer, and other loans, fair value is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. FHLB stock is restricted in nature and is not actively traded on a secondary market and the carrying amount is a reasonable estimate of fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. For FHLB advances, fair value is estimated using rates currently available to the Corporation for debt with similar terms and remaining maturities. The estimated fair value for off-balance sheet loan commitments approximates carrying value and are not considered significant to this presentation.

NOTE 17 - PARENT COMPANY STATEMENTS

Presented below are condensed balance sheets, statements of income and cash flows for the parent company:

                            CONDENSED BALANCE SHEETS
                                   December 31

                                                                                           2000            1999
                                                                                           ----            ----
ASSETS
Cash on deposit with subsidiary                                                       $      1,901     $      2,568
Investment in bank                                                                          63,221           57,350
Other assets                                                                                   265              490
                                                                                      ------------     ------------
                                                                                      $     65,387     $     60,408
                                                                                      ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable                                                                          $     11,550     $     12,950
Other liabilities                                                                            1,036            1,673
Shareholders' equity                                                                        52,801           45,785
                                                                                      ------------     ------------
                                                                                      $     65,387     $     60,408
                                                                                      ============     ============

                         CONDENSED STATEMENTS OF INCOME
                             Years ended December 31

                                                                          2000             1999            1998
                                                                          ----             ----            ----

Operating income
     Dividends received from subsidiary bank                          $      3,200    $      2,960     $      1,850
     Interest income                                                            74              75               26
                                                                      ------------    ------------     ------------
                                                                             3,274           3,035            1,876
Operating expenses
     Interest expense                                                        1,007             749                -
     Compensation expense (benefit)                                           (376)             14              450
     Other operating expenses                                                  119             111               93
                                                                      ------------    ------------     ------------
                                                                               750             874              543
Income before income taxes and equity in
  undistributed earnings of bank                                             2,524           2,161            1,333

Income tax benefit                                                             215             389              205
                                                                      ------------    ------------     ------------
Income before equity in undistributed earnings of bank                       2,739           2,550            1,538

Equity in undistributed earnings of bank                                     4,177           3,801            3,839
                                                                      ------------    ------------     ------------

Net income                                                                   6,916           6,351            5,377

Other comprehensive income, net of tax                                       1,693          (1,914)              48
                                                                      ------------    ------------     ------------

Comprehensive income                                                  $      8,609    $      4,437     $      5,425
                                                                      ============    ============     ============


                       CONDENSED STATEMENTS OF CASH FLOWS
                             Years ended December 31

                                                                          2000             1999            1998
                                                                          ----             ----            ----

Cash flows from operating activities
     Net income                                                       $      6,916    $      6,351     $      5,377
     Adjustments to reconcile net income to net cash
       from operating activities
         Amortization of deferred costs                                          6               6                6
         Equity in undistributed earnings of bank                           (4,177)         (3,801)          (3,839)
         Other assets and other liabilities                                   (419)           (160)             466
                                                                      ------------    ------------     ------------
              Net cash from operating activities                             2,326           2,396            2,010

Cash flows from financing activities
     Proceeds from note payable                                                  -          14,000                -
     Principal payments on note payable                                     (1,400)         (1,050)               -
     Capital contribution to subsidiary bank                                     -         (13,000)               -
     Common stock issued                                                       117             278               69
     Dividends paid                                                         (1,706)         (1,540)          (1,341)
     Purchase of fractional shares                                              (4)              -                -
     Purchase of treasury shares                                                 -              (4)              (8)
                                                                      ------------    ------------     ------------
         Net cash from financing activities                                 (2,993)         (1,316)          (1,280)
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                       (667)          1,080              730

Cash and cash equivalents at beginning of year                               2,568           1,488              758
                                                                      ------------    ------------     ------------

Cash and cash equivalents at end of year                              $      1,901    $      2,568     $      1,488
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

NOTE 19 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                               2000               1999               1998
                                                               ----               ----               ----

Unrealized holding gains (losses) on
     securities available-for-sale                         $        2,791    $        (3,314)   $           85
Less:  reclassification adjustments for gains
      and losses later recognized in income                            12                144                (6)
                                                           --------------    ---------------    --------------
Net unrealized gains (losses)                                       2,803             (3,170)               79
Tax effect                                                         (1,110)             1,256               (31)
                                                           --------------    ---------------    --------------

Other comprehensive income                                 $        1,693    $        (1,914)   $           48
                                                           ==============    ===============    ==============


NOTE 20 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                 Interest       Net Interest           Net                 Earnings per Share
                                                                                           ------------------
                                  Income           Income            Income            Basic         Fully Diluted
2000

    First quarter             $   12,123        $    6,084       $    1,798        $    .46         $     .45
    Second quarter                12,878             6,297            1,807             .46               .46
    Third quarter                 13,427             6,226            1,634             .41               .41
    Fourth quarter                13,958             6,374            1,677             .42               .42


1999

    First quarter             $    9,483        $    4,911       $    1,519        $    .38         $     .37
    Second quarter                11,267             5,815            1,650             .42               .41
    Third quarter                 11,693             6,022            1,750             .44               .43
    Fourth quarter                11,947             6,099            1,432             .37               .36


Earnings per share amounts have been restated for subsequent stock dividends and splits.

NOTE 21 - SEGMENT INFORMATION


The Corporation's operations include three primary segments: banking, mortgage banking, and trust services. Through its banking subsidiary's locations in Tippecanoe, Jasper and White Counties, the Corporation provides traditional community banking services, such as accepting deposits and making commercial, residential and consumer loans. Mortgage banking activities include the origination of residential mortgage loans for sale on a servicing released basis to various investors. The Corporation's trust department provides both personal and corporate trust services.


The Corporation's three reportable segments are determined by the products and services offered. Loans, investments and deposits comprise the primary revenues and expenses of the banking operation, net gains on loans sold account for the revenues in the mortgage banking segment, and trust administration fees provide the primary revenues in the trust department.

The following segment financial information has been derived from the internal profitability reporting system utilized by management to monitor and manage the financial performance of the Corporation. The accounting policies of the three segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates segment performance based on profit or loss before income taxes. The evaluation process for the mortgage banking and trust segments include only direct expenses, while certain indirect expenses, including goodwill, are absorbed by the banking operation. The difference between segment totals and consolidated totals are holding company amounts and income tax expense.



2000                                                              Mortgage                               Total
----
                                                Banking            Banking            Trust            Segments

     Net interest income                    $        25,769    $          146     $            -    $        25,915
     Net gain on loan sales                               -               659                  -                659
     Other revenue                                    3,973                 6              1,187              5,166
     Non-cash items:
         Depreciation                                 1,243                48                 48              1,339
         Provision for loan loss                      1,200                 -                  -              1,200
     Segment profit, before taxes                    10,655                67                385             11,107
     Segment assets                                 734,581             6,122                179            740,822



1999                                                              Mortgage                               Total
----
                                                Banking            Banking            Trust            Segments

     Net interest income                    $        23,310    $          211     $            -    $        23,521
     Net gain on loan sales                               -               942                  -                942
     Other revenue                                    2,959                90              1,134              4,183
     Noncash items:
         Depreciation                                   868                42                 38                948
         Provision for loan loss                      1,060                 -                  -              1,060
     Segment profit, before taxes                     9,328               459                390             10,177
     Segment assets                                 641,132             3,325                202            644,659



1998                                                              Mortgage                               Total
----
                                                Banking            Banking            Trust            Segments

     Net interest income                    $        17,239    $          497     $            -    $        17,736
     Net gain on loan sales                               -             1,255                  -              1,255
     Other revenue                                    2,685                12                964              3,661
     Noncash items:
         Depreciation                                   594                27                 25                646
         Provision for loan loss                        980                 -                  -                980
     Segment profit, before taxes                     7,636               760                209              8,605
     Segment assets                                 473,019            10,224                167            483,410



Stock Information

The common stock of Lafayette Bancorporation, Lafayette, Indiana, is traded on the OTC Bulletin Board under the trading symbol of LAYB (Cusip No. 505893-10-7). At the close of business on December 31, 2000, there were 3,953,616 shares outstanding held by approximately 500 shareholders.

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the common shares of the Corporation, these prices would not necessarily reflect the prices which the shares would trade in an active market.

Stock Information
                                                                    Price Per Share  Dividend
                                      High                      Low                             Declared
  2000
First Quarter                $        24 5/16           $       13 3/8                          $   .09
Second Quarter                        16 3/8                    10                                  .09

Third Quarter                         14 9/16                   12 1/16                             .10
Fourth Quarter                        15 3/4                    12 1/4                              .15

1999
First Quarter                $        24 13/16          $       23 3/16                          $  .08
Second Quarter                        24 13/16                  23 5/8                              .08
Third Quarter                         25                        23 5/16                             .09
Fourth Quarter                        24 11/16                  22 11/16                            .14

* Data adjusted for all stock splits and dividends, including a 10% stock dividend to shareholders of record on October 2, 2000, paid on November 1, 2000.

The following firms have transacted business in Lafayette Bancorporation common stock during the past year.

o        City Securities Corporation

o        Herzog, Herne, Geduld, Inc.

o        Hill Thompson Magid, L.P.

o        Howe Barnes Investments, Inc.

o        JJP Hilliard, WL Lyons, Inc.

o        McDonald & Company Securities, Inc.

o        Merrill Lynch

o        Monroe Securities, Inc.

o        MPI Financial

o Raymond James Financial Services, Inc. located at Lafayette Bank and Trust Company

o        Salomon Smith Barney, Inc.

Transfer Agent

        Lafayette Bancorporation
        133 North Fourt Street
        P.O. Box 1130
        Lafayette, Indiana 47902-1130